- - - --------------------------------------------------------------------------------
- - - --------------------------------------------------------------------------------

                                PROXY STATEMENT
        PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/X/  Preliminary Proxy Statement
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                  DIGICON INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  DIGICON INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):
     / /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2)
     / /  $500 per each party to the controversy pursuant to Exchange Act Rule
           14a-6(i)(3).
     /X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which the transaction applies:
           Common shares, no par value, of Veritas Energy Services, Inc. ("Veritas Common Shares")

     (2) Aggregate number of securities to which transaction applies:
           8,689,952 Veritas Common Shares

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           One-fiftieth of one percent of $98,891,653.76 ($98,891,653.76 is the product of (1) the average of the high and low prices of Veritas Common Shares quoted on the Toronto Stock Exchange on May 22, 1996 (US$11.38, (C$15.625 multiplied by the applicable exchange rate of 0.7286)) multiplied by (2) the total number of outstanding Veritas Common Shares to be received in the transaction (8,689,952).

     (4) Proposed maximum aggregate value of transaction:
           $98,891,653.76

     (5) Total fee paid:
           $19,778.33

     / /  Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid: ____________________________________________

        (2) Form, Schedule or Registration Statement No.: ______________________

        (3) Filing Party: ______________________________________________________

        (4) Date Filed: ________________________________________________________

- - - --------------------------------------------------------------------------------
- - - --------------------------------------------------------------------------------

                                  DIGICON INC.

                                     -AND-

                          VERITAS ENERGY SERVICES INC.

                          NOTICE OF SPECIAL MEETING OF
                          STOCKHOLDERS OF DIGICON INC.

                                     -AND-

                         NOTICE OF SPECIAL MEETINGS OF
                         SHAREHOLDERS AND OPTIONHOLDERS
                        OF VERITAS ENERGY SERVICES INC.

                            TO BE HELD JULY 30, 1996

                                     -AND-

                               NOTICE OF PETITION

                                     -AND-

                     JOINT MANAGEMENT INFORMATION CIRCULAR
                              AND PROXY STATEMENT
                    WITH RESPECT TO AN ARRANGEMENT INVOLVING

                                  DIGICON INC.

                                     -AND-

                          VERITAS ENERGY SERVICES INC.

                                 JUNE 27, 1996

                                  DIGICON INC.
                                3701 Kirby Drive
                              Houston, Texas 77098

                                 June 27, 1996

Dear Digicon Stockholder:

     You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of Digicon Inc. ("Digicon") to be held on Tuesday, July 30, 1996 at 9:00 a.m. (Houston time), at the company's offices located at 3701 Kirby Drive, Houston, Texas 77098.

     At the Special Meeting, you will be asked to (i) approve the Combination Agreement (the "Combination Agreement") between Digicon and Veritas Energy Services Inc. ("Veritas") and the transactions contemplated therein (the "Combination") and (ii) to consider and vote upon a recapitalization plan (the "Recapitalization Plan") pursuant to which Digicon's Restated Certificate of Incorporation will be amended and restated (a) to authorize a class of 40,000,000 ordinary shares, $.01 par value (the "Ordinary Shares"), (b) to reclassify Digicon's currently outstanding common stock, $.01 par value, as a series of Ordinary Shares having the same rights and privileges, (c) to designate a series of Ordinary Shares as Special Voting Stock consisting of one share, (d) to change Digicon's name to "Veritas DGC Inc." and (e) to add provisions regarding Digicon's obligation to comply with the terms of the exchangeable shares of Veritas. Details of the Combination and the Recapitalization Plan are contained in the Joint Proxy Statement being delivered with this letter.

     If the proposals contained in the Joint Proxy Statement are approved by Digicon's stockholders, Veritas will become a wholly-owned subsidiary of Digicon. Upon any consummation of the Combination, four directors designated by Veritas will become part of an expanded ten-person Digicon board of directors. Digicon's board of directors has carefully considered and has unanimously approved the terms and conditions of the Combination and recommends that the stockholders approve the Combination and the Recapitalization Plan. In reaching this conclusion, the board considered, among other things, the opinion of PaineWebber Incorporated, an investment banking firm engaged by the company, that the exchange ratio set forth in the Combination Agreement is fair, from a financial point of view, to Digicon's stockholders.

     The respective obligations of Digicon and Veritas to consummate the Combination Agreement are subject to, among other conditions, the approval of the stockholders of Digicon of each of the Combination Agreement and Recapitalization Plan at the Special Meeting. If one of the proposals is not adopted, then the Combination Agreement cannot be consummated, notwithstanding that the other proposal may have been approved by the stockholders of Digicon.

     In view of the importance of the actions to be taken at the Special Meeting, you are urged to read the accompanying Joint Proxy Statement carefully, and regardless of the number of shares you own, we request that you complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy card. The board of directors recommends that you vote FOR approval of the Combination Agreement and FOR approval of the Recapitalization Plan.

                                     Sincerely,

                                     Stephen J. Ludlow
                                     President and Chief Executive Officer

                                  DIGICON INC.
                                3701 KIRBY DRIVE
                              HOUSTON, TEXAS 77098

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 30, 1996
                               ------------------

     Notice is hereby given that a special meeting (the "Special Meeting") of the stockholders of Digicon Inc. ("Digicon") will be held at the offices of the company, 3701 Kirby Drive, Houston, Texas 77098, on Tuesday, July 30, 1996 at 9:00 a.m., Houston time, for the following purposes:

          1. To consider and vote upon a proposal to approve the Combination Agreement dated as of May 10, 1996 (the "Combination Agreement"), between Digicon and Veritas Energy Services Inc., an Alberta, Canada corporation ("Veritas"), and the transactions contemplated thereby, as more fully described in the accompanying Joint Proxy Statement;

          2. To consider and vote upon a recapitalization plan (the "Recapitalization Plan") pursuant to which Digicon's Restated Certificate of Incorporation will be amended and restated (a) to authorize a class of 40,000,000 ordinary shares, $.01 par value ("Ordinary Shares"), (b) to reclassify the currently outstanding common stock as a series of Ordinary Shares having the same rights and privileges, (c) to designate a series of Ordinary Shares as Special Voting Stock consisting of one share, (d) to change Digicon's name to "Veritas DGC Inc.," and (e) to add provisions regarding Digicon's obligation to comply with the terms of the exchangeable shares of Veritas, all as more fully described in the Joint Proxy Statement; and

          3. To transact such other business as may properly be presented to the Special Meeting.

     The respective obligations of Digicon and Veritas to consummate the Combination Agreement are subject to, among other conditions, the approval of the stockholders of Digicon of each of the Combination Agreement and Recapitalization Plan at the Special Meeting. If one of the proposals is not adopted, then the Combination Agreement cannot be consummated, notwithstanding that the other proposal may have been approved by the stockholders of Digicon.

     A record of stockholders has been taken as of the close of business on June 20, 1996, and only those stockholders of record on that date will be entitled to notice of and to vote at the Special Meeting. A stockholders' list will be available commencing July 10, 1996, and may be inspected during normal business hours prior to the Special Meeting at the offices of Digicon, 3701 Kirby Drive, Houston, Texas 77098.

     If you do not expect to be present at the Special Meeting, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save the company the expense of further solicitation.

                                            By Order of the Board of Directors,

                                            ALLAN C. POGACH,
                                            Secretary
June 27, 1996

                          VERITAS ENERGY SERVICES INC.
                        Suite 300, 615 Third Avenue S.W.
                        Calgary, Alberta, Canada T2P 0G6

                                 June 27, 1996

Dear Veritas Shareholder and Veritas Optionholder:

     We are pleased to invite you to attend important meetings of shareholders and optionholders (collectively, the "Meeting"), to be held on Tuesday, July 30, 1996 at 9:00 a.m. (Calgary time) in the Bonavista Room of the Westin Hotel, 320 Fourth Avenue S.W., Calgary, Alberta, Canada. Because of the importance of the business of this Meeting, we would like as many of you as possible either to attend in person, or to be represented by sending in your proxies.

     The business of the Meeting includes consideration of and voting on an arrangement which, effectively, will lead to a combination of Veritas Energy Services Inc. ("Veritas") and Digicon Inc. ("Digicon").

     The details of the proposed transaction are included in the attached Joint Proxy Statement. Also included is the form of proxy and Letter of Transmittal. Please review the Joint Proxy Statement carefully as it has been prepared to help you make an informed decision.

     If the proposed transaction is completed, Veritas shareholders will exchange each of their Veritas common shares for 0.8 of an Exchangeable Share (a newly-created class of shares) of Veritas (the "Exchange Ratio"). Each Exchangeable Share may itself be exchanged for one share of Digicon common stock. Each Exchangeable Share will entitle its holder to receive dividends equivalent to any dividends paid on Digicon common stock and will carry the right to vote at meetings of the stockholders of Digicon. Holding Exchangeable Shares rather than Digicon common stock may appeal to Veritas' shareholders for certain United States and Canadian tax reasons, which are described in the Joint Proxy Statement.

     If the proposed transaction is completed, each Veritas option will be modified to become exercisable for a number of whole shares of Digicon common stock equal to the number of Veritas common shares subject to the Veritas option multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, at an exercise price per share of Digicon common stock equal to the exercise price per share of such Veritas option divided by the Exchange Ratio.

     After considering many different factors (which are reviewed in detail in the Joint Proxy Statement) including, among other things, the opinion of Rauscher Pierce Refsnes, Inc., an investment banking firm engaged by Veritas, that the consideration to be received by the Veritas shareholders in the transaction is fair from a financial point of view, your Board of Directors has unanimously recommended that you vote in favor of the resolution concerning the Plan of Arrangement and the combination of Digicon and Veritas.

     We hope that you will be able to attend the Meeting. Whether or not you are able to attend, it is still important that you be represented at the Meeting. We urge you to complete the enclosed form of proxy and return it, not later than the time specified in the Notice of Special Meetings of Shareholders and Optionholders, in the postage-paid envelope provided. Regardless of the number of shares or options you own, your vote is important.

                                            Yours very truly,

                                            David B. Robson
                                            Chairman, President and
                                            Chief Executive Officer

                               ------------------

                          VERITAS ENERGY SERVICES INC.

          NOTICE OF SPECIAL MEETINGS OF SHAREHOLDERS AND OPTIONHOLDERS
                               ------------------

     NOTICE IS HEREBY GIVEN that special meetings of the shareholders and optionholders (collectively, the "Meeting") of Veritas Energy Services Inc. ("Veritas") will be held at 9:00 a.m. (Calgary time) on Tuesday, July 30, 1996 in the Bonavista Room of the Westin Hotel, 320 Fourth Avenue S.W., Calgary, Alberta, Canada for the following purposes:

     1. to consider, pursuant to an order (the "Interim Order") of the Court of
        Queen's Bench of Alberta dated June   , 1996, and, if deemed advisable,
        to pass, with or without variation, a special resolution (the "Arrangement Resolution") to approve an arrangement (the "Arrangement") under section 186 of the Business Corporations Act (Alberta) (the "ABCA"), all as more particularly described in the accompanying Joint Management Information Circular and Proxy Statement (the "Joint Proxy Statement"); and

     2. to transact such further or other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     Specific details of the matters to be put before the Meeting are set out in the Joint Proxy Statement, which forms part of this Notice. The full text of the Arrangement Resolution is attached as Annex A to the Joint Proxy Statement.

     Pursuant to the Interim Order, a copy of which is attached as Annex C to the Joint Proxy Statement, holders of Veritas Common Shares and Veritas Options have been granted the right to dissent in respect of the Arrangement. If the Arrangement becomes effective, a dissenting shareholder or optionholder will be entitled to be paid the fair value of the Veritas common shares or Veritas options held by such holder if the Secretary of Veritas or the Chairman of the Meeting shall have received from such dissenting holder at or before the Meeting a written objection to the Arrangement Resolution and the dissenting holder shall have otherwise complied with the provisions of section 184 of the ABCA. The dissent right is described in the accompanying Joint Proxy Statement and the full text of section 184 of the ABCA is attached as Annex J to the Joint Proxy Statement. Only registered shareholders or optionholders may dissent. FAILURE TO STRICTLY COMPLY WITH THE REQUIREMENTS SET OUT IN SECTION 184 OF THE ABCA MAY RESULT IN THE LOSS OF ANY RIGHT OF DISSENT.

     Each person who is a holder of record of Veritas common shares or Veritas options at the close of business on June 25, 1996 (the "Veritas Record Date"), is entitled to notice of, and to attend and vote at, the Meeting and any adjournment or postponement thereof, provided that to the extent a person has transferred any Veritas common shares after the Veritas Record Date and the transferee of such shares establishes that such transferee owns such shares and demands not later than ten days before the Meeting to be included in the list of shareholders eligible to vote at the Meeting, such transferee will be entitled to vote such shares at the Meeting.

     DATED at Calgary, Alberta, June 27, 1996.

                                            By Order of the Veritas Board of
                                            Directors

                                            Rene VandenBrand
                                            Secretary

SHAREHOLDERS AND OPTIONHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. SHAREHOLDERS AND OPTIONHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. TO BE EFFECTIVE, PROXIES MUST BE RECEIVED BY CORPORATE SHAREHOLDER SERVICES INC., SUITE 1485, 550 SIXTH AVENUE S.W., CALGARY, ALBERTA T2P OS2 NOT LATER THAN 4:00 P.M. (CALGARY TIME) JULY 29, 1996, OR, IF THE MEETING IS ADJOURNED, NOT LATER THAN 24 HOURS (EXCLUDING SATURDAYS, SUNDAYS AND HOLIDAYS) BEFORE THE TIME OF THE MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                                                         ACTION NO. ____________

                    IN THE COURT OF QUEEN'S BENCH OF ALBERTA

                          JUDICIAL DISTRICT OF CALGARY

         IN THE MATTER OF Section 186 OF THE BUSINESS CORPORATIONS ACT,
                         S.A. 1981, c.B-15, AS AMENDED

                AND IN THE MATTER OF AN ARRANGEMENT PROPOSED BY
                     VERITAS ENERGY SERVICES INC. INVOLVING
                 VERITAS ENERGY SERVICES INC., ITS SHAREHOLDERS
                       AND OPTIONHOLDERS AND DIGICON INC.

                               NOTICE OF PETITION

     NOTICE IS HEREBY GIVEN that a petition (the "Petition") has been filed with the Court of Queen's Bench of Alberta, Judicial District of Calgary (the "Court"), by Veritas Energy Services Inc. ("Veritas") with respect to a proposed arrangement (the "Arrangement") under Section 186 of the Business Corporations Act, S.A. 1981, c.B-15, as amended (the "ABCA"), involving Veritas, its securityholders and Digicon Inc. ("Digicon"), which Arrangement is described in greater detail in the Joint Management Information Circular and Proxy Statement of Veritas dated June 27, 1996 accompanying this Notice of Petition.

     AND NOTICE IS FURTHER GIVEN that the said Petition will be heard before the presiding Chambers Justice at the Court House, 611 -- 4th Street S.W., Calgary,
Alberta, Canada, on the      day of             , 1996 at 11:00 a.m. (Calgary
time) or as soon thereafter as counsel may be heard.

     At the hearing of the Petition, Veritas intends to seek the following:

      (i) a declaration that the terms and conditions of the Arrangement are fair to the persons affected;

      (ii) an order approving the Arrangement pursuant to the provisions of
           Section 186 of the ABCA;

     (iii) a declaration that the Arrangement will, upon the filing of Articles of Arrangement under the ABCA and the issuance of the Certificate of Amendment under the ABCA, be effective under the ABCA in accordance with its terms; and

     (iv) such other further orders, declarations and directions as the Court may deem just.

     ANY SHAREHOLDER OR OPTIONHOLDER OF VERITAS OR OTHER INTERESTED PARTY DESIRING TO SUPPORT OR OPPOSE THE PETITION MAY APPEAR AT THE TIME OF HEARING IN PERSON OR BY COUNSEL FOR THAT PURPOSE, PROVIDED SUCH SECURITYHOLDER OR OTHER INTERESTED PARTY FILES WITH THE COURT AND SERVES UPON VERITAS, ON OR BEFORE
            , 1996, A NOTICE OF INTENTION TO APPEAR, TOGETHER WITH ANY EVIDENCE OR MATERIALS WHICH ARE TO BE PRESENTED TO THE COURT, SETTING OUT SUCH SECURITYHOLDER'S OR INTERESTED PARTY'S ADDRESS FOR SERVICE BY ORDINARY MAIL AND INDICATING WHETHER SUCH SECURITYHOLDER OR INTERESTED PARTY INTENDS TO SUPPORT OR OPPOSE THE PETITION OR MAKE SUBMISSIONS. Service on Veritas is to be effected by delivery to the solicitors for Veritas at the address set forth below.

     AND NOTICE IS FURTHER GIVEN that, at the hearing and subject to the foregoing, securityholders and any other interested person will be entitled to make representations as to, and the Court will be requested to consider, the fairness of the Arrangement. If you do not attend, either in person or by counsel, at that time, the Court may approve or refuse to approve the Arrangement as presented, or may approve it subject to such terms and conditions as the Court shall deem fit, without any further notice.

     AND NOTICE IS FURTHER GIVEN that the Court, by an Interim Order dated June , 1996, has given directions as to the calling and holding of the Special
Meetings of the securityholders of Veritas for the purpose of such securityholders voting upon the special resolution to approve the Arrangement and, in particular, has directed that such securityholders shall have the right to dissent under the provisions of Section 184 of the ABCA upon compliance with the terms of the Interim Order.

     AND NOTICE IS FURTHER GIVEN that a copy of the said Petition and other documents in the proceedings will be furnished to any securityholder of Veritas or other interested party requesting the same by the undermentioned solicitors for Veritas upon written request delivered to such solicitors as follows:

                              Bennett Jones Verchere
                              4500 Bankers Hall East
                              855 - Second Street S.W.
                              Calgary, Alberta
                              T2P 4K7

                              Attention: Neil H. Stevenson

          DATED at the City of Calgary, in the Province of Alberta, this   day
     of June, 1996.

                                            VERITAS ENERGY SERVICES INC.

                                            (signed)  David B. Robson
                                                 President and Chief Executive
                                                      Officer

DIGICON INC.                                        VERITAS ENERGY SERVICES INC.

           JOINT MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT

     This Joint Proxy Statement is being furnished to holders of common shares and options to purchase common shares of Veritas Energy Services Inc., an Alberta corporation ("Veritas"), in connection with the solicitation of proxies by the Veritas board of directors for use at the Veritas Meeting to be held at 9:00 a.m. (Calgary time) on July 30, 1996, in the Bonavista Room of the Westin Hotel, 320 Fourth Avenue S.W., Calgary, Alberta, Canada and any adjournment or postponement thereof.

     This Joint Proxy Statement is also being furnished to holders of common stock, par value US$0.01 per share, of Digicon Inc., a Delaware corporation ("Digicon"), in connection with the solicitation of proxies by the board of directors of Digicon for use at the Digicon Meeting to be held at 9:00 a.m. (Houston time) on July 30, 1996 at Digicon's principal executive offices, 3701 Kirby Drive, Houston, Texas 77098, and any adjournment or postponement thereof.

     This Joint Proxy Statement and the accompanying forms of proxy are first being mailed to shareholders and optionholders of Veritas and stockholders of Digicon on or about June 27, 1996.

     All information in this Joint Proxy Statement relating to Veritas has been supplied by Veritas and all information relating to Digicon has been supplied by Digicon. Certain capitalized terms used in this Joint Proxy Statement without definition have the meanings ascribed thereto in the Glossary of Terms.

     SEE, "RISK FACTORS" BEGINNING ON PAGE 7 FOR CERTAIN CONSIDERATIONS RELEVANT TO APPROVAL OF THE PROPOSALS AND AN INVESTMENT IN THE SECURITIES REFERRED TO HEREIN.
                               ------------------

     No person is authorized to give any information or to make any representation not contained in this Joint Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. Neither delivery of this Joint Proxy Statement nor any distribution of the securities referred to in this Joint Proxy Statement shall, under any circumstances, create an implication that there has been no change in the information set forth therein since the date of this Joint Proxy Statement.
                               ------------------

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                    --------
GLOSSARY OF TERMS...................................................................      i
REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES......................................      v
EXCHANGE RATE OF CANADIAN AND U.S. DOLLARS..........................................      v
SUMMARY.............................................................................      1
COMPARATIVE MARKET PRICE DATA.......................................................      6
RISK FACTORS........................................................................      7
COMPARATIVE PER SHARE DATA..........................................................     10
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.....................................     12
  Digicon...........................................................................     12
  Veritas...........................................................................     13
UNAUDITED PRO FORMA COMBINED CONSOLIDATED
  FINANCIAL STATEMENTS..............................................................     14
THE MEETINGS........................................................................     19
  Digicon...........................................................................     19
  Veritas...........................................................................     19
THE TRANSACTION.....................................................................     21
  Background........................................................................     21
  Reasons for the Transaction.......................................................     23
  Recommendations of Board of Directors.............................................     23
  Business Combination Costs........................................................     23
  Opinions of Financial Advisors....................................................     23
  Interests of Certain Persons in the Transaction...................................     31
  Transaction Mechanics and Description of Exchangeable Shares......................     31
  The Combination Agreement.........................................................     34
  Other Agreements..................................................................     36
  Court Approval of the Arrangement and Completion of the Transaction...............     36
  Anticipated Accounting Treatment..................................................     37
  Procedures for Exchange by Veritas Shareholders and Veritas Optionholders.........     37
  Stock Exchange Listing............................................................     38
  Eligibility for Investment in Canada..............................................     38
  Regulatory Matters................................................................     38
  Resale of Exchangeable Shares and Digicon New Common Stock Received
     in the Transaction.............................................................     38
THE COMPANIES AFTER THE TRANSACTION.................................................     40
  The Combination -- General........................................................     40
  Management........................................................................     40
  Business Combination Costs........................................................     40
  Principal Holders of Securities...................................................     40
  Digicon Capital Stock.............................................................     41
  Veritas Share Capital.............................................................     42
  Support Agreement.................................................................     44
  Voting and Exchange Trust Agreement...............................................     45
  Delivery of Digicon New Common Stock..............................................     46
  Call Rights.......................................................................     46

                                                                                      PAGE
                                                                                    --------
INCOME TAX CONSIDERATIONS TO VERITAS SHAREHOLDERS...................................     47
  Canadian Federal Income Tax Considerations to Veritas Shareholders................     47
  United States Federal Income Tax Considerations to Veritas Shareholders...........     52
  Shareholders Not Resident in or Citizens of the United States.....................     56
DIGICON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS........................................................................     57
  Results of Operations.............................................................     57
  Liquidity and Capital Resources...................................................     60
BUSINESS OF DIGICON.................................................................     62
  General...........................................................................     62
  Industry Overview.................................................................     63
  Company Overview..................................................................     63
  Services and Markets..............................................................     64
  Data Acquisition Services.........................................................     66
  Data Processing...................................................................     68
  Proprietary Seismic Data..........................................................     68
  Technology........................................................................     68
  Competition and Other Business Conditions.........................................     69
  Backlog...........................................................................     70
  Significant Customers.............................................................     70
  Employees.........................................................................     71
  Executive Officers and Directors of Digicon.......................................     71
  Security Ownership of Certain Beneficial Owners and Management....................     73
DESCRIPTION OF DIGICON CAPITAL STOCK................................................     75
  Common Stock......................................................................     75
  Preferred Stock...................................................................     75
  Shareholder Rights Plan...........................................................     76
  Certain Provisions of Digicon's Governing Documents...............................     79
VERITAS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS........................................................................     80
  Results of Operations.............................................................     80
  Business Risks....................................................................     82
  Outlook...........................................................................     83
BUSINESS OF VERITAS.................................................................     84
  Historical Information............................................................     84
  Company Overview..................................................................     85
  Seismic Acquisition...............................................................     86
  Seismic Processing................................................................     88
  Exploration and Development Information Services..................................     89
  Research and Development and Intellectual Property................................     90
  Premises..........................................................................     90
  Employees.........................................................................     90
  Directors and Officers............................................................     91
  Management........................................................................     91
  Principal Shareholder.............................................................     92
  Description of Capital............................................................     92
  Trading History of Veritas Common Shares..........................................     93
  Auditors, Transfer Agent and Registrar............................................     93

                                                                                      PAGE
                                                                                    --------
COMPARISON OF STOCKHOLDER RIGHTS....................................................     94
  Vote Required for Extraordinary Transactions......................................     94
  Amendment to Governing Documents..................................................     94
  Dissenters' Rights................................................................     95
  Oppression Remedy.................................................................     95
  Derivative Action.................................................................     96
  Shareholder Consent in Lieu of Meeting............................................     96
  Director Qualifications...........................................................     96
  Fiduciary Duties of Directors.....................................................     96
  Indemnification of Officers and Directors.........................................     97
  Director Liability................................................................     97
  Anti-Takeover Provisions and Interested Stockholder Transactions..................     97
DISSENTING SHAREHOLDERS' AND OPTIONHOLDERS' RIGHTS..................................     99
PROPOSED DIGICON RECAPITALIZATION PLAN..............................................    101
  Background and Reasons............................................................    101
  Federal Income Tax Consequences...................................................    102
  Exchange of Certificates..........................................................    102
LEGAL MATTERS.......................................................................    102
AVAILABLE INFORMATION...............................................................    102
APPROVAL OF PROXY STATEMENT BY VERITAS BOARD OF DIRECTORS...........................    104
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..........................................    F-1

ANNEX A -- Form of the Arrangement Resolution

ANNEX B -- Combination Agreement

ANNEX C -- Interim Order

ANNEX E -- Plan of Arrangement and Exchangeable Share Provisions

ANNEX F -- Form of Support Agreement

ANNEX G -- Form of Voting and Exchange Trust Agreement

ANNEX D -- Restated Certificate of Incorporation of Digicon

ANNEX H -- PaineWebber Fairness Opinion

ANNEX I -- Rauscher Pierce Fairness Opinion

ANNEX J -- Section 184 of the ABCA

                               GLOSSARY OF TERMS

     Unless the context otherwise requires, the following terms shall have the meanings set forth below when used in this Joint Proxy Statement. These defined terms are not used in the financial statements attached hereto.

     "ABCA" means the Business Corporations Act (Alberta).

     "Arrangement" means the proposed arrangement of Veritas under Part 15 of the ABCA pursuant to the Plan of Arrangement.

     "Arrangement Resolution" means the special resolution of Veritas Shareholders and Veritas Optionholders concerning the Arrangement in the form set out in Annex A to this Joint Proxy Statement.

     "ASE" means the American Stock Exchange.

     "Automatic Exchange Rights" means the rights granted to the Trustee for the benefit of the holders of the Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement to automatically exchange the Exchangeable Shares for shares of Digicon New Common Stock upon a Digicon Liquidation Event.

     "Automatic Redemption Date" means the 18th anniversary of the Effective Date of the Arrangement or such earlier or later time as described in "The Transaction -- Transaction Mechanics and Description of Exchangeable
Shares -- Exchange and Call Right."

     "Call Rights" means the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, collectively.

     "Canadian dollar equivalent" means the product obtained by multiplying the U.S. dollar amount by the noon spot exchange rate on such date for U.S. dollars expressed in Canadian dollars as reported by the Bank of Canada.

     "Canadian dollars" or "C$" means Canadian dollars.

     "Canadian GAAP" means generally accepted accounting principles in Canada.

     "Canadian Tax Act" means the Income Tax Act (Canada).

     "Class A Preferred Shares" means the Class A Preferred Shares of Veritas.

     "Closing" means the execution and delivery of the documents required to effectuate the transactions contemplated by the Combination Agreement and the closing of the transactions contemplated by the Combination Agreement.

     "Closing Date" means July 31, 1996, or such other date as may be determined by Digicon and Veritas.

     "Combination Agreement" means the Combination Agreement by and between Digicon and Veritas dated as of May 10, 1996, a copy of which is attached hereto as Annex B.

     "Competition Act" means the Competition Act (Canada).

     "Court" means the Court of Queen's Bench of Alberta.

     "DGCL" means the Delaware General Corporation Law, as amended.

     "Digicon" means Digicon Inc., a Delaware corporation.

     "Digicon Affiliate" means each affiliate (as such term is defined pursuant to Rule 145 under the Securities Act) of Digicon.

     "Digicon Affiliates Agreements" means the affiliate agreements executed by each Digicon Affiliate and agreed and accepted by Digicon and Veritas.

     "Digicon Common Stock" means the common stock, par value US$0.01 per share, of Digicon, authorized and outstanding prior to the Closing.

     "Digicon Liquidation Event" means (i) any determination by Digicon's board of directors to institute voluntary liquidation, dissolution, or winding-up proceedings with respect to Digicon or to effect any other distribution of assets of Digicon among its stockholders for the purpose of winding up its affairs; or (ii) immediately upon the earlier of (A) receipt by Digicon of notice of, and (B) Digicon becoming aware of any threatened or instituted claim, suit or proceedings with respect to the involuntary liquidation, dissolution or winding-up of Digicon or to effect any other distribution of assets of Digicon among its stockholders for the purpose of winding-up its affairs.

     "Digicon Meeting" means the special meeting of stockholders of Digicon to be held with respect to, among other things, approval by Digicon's stockholders of the Combination Agreement and the transactions contemplated thereby, and the Recapitalization Plan.

     "Digicon New Common Stock" means the series of common stock, US$0.01 par value, authorized pursuant to the Digicon Restated Certificate.

     "Digicon Record Date" means June 20, 1996.

     "Digicon Restated Certificate" means the Digicon restated certificate of incorporation as proposed to be amended and restated in connection with the Combination Agreement and Recapitalization Plan, a copy of which is attached hereto as Annex D.

     "Digicon Stockholders" means the holders of Digicon Common Stock.

     "Dissent Notice" means a written objection to the Arrangement sent by a Veritas Shareholder or Veritas Optionholder to Veritas in accordance with applicable law. See, "Dissenting Shareholders' and Optionholders' Rights."

     "Effective Date" means the date shown on the certificate of arrangement issued by the Registrar under the ABCA giving effect to the Arrangement.

     "Effective Time" means 12:01 a.m. (Calgary time) on the Effective Date.

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Ratio" means 1:0.8, such that each Veritas Common Share is exchanged for 0.8 of an Exchangeable Share.

     "Exchange Rights" means the Automatic Exchange Rights and the optional exchange right granted to the Trustee for the use and benefit of the holders of the Exchangeable Shares pursuant to the Voting and Exchange Trust Agreement to require Digicon to exchange Exchangeable Shares for shares of Digicon New Common Stock upon the occurrence of a Veritas Insolvency Event.

     "Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which are attached to the Plan of Arrangement.

     "Exchangeable Shares" means the exchangeable shares of Veritas having the rights, privileges, restrictions and conditions set forth in the Exchangeable Share Provisions.

     "Final Order" means the final order of the Court approving the Arrangement.

     "FTC" means the Federal Trade Commission and all successors thereto.

     "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Interim Order" means the interim order of the Court dated June   , 1996, a
copy of which is attached hereto as Annex C.

     "Joint Proxy Statement" means this joint management information circular and proxy statement relating to the Veritas Meeting and the Digicon Meeting.

     "Liquidation Call Right" means the right of Digicon, in the event of a proposed liquidation, dissolution or winding-up of Veritas, to purchase all of the outstanding Exchangeable Shares from the holders thereof on the effective date of any such liquidation, dissolution or winding-up in exchange for shares of Digicon New Common Stock pursuant to the Plan of Arrangement.

     "NYSE" means the New York Stock Exchange.

     "Ordinary Shares" means the class of ordinary shares, par value US$0.01 per share, authorized by the Digicon Restated Certificate.

     "PaineWebber" means PaineWebber Incorporated, financial advisor to Digicon.

     "Plan of Arrangement" means the plan of arrangement proposed under Part 15 of the ABCA substantially in the form attached hereto as Annex E, as amended, modified or supplemented from time to time in accordance with its terms.

     "Rauscher Pierce" means Rauscher Pierce Refsnes, Inc., financial advisor to Veritas.

     "Recapitalization Plan" means Digicon's recapitalization plan pursuant to which its restated certificate of incorporation will be amended and restated (a) to authorize a class of 40,000,000 Ordinary Shares having the same rights and privileges of Digicon's Common Stock outstanding prior to the Closing, (b) to reclassify such common stock as a series of Ordinary Shares, (c) to designate a series of Ordinary Shares as Special Voting Stock consisting of one share, (d) to change Digicon's name to "Veritas DGC Inc." and (e) to add provisions regarding Digicon's obligation to comply with the terms of the Exchangeable Shares.

     "Redemption Call Right" means the right of Digicon to purchase all of the outstanding Exchangeable Shares from the holders thereof on the date fixed for redemption thereof in exchange for shares of Digicon New Common Stock pursuant to the Plan of Arrangement.

     "Retraction Call Right" means the overriding right of Digicon, in the event of a proposed retraction of Exchangeable Shares by a holder thereof, to purchase from such holder on the Retraction Date the Exchangeable Shares tendered for redemption in exchange for shares of Digicon New Common Stock pursuant to the Plan of Arrangement.

     "Retraction Date" means a date, determined by a holder of Exchangeable Shares, on which such holder can effect a retraction of such Exchangeable Shares as further set out in the Exchangeable Share Provisions and described in "The Transaction -- Transaction Mechanics and Description of Exchangeable Shares -- Exchange and Call Right."

     "Retraction Request" means a duly executed statement prepared by a holder of Exchangeable Shares in the form of Schedule A to the Exchangeable Share Provisions, or in such other form as may be acceptable to Veritas.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Support Agreement" means the Support Agreement to be entered into between Veritas and Digicon, substantially in the form of Annex F hereto.

     "Transaction" means the transactions contemplated by the Combination Agreement and by the Plan of Arrangement, whereby, among other things, Digicon would become the sole shareholder of Veritas Common Shares.

     "Trustee" means The R-M Trust Company, or any successor thereto, pursuant to the Voting and Exchange Trust Agreement.

     "TSE" means The Toronto Stock Exchange.

     "U.S. Code" means the United States Internal Revenue Code of 1986, as amended.

     "U.S. dollars" or "US$" means United States dollars.

     "U.S. GAAP" means generally accepted accounting principles in the United States.

     "Veritas" means Veritas Energy Services Inc., an Alberta corporation.

     "Veritas Affiliate" means each affiliate (as such term is defined pursuant to Rule 145 under the Securities Act) of Veritas.

     "Veritas Affiliates Agreements" means the affiliate agreements executed by each Veritas Affiliate and agreed to and accepted by Digicon and Veritas.

     "Veritas Articles" means the Veritas articles of amalgamation as proposed to be amended in connection with the Arrangement.

     "Veritas Bylaws" means Veritas' bylaws, as amended from time to time.

     "Veritas Common Shares" means the common shares of Veritas.

     "Veritas Insolvency Event" means any insolvency or bankruptcy proceeding instituted by or against Veritas, including any such proceeding under the Companies' Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), the admission in writing by Veritas of its inability to pay its debts generally as they become due and the inability of Veritas, as a result of solvency requirements of applicable law, to redeem any Exchangeable Shares tendered for retraction.

     "Veritas Letter of Transmittal" means the letter delivered to holders of Veritas Common Shares, which when duly completed and returned with a certificate for Veritas Common Shares, will enable such shareholder to exchange such certificate for Exchangeable Shares.

     "Veritas Meeting" means the special meetings of shareholders and optionholders of Veritas to be held with respect to, among other things, the approval by shareholders and optionholders of Veritas of the Arrangement.

     "Veritas Option Plan" means the Veritas Stock Option Plan for Directors, Officers and Key Employees.

     "Veritas Optionholders" means the holders of Veritas Options.

     "Veritas Options" means all outstanding options to purchase Veritas Common Shares, including all outstanding options granted under the Veritas Option Plan.

     "Veritas Record Date" means June 25, 1996.

     "Veritas Shareholders" means the holders of Veritas Common Shares.

     "Voting and Exchange Trust Agreement" means the voting and exchange trust agreement to be entered into among Veritas, Digicon and the Trustee, substantially in the form of Annex G hereto.

     "Voting Rights" means the rights of the holders of Exchangeable Shares to direct the voting of the Digicon Voting Share in accordance with the Voting and Exchange Trust Agreement.

     "Voting Share" means the one share of Digicon Special Voting Stock, par value US$.01 per share, to be issued by Digicon and deposited with the Trustee pursuant to the Voting and Exchange Trust Agreement.

                 REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

     The consolidated financial statements of, and the summaries of historical consolidated financial information concerning, Veritas contained in this Joint Proxy Statement are reported in Canadian dollars and have been prepared in accordance with Canadian GAAP, which differs in certain material respects from U.S. GAAP. See Note 12 of Notes to Veritas Consolidated Financial Statements, which presents a reconciliation of such consolidated financial statements from Canadian GAAP to U.S. GAAP.

     The consolidated financial statements and the pro forma consolidated financial statements of and the summaries of historical consolidated financial information concerning Digicon contained in this Joint Proxy Statement are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP.

     IN THIS JOINT PROXY STATEMENT, UNLESS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS ARE EXPRESSED IN U.S. DOLLARS.

                   EXCHANGE RATE OF CANADIAN AND U.S. DOLLARS

     The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar expressed in U.S. dollars, the average of such exchange rates on the last day of each month during such period, and the exchange rate at the end of such period, based upon the noon buying rate in New York City for cable transfers in Canadian dollars, as certified for customer purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"):

                                                                                        SIX-MONTH
                                                                                       PERIOD ENDED
                                        TWELVE-MONTH PERIOD ENDED OCTOBER 31,            APRIL 30,
                                 ---------------------------------------------------   ------------
                                  1991       1992       1993       1994       1995         1996
                                 -------    -------    -------    -------    -------      ------
High...........................   0.8907     0.8927     0.8053     0.7727     0.7523      0.7434
Low............................   0.8557     0.7949     0.7465     0.7167     0.7016      0.7218
Average........................   0.8705     0.8393     0.7784     0.7355     0.7276      0.7323
Period End.....................   0.8897     0.8056     0.7569     0.7393     0.7434      0.7345

     On June 26, 1996, the exchange rate for one Canadian dollar expressed in
U.S. dollars based on the Noon Buying Rate was      .

     The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar expressed in Canadian dollars, the average of such exchange rates on the last date of each month during such period, and the exchange rate at the end of such period, based upon the noon spot rate of the Bank of Canada (the "Noon Spot Rate"):

                                                                                        NINE-MONTH
                                                                                       PERIOD ENDED
                                         TWELVE-MONTH PERIOD ENDED JULY 31,              APRIL 30,
                                 ---------------------------------------------------   ------------
                                  1991       1992       1993       1994       1995         1996
                                 -------    -------    -------    -------    -------      ------
High...........................   1.1798     1.2080     1.2938     1.3990     1.4267      1.3865
Low............................   1.1288     1.1193     1.1820     1.2858     1.3400      1.3275
Average........................   1.1541     1.1659     1.2561     1.3448     1.3775      1.3600
Period End.....................   1.1513     1.1840     1.2857     1.3865     1.3635      1.3620

     On June 26, 1996, the Noon Spot Rate was one U.S. dollar equals Canadian dollars.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement. The information contained in this summary is qualified in its entirety by and should be read in conjunction with more detailed information contained in this Joint Proxy Statement and the documents incorporated herein by reference. Unless otherwise indicated, capitalized terms used in this summary are defined in the Glossary of Terms or elsewhere in this Joint Proxy Statement. Unless the context otherwise requires, with respect to Digicon, the number of shares, per share prices, weighted average number of shares outstanding and per share amounts in this Joint Proxy Statement have been adjusted to reflect a one-for-three reverse stock split effected by Digicon in January 1995.

                                 THE COMPANIES

Digicon................  Digicon was founded in 1965 and provides seismic data acquisition and processing services to the petroleum industry in selected markets worldwide. Digicon acquires seismic data in land, in marine and in marsh, swamp and tidal environments and processes data acquired by its own crews and crews of other operators. Digicon's principal executive offices are located at 3701 Kirby Drive,
                         Houston, Texas 77098 and its telephone number is (713) 526-5611.
                         See, "Business of Digicon."
Veritas................  Veritas was founded in 1974 and provides land-based seismic acquisition, seismic data processing and exploration and development information services in Canada, the United States and South America.
                         Veritas' principal executive offices are located at Suite 300, 615
                         Third Avenue S.W., Calgary, Alberta, Canada T2P 0G6 and its
                         telephone number is (403) 266-9350. See, "Business of Veritas."

                                  THE MEETINGS

DATE, TIME AND PLACE

     Digicon. The Digicon Meeting will be held on July 30, 1996, at its principal executive offices, 3701 Kirby Drive, Houston, Texas 77098 at 9:00 a.m. (Houston time).

     Veritas. The Veritas Meeting will be held on July 30, 1996, in the Bonavista Room of the Westin Hotel, 320 Fourth Avenue S.W., Calgary, Alberta, Canada at 9:00 a.m. (Calgary time).

PURPOSES OF THE MEETINGS

     Digicon. The purpose of the Digicon Meeting is to consider and act upon (i) a proposal to approve the Combination Agreement and the transactions contemplated thereby, (ii) a proposal to approve the Recapitalization Plan and
(iii) such other business as may be properly presented to the meeting.

     Veritas. The purpose of the Veritas Meeting is to consider and act upon (i) a proposal to approve the Arrangement and (ii) such other business as may be properly presented to the meeting.

RECORD DATES; HOLDERS ENTITLED TO VOTE

     Digicon. Only holders of record of shares of Digicon Common Stock at the close of business on June 20, 1996, are entitled to notice of and to vote at the Digicon Meeting. On such date, there were 11,123,422 shares of Digicon Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Digicon Meeting.

     Veritas. Only holders of record of Veritas Common Shares and Veritas Options at the close of business on June 25, 1996, are entitled to notice of and to vote at the Veritas Meeting, provided that to the extent a person has transferred any Veritas Common Shares after such record date and the transferee of such shares establishes that such transferee owns such shares and demands not later than ten days before the Veritas Meeting to be included in the list of shareholders eligible to vote at the Veritas Meeting, such transferee will be entitled to vote such shares at the Veritas Meeting. On such date, there were outstanding and entitled to vote, 8,689,952 Veritas Common Shares, and 544,758 Veritas Options.

QUORUM; VOTE REQUIRED

     Digicon. The presence, in person or by proxy, at the Digicon Meeting of the holders of a majority of the shares of Digicon Common Stock outstanding and entitled to vote at the Digicon Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of a majority of the outstanding shares of Digicon Common Stock present and entitled to vote thereon at the Digicon Meeting is required to approve the Combination Agreement and the transactions contemplated thereby. Adoption of the Recapitalization Plan requires the affirmative vote of the holders of a majority of the shares of Digicon Common Stock outstanding and entitled to vote at the meeting.

     The respective obligations of Digicon and Veritas to consummate the Combination Agreement are subject to, among other conditions, the approval of the stockholders of Digicon of each of the Combination Agreement and Recapitalization Plan at the Digicon Meeting. If one of the proposals is not adopted, then the Combination Agreement cannot be consummated, notwithstanding that the other proposal may have been approved by the stockholders of Digicon.

     Veritas. The presence, in person or by proxy, at the Veritas Meeting of not less than two Veritas Shareholders representing not less than 5% of the Veritas Common Shares outstanding and entitled to vote at the Veritas Meeting is necessary to constitute a quorum at the meeting, and the affirmative vote of the holders of two-thirds of the Veritas Common Shares present is required to approve the Arrangement. The presence, in person or by proxy, at the Veritas Meeting of not less than that number of Veritas Optionholders entitled to purchase at least 25% of the aggregate number of Veritas Common Shares which could be acquired pursuant to all the then outstanding Veritas Options is necessary to constitute a quorum at the meeting, and the affirmative vote of two-thirds of the holders of the Veritas Options present is required to approve the Arrangement.

RECOMMENDATIONS OF BOARDS OF DIRECTORS

     Digicon. The board of directors of Digicon believes the Transaction to be in the best interests of Digicon Stockholders and unanimously recommends that the Digicon Stockholders vote to approve (i) the Combination Agreement and the transactions contemplated thereby and (ii) the Recapitalization Plan.

     Veritas. The board of directors of Veritas believes that the Transaction is in the best interest of Veritas Shareholders and Veritas Optionholders and unanimously recommends that the Veritas Shareholders and Veritas Optionholders vote to approve the Arrangement.

OPINIONS OF FINANCIAL ADVISORS

     PaineWebber has rendered an opinion to the board of directors of Digicon that the Exchange Ratio is fair to the Digicon Stockholders from a financial point of view.

     Rauscher Pierce has rendered an opinion to the board of directors of Veritas that the consideration to be received by the Veritas Shareholders in the Transaction is fair to such shareholders from a financial point of view.

     See, "The Meetings" and "The Transaction -- Board Recommendations and -- Opinions of Financial Advisors" and the full text of the opinions set forth in Annex H for the PaineWebber opinion, and Annex I for the Rauscher Pierce opinion.

                                THE TRANSACTION

REASONS FOR THE COMBINATION

     Digicon and Veritas both provide seismic data acquisition and processing services to the petroleum industry; however, their respective operations are in major part complementary rather than directly competitive. Veritas operates exclusively onshore in its data acquisition and processing operations, with nine crews concentrated in Canada and the continental United States. Digicon's marine operations are concentrated offshore in the Gulf of Mexico, in the North Sea and in the Far East. Onshore, Digicon's primary emphasis has been in the Gulf of Mexico transition zone. The two companies are direct competitors only in Argentina, where each has a limited market presence. A combination of the two enterprises will result in each company's entry into geographic markets not presently served by it and will afford to each an opportunity to offer a broader array of single source services to potential customers.

     Digicon and Veritas believe the Transaction will result in significant additional benefits for each company, including possible business synergies, expansion of their respective businesses, enhanced combined marketing opportunities and a more focused research and development effort. If these potential benefits can be attained, stockholders of the two companies will be able to participate in enhanced prospects for the combined enterprise.

     See, "The Transaction -- Reasons For the Transaction."

EXCHANGE OF VERITAS COMMON SHARES AND RELATED MATTERS

     Under the terms of the Arrangement, each Veritas Common Share will be exchanged for 0.8 of a share of a new class of Exchangeable Shares of Veritas, resulting in the issuance of approximately 7.0 million Exchangeable Shares upon consummation of the Transaction, with each Exchangeable Share representing beneficial ownership of one share of Digicon New Common Stock. Holders of Veritas Common Shares will be entitled to exchange their Veritas Common Share certificates for Exchangeable Share certificates upon completing and returning a Veritas Letter of Transmittal. Holders of the Exchangeable Shares will be entitled at any time following the Effective Date to require Veritas to exchange such Exchangeable Shares by delivering an equivalent number of shares of Digicon New Common Stock. Upon exchange of all of the Exchangeable Shares, the former holders of Veritas Common Shares will own approximately 38% of Digicon's outstanding common stock as of the Effective Date. However, Veritas must deliver all such requests to Digicon, whereupon Digicon has the right to deliver (instead of Veritas) an equivalent number of shares of Digicon New Common Stock. On the 18th anniversary of the Effective Date (unless extended by the Veritas board of directors to a date not later than 25 years from the Effective Date), Digicon has the right to purchase all then outstanding Exchangeable Shares by delivery of an equivalent number of shares of Digicon New Common Stock. Digicon and Veritas will enter into certain ancillary agreements to ensure that holders of Exchangeable Shares will have voting, dividend and liquidation rights equivalent to those of holders of Digicon New Common Stock.

     At the Effective Time, each Veritas Option will be modified to become an option to purchase that number of shares of Digicon New Common Stock determined by multiplying the number of Veritas Common Shares subject to such Veritas Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Digicon New Common Stock equal to the exercise price per share of such Veritas Option immediately prior to the Effective Time, divided by the Exchange Ratio. The exercise price will then be adjusted into a United States dollar equivalent as of the Effective Time. The term, exercisability, vesting schedule and all of the terms and conditions of the Veritas Options will otherwise be unchanged.

     See, "The Transaction -- Transaction Mechanics and Description of Exchangeable Shares and -- Procedures For Exchange by Veritas Shareholders and Optionholders."

EFFECTIVE TIME OF THE TRANSACTION

     It is anticipated that the Transaction will become effective after the requisite shareholder, Court and regulatory approvals have been obtained and are final and all other conditions to the Transaction have been satisfied or waived. It is presently anticipated that the Transaction will become effective on or about July 31, 1996.

CONDITIONS TO THE TRANSACTIONS

     The obligations of Digicon and Veritas to consummate the Transaction are subject to the satisfaction of certain conditions, including obtaining requisite shareholder, court and regulatory approvals. See, "The Transaction -- The Combination Agreement."

REGULATORY REQUIREMENTS

     Consummation of the Transaction is contingent upon obtaining clearance from United States federal antitrust authorities under the HSR Act. All other required regulatory filings either have been or will be made prior to the consummation of the Transaction. See, "The Transaction -- Regulatory Matters."

ANTICIPATED ACCOUNTING TREATMENT

     The Transaction will be accounted for as a pooling of interests. See, "The Transaction -- Anticipated Accounting Treatment."

CERTAIN RELATED AGREEMENTS

     Digicon Affiliates. Digicon and Veritas have entered into agreements with each of the Digicon Affiliates, pursuant to which such persons agreed that they will not sell, transfer, encumber or otherwise dispose of any Digicon securities for 30 days prior to the Effective Time and after the Effective Time until Digicon shall have publicly released financial results that include at least 30 days of the combined operating results of Veritas and Digicon. See, "The Transaction -- Other Agreements -- Affiliates Agreements."

     Veritas Affiliates. Digicon and Veritas have entered into agreements with each of the Veritas Affiliates, pursuant to which such persons have agreed that they will not sell, transfer, encumber or otherwise dispose of Veritas Common Shares in the 30-day period preceding the Effective Time and Exchangeable Shares after the Effective Time until Digicon shall have publicly released financial results that include at least 30 days of the combined operating results of Veritas and Digicon. See, "The Transaction -- Other Agreements -- Affiliates Agreements."

INTERESTS OF CERTAIN PERSONS

     Pursuant to the Combination Agreement, Digicon has agreed to maintain all rights to indemnification existing at the time of execution of the Combination Agreement in favor of the directors and officers of Veritas and its subsidiaries in accordance with the charter documents and bylaws of each entity and to the fullest extent permitted under the ABCA. See, "The Transaction -- Interests of Certain Persons in the Transaction."

                      THE COMPANIES AFTER THE TRANSACTION

BOARD OF DIRECTORS AND MANAGEMENT AFTER COMBINATION

     If the Transaction is consummated, Digicon's board of directors will be expanded to ten members, six of whom will be persons who are currently directors of Digicon, and the four additional persons who are to become directors on the Effective Date will be designated by Veritas. At the Effective Date, Digicon shall have created a nominating committee of the board consisting of two outside directors of each of Digicon and Veritas prior to the Closing. The nominating committee will designate the slate of directors to be voted on by Digicon stockholders for not less than the next two annual meetings of Digicon following the Effective Date. Upon consummation of the Transaction, the Veritas board of directors will be reduced to four members.

     Upon consummation of the Transaction, David B. Robson (the current chairman of the board, president and chief executive officer of Veritas) will become chairman of the board and chief executive officer of

Digicon and Stephen J. Ludlow (currently president and chief executive officer of Digicon) will become president and chief operating officer of Digicon. After consummation of the Transaction, Digicon's headquarters will remain located at 3701 Kirby Drive, Houston, Texas 77098.

BUSINESS COMBINATION COSTS

     Upon consummation of the Transaction, Digicon expects to incur business combination costs relating to employee severance ($1.0 million), intended changes in its operations ($1.1 million) and the retirement of certain operating equipment which has not been fully depreciated ($6.7 million). In addition, the two companies expect to incur aggregate non-recurring transaction costs in connection with the Transaction of approximately $2.7 million.

     See, "The Companies After the Transaction -- Business Combination Costs."

                            CERTAIN TAX CONSEQUENCES

     The Transaction has been structured to provide a tax deferral to most Veritas Shareholders in Canada and the United States. However, such shareholders will generally only be able to obtain tax deferral for as long as they hold the Exchangeable Shares, and will, except in certain limited situations, generally recognize a gain or loss upon the exchange of their Exchangeable Shares for shares of Digicon New Common Stock. There are other conditions and limitations on qualifying for the tax deferral. See, "Income Tax Considerations to Veritas Shareholders." Veritas Shareholders are urged to consult their tax advisors. The receipt of favorable tax opinions as to the tax deferred nature of the Transaction is a condition to Veritas' obligation to consummate the Transaction.

                                  RISK FACTORS

     For a discussion of certain considerations with respect to the business and operations of Digicon and Veritas that should be considered by a shareholder or optionholder before determining how to vote at the meetings, see, "Risk Factors."

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This Joint Proxy Statement includes "forward looking statements" within the meaning of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Joint Proxy Statement are forward looking statements. Such forward looking statements include, without limitation, statements under (a) "Business of Digicon," (b) "Business of Veritas," (c) "Digicon Management's Discussion and Analysis of Financial Condition and Results of Operations," (d) "Veritas Management's Discussion and Analysis of Financial Condition and Results of Operations" and
(e) "Risk Factors." Although Digicon and Veritas believe that the expectations reflected in such forwarding looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from Digicon's and Veritas' expectations are disclosed in this Joint Proxy Statement.

                         COMPARATIVE MARKET PRICE DATA

     The following table sets forth the high and low sales prices of the Digicon Common Stock, traded under the symbol "DGC" on the ASE, and of the Veritas Common Shares, traded under the symbol "VES" on the TSE, for the periods indicated. The quotations are as reported in published financial sources.

                                                                       DIGICON             VERITAS(1)
                                                                   -------------         -------------
                                                                   HIGH      LOW         HIGH      LOW
                                                                   ----      ---         ----      ---
                                                                   ASE       ASE         TSE       TSE
                                                                   ----      ---         ----      ---
1993
  Quarter ended January 31.......................................  15 3/8    12          --        --
  Quarter ended April 30.........................................  15 3/4    12 3/8      --        --
  Quarter ended July 31..........................................  13 11/16   6 3/8      --        --
  Quarter ended October 31.......................................   9 3/8     6 3/4      --        --
1994
  Quarter ended January 31.......................................   8 7/16    6           8 5/8     7 1/2
  Quarter ended April 30.........................................   9 3/8     5 5/8      12         8
  Quarter ended July 31..........................................   6         3          12 1/2    11 1/4
  Quarter ended October 31.......................................   6         3 3/8      11 1/4     7 1/2
1995
  Quarter ended January 31.......................................   5 13/16   3 3/8       9 1/2     6
  Quarter ended April 30.........................................   5 1/8     3 1/8       8 1/2     6
  Quarter ended July 31..........................................   6         4 1/4       8 1/2     6 1/4
  Quarter ended October 31.......................................   6 3/8     4 3/4       7 1/4     6
1996
  Quarter ended January 31.......................................   8 3/4     5 3/8       8 1/4     6 1/4
  Quarter ended April 30.........................................  15 7/8     6 1/4      14 1/2     6 7/8
  May............................................................
  June 1 to June  ...............................................

- - - ---------------

(1) Commenced trading in December 1993.

     On March 22, 1996, the last full trading day prior to the joint public announcement by Digicon and Veritas of the proposed Transaction, the last reported sales price on the ASE of the Digicon Common Stock was US$10 5/8. The last reported sales price of the Veritas Common Shares on the TSE on the same day was C$8 5/8. On June 26, 1996, the last reported sales price per share of
the Digicon Common Stock was US$          , and the last reported sales price of
the Veritas Common Shares was C$          .

     On June 26, 1996, there were           shares of Digicon Common Stock
outstanding held of record by 312 stockholders and           Veritas Common
Shares outstanding held of record by           shareholders.

DIVIDEND POLICIES

     Historically, Digicon and Veritas have not paid dividends on their capital stock and have no present plans to pay dividends. The payment of any future dividends on Digicon New Common Stock would depend, among other things, upon the current and retained earnings and financial condition of Digicon, and upon a determination by its board of directors that the payment of dividends would be desirable. In addition, Digicon's principal revolving credit facility prohibits, and its secured term loan contains certain restrictions regarding, the payment of dividends.

                                  RISK FACTORS

     The following risk factors should be considered by Veritas Shareholders and Veritas Optionholders and Digicon Stockholders in evaluating whether to approve the Transaction. Some of these risk factors relate directly to the Transaction while others are present in Veritas' or Digicon's general business environment independent of the Transaction. These risk factors should be considered in conjunction with the other information included in this Joint Proxy Statement.

ENERGY INDUSTRY SPENDING

     Demand for seismic services depends upon the level of capital expenditures by oil and gas companies for exploration, production, development and field management activities. These activities depend in part on oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the sale and expiration dates of leases in the United States, Canada and abroad, local and international political, regulatory and economic conditions and the ability of oil and gas companies to obtain capital. In addition, a decrease in oil and gas expenditures could result from such factors as unfavorable tax and other legislation or uncertainty concerning national energy policies. No assurance can be given that current levels of oil and gas activities will be maintained or that demand for the services provided by Digicon and Veritas will reflect the level of such activities. Decreases in oil and gas activities could have a significant adverse effect upon the demand for the combined company's services and its results of operations.

COMPETITION FOR SEISMIC BUSINESS

     Competition among seismic contractors historically has been intense. Competitive factors include price, crew experience, equipment availability, technological sophistication and reputation for quality and dependability. Most of the combined company's major competitors will operate more data acquisition crews, have substantially greater revenues and are subsidiaries or divisions of major industrial enterprises having far greater financial and other resources than the combined company. There can be no assurance that the combined company will be able to compete successfully against its competitors for contracts to conduct seismic surveys and process data.

POTENTIAL OBSTACLES TO INTEGRATION OF THE COMBINED COMPANY

     In evaluating the terms of the Transaction, Digicon and Veritas each analyzed their respective businesses and made certain assumptions concerning their respective future operations and operations of the combined company. One principal assumption was that through consolidation of operations, the Transaction would produce a combined company with operating results better than those historically experienced or presently expected to be experienced in the future by either company in the absence of the Transaction. There can be no assurance, however, that these benefits will be achieved or that the results of the combined operations will be improved. These anticipated benefits of the Transaction will not be achieved unless the companies are successfully combined in a timely manner. The process of combining the organizations could cause the interruption of, or a loss of momentum in, the activities of some or all of the companies' businesses, which could have an adverse effect on their combined operations.

     In addition, Digicon's board of directors will be comprised of ten members, six of whom are current Digicon directors and four of whom are current Veritas directors. Further, the current chairman, president and chief executive officer of Veritas will become chairman of the board and chief executive officer of Digicon. The success of the Transaction will be partially dependent on the integration of the current management and operations of Veritas and Digicon. There can be no assurances that the combined company will be able to effectively integrate management and operations or that operational or administrative efficiencies resulting from the Transaction can be attained.

SEASONALITY; FLUCTUATIONS IN QUARTERLY RESULTS

     Digicon's and Veritas' seismic operations and quarterly financial results historically have been subject to seasonal fluctuation. Digicon experiences the greatest volume of both data acquisition and data processing activity during the summer and fall in the northern hemisphere, whereas Veritas experiences the greatest volume of such activity in the fall and winter in the Canadian marketplace. Both companies attempt to deploy crews and equipment into regions having opposing seasons or less severe weather conditions, in order to reduce the impact of seasonal fluctuations.

     In addition to seasonality, each company historically has experienced quarterly fluctuations in operating results. Operating results in any fiscal quarter may vary as a result of (i) the magnitude of certain contracts for the acquisition or sale of data, (ii) customers' budgetary cycles and (iii) with respect to Digicon, seismic data sales occurring as a result of offshore lease sales.

HAZARDOUS OPERATING CONDITIONS

     Seismic data acquisition activities involve operating under extreme weather and other hazardous conditions. Accordingly, these operations are subject to risks of loss to property and injury to personnel from such causes as fires and accidental explosions. Digicon and Veritas each carry insurance against these risks in amounts considered adequate. The combined company may not, however, be able to obtain insurance against certain risks or for certain equipment located from time to time in certain areas of the world.

HIGH FIXED COSTS; CAPITAL INTENSIVE BUSINESS; RISK OF TECHNOLOGICAL OBSOLESCENCE

     Because of the high fixed costs involved in the major components of each of Digicon's and Veritas' business, downtime or low productivity due to reduced demand, weather interruptions, equipment failures or other causes can result in significant operating losses. In recent years, each of Digicon's and Veritas' contracts for data acquisition have been predominately on a turnkey or on a combination of turnkey/time basis. Under the turnkey method, payments for data acquisition services are based upon the amount of data collected, and either Digicon or Veritas bears substantially all of the risk of business interruption caused by inclement weather and other hazards. When a combination of both turnkey and time methods is used, the risk of business interruptions is shared in an agreed manner by the parties.

     Seismic data acquisition and processing is a capital intensive business. The development of seismic data acquisition and processing equipment has been characterized by rapid technological advancements in recent years. There can be no assurance that manufacturers of seismic equipment will not develop new systems that have competitive advantages over systems now in use that either render the combined company's current equipment obsolete or require the combined company to make significant capital expenditures. For the combined company to remain competitive large expenditures of capital may be required. There can be no assurance that the combined company will have the necessary capital or that financing will be available on favorable terms. If the combined company is unable to raise the capital necessary for its capital expenditure program and to update its data acquisition and processing equipment to the extent necessary, it may be materially and adversely affected.

RISKS INHERENT IN INTERNATIONAL OPERATIONS

     In recent years, each of Digicon's and Veritas' revenues have increasingly been derived from international operations and export sales, which are subject in varying degrees to risks inherent in doing business abroad. Such risks include the possibility of unfavorable changes in tax or other laws. In addition, foreign operations include risks of partial or total expropriation; currency exchange rate fluctuations and restrictions on currency repatriation; the disruption of operations from labor and political disturbances, insurrection or war; and the requirements of partial local ownership of operations in certain countries. To minimize such risks, each company generally denominates its international contracts in U.S. dollars and other currencies it believes to be stable. Each of Digicon and Veritas also obtains insurance against war, expropriation, confiscation and nationalization when such insurance is available and when management considers it advisable to do so. Such coverage is not always available, and when available, is subject to unilateral cancellation by the insuring companies on short notice.

GOVERNMENTAL REGULATION

     The combined company's operations will be subject to a variety of federal, provincial, state, foreign and local laws and regulations, including laws and regulations relating to the protection of the environment. The combined company will be required to invest financial and managerial resources to comply with such laws and related permit requirements in its operations and anticipates that it will continue to do so in the future. In recent years, an increased number of Digicon's and Veritas' data acquisition contracts have provided for customers to obtain all necessary permits. Customers' failure to timely obtain the required permits may result in crew downtime and operating losses. In the past, Digicon's and Veritas' cost of complying with governmental regulation has not been material, but the fact that such laws or regulations are changed frequently makes it impossible to predict the cost or impact of such laws and regulations on the combined company's future operations. The adoption of laws and regulations which have the effect of curtailing exploration by oil and gas companies could adversely affect the combined company's operations by reducing the demand for its geophysical services.

                           COMPARATIVE PER SHARE DATA

     The following tables set forth certain historical per share data of Digicon and Veritas and combined per share data on an unaudited pro forma basis after giving effect to the Transaction. This data should be read in conjunction with "Selected Historical Consolidated Financial Data", "Unaudited Pro Forma Combined Consolidated Financial Statements" and the separate Consolidated Financial Statements of Digicon and Veritas and the notes thereto. The unaudited pro forma combined consolidated financial data are not necessarily indicative of the operating results that would have been achieved had the Transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

DIGICON -- HISTORICAL -- U.S. GAAP (US)(2)

                                                                                     (UNAUDITED)
                                                                                     NINE MONTHS
                                                     YEARS ENDED JULY 31,               ENDED
                                            --------------------------------------    APRIL 30,
                                               1993          1994          1995         1996
                                            ----------    ----------    ----------   -----------
Earnings (loss) per share -- primary.....     $ (.15)       $(1.48)       $  .25        $ .34
Book value per common share..............         --            --          5.29         5.98

VERITAS -- HISTORICAL -- CANADIAN GAAP (C$)(2)

                                                                                     (UNAUDITED)
                                                                                     NINE MONTHS
                                                   YEARS ENDED OCTOBER 31,              ENDED
                                            --------------------------------------    APRIL 30,
                                               1993          1994          1995         1996
                                            ----------    ----------    ----------   -----------
Earnings per share -- basic..............     $  .66        $  .86        $  .41        $ .34
Book value per common share..............         --            --          6.20         6.40

VERITAS -- HISTORICAL -- U.S. GAAP (C$)(2)

                                                                                     (UNAUDITED)
                                                                                     NINE MONTHS
                                                   YEARS ENDED OCTOBER 31,              ENDED
                                            --------------------------------------    APRIL 30,
                                               1993          1994          1995         1996
                                            ----------    ----------    ----------   -----------
Earnings per share -- primary............     $  .59        $  .75        $  .46        $ .33
Book value per common share..............         --            --          6.18         6.37

UNAUDITED -- PRO FORMA -- COMBINED - U.S. GAAP (US$)(1)(2)(3)

                                                                                     NINE MONTHS
                                                     YEARS ENDED JULY 31,               ENDED
                                            --------------------------------------    APRIL 30,
                                               1993          1994          1995         1996
                                            ----------    ----------    ----------   -----------
Earnings (loss) per share -- primary.....     $  .05        $ (.66)       $  .31        $ .33
Book value per common share..............         --            --          5.72         5.29

EQUIVALENT PRO FORMA COMBINED PER VERITAS SHARE -- UNAUDITED -- U.S. GAAP (US$)(1)(2)(3)(4)

                                                                                     NINE MONTHS
                                                     YEARS ENDED JULY 31,               ENDED
                                            --------------------------------------    APRIL 30,
                                               1993          1994          1995         1996
                                            ----------    ----------    ----------   -----------
Earnings (loss) per share -- primary.....     $  .04        $ (.53)       $  .25        $ .26
Book value per common share..............         --            --          4.58         4.53

- - - ---------------

(1) As a result of the differing year ends of Digicon and Veritas, results of operations for dissimilar year ends have been combined. Digicon's results of operations for the fiscal years ended July 31, 1993, 1994 and 1995 have been combined with Veritas' fiscal years ended October 31, 1993, 1994 and 1995, respectively, and Digicon's nine months ended April 30, 1995 and 1996 have been combined with Veritas' nine months ended April 30, 1995 and 1996, respectively. As a result, Veritas' operating results for the periods August 1, 1994 through October 31, 1994 and August 1, 1995 through October 31, 1995 are included in the year ended July 31, 1994 and 1995, respectively, and nine months ended April 30, 1995 and 1996, respectively. See "Unaudited Pro Forma Combined Consolidated Financial Statements" for further discussion.

(2) Fully diluted earnings per share has not been presented since common stock equivalents produced an anti-dilutive effect, had no dilutive effect or did not result in material dilution under U.S. or Canadian GAAP.

(3) Digicon and Veritas expect to incur business combination costs estimated to be between $10 and $13 million in the quarter ended July 31, 1996, the quarter in which the Transaction is expected to be consummated, primarily related to professional fees, employee severance costs, intended changes in operations and retirement of certain operating equipment which has not been fully depreciated. An estimated charge at the midpoint of the above range of $11.5 million is reflected in the Unaudited Pro Forma Combined Consolidated Balance Sheet but has not been reflected in the Unaudited Pro Forma Combined Consolidated Statements of Operations because while these charges are directly related to the Transaction, they are nonrecurring in nature. This range is a preliminary estimate only and is therefore subject to change.

(4) The equivalent pro forma combined per Veritas share data is calculated as the unaudited pro forma combined earnings (loss) per share and the pro forma book value per share multiplied by the exchange ratio of 0.8.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

DIGICON

     The following table sets forth selected historical consolidated financial data for Digicon for each of the five years in the period ended July 31, 1995 and for the nine months ended April 30, 1995 and 1996. Such data for the five years in the period ended July 31, 1995 has been derived from the audited Consolidated Financial Statements of Digicon and the related notes thereto. The selected historical consolidated financial data as of and for the nine month periods ended April 30, 1995 and 1996 has been derived from the unaudited consolidated financial statements of Digicon and includes, in the opinion of Digicon's management, all adjustments necessary to present fairly the results of such periods. Such data should be read in conjunction with "Digicon Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                 NINE MONTHS ENDED
                                                   YEARS ENDED JULY 31,                              APRIL 30,
                                -----------------------------------------------------------     --------------------
                                1991(1)(2)  1992(2)      1993(3)        1994         1995        1995         1996
                                -------     --------     --------     --------     --------     -------     --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Revenues....................    $94,217     $111,428     $117,709     $117,978     $132,569     $96,714     $114,525
Net income (loss)(3)........     20,311        4,554       (1,258)     (14,426)       2,778       1,915        3,693
Net income (loss) per
  share(4)..................        .23          .74         (.15)       (1.48)         .25         .17          .34

                                                      AS OF JULY 31,                              AS OF APRIL 30,
                                ----------------------------------------------------------     ---------------------
                                1991(2)     1992(2)       1993         1994         1995         1995         1996
                                -------     -------     --------     --------     --------     --------     --------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............     $6,217     $19,342      $16,752       $6,152       $7,330     $              $1,342
Total assets................     60,619      84,487      126,000      131,856      135,070      138,605      132,396
Long-term debt..............     19,076       8,813       17,444       23,922       25,243       23,929        9,161
Deferred credits............                               6,968        5,538        3,675        5,124        3,669
Stockholders' equity(5).....      9,652      44,739       65,717       58,550       58,882       62,791       66,517

- - - ---------------

(1) 1991 statement of operations data reflects results prior to Digicon's quasi-reorganization which was effected as of July 31, 1991 following its emergence from Chapter 11 proceedings.

(2) Excludes net assets and financial results of GFS Company prior to October 30, 1992, the acquisition date. See Note 9 of Notes to Digicon Consolidated Financial Statements.

(3) In fiscal 1991, net income includes extraordinary gains of $1,153,000 for utilization of net operating loss carryforwards and $25,208,000 related to extinguishment of debt. In fiscal 1994, net income includes restructuring charges of $9,116,000. See Note 16 of Notes to Digicon Consolidated Financial Statements.

(4) All periods presented have been restated for a one for three reverse stock split consummated on January 17, 1995.

(5) There were no payments of cash dividends during the five years ended July 31, 1995 or during the nine months ended April 30, 1996.

VERITAS

     The following table sets forth selected historical consolidated financial data for Veritas for each of the five years in the period ended October 31, 1995 and for the nine months ended April 30, 1995 and 1996. Such data for the five years in the period ended October 31, 1995 has been derived from the audited Consolidated Financial Statements of Veritas and the related notes thereto. The selected historical consolidated financial data for the nine month periods ended April 30, 1995 and 1996 has been derived from the unaudited consolidated financial statements of Veritas and include, in the opinion of Veritas' management, all adjustments necessary to present fairly the results of such periods. Such data should be read in conjunction with "Veritas Management's Discussion and Analysis of Financial Condition and Results of Operations". The Statements of Operations Data for the nine month period ended April 30, 1995 includes the results of operations for the period August 1, 1994 through October 31, 1994 which is also included in the selected historical consolidated financial data for the year ended October 31, 1994 and the nine month period ended April 30, 1996 includes the results of operations for the period August 1, 1995 through October 31, 1995 which is also included in the selected historical consolidated financial information for the year ended October 31, 1995. See Note 1 to Notes to Unaudited Pro Forma Combined Consolidated Financial Statements for a reconciliation of Canadian generally accepted accounting principles ("GAAP") in Canadian dollars to United States GAAP in Canadian dollars.

                                                                                                      NINE MONTHS ENDED
                                                   YEARS ENDED OCTOBER 31,                                APRIL 30,
                                --------------------------------------------------------------     -----------------------
                                  1991         1992         1993         1994          1995          1995          1996
                                --------     --------     --------     ---------     ---------     ---------     ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Canadian GAAP
Revenue(1)..................    C$29,363      C$25,37     C$68,272     C$122,134(3)  C$151,292(4)  C$113,535(3)  C$127,076(4)
Net income (loss)...........         675         (142)       2,628         6,294(3)      3,500(4)      4,433(3)      2,929(4)
Net income (loss) per
  share.....................         .17         (.04)         .66           .86(3)        .41(4)        .52(3)        .34(4)
U.S. GAAP
Revenue.....................                              C$50,299      C$85,189(6)  C$116,210(7)   C$84,315(6)   C$94,490(7)
Net income..................                                 2,347         5,508(6)      3,900(7)      4,736(6)      2,842(7)
Net income per share........                                   .59           .75(6)        .46(7)        .56(6)        .33(7)

                                                                                                  APRIL
                                                     AS OF OCTOBER 31,                             30,
                                ------------------------------------------------------------     --------
                                  1991         1992         1993         1994         1995         1996
                                --------     --------     --------     --------     --------     --------
                                                             (IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Canadian GAAP
Working capital (deficit)...    C$(1,086)    C$(2,069)    C$(5,665)    C$18,839     C$12,746     C$18,789
Total assets................      14,314       15,126       31,275       64,445       72,694       77,373
Long-term debt..............       3,379        4,687        5,256          616          874        2,462
Shareholders' equity(2).....       3,149        2,007        4,635       49,261       52,800       55,604
U.S. GAAP
Working Capital(5)..........                                           C$18,261     C$12,648     C$18,517
Total assets(5).............                                             63,860       72,509       77,101
Long-term debt..............                                                614          874        2,462
Shareholders' equity(2X5)...                                             48,676       52,615       55,332

- - - ---------------

(1) Revenue includes amounts billed to customers for third party costs of C$17,973,000, C$36,945,000 and C$35,082,000 for the years ended October 31,
    1993, 1994 and 1995, respectively, and C$29,220,000 and C$32,586,000 for the nine months ended April 30, 1995 and 1996, respectively, which is not a GAAP difference but rather is a classification difference between Digicon and Veritas.

(2) During the year ended October 31, 1992, a predecessor private company later amalgamated into Veritas paid cash dividends in the amount of C$658,429. No cash dividends were declared or paid during the years ended October 31, 1991, 1993, 1994 and 1995 or during the nine months ended April 30, 1995 and 1996.

(3) Amounts include revenue, net income and net income per share of C$31,703,000, C$921,000 and C$.09, respectively, for the period August 1, 1994 to October 31, 1994.

(4) Amounts include revenue, net income and net income per share of C$39,342,000, C$1,264,000 and C$.15, respectively, for the period August 1, 1995 to October 31, 1995.

(5) U.S. GAAP balance includes adjustments to eliminate the deferral of certain foreign currency exchange losses of C$151,000, C$185,000 and C$272,000 as of October 31, 1994 and 1995 and April 30, 1996, respectively. Of these amounts, C$144,000, C$98,000 and C$272,000, respectively, were included in current assets.

(6) Amounts include revenue, net income and net income per share of C$22,767,000, C$1,068,000 and C$.13, respectively, for the period August 1, 1994 to October 31, 1994.

(7) Amounts include revenue, net income and net income per share of C$29,910,000, C$1,264,000 and C$.15, respectively, for the period August 1, 1995 to October 31, 1995.

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined consolidated financial statements have been prepared assuming the Transaction is accounted for as a pooling of interests. Accordingly, such statements were prepared as if Digicon and Veritas were combined as of the beginning of the periods presented.

The following unaudited pro forma combined consolidated balance sheet as of April 30, 1996 and statements of operations for the nine-month periods ended April 30, 1995 and 1996 are based on the unaudited consolidated financial statements of Digicon and Veritas and include, in the opinion of Digicon's and Veritas' management, all adjustments necessary to present fairly the results of such periods and should be read in conjunction with Digicon and Veritas Management's Discussion and Analysis of Financial Condition and Results of Operations. The following unaudited pro forma combined consolidated statements of operations for the three years in the period ended July 31, 1995 have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of Digicon and the related notes thereto included elsewhere herein, which statements have been audited by Deloitte & Touche LLP, independent auditors, whose report is included elsewhere herein and the audited Consolidated Financial Statements of Veritas and the related notes thereto included elsewhere herein, which statements have been audited by Price Waterhouse, chartered accountants, whose report is included elsewhere herein.

As a result of the differing year ends of Digicon and Veritas, results of operations for dissimilar year ends have been combined. Digicon's results of operations for fiscal years ended July 31, 1993, 1994 and 1995 have been combined with Veritas' results of operations for fiscal years ended October 31, 1993, 1994 and 1995, respectively. Digicon's results of operations for the nine months ended April 30, 1995 and 1996 have been combined with Veritas' results of operations for the nine months ended April 30, 1995 and 1996, respectively, and accordingly, Veritas' operating results for the periods August 1, 1994 through October 31, 1994 and August 1, 1995 through October 31, 1995 are included in the years ended July 31, 1994 and 1995, respectively, and nine months ended April 30, 1995 and 1996, respectively. An adjustment in an amount equal to the results of operations for these three-month periods is included in the unaudited pro forma combined consolidated retained earnings. Revenues, net income and net income per share were $16,736,000, $785,000 and $.09, respectively, for the period August 1, 1994 through October 31, 1994. Revenues, net income and net income per share were $22,150,000, $936,000 and $.11, respectively, for the period August 1, 1995 to October 31, 1995.

The unaudited pro forma combined consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of actual results of operations or financial position that would have been achieved had the Transaction been consummated at the beginning of the earliest period presented, nor are they necessarily indicative of future results.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

                                             AS OF APRIL 30, 1996
                                            -----------------------
                                             DIGICON      VERITAS     ADJUSTMENTS   PRO FORMA
                                            ----------   ----------   -----------   ----------
                                                            (IN THOUSANDS)
                                            ASSETS
Current assets:
  Cash and short term investments.........  US$  5,303   US$  5,198                 US$ 10,501
  Restricted cash investments.............         339                                     339
  Accounts and notes receivable -- net....      37,962       18,576                     56,538
  Materials and supplies
     inventory -- net.....................       1,466          175                      1,641
  Prepayments and other...................       8,093        3,142                     11,235
                                            ----------   ----------   -----------   ----------
          Total current assets............      53,163       27,091                     80,254
Property and equipment -- net.............      49,534       28,238    US$(6,700)(5)    71,072
Proprietary seismic data..................      25,725                                  25,725
Goodwill -- net...........................       2,762        1,067                      3,829
Other assets..............................       1,212          213                      1,425
                                            ----------   ----------   -----------   ----------
          Total assets....................  US$132,396   US$ 56,609    US$(6,700)   US$182,305
                                            ===========  ===========  ===========   ===========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt....  US$ 20,005   US$  1,225                 US$ 21,230
  Accounts payable -- trade...............      16,454        7,695                     24,149
  Accrued interest........................         342            3                        345
  Other accrued liabilities...............      13,526        5,066    US$ 4,800(5)     23,392
  Income taxes payable....................       1,494         (493)                     1,001
                                            ----------   ----------   -----------   ----------
          Total current liabilities.......      51,821       13,496        4,800        70,117
Non-current liabilities:
  Long-term debt..........................       9,161        1,808                     10,969
  Deferred credits........................       3,669                                   3,669
  Other non-current liabilities...........       1,228          680                      1,908
                                            ----------   ----------   -----------   ----------
  Total non-current liabilities...........      14,058        2,488                     16,546
Stockholders' equity:
  Common stock............................         111       29,741      (29,671)(4)       181
  Additional paid in capital..............      71,065                    29,671(4)    100,736
  Retained earnings (accumulated
     deficit)*............................      (4,659)      11,440      (11,500)(5)    (4,719)
  Cumulative foreign currency translation
     adjustment...........................                     (556)(3)                   (556)
                                            ----------   ----------   -----------   ----------
          Total stockholders' equity......      66,517       40,625      (11,500)       95,642
                                            ----------   ----------   -----------   ----------
          Total liabilities and
            stockholders' equity..........  US$ 132,39   US$ 56,609    US$(6,700)   US$182,305
                                            ===========  ===========  ===========   ===========

- - - ---------------

* Digicon effected a quasi-reorganization adjustment as of July 31, 1991 in which the accumulated deficit at July 31, 1991 of $139,751,000 was offset against additional paid in capital.

The accompanying notes are an integral part of these unaudited pro forma combined consolidated financial statements.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             NINE MONTHS
                                        YEARS ENDED JULY 31,               ENDED APRIL 30,
                                ------------------------------------   -----------------------
                                   1993         1994         1995         1995         1996
                                ----------   ----------   ----------   ----------   ----------
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues......................  US$156,876   US$180,835   US$217,072   US$157,687   US$183,994
Costs and expenses:
  Operating expenses:
     Costs of services........     132,562      148,023      173,519      122,365      146,317
     Restructuring............                    1,363          800
  Write-off/reserve for
     impairment of assets.....                    6,523
  Depreciation and
     amortization.............      13,520       20,184       24,162       17,253       20,300
  Selling, general and
     administrative...........       4,797        6,296        5,855        4,295        5,258
  Interest....................       2,095        3,419        5,362        4,043        3,803
  Equity in loss of 50% or
     less owned companies and
     joint ventures...........          54          445        1,485          825           17
  Gain on sale of investment
     in FSU joint ventures....                                (4,370)
                                ----------   ----------   ----------   ----------   ----------
          Total...............     153,155      185,260      207,049      148,156      175,925
                                ----------   ----------   ----------   ----------   ----------
Income (loss) before provision
  for income taxes............       3,721       (4,425)      10,023        9,531        8,069
Provision for income taxes....       3,147        5,929        4,429        4,173        2,287
                                ----------   ----------   ----------   ----------   ----------
Net income (loss).............  US$    574   US$(10,354)  US$  5,594   US$  5,358   US$  5,782
                                ===========  ===========  ===========  ===========  ===========
Net income (loss) per
  share(4)....................  US$    .05   US$   (.66)  US$    .31   US$    .30   US$    .33
                                ===========  ===========  ===========  ===========  ===========
Shares used to compute net
  income (loss) per share.....      11,874       15,633       17,771       17,885       17,754
                                ===========  ===========  ===========  ===========  ===========

The accompanying notes are an integral part of these unaudited pro forma combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. Veritas' historical consolidated financial statements were prepared under Canadian GAAP. These unaudited pro forma combined consolidated financial statements contain certain adjustments to conform Veritas' consolidated financial statements as of April 30, 1996 and for the three years ended October 31, 1995 and the nine months ended April 30, 1995 and 1996 with U.S. GAAP. In addition certain reclassifications have been made to Veritas' historical consolidated financial statements to conform to Digicon's financial statement presentation. Such reclassifications include a reclassification of amounts billed to customers for third party costs and reclassification of certain general and administrative expenses. The following tables reconcile Veritas' revenue, net income and net income per share from Canadian GAAP in Canadian dollars to U.S. GAAP in U.S. dollars (in thousands except for exchange rates).

                                                                                                  NINE MONTHS
                                                            YEARS ENDED OCTOBER 31,             ENDED APRIL 30,
                                                      -----------------------------------    ----------------------
                                                        1993         1994         1995         1995         1996
                                                      ---------    ---------    ---------    ---------    ---------
Reconciliation of Veritas' Revenue
  Veritas revenue--Canadian GAAP...................   C$ 68,272    C$122,134    C$151,292    C$113,535    C$127,076
  Adjustments to conform financial statement
    presentation:
    Third party costs(a)...........................     (17,973)     (36,945)     (35,082)     (29,220)     (32,586)
                                                      ---------    ---------    ---------    ---------    ---------
  Veritas revenue--as conformed....................   C$ 50,299    C$ 85,189    C$116,210    C$ 84,315    C$ 94,490
  Average exchange rate applied for revenue........      .77868       .73785       .72716       .72315       .73519
                                                      ---------    ---------    ---------    ---------    ---------
  Veritas revenue included in Unaudited Pro Forma
    Combined Consolidated Statements of
    Operations--U.S. GAAP..........................   US$39,167    US$62,857    US$84,503    US$60,973    US$69,469
                                                      ==========   ==========   ==========   ==========   ==========
Reconciliation of Veritas' Net Income
  Veritas net income--Canadian GAAP................   C$  2,628    C$  6,294    C$  3,500    C$  4,433    C$  2,929
  Canadian GAAP to U.S. GAAP reconciling items:
    Foreign currency(b)............................        (281)         341          (34)           5          (87)
    Prior period adjustments(c)....................                   (1,127)         434          298
                                                      ---------    ---------    ---------    ---------    ---------
  Veritas net income--U.S. GAAP....................   C$  2,347    C$  5,508    C$  3,900    C$  4,736    C$  2,842
  Average exchange rate applied for revenue and
    expense........................................      .78057       .73947       .72231       .72698       .73505
                                                      ---------    ---------    ---------    ---------    ---------
  Veritas net income included in Unaudited Pro
    Forma Combined Consolidated Statements of
    Operations--U.S. GAAP..........................   US$ 1,832    US$ 4,073    US$ 2,817    US$ 3,443    US$ 2,089
                                                      ==========   ==========   ==========   ==========   ==========
Reconciliation of Veritas' Net Income Per Share
  Veritas net income per share--Canadian GAAP......   C$    .66    C$    .86    C$    .41    C$    .52    C$    .34
  Canadian GAAP to U.S. GAAP reconciling items:
    Foreign currency(b)............................        (.07)         .04                                   (.01)
    Prior period adjustments(c)....................                     (.15)         .05          .04
                                                      ---------    ---------    ---------    ---------    ---------
  Veritas net income per share--U.S. GAAP..........   C$    .59    C$    .75    C$    .46    C$    .56    C$    .33
  Effect of exchange ratio of .8...................          .8           .8           .8           .8           .8
                                                      ---------    ---------    ---------    ---------    ---------
  Veritas net income per share as exchanged........   C$    .47    C$    .60    C$    .37    C$    .45    C$    .26
  Average exchange rate applied for revenue and
    expense........................................      .78057       .73947       .72231       .72698       .73505
                                                      ---------    ---------    ---------    ---------    ---------
  Veritas net income per share included in
    Unaudited Pro Forma Combined Consolidated
    Statements of Operations--U.S. GAAP............   US$   .37    US$   .44    US$   .27    US$   .33    US$   .19
                                                      ==========   ==========   ==========   ==========   ==========

- - - ---------------

(a) Veritas reports revenues gross of amounts billed to customers for third party costs. Digicon reports revenues net of such amounts.

(b) U.S. GAAP requires that foreign currency transaction gains and losses be included in the determination of income for the period in which the exchange rate changes. Under Canadian GAAP, transaction gains and losses related to foreign currency monetary items with a fixed or ascertainable life extending beyond the end of the following fiscal year are deferred and amortized over the life of the monetary item.

(c) U.S. GAAP requires recognition of losses in the fiscal year the loss is probable and can be reasonably estimated. Under Canadian GAAP, losses that are specifically identified with and directly related to the business activities of a prior period, not attributable to economic events occurring subsequent to the date of the financial statements for such period, primarily dependent on decisions or determinations by persons other than management or owners and not reasonably estimated prior to such decisions or determinations are reported as a prior period adjustment.

2. There are no significant adjustments required to the historical consolidated financial statements of Digicon or Veritas to conform accounting policies of the two companies.

3. Veritas' historical consolidated financial statements have been converted into Digicon's reporting currency, U.S. dollars, using the Canadian dollar as the functional currency for Veritas' operations. Balance sheet items (excluding common stock which has been converted at historical exchange rates) have been converted using the exchange rate in effect at the end of Veritas' reporting period and revenue and expense items have been converted at weighted average exchange rates in effect during the reporting period. An adjustment has been made to stockholders' equity to reflect the foreign currency translation of Veritas consolidated financial statements.

4. Common stock, additional paid-in capital and net income (loss) per share reflect the exchange of Veritas no par value common shares for Digicon common stock at an exchange ratio of 0.8 of a share of Digicon common stock for each Veritas share. Veritas' aggregate stated capital of the exchangeable stock is equal to the aggregated stated capital of common shares immediately prior to the exchange.

5. Digicon and Veritas expect to incur business combination costs estimated to be between $10 and $13 million in the quarter ended July 31, 1996, the quarter in which the Transaction is expected to be consummated, primarily related to professional fees, employee severance costs, intended changes in operations and retirement of certain operating equipment which has not been fully depreciated. An estimated charge at the midpoint of the above range of $11.5 million is reflected in the Unaudited Pro Forma Combined Consolidated Balance Sheet but has not been reflected in the Unaudited Pro Forma Combined Consolidated Statements of Operations because while these charges are directly related to the Transaction, they are non-recurring in nature. This range is a preliminary estimate only and is therefore subject to change.

                                  THE MEETINGS

DIGICON

     Solicitation and Voting of Proxies. The accompanying proxy is solicited on behalf of the board of directors of Digicon for use at the Digicon Meeting, to be held at Digicon's principal executive offices, 3701 Kirby Drive, Houston, Texas 77098, on July 30, 1996 at 9:00 a.m. (Houston time). Only holders of record of Digicon Common Stock at the close of business on June 20, 1996, will be entitled to vote at the Digicon Meeting. At the close of business on that date, there were 11,123,422 shares of Digicon Common Stock outstanding and entitled to vote. A majority of those shares, present in person or by proxy, will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered to be represented for purposes of a quorum. This Joint Proxy Statement and the accompanying form of proxy were first mailed to Digicon Stockholders on or about June 27, 1996.

     Revocability of Proxy. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Digicon Meeting, by (i) delivering to the secretary of Digicon (by any means, including facsimile) a written notice stating that the proxy is revoked (ii) signing and so delivering a proxy bearing a later date or (iii) attending the Digicon Meeting and voting in person (although attendance at the Digicon Meeting will not, by itself, revoke a proxy).

     Expenses of Proxy Solicitation. The expenses of soliciting proxies to be voted at the Digicon Meeting will be paid by Digicon. Following the original mailing of the proxies and other soliciting materials, Digicon and/or its agents also may solicit proxies by mail, telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Digicon will request brokers, custodians, nominees and other record holders of Digicon Common Stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Digicon Common Stock and to request authority for the exercise of proxies. In such cases, Digicon, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

     Voting Rights. Holders of Digicon Common Stock are entitled to one vote for each share held as of the Digicon Record Date. Approval by the Digicon Stockholders of the Combination Agreement and the transactions contemplated thereby is required by the rules of the ASE. Such approval requires the affirmative vote of a majority of the shares eligible to vote and voting, either in person or by proxy, at the Digicon Meeting. Approval of the Recapitalization Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Digicon Common Stock.

     Digicon will count abstentions in tabulations of votes cast, and an abstention, therefore, will have the same effect as a vote against a proposal. Under Delaware case law, broker non-votes (shares which are present at the meeting and for which a broker or nominee has received no instruction by the beneficial owner as to how such owner wishes the shares to be voted) are counted for purposes of determining whether a quorum is present at the meeting but are not counted for purposes of determining whether a proposal has been approved. Thus, a broker non-vote will have the same effect as a negative vote with regard to the proposal to approve the Recapitalization Plan. Broker non-votes will not count as shares voting "for" or "against" with respect to the other proposals and will not be considered as shares entitled to vote on the proposals for purposes of determining whether such proposals have been approved.

VERITAS

     Solicitation and Voting of Proxies. The accompanying proxy is solicited on behalf of the board of directors of Veritas for use at the Veritas Meeting. The solicitation of proxies will be primarily by mail but proxies may also be solicited personally or by telephone by regular employees of Veritas without special compensation. The cost of solicitation will be borne by Veritas. Veritas may also pay brokers or nominees holding Veritas Common Shares in their names or in the names of their principals for their reasonable expenses in sending solicitation material to their principals.

     Only holders of record of Veritas Common Shares or Veritas Options at the close of business on the Veritas Record Date will be entitled to vote at the Veritas Meeting, subject to the provisions of the ABCA regarding transfers of Veritas Common Shares after the Veritas Record Date. See the "Notice of Special Meetings of Shareholders and Optionholders" accompanying this Joint Proxy Statement. At the close of business on the Veritas Record Date, there were
       Veritas Common Shares outstanding.

     A quorum of Veritas Shareholders for the transaction of business at the Veritas Meeting is not less than two persons present, either in person or by duly appointed proxy, holding or representing not less than 5% of the Veritas Common Shares entitled to be voted at the Veritas Meeting. A quorum of Veritas Optionholders for the transaction of business of the Veritas Meeting is not less than that number of Veritas Optionholders, either in person or by duly appointed proxy, entitled to purchase at least 25% of the aggregate number of Veritas Common Shares which could be acquired pursuant to all the then outstanding Veritas Options.

     To be effective, proxies must be received by Corporate Shareholder Services Inc., Suite 1485, 550 Sixth Avenue S.W., Calgary, Alberta T2P 0S2 not later than 4:00 p.m. (Calgary time) on the day preceding the day of the Veritas Meeting, or, if the Veritas Meeting is adjourned, not later than 24 hours (excluding Saturdays, Sundays and holidays) before the time of the Veritas Meeting or any adjournment or postponement thereof.

     Appointment of Proxy and Discretionary Authority. A SHAREHOLDER OR OPTIONHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER OR OPTIONHOLDER OF VERITAS), OTHER THAN PERSONS DESIGNATED IN THE FORM OF PROXY ACCOMPANYING THIS JOINT PROXY STATEMENT, AS NOMINEE TO ATTEND AND ACT FOR AND ON BEHALF OF SUCH SHAREHOLDER OR OPTIONHOLDER AT THE VERITAS MEETING AND MAY EXERCISE SUCH RIGHT BY INSERTING THE NAME OF SUCH PERSON IN THE BLANK SPACE PROVIDED ON THE FORM OF PROXY.

     The form of proxy accompanying this Joint Proxy Statement confers discretionary authority upon the proxy nominees with respect to amendments or variations to the matters identified in the accompanying notice of the Veritas Meeting and other matters which may properly come before the Veritas Meeting.

     The shares and options represented by proxies at the Veritas Meeting will be voted in accordance with the instructions of the shareholder or optionholder on any ballot that may be called for and, where the person whose proxy is solicited specifies a choice with respect to any matter to be voted upon, his or her shares or options shall be voted in accordance with the specifications so made.

     If a shareholder or optionholder appoints a person designated by management in the form of proxy as nominee and does not direct the management nominee to vote either for or against the matter or matters with respect to which an opportunity to specify how the shares or options registered in the name of such shareholder or optionholder shall be voted, the proxy shall be voted FOR such matter or matters proposed in this Joint Proxy Statement.

     Management knows of no matters to come before the Veritas Meeting other than the matters referred to in the accompanying notice of the Veritas Meeting. However, if any other matters which are not now known to management should properly come before the Veritas Meeting, the shares and options represented by proxies in favor of management nominees will be voted on such matters in accordance with the best judgment of the proxy nominee.

     Revocation of Proxies. Proxies given by shareholders or optionholders for use at the Veritas Meeting may be revoked at any time prior to their use. A shareholder or optionholder giving a proxy may revoke the proxy (i) by instrument in writing executed by the shareholder or optionholder or by his or her attorney authorized in writing, or, if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized indicating the capacity under which such officer or attorney is signing, and deposited either at the registered office of Veritas (as set forth in this Joint Proxy Statement) at any time up to and including 4:00 p.m. (Calgary time) on the last business day preceding the day of the Veritas Meeting, or any adjournment or postponement thereof, or with the chairman of the Veritas Meeting on the day of such Veritas Meeting or adjournment or postponement thereof, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, (iii) by voting in person at the Veritas Meeting (although attendance at the Veritas Meeting will not in and of itself constitute a revocation of a proxy), or (iv) in any other manner permitted by law.

     Required Votes. Holders of Veritas Common Shares and Veritas Options are entitled to one vote for each share or option held. The Arrangement Resolution must be approved by the affirmative vote of not less than 66 2/3% of the votes cast by the holders of Veritas Common Shares and by the affirmative vote of not less than 66 2/3% of the votes cast by the holders of Veritas Options present (in person or by proxy) and entitled to vote at the Veritas Meeting.

                                THE TRANSACTION

BACKGROUND

     For more than 30 years, Digicon has provided seismic data acquisition and processing services to the petroleum industry, with primary emphasis on marine seismic surveys. In recent years, however, with the advent of sophisticated three-dimensional ("3D") recording systems for onshore use and a corresponding increase in demand for onshore geophysical services, Digicon has increasingly sought to expand further into that market. This effort was accompanied by a recognition that attempting to build a significant franchise in an already highly competitive market through internal growth was likely to be a lengthy, expensive and perhaps risky process involving (i) the competition for business in a market in which Digicon had not previously had a substantial presence, (ii) the need for substantial additional debt and/or equity financing to support equipment purchases estimated at more than $6 million for each new crew added and (iii) the assembly of a large complement of land data acquisition operating personnel to support any rapid expansion in that market. In an effort to minimize the risks and uncertainties which would have been associated with an internal growth strategy, Digicon instead began evaluating land seismic companies for possible merger or acquisition, and in 1992 acquired GFS Company, a small provider of land seismic services, principally in marsh, swamp and tidal ("transition zone") environments. In 1993, efforts were made to acquire Grant Tensor Geophysical, a large operator of land seismic crews, but this effort was abandoned due to a number of factors, including shareholder litigation at Grant. By early 1995, Veritas had been identified as a premier operator of seismic crews and processing centers with a strong operating history and management team.

     Veritas has operated in the seismic industry since 1968 and under David B. Robson's direction as the largest shareholder since 1974. Since 1991, Veritas has grown from C$29 million net revenue to C$95 million in net revenue in 1995. Due to Veritas' significant presence in the Canadian market, it was recognized that future growth for Veritas would have to come from international markets. This led to Veritas' expansion into international markets starting in 1993. Veritas has recognized that growth in international markets is subject to different risks and such risks vary depending on the choice to grow internally, through joint ventures or through acquisition of or merger with existing businesses. Veritas has conducted an ongoing review of these expansion options. Prior to commencing detailed discussions with Digicon in February 1996, Veritas had not found a suitable acquisition or merger candidate and had therefore focused on internal growth prior to such time.

     In February 1995, Digicon approached Veritas with a general suggestion that Veritas should consider merging with Digicon, but discussions were highly preliminary and did not proceed to discussions of any specific transactional terms. Beginning in February 1996, discussions were renewed and the parties agreed that any combination of the two companies would be accomplished as a collaboration. Preliminary discussions continued into early March, by which time both parties had retained investment banking firms to advise them with respect to the terms of any potential business combination. In conjunction with Digicon's regularly-scheduled March 13, 1996 board meeting in Houston, David B. Robson, Veritas' chairman of the board and chief executive officer, made informal presentations to members of the Digicon board concerning Veritas' operating philosophy and his preliminary impressions as to how the two organizations might work together following a business combination, but no final conclusions were reached as to specific transactional terms; following Mr. Robson's presentations, Digicon's board authorized its chairman Douglas B. Thompson to negotiate the terms of a transaction, subject to board review and final approval.

     Mr. Thompson, members of Digicon's management and representatives of PaineWebber, Digicon's investment bankers, met in Calgary on March 21, 1996, with their Veritas counterparts including representatives of Rauscher Pierce, Veritas' investment bankers, to discuss specific transactional terms. After extensive negotiations, the parties agreed to tentative terms on the following day under which (i) Digicon and Veritas would "merge", (ii) each outstanding share of Veritas would be converted in the transaction into the economic equivalent of 0.8 of a share of Digicon Common Stock (or an aggregate of approximately 7.0 million shares), (iii) Digicon's corporate name would be changed to "Veritas DGC Inc." and (iv) Veritas' chairman, David B. Robson, would be named chairman of the board and chief executive officer and Digicon's president and chief executive officer, Stephen J. Ludlow, would be named president of the combined company. During these meetings, the parties also discussed the post-transaction board and management structure, with a view to assuring the continuity of management and business operations after completion of the proposed transaction; however, there was no final resolution of these matters. On March 22, 1996, the parties executed a letter of intent with respect to the foregoing terms, and on March 25, 1996, the parties jointly announced the execution of the letter of intent.

     An initial draft of contractual documents containing proposed terms for the transaction was circulated shortly after the Calgary meetings. Counsel for both parties exchanged further drafts during the next several weeks, and negotiations concerning various aspects of the proposed transaction continued in conjunction with the parties' ongoing due diligence investigations. At telephone meetings on April 8 and 15, 1996, Digicon's board of directors evaluated and in principle approved the economic terms of the proposed transaction, but delayed final approval pending the outcome of ongoing negotiations concerning unresolved issues and various contractual details. At the April 15 telephone board meeting, the Digicon board determined that it would be appropriate that (i) the initial board representation following the business combination would be roughly proportionate to the 62% of the combined entity's equity represented by Digicon, and (ii) Stephen J. Ludlow, Digicon's president and chief executive officer, would be chief operating officer, as well as president of the combined company.

     At a Veritas board meeting on April 24, its board heard reports from the Veritas management and counsel concerning the proposed transaction, and from its investment banker, Rauscher Pierce, with respect to valuation methodologies and a preliminary conclusion with respect to the fairness of the proposed transaction, approved it in principle and authorized Mr. Robson to negotiate all unresolved terms of the transaction, subject to final board review and approval.

     By May 1, 1996, when the Digicon board again met by telephone, all significant issues had been resolved to the satisfaction of both parties. The initial board of the combined entity would consist of six former Digicon directors and four former Veritas directors and it was agreed that the nominees for election as directors at the ensuing two annual meetings would be recommended to the board by a nominating committee consisting of two former outside directors from each of the combining companies. Revised drafts were circulated over the next several days and reviewed by the boards of both companies prior to meetings scheduled for the ensuing week.

     At separate meetings on May 8 and 9, 1996, respectively, the boards of Veritas and Digicon unanimously approved the proposed transaction following presentations as to (i) the duties of directors in a transactional context under the respective corporate laws of Alberta and Delaware, (ii) the detailed terms of the proposed transaction, (iii) the results of operational and legal due diligence reviews, (iv) the anticipated financial and accounting implications of the proposed transaction, and (v) the respective investment bankers' valuation methodologies and conclusions with respect to the fairness of the proposed transaction, from a financial point of view, to the stockholders of each company. See "--Opinions of Financial Advisors." The board of each company was also furnished a written opinion of that company's investment banker confirming the conclusions expressed in its firm's board presentation.

     Following the close of business on May 9, 1996, both parties executed the Combination Agreement and on the following morning a joint press release announcing the definitive agreement was issued.

REASONS FOR THE TRANSACTION

     Digicon and Veritas both provide seismic data acquisition and processing services to the petroleum industry; however, their respective operations are in major part complementary rather than directly competitive. Veritas operates exclusively onshore in its data acquisition and processing operations, with nine crews concentrated in Canada and the continental United States. Digicon's marine operations are concentrated offshore in the Gulf of Mexico, in the North Sea and in the Far East. Onshore, Digicon's primary emphasis has been in the Gulf of Mexico transition zone. The two companies are direct competitors only in Argentina, where each has a limited market presence. A combination of the two enterprises will result in each company's entry into geographic markets not presently served by it and will afford to each an opportunity to offer a broader array of single source services to potential customers.

     Digicon and Veritas believe the Transaction will result in significant additional benefits for each company, including possible business synergies, expansion of their respective businesses, enhanced combined marketing opportunities and a more focused research and development effort. If these potential benefits can be attained, stockholders of the two companies will be able to participate in enhanced prospects for the combined enterprise.

RECOMMENDATIONS OF BOARDS OF DIRECTORS

     Digicon. The board of directors of Digicon believes the Transaction to be in the best interests of Digicon Stockholders and unanimously recommends that the Digicon Stockholders vote to approve (i) the Combination Agreement and the transactions contemplated thereby and (ii) the Recapitalization Plan.

     Veritas. The board of directors of Veritas believes that the Transaction is in the best interest of Veritas Shareholders and Veritas Optionholders and unanimously recommends that the Veritas Shareholders and Veritas Optionholders vote to approve the Arrangement.

BUSINESS COMBINATION COSTS

     Upon consummation of the Transaction, Digicon expects to incur business combination costs relating to employee severance ($1.0 million), intended changes in its operations ($1.1 million) and the retirement of certain operating equipment which has not been fully depreciated ($6.7 million). In addition, the two companies expect to incur aggregate non-recurring transaction costs in connection with the Transaction of approximately $2.7 million.

OPINIONS OF FINANCIAL ADVISORS

  Opinion of PaineWebber

     THE FULL TEXT OF THE OPINION OF PAINEWEBBER DATED MAY 9, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX H TO THIS JOINT PROXY STATEMENT. DIGICON STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. THE SUMMARY OF THE PAINEWEBBER OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     Digicon retained PaineWebber as its exclusive financial advisor in connection with the Transaction. In connection with such engagement, Digicon requested PaineWebber to render an opinion as to whether or not the Exchange Ratio to be applied in the Transaction is fair, from a financial point of view, to the Digicon Stockholders.

     In connection with the Digicon board of directors' consideration of the Combination Agreement and Arrangement, PaineWebber delivered its written opinion (the "PaineWebber Opinion"), to the effect that, as of May 9, 1996, and based on its review and assumptions and subject to the limitations summarized below, the Exchange Ratio is fair, from a financial point of view, to the Digicon Stockholders. The PaineWebber Opinion was prepared at the request and for the information of the board of directors of Digicon and does not constitute a recommendation to any holder of Digicon Common Stock as to how any such stockholder should vote with respect to the Transaction.

     In arriving at its opinion, PaineWebber, among other things: (i) reviewed, among other public information, Digicon's Annual Reports, Forms 10-K and related financial information for the four fiscal years ended July 31, 1995 and Digicon's Form 10-Q and the related unaudited financial information for the six months ended January 31, 1996; (ii) reviewed, among other public information, Veritas' Annual Reports, and related financial information for the three fiscal years ended October 31, 1995 and Veritas' Interim Report and the related unaudited financial information for the three months ended January 31, 1996;
(iii) reviewed certain information, including financial forecasts for the fiscal years ended July 31, 1996 and July 31, 1997 for Digicon and October 31, 1996 and October 31, 1997 for Veritas, relating to the business, earnings, cash flow, assets and prospects of Digicon and Veritas, furnished to PaineWebber by Digicon and Veritas, respectively; (iv) conducted discussions with members of senior management of Digicon and Veritas concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for the Digicon Common Stock and the Veritas Common Shares and compared them with that of certain publicly traded companies which PaineWebber deemed to be relevant; (vi) compared the financial position and operating results of Digicon and Veritas with that of certain publicly traded companies which PaineWebber deemed to be relevant; (vii) compared the financial terms of the Transaction with the financial terms of certain other business combinations which PaineWebber deemed to be relevant; (viii) considered the potential pro forma effects of the Transaction on Digicon; (ix) reviewed a draft of the Combination Agreement and Exhibits thereto dated May 1, 1996; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary including PaineWebber's assessment of regulatory, general economic, market and monetary conditions.

     In preparing the PaineWebber Opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to PaineWebber by or on behalf of Digicon and Veritas and PaineWebber has not independently verified such information. PaineWebber assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Digicon's and Veritas' respective managements as to the future performance of Digicon and Veritas. PaineWebber has not undertaken, and has not been provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Digicon or Veritas and has assumed that all liabilities (contingent or otherwise, known or unknown) of Digicon and Veritas are as set forth in their respective consolidated financial statements. PaineWebber has also assumed that the Transaction will be accounted for under the pooling-of-interests method of accounting and that the Transaction will be a tax-free reorganization. The PaineWebber Opinion is based upon the regulatory, general economic, market and monetary conditions existing on the date thereof. Furthermore, PaineWebber expressed no opinion as to the price or trading range at which the Digicon Common Stock or the Exchangeable Shares will trade after the date thereof. The PaineWebber Opinion does not address the relative merits of the Transaction and any other transactions or business strategies discussed by the board of directors of Digicon as alternatives to the Transaction, or the decision of the board of directors of Digicon to proceed with the Transaction. The Exchange Ratio was determined by Digicon and Veritas in arm's-length negotiations. PaineWebber did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid pursuant to the Combination Agreement.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber Opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Digicon and Veritas. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. The following paragraphs summarize the significant analyses performed by PaineWebber in arriving at the PaineWebber Opinion.

     Stock Trading History. To provide contextual data and comparative market data, PaineWebber reviewed the history of the trading prices and volume for the Digicon Common Stock and the Veritas Common Shares, both separately and in relation to a market index and comparative company indices. The market index represented the Standard & Poor's 400 Industrials Index. The comparative company indices represented (i) an index of eight seismic services companies and (ii) an index of seventeen oil services companies. In addition, PaineWebber reviewed the historical relative relationship between the per share market prices of the Digicon Common Stock and the Veritas Common Shares and compared this to the Exchange Ratio. PaineWebber noted that over the last twelve months ("LTM") the historical relative relationship fell between 0.52x and 1.39x. PaineWebber further noted that the Exchange Ratio is within the range of the historical relative relationship between the Digicon Common Stock and the Veritas Common Shares.

     Selected Comparative Public Company Analysis. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of Digicon and Veritas to the corresponding data of certain publicly traded seismic services companies. These companies consisted of (i) selected Canadian-based small capitalization seismic services companies consisting of Capilano International Inc. and Solid State Geophysical Inc. (collectively the "Canadian Small Capitalization Comparative Companies"); (ii) selected United States-based small capitalization seismic services companies consisting of Dawson Geophysical Company, Grant Geophysical, Inc., 3-D Geophysical Inc. and Universal Seismic Associates, Inc. (collectively the "US Small Capitalization Comparative Companies"); and (iii) selected large capitalization seismic services companies consisting of Input/Output, Inc., Landmark Graphics Corporation, Petroleum Geo-Services AS, Seitel, Inc. and Western Atlas Inc. (collectively the "Large Capitalization Comparative Companies") (all the above collectively the "Comparative Companies"). PaineWebber noted that both Digicon and Veritas operate businesses for which there are no directly comparable companies.

     With respect to Veritas and the Comparative Companies, PaineWebber reviewed multiples of total enterprise value (market value plus total debt less cash and cash equivalents) to LTM revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). PaineWebber also reviewed multiples of market value to LTM net income and cash flow from operations (net income plus depreciation and amortization) ("CFFO") and estimated 1996 and 1997 (adjusted to reflect a July year end) net income and CFFO as estimated by independent research analysts and compiled by PaineWebber.

     PaineWebber believed the US Small Capitalization Comparative Companies to be the most comparable Comparative Companies to Veritas and calculated, as of March 22, 1996 (last full trading day prior to public announcement of the execution by Digicon and Veritas of the letter of intent for the Transaction ("the Letter of Intent")) and May 6, 1996, the US Small Capitalization Comparative Companies' median multiples of LTM revenue, EBITDA, EBIT, net income, CFFO and estimated 1996 and 1997 net income and CFFO to be 1.2x, 8.0x, 23.1x, 23.8x, 9.3x, 18.3x, 10.2x, 5.5x and 4.2x, respectively as of March 22,
1996 and 1.4x, 10.1x, 24.7x, 29.5x, 10.7x, 23.4x, 12.7x, 6.8x and 5.2x,
respectively as of May 6, 1996. Because EBITDA and CFFO are widely accepted measures of cash flow, PaineWebber believed the multiples of LTM EBITDA and CFFO and estimated 1996 CFFO to be the most relevant for the valuation of Veritas and applied these above calculated US Small Capitalization Comparative Companies median multiples to Veritas' corresponding data to derive a range of possible fully diluted equity values of $8.75 to $12.75 per share as of March 22, 1996 and $10.75 to $15.75 per share as of May 6, 1996, which implied a range of exchange ratios as of March 22, 1996 and as of May 6, 1996 between 0.82x and 1.20x and 0.66x and 0.97x, respectively. PaineWebber noted that at the time of the Letter of Intent, the Exchange Ratio was below the indicated range and that on the date of the PaineWebber Opinion the Exchange ratio fell within the indicated range. PaineWebber further noted that the decrease in the range of implied exchange ratios since the Letter of Intent can be partially attributed to market reaction to the Transaction.

     With respect to Digicon and the Comparative Companies, PaineWebber believed the US Small Capitalization Comparative Companies to be the most comparable Comparative Companies to Digicon and compared the above calculated median multiples to Digicon's multiples implied by its public market prices of $10.63 per share as of March 22, 1996 and $16.25 per share as of May 6, 1996, to confirm its use of such market price in assessing the fairness of the Exchange Ratio to holders of Digicon Common Stock.

     Selected Comparative Transaction Analysis. PaineWebber reviewed publicly available financial information for 27 selected mergers and acquisitions involving oil services companies (the "Comparative Transactions"). PaineWebber noted that there are no directly comparable transactions to the Transaction.

     PaineWebber reviewed the consideration paid (based on stock prices on the day prior to the announcement of the transaction) in the Comparative Transactions and compared multiples of total enterprise value to LTM (latest twelve months prior to the announcement of the transaction) revenue, EBITDA and EBIT. PaineWebber also reviewed multiples of market value to LTM net income and CFFO.

     For the Comparative Transactions, PaineWebber calculated the median multiples of total enterprise value to LTM revenue, EBITDA, EBIT and market value to net income and CFFO to be 1.4x, 6.8x, 12.0x, 16.3x and 7.8x, respectively. Because EBITDA and CFFO are widely accepted measures of cash flow, PaineWebber believed the multiples of LTM EBITDA and CFFO to be the most relevant for the valuation of Veritas and applied the above calculated Comparative Transaction multiples to Veritas' corresponding data to derive a range of possible fully diluted equity values of $10.75 and $11.50 per share, which implied a range of exchange ratios as of March 22, 1996 and as of May 6, 1996 between 1.01x and 1.08x and 0.66x and 0.71x, respectively. PaineWebber noted that at the time of the Letter of Intent, the Exchange Ratio was below the indicated range and that at the date of the PaineWebber Opinion the Exchange Ratio was above the indicated range. PaineWebber further noted that the decrease in the range of implied exchange ratios since the Letter of Intent can be partially attributed to market reaction to the Transaction and that the multiples of the Comparative Transactions are based on pre-announcement stock prices and operating statistics.

     Contribution Analysis. PaineWebber analyzed Digicon's and Veritas' relative contribution to the combined entity with respect to revenue, EBITDA, net income and CFFO. Such analysis was considered in both absolute dollar terms and on a percentage basis and was made for the two annual periods ending July 31, 1996 and July 31, 1997. Based on the Exchange Ratio, former holders of Veritas Common Shares would own approximately 38.3% of the combined company's equity on a fully diluted basis. Such contribution analysis indicate that for the annual period ended July 31, 1996 Veritas is projected to contribute to revenue, EBITDA, net income and CFFO 40.4%, 34.6%, 22.8%, and 38.5%, respectively. For the annual period ended July 31, 1997 Veritas is projected to contribute to revenue, EBITDA, net income and CFFO 35.6%, 34.5%, 23.8% and 35.3%, respectively. The results of these contribution analyses are not necessarily indicative of the actual contributions that the respective businesses may have in the future.

     Pro Forma Combination Analysis. PaineWebber performed an analysis of the potential pro forma effect of the Transaction on Digicon's earnings per share ("EPS") and CFFO per share ("CFFOPS") for the years ending July 31, 1996 and July 31, 1997, which assumed that the Transaction was consummated on July 31, 1995. In performing this analysis, PaineWebber assumed (i) the Transaction will provide 0.80 of an Exchangeable Share in exchange for each Veritas Common Share;
(ii) the Transaction would be accounted for under the pooling-of-interests method of accounting; (iii) the Transaction would be a tax-free reorganization; and (iv) operating cost savings of approximately $1.1 million and interest savings of approximately $0.8 million, which were estimated by Digicon, would be achieved as a result of the Transaction. PaineWebber combined the projected operating results of Digicon (provided by Digicon management) with the corresponding projected operating results of Veritas (provided by Veritas management) to arrive at the combined company projected net income and CFFO. PaineWebber divided these results by the pro forma fully diluted shares outstanding to arrive at a combined company EPS and CFFOPS. PaineWebber then compared the combined company EPS and CFFOPS to Digicon's projected stand-alone EPS and CFFOPS (provided by

Digicon management) to determine the pro forma impact on Digicon's EPS and CFFOPS. This analysis suggested that the Transaction should result in dilution to Digicon's EPS in 1996 and 1997. The analysis further suggested that the Transaction should result in accretion to Digicon's CFFOPS in 1996 and slight dilution to Digicon's CFFOPS in 1997. The results of the pro forma combination analysis are not necessarily indicative of future operating results or financial position.

     Digicon selected PaineWebber to be its financial advisor in connection with the Transaction because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

     Pursuant to an engagement letter between Digicon and PaineWebber dated February 8, 1996 PaineWebber has earned a fee of $200,000 for the rendering of the PaineWebber Opinion. In addition, PaineWebber will receive a fee payable upon completion of the Transaction equal to $550,000 and will be reimbursed for certain of its related expenses. PaineWebber will not be entitled to any additional fees or compensation in the event the Transaction is not approved or otherwise consummated. Digicon also agreed to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

     In the past, PaineWebber and its affiliates have provided financial advisory services and financing services for Digicon and have received fees for the rendering of these services. PaineWebber may provide financial advisory services to, and may act as underwriter or placement agent for, the combined company in the future. In the ordinary course of PaineWebber's business, PaineWebber may actively trade the securities of Digicon and Veritas for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

  Opinion of Rauscher Pierce

     Rauscher Pierce has acted as financial advisor to Veritas in connection with the Transaction and assisted Veritas in the negotiations with respect thereto. The Veritas board directed Rauscher Pierce, in its role as financial advisor, to evaluate the fairness of the consideration to be received by the Veritas Shareholders in the Transaction from a financial point of view and, in such regard, to conduct such investigations as Rauscher Pierce deemed appropriate for such purpose. No limitations were placed by the Veritas board or management with respect to the investigations made or the procedures followed by Rauscher Pierce in preparing and rendering its opinion.

     Rauscher Pierce is an investment banking firm with substantial energy industry expertise and experience in transactions similar to the Transaction and is familiar with Veritas and its business. As part of its investment banking business, Rauscher Pierce is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Rauscher Pierce delivered its opinion to the Veritas board on May 8, 1996, to the effect that, as of such date, the consideration to be received by the Veritas Shareholders in the Transaction was fair to such Shareholders from a financial point of view. In arriving at its opinion, Rauscher Pierce reviewed the Combination Agreement, this Joint Proxy Statement and certain publicly available information concerning Veritas and Digicon. In addition, Rauscher Pierce reviewed certain internal analyses and forecasts for Veritas and Digicon prepared by their respective managements. Rauscher Pierce also met with the managements of Veritas and Digicon to discuss the business and prospects of the two companies (as described above under "The Transaction -- Reasons for the Transaction") and considered certain long-term strategic benefits, both operational and financial, that were described to it by the senior managements of Veritas and Digicon.

     In rendering its opinion, Rauscher Pierce reviewed the terms of the Combination Agreement and Plan of Arrangement in relation to, among other things: current and historical market prices and trading volume of the Veritas Common Shares and the Digicon Common Stock; the respective companies' net income, cash flow and tangible book value per share; the capitalization and financial condition of Veritas and Digicon, the pro forma financial impact of the Transaction on Veritas and Digicon, including the potential relative ownership of the Digicon New Common Stock after the Transaction by the current shareholders of Veritas and Digicon; and, to the extent publicly available, the terms of recent merger and acquisition transactions involving comparable companies. In addition, Rauscher Pierce reviewed the merger premiums paid in recent stock-for-stock transactions involving public companies generally, and energy industry and oilfield services companies in particular. Rauscher Pierce also analyzed certain financial, stock market and other publicly available information relating to the business of other public companies whose operations it considered comparable to the operations of Veritas and Digicon. In addition to the foregoing, Rauscher Pierce also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as it deemed relevant in arriving at its opinion.

     In connection with issuing its opinion dated May 8, 1996 and making its presentations to the Veritas board, Rauscher Pierce performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances.Accordingly, such an opinion is not readily susceptible to summary description. The following summary does not purport to be a complete description of the presentations by Rauscher Pierce to the Veritas board of directors or of the analyses performed by Rauscher Pierce in this regard.

     The opinion of Rauscher Pierce was prepared at the request and for the information of the board of directors of Veritas and does not constitute a recommendation to any holder of Veritas Common Shares as to how any such shareholder should vote with respect to the Transaction.

     The following is a summary of certain of the analyses performed by Rauscher Pierce in connection with its opinion.

     Market Trading History Analysis. Rauscher Pierce reviewed the performance of the per share market prices of Veritas Common Shares and Digicon Common Stock over the period from January 1, 1995 through May 8, 1996. Rauscher Pierce calculated the ratio of the per share market price of Veritas Common Shares to the per share market price of Digicon Common Stock over the period. Rauscher Pierce noted that during this period, the relative relationship between the Veritas Common Shares and the Digicon Common Stock ranged between 0.52 and 0.88, with a mean of 0.76. Rauscher Pierce noted that the Exchange Ratio is within the range of this historical relative relationship. This analysis was utilized to provide historical perspective for the manner in which the public trading market had valued Veritas and Digicon in absolute terms and relative to each other. To evaluate comparative market data, Rauscher Pierce also examined the market prices and trading volumes of the Veritas Common Shares and the Digicon Common Stock, both separately and in comparison with certain industry and market indices, including (i) the Standard & Poor's Oilwell Equipment and Services Index; (ii) the Standard & Poor's 500 Index; and (iii) an index of eight seismic services companies.

     Comparable Company Trading Analysis. Using publicly available information, Rauscher Pierce compared, based upon market trading values as of May 8, 1996, multiples of certain financial criteria, such as latest twelve months EBITDA (earnings before interest, taxes, depreciation and amortization), latest twelve months and projected 1996 fiscal year earnings per share (as represented by the median earnings per share from continuing operations estimates reported by Institutional Brokers Estimate System or "I/B/E/S"), and latest twelve months and projected 1996 fiscal year Cash Flow from Operations per share (net income plus depreciation, deferred taxes, and other non-cash expenses, but not including changes in working capital accounts divided by average shares outstanding) of Veritas and Digicon to certain other companies, which in Rauscher Pierce's judgment, were comparable to Veritas and Digicon for the purpose of this analysis ("Comparable Companies"). Estimates of 1996 earnings and cash flow per share for Veritas and Digicon were based on estimates provided to Rauscher Pierce by the managements of Veritas and Digicon, respectively. To reflect differing fiscal years among Veritas, Digicon and the Comparable Companies, estimates and projections for fiscal 1996 were adjusted to a calendar 1996 basis. The factors Rauscher Pierce considered in selecting the Comparable Companies for comparison included size, particularly equity market capitalization, financial condition and scope of business operations. The group of Comparable Companies used in this comparison included Capilano International Inc., Dawson Geophysical Company, Grant Geophysical, Inc., Petroleum Geo-Services A/S, Seitel, Inc., Solid State Geophysical Inc., 3-D Geophysical Inc. and Universal Seismic Associates, Inc.

     For the group of Comparable Companies, the range for Net Market Value of Capitalization,defined as the market value of equity plus short- and long-term debt and the value of its preferred stock (market value if publicly traded or liquidation value or book value if not), less excess cash and equivalents (cash and cash equivalents in excess of working capital requirements) as a multiple of latest twelve months EBITDA was 4.9x to 12.4x, with a median of 7.2x and a mean of 8.2x. The range for stock price as a multiple of each of the indicated statistics were as follows: (a) latest twelve months earnings per share -- 21.5x to 26.4x, with a median of 25.2x and a mean of 24.4x; (b) estimated calendar 1996 earnings per share -- 1.7x to 21.5x, with a median of 15.8x and a mean 13.4x; (c) latest twelve months Cash Flow from Operations per share -- 3.5x to 14.4x, with a median of 7.7x and a mean of 8.9x; (d) estimated calendar 1996 Cash Flow from Operations per share -- 0.9x to 7.7x, with a median of 6.0x and a mean of 5.2x

     Rauscher Pierce compared these multiples to corresponding multiples for Veritas and Digicon based upon market prices for the Veritas Common Shares and Digicon Common Stock at (i) March 22, 1996, the last trading day prior to the public announcement by Veritas and Digicon that they had executed a letter of intent relating to the Transaction; and at (ii) May 8, 1996. For Veritas, Rauscher Pierce also calculated multiples based upon an Implied Transaction Value per Veritas Common Share, defined as the price of the Digicon Common Stock at May 8, 1996 multiplied by the Exchange Ratio. For Veritas, Net Market Value of Capitalization as a multiple of latest twelve months EBITDA, stock price as a multiple of latest twelve months and 1996 calendar earnings per share, and stock price as a multiple of latest twelve months and calendar 1996 Cash Flow from Operations per share were (i) 3.8x, 43.2x, 17.7x, 4.8x and 3.5x at March 22, 1996; (ii) 6.6x, 76.6x, 31.2x, 8.5x and 6.1x at May 8, 1996; and (iii) 7.3x,
84.9x, 40.5x, 9.4x and 7.0x at the Implied Transaction Value at May 8, 1996. For Digicon, Net Market Value of Capitalization as a multiple of latest twelve months EBITDA, stock price as a multiple of latest twelve months and 1996 calendar earnings per share and stock price as a multiple of latest twelve months and calendar 1996 Cash Flow from Operations per share were (i) 6.9x, 104.0x, 11.2x, 8.3x and 4.5x at March 22, 1996; and (ii) 9.4x, 155.4x, 16.3x,
12.1x and 6.6x at May 8, 1996. Rauscher Pierce noted that the increase in the Digicon multiples between March 22, 1996 and May 8, 1996 could be partially attributed to general strength in the market for securities of oilfield services companies during that period, and partially to a market evaluation of the pending Transaction. Rauscher Pierce further noted that the increase in the Veritas multiples during the same period could be partially attributed to the same factors, in addition to the premium resulting from the Exchange Ratio and the relative market prices of the Veritas Common Shares and the Digicon Common Stock at March 22, 1996.

     The comparable company trading analysis is a valuation technique used by Rauscher Pierce to determine whether Veritas and Digicon were reasonably valued by the public trading market, at existing market prices, in relation to the public trading market's valuation of similar companies. Rauscher Pierce did not establish any specific valuation for Veritas or Digicon in connection with this analysis. No public company utilized as a comparison is identical to Veritas, Digicon or the business segment for which a comparison is being made. An analysis of the results of such a comparison is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which Veritas and Digicon were being compared.

     Comparable Transactions Analysis. Rauscher Pierce conducted a comparable transactions analysis whereby it examined the terms of recent selected acquisitions of businesses and assets related to the oilfield services and equipment industry. Rauscher Pierce reviewed the terms of 23 such transactions which had been completed from 1994 through present, or which were pending at the time Rauscher Pierce delivered its opinion (the "Comparable Transactions"). For the group of Comparable Transactions, Rauscher Pierce compared latest twelve months EBITDA for the target companies with their Enterprise Purchase Price. Enterprise Purchase Price is defined as the equity purchase price plus short- and long-term debt and preferred stock (market value if publicly traded or liquidation value or book value if not), less excess cash and equivalents (cash and cash equivalents in excess of working capital requirements). For the Comparable Transactions, the range for the Enterprise Purchase Price as a multiple of latest twelve months EBITDA was 4.6x to 21.3x, with a median of 9.2x and a mean of 10.6x. Rauscher Pierce also compared latest twelve months net income from continuing operations and Cash Flow from Operations with the equity purchase price of the target companies. The range of equity purchase price as a multiple of latest twelve months net income from continuing operations was 8.4x to 36.6x, with a median of 20.3x and a mean of 21.9x. The range of equity purchase price as a multiple of latest twelve months Cash Flow from Operations was 3.4x to 17.6x, with a median of 11.5x and a mean of 11.1x. For Veritas, Enterprise Purchase Price as a multiple of latest twelve months EBITDA, equity purchase price as a multiple of latest twelve months net income and equity purchase price as a multiple of latest twelve months Cash Flow from Operations were (i) 3.8x, 43.2x and 4.8x at March 22, 1996 (ii) 6.6x, 76.6x and 8.5x at May 8, 1996 ;and (iii) 7.3x, 84.9x and 9.4x at the Implied Transaction Value at May 8, 1996.

     Relative Contribution Analysis. Rauscher Pierce performed a relative contribution analysis to examine the relationship between the percentage ownership of New Digicon Common Stock that the Veritas Shareholders would receive pursuant to the Transaction, and the relative contribution of Veritas to certain financial measures on a pro forma combined basis. Based upon income statements for Veritas and Digicon for the twelve months ended January 31, 1996, Rauscher Pierce determined that Veritas' contribution to the combined entity on a pro forma basis would be 38.7% of EBITDA, 52.8% of net income from continuing operations and 44.6% of Cash Flow from Operations. Based upon projected income statements for Veritas and Digicon for the annual period ending July 31, 1996, Rauscher Pierce determined that Veritas' contribution to the combined entity on a pro forma basis would be 36.8% of EBITDA, 26.8% of net income from continuing operations and 38.1% of Cash Flow from Operations. Based upon projected income statements for Veritas and Digicon for the annual period ending July 31, 1997, Rauscher Pierce determined that Veritas' contribution to the combined entity on a pro forma basis would be 34.8% of EBITDA, 24.1% of net income from continuing operations and 35.8% of Cash Flow from Operations. Based upon a review of balance sheets dated January 31, 1996 for Veritas and Digicon, Rauscher Pierce calculated that Veritas' contribution to the combined entity on a pro forma basis would be 32.3% of total assets and 38.9% of stockholders' equity. Rauscher Pierce also considered the relative size, financial strength and diversification of Veritas and Digicon. Furthermore, Rauscher Pierce noted that, based upon the Exchange Ratio, Veritas' shareholders would own approximately 38.0% of the equity of the combined company on a primary share basis, and 38.2% on a fully-diluted share basis, employing the treasury stock method of calculating fully-diluted shares outstanding.

     Merger Premium Analysis. Rauscher Pierce examined mean percentage premiums paid in selected publicly-disclosed stock-for-stock transactions in all industries with transaction values greater than $10 million, which closed in 1995 -- 1996, or were pending at May 8, 1996. This analysis indicated mean percentage premiums to the target company's stock price one day, one week and four weeks prior to announcement , and to the target company's average stock price for the 30-day and 60-day periods prior to announcement, of 25.3%, 29.9%, 36.0%, 32.8% and 35.6%, respectively. Rauscher Pierce also examined mean percentage premiums paid in selected publicly-disclosed stock-for-stock transactions in the energy industry with transaction values greater than $10 million, which closed 1991 -- 1996, or were pending at May 8, 1996. This analysis indicated mean percentage premiums to the target company's stock price one day, one week and four weeks prior to announcement , and to the target company's average stock price for the 30-day and 60-day periods prior to announcement, of 25.4%, 27.7%, 30.8%, 28.7% and 28.3%, respectively. In addition, Rauscher Pierce examined mean percentage premiums paid in 17 oilfield services industry stock-for-stock transactions, which closed 1995 -- 1996, or were pending at May 8, 1996. This analysis indicated mean percentage premiums to the target company's stock price one day, one week and four weeks prior to announcement , and to the target company's average stock price for the 30-day and 60-day periods prior to announcement, of 29.4%, 29.8%, 35.4%, 33.5% and 31.3%, respectively. Rauscher Pierce determined that the Implied Transaction Value per Veritas Common Share of $12.40 represented premiums to the market price of the Veritas Common Shares one day, one week and four week prior to announcement, and to the average market prices of the Veritas Common Shares for the 30-day and 60-day periods prior to announcement, of 96.9%, 134.3%, 115.7%, 115.3% and 116.7%.

     In connection with its review, Rauscher Pierce did not independently verify any of the foregoing information, and relied upon it being complete and accurate in all material respects. Rauscher Pierce assumed that the financial forecasts provided to it and discussed with it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Veritas and Digicon as to the future financial performance of Veritas and Digicon, respectively. In addition, Rauscher Pierce did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Veritas or Digicon, nor was it furnished with any such evaluations or appraisals. In rendering its opinion, Rauscher Pierce assumed that in the course of obtaining necessary regulatory and governmental approvals for the Transaction, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction. Rauscher Pierce's opinion is based upon circumstances existing and disclosed to it as of the date of such opinion. The full text of the opinion of Rauscher Pierce dated as of May 8, 1996 is attached as Annex I and should be read in its entirety by the holders of Veritas Common Shares.

     Rauscher Pierce was selected to serve as the Veritas board of director's financial advisor in connection with the Transaction on the basis of Rauscher Pierce's experience with mergers and acquisitions in the energy industry. Veritas paid Rauscher Pierce a financial advisory fee of $50,000 upon the execution of its engagement letter and an additional $150,000 at the time Rauscher Pierce delivered its fairness opinion to the Veritas board of directors. Veritas also has agreed to reimburse Rauscher Pierce for its reasonable out-of-pocket expenses not to exceed $50,000 and to indemnify Rauscher Pierce and its controlling persons against certain liabilities and expenses relating to or arising out of the consummation of the Transaction, including certain liabilities under U.S. Federal securities laws. If the Transaction is consummated, Rauscher Pierce will receive an additional fee of $150,000.

     Rauscher Pierce in the normal course of its business may trade the securities of Veritas and Digicon for its own account and for the accounts of its customers and, accordingly, may hold a long or short position in such securities at any time.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Appointments to Digicon Board of Directors.  On the Effective Date, David
B. Robson, Lawrence C. Fichtner, Ralph M. Eeson and Brian F. MacNeill will be appointed to the Digicon board of directors. At the Effective Date, Mr. Robson will be elected chairman of the board and chief executive officer of Digicon. Pursuant to the Combination Agreement, Digicon also has agreed that at the Effective Date it shall have created a nominating committee of the Digicon board which will consist of two outside directors of each of Digicon and Veritas prior to the Effective Date and will nominate directors for election to Digicon's board for not less than the next two Digicon annual meetings of stockholders after the closing of the Transaction.On the Effective Date, Messrs. Eeson and MacNeill will resign from the Veritas board and Stephen J. Ludlow will be appointed to such board.

     Indemnification of Veritas Officers and Directors. The Combination Agreement provides that all rights to indemnification for Veritas officers and directors will survive the Arrangement and remain in full force and in accordance with the ABCA and Veritas' and each of its subsidiaries' charter documents and bylaws.

TRANSACTION MECHANICS AND DESCRIPTION OF EXCHANGEABLE SHARES

     The following description is qualified in its entirety by reference to the full text of the Combination Agreement, which is attached as Annex B to this Joint Proxy Statement, and is incorporated herein by reference.

     The Arrangement. Pursuant to the terms of the Plan of Arrangement, at the Effective Time, Veritas will undergo a reorganization of capital whereby, in summary:

          (a) Veritas will amend its articles of amalgamation to (i) delete the First Preferred Shares and Second Preferred Shares from the authorized share capital and (ii) authorize an unlimited number of Exchangeable Shares and one Class A Preferred Share;

          (b) Veritas will issue one Class A Preferred Share to Digicon in exchange for one share of Digicon Common Stock;

          (c) each existing Veritas Common Share (other than Veritas Common Shares held by holders who have properly exercised their rights of dissent and are ultimately entitled to be paid fair value for their shares) will be exchanged for 0.8 of an Exchangeable Share;

          (d) the one Class A Preferred Share held by Digicon will be exchanged for one Veritas Common Share;

          (e) Veritas will amend its articles of amalgamation to reduce the number of authorized Veritas Common Shares to one; and

          (f) Veritas will amend its articles of amalgamation to delete the Class A Preferred Shares from its authorized share capital.

As a result, immediately following the Effective Time, Veritas' outstanding capital stock will consist of one Veritas Common Share held by Digicon and the Exchangeable Shares held by the former holders of Veritas Common Shares.

     As noted above, at the Effective Time, each Veritas Common Share will automatically be exchanged for 0.8 of an Exchangeable Share. Enclosed with copies of this Joint Proxy Statement delivered to the registered holders of Veritas Common Shares is the Veritas Letter of Transmittal, which when duly completed and returned together with a certificate for Veritas Common Shares, will enable the holder to exchange such Veritas Common Shares for the number of Exchangeable Shares to which such holder is entitled. See "--Procedures for Exchange of Share Certificates by Veritas Shareholders."

     The Exchangeable Shares are subject to adjustment or modification in the event of a stock split or other changes to the capital structure of Digicon so as to maintain the initial one-to-one ratio between the Exchangeable Shares and Digicon New Common Stock.

     Exchange and Call Right. Holders of the Exchangeable Shares will be entitled at any time following the Effective Time to retract (i.e., require Veritas to redeem) any or all such Exchangeable Shares owned by them and to receive an equivalent number of shares of Digicon New Common Stock plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares. Holders of the Exchangeable Shares may effect such retraction by presenting a certificate or certificates to Veritas or its transfer agent representing the number of Exchangeable Shares the holder desires to retract together with a duly executed statement in the form of Schedule A to the Exchangeable Share Provisions or in such other form as may be acceptable to Veritas (the "Retraction Request") specifying the number of Exchangeable Shares the holder wishes to retract and the date upon which the holder desires to receive the Digicon New Common Stock, which must be between five and ten business days after the request is received by Veritas (the "Retraction Date"), and such other documents as may be required to effect the retraction of the Exchangeable Shares.

     Upon receipt of the Exchangeable Shares, the Retraction Request and other required documentation from the holder thereof, Veritas must immediately notify Digicon of such Retraction Request. Digicon will thereafter have two business days in which to exercise its Retraction Call Right to purchase all of the Exchangeable Shares submitted by the holder thereof by the delivery of an equivalent number of shares of Digicon New Common Stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares to the transfer agent for delivery to such holder on the Retraction Date. In the event Digicon determines not to exercise its Retraction Call Right and provided that the Retraction Request is not revoked in accordance with the Exchangeable Share Provisions, Veritas is obligated to deliver to the holder the number of shares of Digicon New Common Stock equal to the number of Exchangeable Shares submitted by the holder for retraction and payment of an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Shares by the Retraction Date.

     Subject to applicable law and the Redemption Call Rights of Digicon described below, on the 18th anniversary of the Effective Date, unless such date shall be extended to a specified later date by the Veritas board of directors, not to be later than the 25th anniversary of the Effective Date, or such earlier date as specified by the Veritas board of directors if there are fewer than 250,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Digicon and entities controlled by Digicon and subject to adjustments to such number of shares to reflect permitted changes to Exchangeable Shares) (the "Automatic Redemption Date"), Veritas must redeem all but not less than all of the then outstanding Exchangeable Shares in exchange for an equal number of shares of Digicon New Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Shares. Notwithstanding any proposed redemption of the Exchangeable Shares of Veritas, Digicon will have the overriding right to purchase on the Automatic Redemption Date all but not less than all of the outstanding Exchangeable Shares in exchange for one share of Digicon New Common Stock for each such Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Share. Veritas shall, at least 120 days before the Automatic Redemption Date, provide the registered holders of Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares by Veritas. For a more detailed description of the Exchange Rights and the Call Rights in connection with the Exchangeable Shares, see "The Companies After the Transaction -- Veritas Share Capital -- Exchangeable Shares of Veritas," "-- Voting and Exchange Trust Agreement -- Exchange Rights" and "-- Call Rights."

     Voting, Dividend and Liquidation Rights of Holders of Exchangeable
Shares. On the Effective Date, Digicon, Veritas and The R-M Trust Company will enter into the Voting and Exchange Trust Agreement in the form attached hereto as Annex G. Pursuant to the terms of the Voting and Exchange Trust Agreement, Digicon will on the Effective Date deposit with the Trustee the Voting Share, which will entitle the Trustee to a number of votes equal to the number of Exchangeable Shares outstanding from time to time that are not held by Digicon or entities controlled by Digicon. With respect to any matter as to which holders of shares of Digicon New Common Stock are entitled to vote, each holder of an Exchangeable Share will have the right to instruct the Trustee as to the manner of voting for one of the votes comprising the Voting Share for each Exchangeable Share owned by such holder.

     Upon the occurrence of a Veritas Insolvency Event, holders of the Exchangeable Shares will have preferential rights to receive from Veritas one share of Digicon New Common Stock for each Exchangeable Share they hold, plus an additional amount equivalent to the full amount of any declared and unpaid dividends on each such Exchangeable Share. In the event of a proposed Veritas Insolvency Event, Digicon will have the right to purchase all of the outstanding Exchangeable Shares from the holders thereof at the effective time of any such liquidation, dissolution, or winding up in exchange for one share of Digicon New Common Stock for each such Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Share.

     Upon the occurrence of a Digicon Liquidation Event, in order for the holders of the Exchangeable Shares to participate on a pro rata basis with the holders of a Digicon New Common Stock, each holder of Exchangeable Shares will automatically receive in exchange therefor an equivalent number of shares of Digicon New Common Stock, plus an additional amount equivalent to the full amount of any declared and unpaid dividends on such Exchangeable Shares. For a more detailed description of the Exchange Rights and the Call Rights in connection with the Exchangeable Shares see "The Companies After the Transaction -- Veritas Share Capital -- Exchangeable Shares of Veritas and -- Voting and Exchange Trust Agreement."

     Support Agreement. On the Effective Date, Digicon and Veritas will enter into a support agreement (the "Support Agreement") in the form attached hereto as Annex F, whereby Digicon will make certain covenants to Veritas regarding the Exchangeable Shares. In the Support Agreement, Digicon will covenant as follows:
(i) Digicon will not declare or pay dividends on the Digicon New Common Stock unless Veritas is able to and simultaneously pays an equivalent dividend on the Exchangeable Shares; (ii) Digicon will cause Veritas to declare and pay an equivalent dividend on the Exchangeable Shares simultaneously with Digicon's declaration and payment of dividends on the Digicon New Common Stock; (iii) Digicon will advise Veritas in advance of the declaration of any dividend on the Digicon New Common Stock and ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as that for the Digicon New Common Stock; (iv) Digicon will take all actions and do all necessary things to ensure that Veritas is able to pay to the holders of the Exchangeable Shares the equivalent number of shares of Digicon New Common Stock in the event of a liquidation, dissolution or winding-up of Veritas, a Retraction Request by a holder of Exchangeable Shares, or a redemption of Exchangeable Shares by Veritas; and (v) Digicon will not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding-up of Veritas.

     In order for Digicon to perform in accordance with the Support Agreement, Veritas must notify Digicon of the occurrence of certain events, such as the liquidation, dissolution or winding-up of Veritas, and Veritas' receipt of a Retraction Request from a holder of Exchangeable Shares. See "The Companies After the Transaction -- Support Agreement."

     Digicon's Restated Certificate of Incorporation. Digicon's Restated Certificate of Incorporation, to be filed with the Secretary of State of Delaware on the Effective Date, incorporates the terms of the proposed amendments, which, among other things, authorizes 40,000,000 Ordinary Shares, creates a new series of Ordinary Shares, designated Special Voting Stock, reclassifies the Digicon Common Stock into Digicon New Common Stock, a new series of Ordinary Shares, changes Digicon's name to "Veritas DGC Inc.," and includes additions to reflect Digicon's obligation to comply with the terms of the Exchangeable Shares. Except for certain provisions which have become inoperative by their terms, the Digicon Restated Certificate restates all other terms of Digicon's certificate of incorporation. See, "Proposed Recapitalization Plan."

     Veritas Options. At the Effective Time, each Veritas Option will be modified as follows: each Veritas Option will be converted into an option exercisable for a number of whole shares of Digicon New Common Stock equal to the number of Veritas Common Shares subject to the Veritas Option at the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, at an exercise price per share of Digicon New Common Stock equal to the exercise price per share of such Veritas Option immediately prior to the Effective Time divided by the Exchange Ratio, such exercise price to be converted into United States dollars. Digicon will cause the Digicon New Common Stock issuable upon exercise of the Veritas Options to be registered on Form S-8 promulgated by the SEC, and will use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

THE COMBINATION AGREEMENT

     Representations, Warranties and Covenants. The Combination Agreement contains certain customary representations and warranties of each of Veritas and Digicon relating to, among other things, their respective organization, capital structures, qualification, operations, financial condition, intellectual property rights, compliance with necessary regulatory or governmental authorities and other matters, including their authority to enter into the Combination Agreement and to consummate the Transaction. Pursuant to the Combination Agreement, each party has covenanted that, until the earlier of the termination of the Combination Agreement or the Effective Time, it will maintain its business, it will not take certain actions outside the ordinary course without the other's consent and it will use its commercially reasonable efforts to consummate the Transaction. The parties have also agreed to advise each other of material changes and to provide the other with interim financial information. Further, the parties have agreed to apply for and use their commercially reasonable efforts to obtain all regulatory and other consents and approvals, required for the consummation of the transactions contemplated by the Combination Agreement, to use their commercially reasonable efforts to effect the transactions contemplated by the Combination Agreement, including the preparation and mailing of this Joint Proxy Statement, and to provide the other party and their respective counsel with such information as they may reasonably request. Digicon additionally agreed that all rights to indemnification under the ABCA and under the charter documents and bylaws of Veritas and its subsidiaries for directors and officers of Veritas will survive the Arrangement and remain in full force and effect. Digicon has further agreed to provide to persons who were employees of Veritas prior to the Effective Date and remain employees of Digicon or Veritas, either benefits under Digicon's employee benefit plans or a continuation of the employee benefits offered by Veritas prior to the Effective Time. Digicon also agreed to use its commercially reasonable efforts to list the Digicon New Common Stock issued upon exchange of the Exchangeable Shares on the NYSE and to cause the Digicon New Common Stock and the Exchangeable Shares to be listed on the TSE as of the Effective Date.

     The Combination Agreement also provides that until the earlier of the Effective Time or the termination of the Combination Agreement each party and its subsidiaries will not (and they will use their best efforts to ensure that none of their officers, directors, employees, agents, representatives or affiliates) directly or indirectly: (i) solicit, initiate or engage in discussions or negotiations with any person, encourage submission of any inquiries, proposals or offers by or take any other action intended or designed to facilitate the efforts of any person, other than the other party, relating to the possible acquisition of either party or any of its subsidiaries or any material portion of its or their capital stock or assets by any person other than the other party (an "Acquisition Proposal"); (ii) provide non-public information with respect to such party or any of its subsidiaries or afford access to the properties, books or records of such party or its subsidiaries to any person other than the other party in connection with a possible Acquisition Proposal; (iii) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any person other than the other party, except as required by law; or (iv) enter into an agreement providing for a possible Acquisition Proposal.

     Conditions to Closing. The Combination Agreement provides that the respective obligations of each party to complete the Transaction are subject to a number of conditions, including the following material conditions: (a) the Arrangement shall have been approved and adopted by the required vote of the holders of Veritas Common Shares and Veritas Options; (b) the issuance of Digicon New Common Stock upon the exchange of the Exchangeable Shares contemplated by the Combination Agreement and the other matters to be proposed for approval to the holders of Digicon Common Stock pursuant to the Agreement shall have been approved by the holders of Digicon Common Stock; (c) all consents, including the Final Order and any other regulatory approvals, that are legally required for the consummation of the Transaction and the transactions contemplated by the Combination Agreement shall have occurred, been filed or been obtained; (d) no order, decree or ruling or statute, rule, regulation or order shall be threatened, enacted, entered or enforced by any governmental agency that prohibits or renders illegal the consummation of the Transaction;
(e) there shall be no temporary restraining order, preliminary injunction, permanent injunction or other order preventing the consummation of the Transaction issued by any Canadian or U.S. federal, provincial or state court remaining in effect, nor shall any proceeding seeking any of the foregoing be pending; (f) the representations and warranties of the parties shall be true and correct in all material respects as of the Effective Time as though made at and as of the Effective Time; (g) the parties shall have performed in all material respects all agreements and covenants to be performed by them under the Combination Agreement; (h) the parties shall have received legal opinions dated as of the Closing Date as to matters customary to transactions of the type contemplated by the Combination Agreement; (i) the parties shall have received opinions from accountants to each party to the effect that the Transaction will qualify for pooling of interests accounting treatment; (j) four individuals selected by Veritas shall have been elected to the Digicon board of directors and a nominating committee of such board shall have been created; (k) David B. Robson shall have been elected chairman of the board and chief executive officer of Digicon (a condition precedent to Veritas' obligation only); (l) the Digicon New Common Stock and the Exchangeable Shares shall have been approved for listing on the TSE (a condition precedent to Veritas' obligation only); (m) Digicon shall have given a binding notice of redemption under its rights agreement; (n) holders of no more than 5% of the Veritas Common Shares shall have notified Veritas of their intention to dissent from the Arrangement and the transactions contemplated thereby; and (o) Veritas shall have received tax opinions dated as of the Closing Date as to certain Canadian tax consequences of the Transaction (a condition precedent to Veritas' obligations only).

     Termination. The Combination Agreement may be terminated by mutual agreement of the parties at any time prior to the Effective Time. Also, either party may terminate the Combination Agreement prior to the Effective Time if:
(i) there has been a breach of any representation, warranty, covenant or agreement contained in the Combination Agreement on the part of the other party, and such breach has not been cured within 15 business days after notice thereof;
(ii) all conditions for closing the Transaction have not been satisfied or waived by September 30, 1996 (other than as a result of a breach by the terminating party);

(iii) any required approval of the shareholders of Veritas or the stockholders of Digicon shall not have been obtained; or (iv) if any suit, action or other proceeding shall be pending or threatened by any governmental entity in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated by the Combination Agreement.

     Upon termination of the Combination Agreement in accordance with the terms thereof, neither party nor their respective officers or directors shall have any further liability under the agreement, but neither party shall be released from any liability arising from the wilful breach by such party of any of its representations, warranties or agreements contained in the agreement.

OTHER AGREEMENTS

     Affiliates Agreements. Veritas and Digicon have entered into agreements (the "Veritas Affiliates Agreements") with each of the Veritas Affiliates, pursuant to which such persons have agreed that they will not sell, transfer, encumber or otherwise dispose of any Veritas Common Shares in the 30 day period preceding the Effective Time and that they will not sell, transfer or encumber or otherwise dispose of any Exchangeable Shares in the thirty day period preceding the Effective Time and after the Effective Time until Digicon shall have publicly released financial statements that include at least thirty days of combined operating results of Digicon and Veritas.

     Veritas and Digicon have also entered into agreements (the "Digicon Affiliates Agreements") with each of the Digicon Affiliates, pursuant to which such persons have agreed that they will not sell, transfer, encumber or otherwise dispose of any Digicon securities for thirty days prior to the Effective Time and after the Effective Time until Digicon shall have publicly released financial statements that include at least 30 days of combined operating results of Digicon and Veritas.

     In addition, the Veritas Affiliates and Digicon Affiliates have agreed that they will not sell, pledge or otherwise dispose of any Exchangeable Shares or Digicon New Common Stock, respectively, unless: (a) such transaction is permitted pursuant to the provisions of Rule 145 under the Securities Act; (b) a registration statement covering the transaction shall have been filed with the SEC and made effective under the Securities Act, or (c) such transaction is permitted under an exemption from registration under the Securities Act.

COURT APPROVAL OF THE ARRANGEMENT AND COMPLETION OF THE TRANSACTION

     An arrangement of a corporation under the ABCA requires approval by both the Court and the shareholders, and, if applicable, optionholders of the subject corporation. Prior to the mailing of this Joint Proxy Statement, Veritas obtained the Interim Order providing for the calling and holding of the Veritas Meeting and other procedural matters. A copy of the Interim Order is attached hereto as Annex C. The Notice of Petition for the Final Order appears at the front of this Joint Proxy Statement.

     Subject to the approval of the Arrangement by the Veritas Shareholders and Veritas Optionholders at the Veritas Meeting, the hearing in respect of the Final Order is scheduled to take place on July 30, 1996 at 11:00 a.m. (Calgary time) in the Court at the Court House, 611 4th Street S.W., Calgary, Alberta, Canada. All Veritas Shareholders and Veritas Optionholders who wish to participate or be represented or to present evidence or arguments at that hearing must serve and file a notice of appearance as set out in the Notice of Petition for the Final Order and satisfy any other requirements. At the hearing of the Application in respect of the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

     Assuming the Final Order is granted and the other conditions to the Combination Agreement are satisfied or waived, it is anticipated that the following will occur substantially simultaneously: Articles of Arrangement will be filed with the Registrar under the ABCA to give effect to the Arrangement, the Support Agreement and the Voting and Exchange Trust Agreement will be executed and delivered, and the various other documents necessary to consummate the transactions contemplated under the Combination Agreement will be executed and delivered.

     Subject to the foregoing, it is presently anticipated that the Effective Time will occur on or about July 31, 1996.

ANTICIPATED ACCOUNTING TREATMENT

     The Arrangement is anticipated to be accounted for using the pooling of interests method of accounting under U.S. GAAP. Under the pooling of interests method of accounting, the assets, liabilities and shareholders' equity and the operating results of Veritas and Digicon will be carried forward by Digicon at their recorded amounts, and therefore, there is no recognition of additional goodwill relating to either Digicon or Veritas required in connection with the Transaction.

     Veritas and Digicon have entered into affiliates agreements with each Veritas Affiliate and Digicon Affiliate. See "-- Other Agreements -- Affiliates Agreements." Such agreements relate to the ability of Digicon to account for the Transaction as a pooling of interests under U.S. GAAP.

PROCEDURES FOR EXCHANGE BY VERITAS SHAREHOLDERS AND VERITAS OPTIONHOLDERS

     Veritas Shareholders. Enclosed with copies of this Joint Proxy Statement delivered to the registered holders of Veritas Common Shares is a Veritas Letter of Transmittal which, when duly completed and returned together with a certificate for Veritas Common Shares, shall enable each Veritas Shareholder to exchange such Veritas Common Shares for that number of Exchangeable Shares equal to the number of Veritas Common Shares held by such shareholder multiplied by the Exchange Ratio. United States holders of Veritas Common Shares will receive a letter of transmittal in a separate mailing. See "Transaction Mechanics and Description of Exchangeable Shares."

     No certificates representing fractional Exchangeable Shares will be issued. In lieu of fractional Exchangeable Shares, each holder of a Veritas Common Share who would otherwise be entitled to receive a fraction of an Exchangeable Share shall be paid by Veritas an amount of cash (rounded to the nearest whole cent) equal to the Canadian dollar equivalent product of (i) such fraction, multiplied by (ii) the average closing price of the Digicon Common Stock on the ASE for the ten trading days ended on the last trading date prior to the Effective Date.

     Any use of the mails to transmit a certificate for Veritas Common Shares and a related Veritas Letter of Transmittal is at the risk of the Veritas Shareholder. If these documents are mailed, it is recommended that registered mail, with return receipt requested, properly insured, be used.

     If the Arrangement proceeds and the Transaction is completed, certificates representing the appropriate number of Exchangeable Shares issuable to a former holder of Veritas Common Shares who has complied with the procedures set out above, together with a check in the amount, if any, payable in lieu of fractional Exchangeable Shares will, as soon as practicable after the later of the Effective Date and the date of receipt of a certificate for Veritas Common Shares and a related Veritas Letter of Transmittal, be (a) forwarded to the holder at the address specified in the Veritas Letter of Transmittal by first class mail or (b) made available at the offices of The R-M Trust Company for pickup by the holder, if requested by the holder in the Veritas Letter of Transmittal.

     If the Arrangement does not proceed, all certificates representing Veritas Common Shares transmitted with a related Veritas Letter of Transmittal will be returned to Veritas Shareholders.

     Where a certificate for Veritas Common Shares has been destroyed, lost or mislaid, the registered holder of that certificate should immediately contact The R-M Trust Company regarding the issuance of a replacement certificate upon the holder satisfying such requirements as may be imposed by Veritas in connection with issuance of the replacement certificate.

     Veritas Optionholders. Each outstanding Veritas Option will be automatically modified at the Effective Date to become an option to purchase Digicon New Common Stock in accordance with the terms of the Combination Agreement. Promptly after the Effective Time, Digicon will notify each Veritas Optionholder of such modification and the particulars thereof and the United States dollar exercise price of such exchanged option.

STOCK EXCHANGE LISTING

     The TSE has accepted notice of the proposed Arrangement and has conditionally approved the listing and posting for trading of the Digicon New Common Stock and the Exchangeable Shares on the Effective Date. The Digicon Common Stock currently trades on the ASE and application has been made to list the Digicon New Common Stock on the NYSE.

ELIGIBILITY FOR INVESTMENT IN CANADA

     Exchangeable Shares. The Exchangeable Shares, provided they are listed on a prescribed stock exchange in Canada (which currently includes the TSE):

          (a) will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons; and

          (b) will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans.

Digicon has indicated that it intends to use its best efforts to cause Veritas to maintain the listing of the Exchangeable Shares on the TSE. In certain other circumstances, the Exchangeable Shares will be qualified investments even if the shares are not listed.

     Voting Rights and Exchange Rights. The Voting Rights and the Exchange Rights will not be qualified investments and will be foreign property under the Canadian Tax Act. However, as indicated under "Income Tax Considerations to Veritas Shareholders -- Canadian Federal Income Tax Considerations to Veritas Shareholders -- Shareholders Resident in Canada," Veritas is of the view that the fair market value of these rights is nominal.

     Digicon New Common Stock. The Digicon New Common Stock will be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans provided such shares remain listed on the TSE or another prescribed stock exchange. The Digicon New Common Stock will be foreign property under the Canadian Tax Act.

REGULATORY MATTERS

     The Transaction is subject to the premerger filing requirements of the HSR Act, and on May 20, 1996, Digicon and Veritas made premerger filings under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of
the Department of Justice. On June   , 1996, the FTC notified Digicon and
Veritas that their respective requests for early termination of the waiting period under the HSR Act had been granted and that the waiting period had been terminated.

RESALE OF EXCHANGEABLE SHARES AND DIGICON NEW COMMON STOCK RECEIVED IN THE TRANSACTION

     United States. The issuance of Exchangeable Shares to holders of Veritas Common Shares will not be registered under the Securities Act. Such shares will be issued in reliance upon the exemption available pursuant to Section 3(a)(10) of the Securities Act. Section 3(a)(10) exempts securities issued in exchange for one or more outstanding securities from the general requirement of registration where the terms and conditions of the issuance and exchange of such securities have been approved by any court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have the right to appear. The Court is authorized to conduct a hearing to determine the fairness of the terms and conditions of the Arrangement, including the proposed issuance of securities in exchange for other outstanding securities. The Court
entered the Interim Order on June   , 1996 and subject to the approval of the
Arrangement by the Veritas Shareholders and

Veritas Optionholders, a hearing on the fairness of the Arrangement will be held on July 30, 1996 by the Court. See "-- Court Approval of the Arrangement and Completion of the Transaction." Digicon and Veritas believe that the issuance by Veritas of the Exchangeable Shares in exchange for the Veritas Common Shares is exempt under Section 3(a)(10) of the Securities Act and that they will receive a letter from the SEC confirming that the staff of the SEC will not recommend any enforcement action to the SEC if Veritas issues the Exchangeable Shares in exchange for the Veritas Common Shares in reliance upon such exemption.

     The Exchangeable Shares will be freely transferable under U.S. federal securities laws, except that Exchangeable Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Veritas prior to the Transaction may be resold by them only in transactions permitted by the resale provisions of Rule 145(d)(1), (2), or (3) promulgated under the Securities Act or as otherwise permitted under the Securities Act. Rule 145(d) (1) generally provides that "affiliates" of either Veritas or Digicon may not sell securities of Digicon received in the Arrangement unless pursuant to an effective registration statement or unless pursuant to the volume, current public information, manner of sale and timing limitations of Rule 144. These limitations generally require that any sales made by an affiliate in any three-month period not exceed the greater of 1% of the outstanding shares of Digicon or the average weekly trading volume over the four calendar weeks preceding the placement of the sell order and that such sales be made in unsolicited, open market "brokers transactions." Rules 145(d)(2) and (3) generally provide that the foregoing limitations lapse for non-affiliates of Digicon after a period of two or three years, respectively, depending upon whether certain currently available information continues to be available with respect to Digicon. Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, such issuer and may include certain officers and directors of such issuer as well as principal shareholders of such issuer.

     Veritas and Digicon have entered into affiliates agreements with each of the Veritas Affiliates restricting such persons in connection with the requirements for pooling of interests accounting treatment (see "--Anticipated Accounting Treatment") and restricting the sale, pledge, or other disposal of Exchangeable Shares and Digicon New Common Stock. See, "-- Other
Agreements -- Affiliates Agreements."

     Digicon and Veritas believe that the issuance of the Digicon New Common Stock from time to time in exchange for the Exchangeable Shares is exempt under
Section 3(a)(9) of the Securities Act and that they will receive a letter from the SEC confirming that the staff of the SEC will not recommend any enforcement action to the SEC if the shares of Digicon New Common Stock are so issued in reliance upon such exemption. In the absence of receiving such "no-action" letter, Digicon has agreed that it will file and maintain effective a Form S-3 registration statement covering the issuance of the Digicon New Common Stock from time to time in exchange for the Exchangeable Shares. In either event, the shares of Digicon New Common Stock issued from time to time in exchange for the Exchangeable Shares will be freely transferable under U.S. federal securities laws, except that shares of Digicon New Common Stock received by persons who are deemed to be "affiliates" of Digicon may be resold by them only in transactions in compliance with the current public information, volume, manner of sale and notice limitations of Rule 144.

     Canada. Digicon and Veritas have applied for and expect to receive rulings or orders of certain provincial securities regulatory authorities in Canada to permit the issuance to Veritas Shareholders of the Exchangeable Shares and to permit resale of the Exchangeable Shares in such provinces without restriction by a shareholder other than a "control person," provided that no unusual effort is made to prepare the market for any such resale or to create a demand for the securities which are the subject of any such resale and no extraordinary commission or consideration is paid in respect thereof. Applicable Canadian securities legislation provides a rebuttable presumption that a person or company is a control person in relation to an issuer where the person or company alone or in combination with others holds more than 20% of the outstanding voting securities of the issuer. Upon completion of the Arrangement, Veritas will continue to be a reporting issuer in each of the provinces in Canada. Veritas has also applied for certain exemptions from statutory financial and other reporting requirements in such provinces on the condition that Digicon files with the securities commissions of such provinces copies of certain of its reports filed with the SEC and that holders of Exchangeable Shares receive certain materials that are sent to holders of Digicon Common Stock.

     Digicon and Veritas have also applied for rulings or orders of certain provincial securities regulatory authorities in Canada to permit the issuance of Digicon New Common Stock to holders of Exchangeable Shares, and to permit the resale of Digicon New Common Stock by such holders without the requirement of filing a prospectus.

                      THE COMPANIES AFTER THE TRANSACTION

THE COMBINATION--GENERAL

     Upon completion of the Transaction, the parent company of the combined entity will be Digicon, it will continue to be a corporation governed by the DGCL and its principal executive office will continue to be located at 3701 Kirby Drive, Houston, Texas 77098 (telephone number (713) 526-5611). Digicon will own all of the voting securities of Veritas. After the Effective Time, Veritas will continue to be a corporation governed by the ABCA, and its principal executive office will continue to be located at Suite 300, 615 Third Avenue S.W., Calgary, Alberta T2P 0G6 (telephone number (403) 266-9350).

MANAGEMENT

     Directors and Officers. If the Transaction is consummated, Digicon's board of directors will be expanded to ten members, six of whom will be persons who
are currently directors of Digicon including                and four of whom
will be persons designated by Veritas who will become directors on the Effective Date including Messrs. Robson, Fichtner, Eeson and MacNeill. At the Effective Date, Digicon shall have created a nominating committee of the board consisting of two outside directors of each of Digicon and Veritas prior to the Closing. The nominating committee will designate the slate of directors to be voted on by Digicon stockholders for not less than the next two annual meetings of Digicon following the Effective Date.

     On the Effective Date, Veritas' chairman, president and chief executive officer, David B. Robson, will become Digicon's chairman of the board and chief executive officer, and Digicon's president and chief executive officer, Stephen
J. Ludlow, will be named Digicon's president and chief operating officer. All other officers of Digicon after the Effective Date will be appointed by the newly constituted Digicon board of directors.

BUSINESS COMBINATION COSTS

     Upon consummation of the Transaction, Digicon expects to incur business combination costs relating to employee severance ($1.0 million), intended changes in its operations ($1.1 million) and the retirement of certain operating equipment which has not been fully depreciated ($6.7 million). In addition, the two companies expect to incur aggregate non-recurring transaction costs in connection with the Transaction of approximately $2.7 million.

PRINCIPAL HOLDERS OF SECURITIES

     To the knowledge of Digicon, other than disclosed in the security ownership table of certain beneficial owners and management of Digicon, there are no persons who would, had the Transaction occurred on the Digicon Record Date, beneficially own, directly or indirectly, or exercise control or direction over, in excess of 5% of the Digicon New Common Stock. To the knowledge of Veritas, other than disclosed in the principal shareholder table of beneficial owners of Veritas, there are no persons who would, had the Transaction occurred on the Veritas Record Date, beneficially own, directly or indirectly, or exercise control or direction over, in excess of 5% of the Digicon New Common Stock.

     See "Business of Digicon -- Security Ownership of Certain Beneficial Owners and Management" and "Business of Veritas -- Directors and Officers" and "-- Principal Shareholder" for information with respect to securities of Digicon and Veritas currently owned by certain directors and officers.

DIGICON CAPITAL STOCK

     In the event of the consummation of the Transaction, which requires the adoption by the Digicon stockholders of the Digicon Restated Certificate, the capital stock of Digicon will be as summarized below. Such summary is qualified in its entirety by reference to the Digicon Restated Certificate which is attached as Annex D hereto.

     The Digicon Restated Certificate of Incorporation currently authorizes 20,000,000 shares of Digicon Common Stock and 1,000,000 shares of Digicon Preferred Stock. If the Digicon Restated Certificate is approved at the Digicon Meeting, the Digicon Restated Certificate of Incorporation will authorize 40,000,000 Ordinary Shares, consisting of a series of one share of Special Voting Stock and all other shares being designated as Common Stock, and 1,000,000 shares of Digicon Preferred Stock.

     Digicon New Common Stock. Shares of Digicon New Common Stock will have a par value of US$0.01 per share. The holders of Digicon New Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors will not be authorized by the Digicon Restated Certificate. The holders of Digicon New Common Stock will be entitled to receive such dividends as may be declared by the Digicon board of directors out of funds legally available therefor and will be entitled upon any liquidation, dissolution or winding-up of Digicon to receive rateably the net assets of Digicon available for distribution. No pre-emptive rights, conversion rights, redemption rights or sinking fund provisions will be applicable to the Digicon New Common Stock.

     Digicon Special Voting Stock. A single share of Digicon Special Voting Stock will be authorized as a series of Ordinary Shares for issuance and a single share will be outstanding having a par value of US$.01 per share. Except as otherwise required by law or the Digicon Restated Certificate, the Voting Share will possess a number of votes equal to the number of outstanding Exchangeable Shares from time to time not owned by Digicon or any entity controlled by Digicon for the election of directors and on all other matters submitted to a vote of stockholders of Digicon. The holders of Digicon New Common Stock and the holder of the Voting Share will vote together as a single class on all matters. In the event of any liquidation, dissolution or winding-up of Digicon, the holder of the Voting Share will not be entitled to receive any assets of Digicon available for distribution to its stockholders. The holder of the Voting Share will not be entitled to receive dividends. Pursuant to the Combination Agreement, the Voting Share will be issued to the Trustee appointed under the Voting and Exchange Trust Agreement. See "-- Voting and Exchange Trust Agreement." At such time as the Voting Share has no votes attached to it because there are no Exchangeable Shares outstanding not owned by Digicon or an entity controlled by Digicon, and there are no shares of stock, debt, options or other agreements of Veritas that could give rise to the issuance of any Exchangeable Shares to any person (other than Digicon or an entity controlled by Digicon), the Voting Share will be canceled.

     Digicon Preferred Stock. Shares of Digicon Preferred Stock will have a par value of US $0.01 per share. One million shares of Preferred Stock are presently authorized. The Digicon board of directors will continue to be authorized to provide for the issuance of shares of preferred stock in one or more series, and to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. No series of such stock has been designated.

     Although the Digicon board of directors has no present intention of doing so, it could issue a series of Digicon Preferred Stock that could, depending on the terms of such series, provide for a liquidation preference over the Digicon New Common Stock or impede the completion of a merger, tender offer or other takeover attempt. The Digicon board of directors, in so acting, could issue Digicon Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be otherwise able to change the composition of the board of directors, including a tender or exchange offer or other transaction that some, or a majority, of Digicon's stockholders might otherwise believe to be in their best interests.

VERITAS SHARE CAPITAL

     In the event of the consummation of the Transaction, the share capital of Veritas after the Effective Time will have the rights and preferences summarized below. Such summary is qualified in its entirety by reference to the Plan of Arrangement and the Exchangeable Share Provisions which are attached as Annex E hereto.

     Veritas Common Shares. The holders of Veritas Common Shares will be entitled to receive notice of and to attend all meetings of the shareholders of Veritas and will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of Veritas Common Shares. The holders of Veritas Common Shares will be entitled to receive such dividends as may be declared by the Veritas board of directors out of funds legally available therefor. Holders of Veritas Common Shares will be entitled upon any liquidation, dissolution or winding-up of Veritas, subject to the prior rights of the holders of the Exchangeable Shares and the Class A Preferred Shares and to any other shares ranking senior to the Veritas Common Shares, to receive the remaining property and assets of Veritas rateably with the holders of the Veritas Common Shares. Upon consummation of the Transaction, Veritas shall not, without the approval of the board of directors of the holder of the Veritas Common Shares issue any further Exchangeable Shares, except as specifically required under the Exchangeable Share Provisions.

     Class A Preferred Shares of Veritas. Upon consummation of the Transaction, the Class A Preferred Share will be deleted from Veritas' share capital. Prior to being deleted from the share capital, which will occur on the Effective Date, the Class A Preferred Shares of Veritas will not be entitled to receive notice of or to attend meetings of the shareholders of Veritas and will not be entitled to vote at any meeting of shareholders of Veritas. Subject to the prior rights of the holders of any shares ranking senior to the Class A Preferred Shares with respect to priority in the payment of dividends, the holders of Class A Preferred Shares will be entitled to receive dividends as and when declared by the Veritas board of directors as cumulative dividends in the amount of C$1.00 per share per annum on October 31 in arrears. Subject to theprior rights of the holders of any shares ranking senior to the Class A Preferred Shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, the holders of the Class A Preferred Shares will be entitled to receive the stated capital in respect of the Class A Preferred Shares and dividends remaining unpaid, including all cumulative dividends, whether or not declared. After payment to the holders of the Class A Preferred Shares of such amounts, such holders shall not be entitled to share in any further distribution of the assets of Veritas.

  Exchangeable Shares of Veritas

     Ranking. The Exchangeable Shares will rank junior to the Class A Preferred Shares, which will be deleted from the share capital of Veritas upon consummation of the Transaction and will rank prior to the Veritas Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding-up of Veritas.

     Dividends. Holders of Exchangeable Shares will be entitled to receive dividends equivalent to dividends paid from time to time by Digicon on shares of Digicon New Common Stock. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as that for the corresponding dividends on the Digicon New Common Stock.

     Certain Restrictions. Without the approval of the holders of the Exchangeable Shares, Veritas will not:

     (a) pay any dividend on the Veritas Common Shares, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in such other shares ranking junior to the Exchangeable Shares;

     (b) redeem, purchase or make any capital distribution in respect of Veritas Common Shares or any other shares ranking junior to the Exchangeable Shares;

     (c) redeem or purchase any other shares of Veritas ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

     (d) issue any Exchangeable Shares or any other shares of Veritas ranking equally with, or superior to, the Exchangeable Shares other than by stock dividends to the holders of the Exchangeable Shares or as contemplated in the Support Agreement; or

     (e) amend the articles or bylaws of Veritas.

     The restrictions in (a), (b) and (c) above will not apply at any time when the dividends on the outstanding Exchangeable Shares corresponding to dividends declared on the Digicon New Common Stock have been declared and paid in full.

     Liquidation. In the event of the liquidation, dissolution or winding-up of Veritas, a holder of Exchangeable Shares will be entitled to receive for each Exchangeable Share an amount to be satisfied by issuance of one share of Digicon New Common Stock, together with a cash amount equivalent to the full amount of all unpaid dividends on the Exchangeable Shares. See "-- Voting and Exchange Trust Agreement."

     Retraction of Exchangeable Shares by Holders. A holder of Exchangeable Shares will be entitled at any time to require Veritas to redeem any or all of the Exchangeable Shares held by such holder for a retraction price per share to be satisfied by issuance of a share of Digicon New Common Stock plus an additional amount equivalent to the full amount of all unpaid dividends thereon, which shall be delivered to the retracting holder on the retraction date specified by the holder (which shall not be less than five nor more than ten business days after the date on which Veritas receives the retraction request from the holder).

     If, as a result of liquidity or solvency provisions of applicable law, Veritas is not permitted to redeem all Exchangeable Shares tendered by a retracting holder, Veritas will redeem only those Exchangeable Shares tendered by the holder (rounded to the next lower multiple of 100 shares) as would not be contrary to such provisions of applicable law. The holder of any Exchangeable Shares not redeemed by Veritas will be deemed to have required Digicon to purchase such unretracted shares in exchange for Digicon New Common Stock on the retraction date pursuant to the optional Exchange Rights. See "-- Voting and Exchange Trust Agreement"

     Redemption of Exchangeable Shares. On the 18th anniversary of the Effective Date of the Arrangement or (i) such later date as specified by the Veritas board of directors (no later than the 25th anniversary of the Effective
Date) or (ii) such earlier date as specified by the Veritas board of directors, if at such date time there are less than 250,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Digicon and entities controlled by Digicon and subject to necessary adjustments to such number of shares to reflect permitted changes to Exchangeable Shares), Veritas will redeem all but not less than all of the then outstanding Exchangeable Shares for a redemption price per share equal to a share of Digicon New Common Stock plus an additional amount equivalent to the full amount of all unpaid dividends thereon. Veritas shall, at least 120 days prior to the Automatic Redemption Date, provide the registered holders of the Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares of Veritas.

     Voting Rights. Except as required by applicable law, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or attend any meeting of the shareholders of Veritas or to vote at any such meeting.

     Amendment and Approval. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be changed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than two-thirds of the votes cast thereon (other than shares beneficially owned by Digicon or entities controlled by Digicon) at a meeting of the holders of Exchangeable Shares duly called and held at which holders of at least 50% of the then outstanding Exchangeable Shares are present or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such place and time not less than 10 days later as may be determined at the original meeting and the holders of Exchangeable Shares present or represented by proxy at the adjourned meeting may transact the business for which the meeting was originally called. At the adjourned meeting, a resolution passed by the affirmative vote of not less than two-thirds of the votes cast thereon will constitute the approval or consent of the holders of the Exchangeable Shares.

     Actions of Veritas under Support Agreement. Under the Exchangeable Share Provisions, Veritas will agree to take all such actions and do all such things as are necessary or advisable to perform and comply with its obligations under, and to ensure the performance and compliance by Digicon with its obligations under, the Support Agreement.

SUPPORT AGREEMENT

     The following is a summary description of the material provisions of the Support Agreement and is qualified in its entirety by reference to the full text of the Support Agreement, which is attached as Annex F hereto.

     Under the Support Agreement, Digicon will agree that: (i) it will not declare or pay dividends on the Digicon New Common Stock unless Veritas is able to and simultaneously pays an equivalent dividend on the Exchangeable Shares;
(ii) it will cause Veritas to declare and pay an equivalent dividend on the Exchangeable Shares simultaneously with Digicon's declaration and payment of dividends on the Digicon New Common Stock; (iii) it will advise Veritas in advance of the declaration of any dividend on the Digicon New Common Stock and ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as that for the Digicon New Common Stock;
(iv) it will take all actions and do all things necessary to ensure that Veritas is able to pay to the holders of the Exchangeable Shares the equivalent number of shares of Digicon New Common Stock in the event of a liquidation, dissolution, or winding-up of Veritas, a retraction request by a holder of Exchangeable Shares, or a redemption of Exchangeable Shares of Veritas; and (v) it will not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding-up of Veritas.

     The Support Agreement also provides that, without the prior approval of Veritas and the holders of the Exchangeable Shares, Digicon will not distribute additional shares of Digicon New Common Stock or rights to subscribe therefor or other property or assets to all or substantially all holders of shares of Digicon New Common Stock, nor change the Digicon New Common Stock nor effect any tender offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting the Digicon New Common Stock, unless the same or an equivalent distribution on or change to the Exchangeable Shares (or in the rights of the holders thereof) is made simultaneously.

     Digicon has agreed that so long as there remain outstanding any Exchangeable Shares not owned by Digicon or any entity controlled by Digicon, Digicon will remain the beneficial owner, directly or indirectly, of all outstanding shares of Veritas other than the Exchangeable Shares. In addition, the Support Agreement obligates Digicon to create and maintain the nominating committee of the board of directors in accordance with the same terms as the Combination Agreement.

     With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that the board of directors of each of Digicon and Veritas is of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares.

     Under the Support Agreement, Digicon has agreed not to exercise any voting rights attached to the Exchangeable Shares owned by it or any entity controlled by it on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).

VOTING AND EXCHANGE TRUST AGREEMENT

     The following is a summary description of the material provisions of the Voting and Exchange Trust Agreement and is qualified in its entirety by reference to the full text of the Voting and Exchange Trust Agreement which is attached as Annex G hereto. Under the terms of the Voting and Exchange Trust Agreement, Digicon will issue and grant to the Trustee the Voting Rights and the Exchange Rights.

     Voting Rights. Under the Voting and Exchange Trust Agreement, Digicon will issue the Voting Share to the Trustee for the benefit of the holders (other than Digicon and its subsidiaries) of the Exchangeable Shares. The Voting Share will carry a number of votes, exercisable at any meeting at which Digicon stockholders are entitled to vote, equal to the number of outstanding Exchangeable Shares (other than shares held by Digicon and its subsidiaries). With respect to any written consent sought from the Digicon stockholders, each vote attached to the Voting Share will be exercisable in the same manner as set forth above.

     Each holder of an Exchangeable Share on the record date for any meeting at which Digicon stockholders are entitled to vote will be entitled to instruct the Trustee to exercise one of the votes attached to the Voting Share for such Exchangeable Share. The Trustee will exercise each vote attached to the Voting Share only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, will not exercise such votes. A holder may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the holder to vote directly at the relevant meeting the votes attached to the Voting Share to which the holder is entitled.

     The Trustee will send to the holders of the Exchangeable Shares the notice of each meeting at which the Digicon stockholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Trustee to exercise the votes attaching to the Voting Share, at the same time as Digicon sends such notice and materials to the Digicon stockholders. The Trustee will also send to the holders copies of all information statements, interim and annual financial statements, reports and other materials sent by Digicon to the Digicon stockholders at the same time as such materials are sent to the Digicon stockholders. To the extent such materials are provided to the Trustee by Digicon, the Trustee will also send to the holders all materials sent by third parties to Digicon stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to Digicon stockholders.

     All rights of a holder of Exchangeable Shares to exercise votes attached to the Voting Share will cease upon the exchange of all such holder's Exchangeable Shares for shares of Digicon New Common Stock.

     Exchange Rights. Under the Voting and Exchange Trust Agreement, Digicon will grant the Exchange Rights to the Trustee for the benefit of the holders of the Exchangeable Shares.

     Optional Exchange Right. Upon the occurrence and during the continuance of a Veritas Insolvency Event, a holder of Exchangeable Shares will be entitled to instruct the Trustee to exercise the optional Exchange Right with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring Digicon to purchase such Exchangeable Shares from the holder. Immediately upon the occurrence of a Veritas Insolvency Event or any event which may with the passage of time or the giving of notice, become a Veritas Insolvency Event, Veritas and Digicon will give written notice thereof to the Trustee. As soon as practicable thereafter, the Trustee will notify each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the optional Exchange Right.

     The purchase price payable by Digicon for each Exchangeable Share to be purchased under the optional Exchange Right will be satisfied by issuance of one share of Digicon New Common Stock plus an additional amount equivalent to the full amount of all dividends declared and unpaid on the Exchangeable Share.

     If, as a result of liquidity or solvency provisions of applicable law, Veritas is unable to redeem all of the Exchangeable Shares tendered for retraction by a holder in accordance with the Exchangeable Share Provisions, the holder will be deemed to have exercised the optional Exchange Right with respect to the unredeemed Exchangeable Shares and Digicon will be required to purchase such shares from the holder in the manner set forth above.

     Automatic Exchange Right. In the event of a Digicon Liquidation Event, Digicon will be required to purchase each outstanding Exchangeable Share by exchanging one share of Digicon New Common Stock for each such Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares.

DELIVERY OF DIGICON NEW COMMON STOCK

     Digicon will ensure that all shares of Digicon New Common Stock to be delivered by it under the Support Agreement or on the exercise of the Exchange Rights under the Voting and Exchange Trust Agreement are duly registered, qualified or approved under applicable Canadian and United States securities laws, if required so that such shares may be freely traded by the holder thereof (other than any restriction on transfer by reason of a holder being a "control person" of Digicon for purposes of Canadian law or an "affiliate" of Digicon for purposes of United States law). In addition, Digicon will take all actions necessary to cause all such shares of Digicon New Common Stock to be listed or quoted for trading on all stock exchanges or quotation systems on which outstanding shares of Digicon New Common Stock are then listed or quoted for trading.

CALL RIGHTS

     The following description of the Call Rights is qualified in its entirety by reference to the full text of the Plan of Arrangement and the Exchangeable Share Provisions, which are attached as Annex E hereto.

     In the circumstances described below, Digicon will have certain overriding rights to purchase Exchangeable Shares from holders thereof for a purchase price per share equal to one share of Digicon New Common Stock, plus an amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares. Different Canadian federal income tax consequences to a holder of Exchangeable Shares may arise depending upon whether the Call Rights are exercised by Digicon or whether the relevant Exchangeable Shares are redeemed by Veritas pursuant to the Exchangeable Share Provisions in the absence of the exercise of Digicon of the Call Rights. See "Income Tax Considerations to Veritas Shareholders."

     Retraction Call Right. Pursuant to the Exchangeable Share Provisions, a holder requesting Veritas to redeem the Exchangeable Shares will be deemed to offer to sell such shares to Digicon, and Digicon will have an overriding Retraction Call Right to purchase all but not less than all of the Exchangeable Shares that the holder has requested Veritas to redeem in exchange for one share of Digicon New Common Stock for each Exchangeable Share.

     At the time of a Retraction Request by a holder of Exchangeable Shares, Veritas will immediately notify Digicon. Digicon must then advise Veritas within two business days as to whether Digicon will exercise the Retraction Call Right. If Digicon does not advise Veritas within such two business day period, Veritas will notify the holder as soon as possible thereafter that Digicon will not exercise the Retraction Call Right. A holder may revoke his or her Retraction Request, at any time prior to the close of business on the business day preceding the Retraction Date, in which case the holder's Exchangeable Shares will neither be purchased by Digicon nor redeemed by Veritas. If the holder does not revoke his or her Retraction Request, on the Retraction Date the Exchangeable Shares that the holder has requested Veritas to redeem will be purchased by Digicon or redeemed by Veritas, as the case may be, in each case at a purchase price per share equal to one share of Digicon New Common Stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares.

     Liquidation Call Right. Pursuant to the Plan of Arrangement, Digicon will be granted an overriding Liquidation Call Right, in the event of and notwithstanding a proposed Veritas Insolvency Event, to purchase all but not less than all of the Exchangeable Shares then outstanding in exchange for Digicon New Common Stock and, upon the exercise by Digicon of the Liquidation Call Right, the holders thereof will be obligated to sell such shares to Digicon. The purchase by Digicon of all of the outstanding Exchangeable Shares upon the exercise of the Liquidation Call Right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding-up of Veritas.

     Redemption Call Right. Pursuant to the Plan of Arrangement, Digicon will be granted an overriding Redemption Call Right, notwithstanding the proposed automatic redemption of the Exchangeable Shares by Veritas pursuant to the Exchangeable Share Provisions, to purchase on an Automatic Redemption Date all but not less than all of the Exchangeable Shares then outstanding in exchange for Digicon New Common Stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares and, upon the exercise by Digicon of the Redemption Call Right, the holders there of will be obligated to sell such shares to Digicon.

               INCOME TAX CONSIDERATIONS TO VERITAS SHAREHOLDERS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS TO VERITAS SHAREHOLDERS

     In the opinion of Felesky Flynn, Canadian tax counsel for Veritas, the following is a summary of the principal Canadian federal income tax considerations generally applicable to Veritas Shareholders who, for purposes of the Canadian Tax Act, hold their Veritas Common Shares and will hold their Exchangeable Shares and shares of Digicon New Common Stock as capital property and deal at arm's length with Veritas and Digicon. This summary does not apply to a holder with respect to whom Digicon is a foreign affiliate within the meaning of the Canadian Tax Act.

     Certain recent amendments to the Canadian Tax Act (the "mark-to-market rules") relating to financial institutions (including certain financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing) will deem such financial institutions not to hold their Veritas Common Shares, Exchangeable Shares and shares of Digicon New Common Stock as capital property for purposes of the Canadian Tax Act. Shareholders that are financial institutions should consult their own tax advisors to determine the tax consequences to them of the application of the mark-to-market rules. In addition, all shareholders should consult their own tax advisors as to whether, as a matter of fact, they hold their Veritas Common Shares and will hold their Exchangeable Shares and shares of Digicon New Common Stock as capital property for the purposes of the Canadian Tax Act.

     This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder, the current provisions of the Canada-United States Income Tax Convention, 1980, as amended (the "Tax Treaty"), and Canadian tax counsel's understanding of the current administrative practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This summary takes into account the amendments to the Canadian Tax Act and regulations publicly announced by the Minister of Finance prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in their present form. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all.

     Except for the foregoing, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

     WHILE THIS SUMMARY IS INTENDED TO ADDRESS ALL PRINCIPAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS, IT IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR VERITAS SHAREHOLDER. THEREFORE, SUCH HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES. NO ADVANCE INCOME TAX RULING HAS BEEN OBTAINED FROM REVENUE CANADA TO CONFIRM THE TAX CONSEQUENCES OF ANY OF THE TRANSACTIONS DESCRIBED HEREIN.

     For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of shares of Digicon New Common Stock, including dividends, adjusted cost base and proceeds of disposition must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise.

     Shareholders Resident in Canada. The following portion of the summary is applicable to Veritas Shareholders who, for purposes of the Canadian Tax Act, are resident or deemed to be resident in Canada.

     Exchange of Veritas Common Shares for Exchangeable Shares. A holder of Veritas Common Shares will not realize a capital gain, for purposes of the Canadian Tax Act on the exchange provided that the aggregate adjusted cost base of the holder's Veritas Common Shares, at the Effective Time, and any reasonable costs of disposition, exceeds the sum of (i) the amount of any cash received in lieu of a fractional Exchangeable Share, and (ii) the fair market values of the Voting Rights and the Exchange Rights under the Voting and Exchange Trust Agreement acquired by such holder in connection with the exchange. To the extent that such sum, net of any reasonable costs of disposition, exceeds the aggregate adjusted cost base of such holders' Veritas Common Shares, such holder will realize a capital gain for purposes of the Canadian Tax Act. The taxation of capital gains is described below in respect of a redemption or exchange of Exchangeable Shares.

     A holder of Veritas Common Shares that are exchanged will be deemed to have acquired:

        (i) Exchangeable Shares for a cost equal to the amount, if any, by which the adjusted cost base to such holder of the Veritas Common Shares that are exchanged exceeds the sum of (A) the fair market values of the Voting Rights and the Exchange Rights in respect of the holder's Exchangeable Shares, and (B) any cash received by the holder in lieu of a fractional Exchangeable Share; and

        (ii) the Voting Rights and the Exchange Rights in respect of the shareholder's Exchangeable Shares for a cost equal to their fair market value.

     For these purposes, a holder of Veritas Common Shares will be required to determine the fair market value of the Voting Rights and the Exchange Rights on a reasonable basis. Veritas is of the view, and has advised Canadian tax counsel, that the Voting Rights and the Exchange Right have only nominal value. Therefore, a holder of Veritas Common Shares should not realize a capital gain on the exchange of Veritas Common Shares for Exchangeable Shares. Such determination of value is not binding on Revenue Canada and Canadian tax counsel can express no opinion on matters such as this that require a factual determination.

     Call Rights. Veritas is of the view, and has advised Canadian tax counsel, that no amount should be allocated to the Call Rights granted to Digicon to acquire Exchangeable Shares. In particular, Veritas is of the view that the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right have nominal value. On this basis, no shareholder should realize a gain at the time that the Call Rights are granted to Digicon. Such determinations of value are not binding on Revenue Canada and Canadian tax counsel can express no opinion on matters such as this that require a factual determination.

     Dividends Paid On Exchangeable Shares. A shareholder who is an individual will include dividends received or deemed to be received on the Exchangeable Shares in computing the shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     The Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, Veritas will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends, other than excluded dividends, paid or deemed to be paid on the Exchangeable Shares. Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act applicable to certain corporations.

     If Digicon or any person with whom Digicon does not deal at arm's length is a "specified financial institution" under the Canadian Tax Act when a dividend is paid on an Exchangeable Share, then, subject to the exception described below, dividends received or deemed to be received by a shareholder that is a corporation will not be deductible in computing taxable income but will be fully included in taxable income under Part I of the Canadian Tax Act. Such dividend will not be subject to tax under Part IV of the Canadian Tax Act. A corporation will generally be a specified financial institution for these purposes if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, and corporations controlled by or related to such entities. Digicon has informed Canadian tax counsel that it is of the view that neither it nor any person with whom it does not deal at arm's length is a specified financial institution at the current time, but there can be no assurances that this status will not change prior to any dividend which is received or deemed to be received by a corporate shareholder.

     This denial of the dividend deduction for a corporate shareholder will not in any event apply if, at the time a dividend is received or deemed to be received, the Exchangeable Shares are listed on a prescribed stock exchange (which currently includes the TSE), Digicon controls Veritas, and the recipient (together with persons with whom the recipient does not deal at arm's length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively) does not receive dividends on more than 10% of the issued and outstanding Exchangeable Shares.

     Subject to the foregoing, in the case of a shareholder that is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, dividends received or deemed to be received on the Exchangeable Shares will normally be deductible in computing its taxable income. A shareholder that is a "private corporation" (as defined in the Canadian Tax
Act), or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

     In the case of a shareholder that is a specified financial institution, a dividend received on its Exchangeable Shares will be deductible in computing its taxable income only if either:

     (i) the specified financial institution did not acquire the Exchangeable Shares in the ordinary course of the business carried on by such institution; or

     (ii) at the time of the receipt of the dividend by the specified financial institution, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

     Redemption or Exchange of Exchangeable Shares. On the redemption (including a retraction) of an Exchangeable Share by Veritas, the holder of the Exchangeable Share will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at the time of the redemption of the share of Digicon New Common Stock received by the shareholder from Veritas on the redemption plus the amount, if any, of all declared but unpaid dividends on the Exchangeable Share) exceeds the paid-up capital at that time of the Exchangeable Share so redeemed. The amount of any such deemed dividend will be subject to the tax treatment accorded to dividends described above. On the redemption, the holder of an Exchangeable Share will also be considered to have disposed of the Exchangeable Share, but the amount of such deemed dividend will be excluded in computing the shareholder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition of the Exchangeable Share. In the case of a shareholder that is a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

     On the exchange of an Exchangeable Share by the holder thereof with Digicon for a share of Digicon New Common Stock, the holder will in general realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed

(or are less than) the adjusted cost base to the holder of the Exchangeable Share. For these purposes, the proceeds of disposition will be the fair market value of a share of Digicon New Common Stock at the time of exchange plus the amount of all declared but unpaid dividends on the Exchangeable Share received by the holder as part of the exchange consideration.

     Three-quarters of any capital gain (the "taxable capital gain") will be included in the shareholder's income for the year of disposition. Three-quarters of any capital loss realized (the "allowable capital loss") may be deducted by the holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the shareholder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years.

     A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include taxable capital gains (but not dividends or deemed dividends deductible in computing taxable income).

     If the holder of an Exchangeable Share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an Exchangeable Share may be reduced by the amount of dividends received or deemed to have been received by it on such share or on the Veritas Common Shares previously owned by such holder, to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares.

     The cost base of a share of Digicon New Common Stock received on the retraction, redemption or exchange of an Exchangeable Share will be equal to the fair market value of the share of Digicon New Common Stock at the time of such event.

     Because of the existence of the Retraction Call Right, a holder exercising the right of retraction in respect of an Exchangeable Share cannot control whether such holder will receive a share of Digicon New Common Stock by way of redemption of the Exchangeable Share by Veritas or by way of purchase of the Exchangeable Share by Digicon. As described above, the Canadian federal income tax consequences of a redemption differ from those of a purchase. However, a holder who exercises the right of retraction will be notified if the Retraction Call Right will not be exercised by Digicon and the holder may cancel the notice of retraction and retain the Exchangeable Share.

     Dividend on Digicon New Common Stock. Dividends paid on Digicon New Common Stock will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A corporation which is a shareholder will include such dividends in computing its taxable income. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

     Disposition of Digicon New Common Stock. A disposition or deemed disposition of a share of Digicon New Common Stock by a holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the share.

  Eligibility for Investment

     Foreign Property. Provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and Veritas maintains a substantial presence in Canada, the Exchangeable Shares will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. Veritas will be considered to have a substantial presence in Canada if it satisfies certain asset tests or its head office is in Canada and Veritas, or a corporation controlled by it with a head office in Canada, employs more than five employees full time in the active conduct of a business, other than an investment business, carried on by it directly or through a partnership of which it is a majority interest partner. Veritas has informed Canadian tax counsel that it currently satisfies this substantial presence test and expects that it will continue to satisfy the test.

     The Voting Rights and Exchange Rights will be foreign property under the Canadian Tax Act. However, as indicated above, Veritas is of the view that the fair market value of these rights is nominal. Digicon New Common Stock will be foreign property under the Canadian Tax Act.

     Qualified Investments. Provided they are listed on a prescribed stock exchange in Canada (which currently includes the TSE), the Exchangeable Shares will be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. Further, the Exchangeable Shares should be a qualified investment even if they are not listed on a prescribed exchange, as long as Veritas continues to be considered a public corporation under the Canadian Tax Act. (In certain other circumstances, such shares may also be qualified investments.) Digicon New Common Stock will be a qualified investment under the Canadian Tax Act for such plans provided such shares remain listed on the TSE (or are listed on certain other stock exchanges). The Voting Rights and Exchange Rights will not be qualified investments under the Canadian Tax Act. However, as indicated above, Veritas is of the view that the fair market value of these rights is nominal.

     Dissenting Shareholders. Holders of Veritas Common Shares are permitted to dissent from the Arrangement in the manner set out in section 184 of the ABCA. A dissenting Veritas shareholder will be entitled, in the event the Arrangement becomes effective, to be paid by Veritas the fair value of the Veritas Common Shares held by such holder determined as of the appropriate date. See, "Dissenting Shareholders' and Optionholders' Rights." Such a shareholder will be considered to have realized a deemed dividend and capital gain (or capital loss) based on redemption proceeds equal to such fair value, computed as generally described above in the case of a redemption (including a retraction) of an Exchangeable Share by Veritas for a share of Digicon New Common Stock under "Redemption or Exchange of Exchangeable Shares." Dissenting Veritas shareholders should consult their own tax advisors in respect of the treatment of such deemed dividends. Additional income tax considerations may be relevant to dissenting Veritas shareholders who fail to perfect or withdraw their claims pursuant to the right of dissent.

     Shareholders Not Resident in Canada. The following portion of the summary is applicable to Veritas Shareholders who, for purposes of the Canadian Tax Act, have not been and will not be resident or deemed to be resident in Canada at any time while they have held Veritas Common Shares or will hold Exchangeable Shares or shares of Digicon New Common Stock and to whom such shares are not taxable Canadian property and, in the case of a non-resident of Canada who carries on an insurance business in Canada and elsewhere, the shares are not effectively connected with its Canadian insurance business.

     Generally, the Veritas Common Shares, the Exchangeable Shares and shares of Digicon New Common Stock will not be taxable Canadian property provided that such shares are listed on a prescribed stock exchange (which currently includes the TSE), the holder does not use or hold, and is not deemed to use or hold, the Veritas Common Shares, the Exchangeable Shares or the shares of Digicon New Common Stock, as applicable, in connection with carrying on a business in Canada and the holder, persons with whom such holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of Veritas or Digicon at any time within five years preceding the date in question. In the case of Digicon, even if the holder exceeds the 25% threshold with respect to shares of Digicon New Common Stock, the shares of Digicon New Common Stock may not be taxable Canadian property; such holders should consult their own tax advisors to determine whether their shares of Digicon New Common Stock constitute taxable Canadian property. Veritas has applied for the listing of the Exchangeable Shares on the TSE and Digicon has indicated that it intends to use its best efforts to cause Veritas to maintain such listing.

     A holder of Veritas Common Shares will not be subject to tax under the Canadian Tax Act on the exchange of a Veritas Common Share for an Exchangeable Share, on the exchange of an Exchangeable Share for a share of Digicon New Common Stock, except to the extent the exchange gives rise to a deemed dividend (discussed below), or on the sale or other disposition of an Exchangeable Share or a share of Digicon New Common Stock.

     Any dividends paid on the Exchangeable Shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty. For example, under the Tax Treaty, the rate is generally reduced to 15% for dividends paid to a person who is the beneficial owner and who is resident in the United States for purposes of the Tax Treaty.

     A holder whose Exchangeable Shares are redeemed (either under Veritas' redemption right or pursuant to the holder's retraction rights) will be deemed to receive a dividend as described above for residents of Canada, which deemed dividend will be subject to withholding tax as described in the preceding paragraph.

     Holders of Veritas Common Shares are permitted to dissent from the Arrangement in the manner set out in section 184 of the ABCA. A dissenting Veritas Shareholder will be entitled, in the event the Arrangement becomes effective, to be paid by Veritas the fair value of the Veritas Common Shares held by such holder determined as of the appropriate date. See, "Dissenting Shareholders' and Optionholders' Rights". Such shareholder will be considered to have realized a deemed dividend and capital gain (or capital loss) based on redemption proceeds equal to such fair value, computed as generally described above, in the case of a redemption (including a retraction) of an Exchangeable Share by Veritas for a share of Digicon New Common Stock, under "Redemption or Exchange of Exchangeable Shares." Deemed dividends will be subject to withholding tax as described above. Any capital gain realized by a dissenting Veritas Shareholder will not be taxed under the Canadian Tax Act if the Veritas Common Shares in respect of which the right of dissent is exercised are not taxable Canadian property, as described above. Additional income tax considerations may be relevant to dissenting Veritas shareholders who fail to perfect or withdraw their claims pursuant to the right of dissent.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO VERITAS SHAREHOLDERS

     In the opinion of Vinson & Elkins L.L.P., United States counsel to Veritas ("U.S. Counsel"), the following is a summary of the material United States federal income tax considerations generally applicable to Veritas Shareholders that are "United States persons" as defined for United States federal income tax purposes and that hold Veritas Common Shares as capital assets ("United States Holders"), arising from and relating to the Arrangement, including the receipt and ownership of Exchangeable Shares and Digicon New Common Stock. For United States federal income tax purposes, "United States Persons" are United States citizens or residents, corporations or partnerships organized under the laws of the United States or any state thereof, and any estate or trust subject to United States federal income tax on its income regardless of source.

     This summary is based on United States federal tax law in effect as of the date hereof. No statutory, judicial, or administrative authority exists which directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the Exchangeable Shares, the Voting Rights, the Exchange Rights and the Call Rights. Consequently (as discussed more fully below), some aspects of the United States federal income tax treatment of the Arrangement, including the receipt and ownership of Exchangeable Shares and the exchange of Exchangeable Shares for shares of Digicon New Common Stock, are not certain. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service ("IRS") regarding the tax consequences of any of the transactions described herein.

     This summary does not address aspects of United States taxation other than United States federal income taxation, nor does it address all aspects of United States federal income taxation that may be applicable to particular United States Holders, including, without limitation, holders of Veritas Common Shares acquired as a result of the exercise of employee stock options. In addition, this summary does not address the United States state or local tax consequences or the foreign tax consequences of the Arrangement or the receipt and ownership of the Exchangeable Shares or shares of Digicon New Common Stock.

     UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF THE ARRANGEMENT, INCLUDING THE RECEIPT AND OWNERSHIP OF EXCHANGEABLE SHARES, VOTING RIGHTS, EXCHANGE RIGHTS AND SHARES OF DIGICON NEW COMMON STOCK.

     Characterization of the Arrangement for United States Federal Income Tax Purposes. In the opinion of U.S. Counsel, although not free from doubt, the Arrangement should qualify as a "reorganization" within the meaning of Section 368(a) of the U.S. Code. There is, however, no direct authority addressing the proper treatment of the Arrangement for the United States federal income tax purposes and therefore such opinion is subject to significant uncertainty. Accordingly, there can be no assurance that the IRS would not challenge the status of the Arrangement as a reorganization or that, if challenged, a court would not agree with the IRS.

     Receipt of Exchangeable Shares. Assuming the Arrangement qualifies as a reorganization under Section 368(a) of the Code, the following federal income tax consequences will occur:

     (a) A United States Holder of Veritas Common Shares who receives Exchangeable Shares pursuant to the Arrangement will not recognize any gain or loss with respect to the receipt of such shares;

     (b) Except as provided below, the aggregate basis of the Exchangeable Shares received pursuant to the Arrangement (including any fractional shares deemed received) by a United States Holder of Veritas Common Shares will equal such holder's aggregate basis in the shares of Veritas Common Shares surrendered pursuant to the Arrangement;

     (c) The holding period of the Exchangeable Shares received by a United States Holder of Veritas Common Shares pursuant to the Arrangement will include the holding period of the Veritas Common Shares surrendered in exchange therefor; and

     (d) Cash payments in lieu of a fractional Exchangeable Share will be treated as if a fractional Exchangeable Share had been received in the Arrangement and then redeemed by Veritas. Such redemption should qualify as a distribution in full payment in exchange for the fractional share rather than a distribution of a dividend. Accordingly, a Veritas Shareholder receiving cash in lieu of a fractional share will recognize capital gain or loss upon such payment equal to the difference, if any, between such shareholder's basis in the fractional share (as described in paragraph (b) above) and the amount of cash received. Such gain or loss will be capital gain or loss if the Veritas Common Share is held as a capital asset at the Effective Time.

     If the Arrangement fails to qualify as a reorganization, a United States Holder of the Veritas Common Shares would recognize gain or loss equal to the difference between the fair market value of the Exchangeable Shares and such holder's basis in the Veritas Common Shares exchanged therefor. Regardless of whether the Arrangement qualifies as a "reorganization" within the meaning of
Section 368(a) of the U.S. Code, Veritas will recognize no gain or loss for United States federal income tax purposes as a result of the Arrangement.

     Veritas believes that the Voting Rights and Exchange Rights received and any Call Rights deemed to be conveyed by Veritas Shareholders pursuant to the Combination Agreement and the Arrangement will have only nominal value and, therefore, that their receipt or conveyance, as the case may be, will not result in any material United States federal income tax consequences. Further, the exchange of certain of the Call Rights for the Voting Rights and Exchange Rights may not be taxable to United States Holders because United States Holders and Digicon may be deemed to have granted purchase options to each other, which grants would not generally be treated as taxable events for United States federal income tax purposes. It is possible, however, that the IRS could take the position that the Voting Rights, Exchange Rights and Call Rights have greater than nominal value and that the transfer or receipt of such rights is taxable. In such event, the receipt of the Voting Rights and Exchange Rights and the conveyance of certain of the Call Rights could generate taxable gain or loss.

     If the IRS successfully asserts that the Voting Rights and Exchange Rights have greater than nominal value and such rights are deemed to have been transferred by Veritas rather than Digicon in redemption of Veritas Common Shares, a United States holder would recognize dividend income equal to the value of such rights to the extent of the accumulated earnings and profits of Veritas (as determined under United States federal income tax principles) unless such deemed redemption is either "not essentially equivalent to a dividend" or "substantially disproportionate" or "not essentially equivalent to a dividend," any gain recognized by a United States holder would be capital gain. The basis of the Exchangeable Shares received pursuant to the Arrangement will not include the basis of any Veritas Common Shares deemed to have been redeemed by Veritas. United States Holders should consult their tax advisors with respect to the potential tax consequences of the receipt of the Voting Rights and Exchange Rights pursuant to the Arrangement.

     Requirements of Notice Filing. Any United States Holder that receives the Exchangeable Shares in exchange for Veritas Common Shares will be required to file a notice with the IRS on or before the last date for filing a United States federal income tax return for the holder's taxable year in which the Arrangement occurs. The notice must contain certain information specifically enumerated in
Section 7.367(b)-1 of the United States Treasury regulations, and United States Holders are advised to consult their tax advisors for assistance in preparing such notice.

     If a United States Holder required to give notice as described above fails to give such notice, and if the United States Holder further fails to establish reasonable cause for the failure, then the Commissioner of IRS (the "Commissioner") will be required to determine, based on all the facts and circumstances, whether the conversion of Veritas Common Shares into Exchangeable Shares is eligible for nonrecognition treatment. In making this determination, the Commissioner may conclude (i) that the conversion is eligible for nonrecognition treatment, despite such noncompliance, (ii) that the conversion is eligible for nonrecognition treatment, provided that certain other conditions imposed by the United States Treasury regulations are satisfied, or (iii) that the conversion is not eligible for nonrecognition treatment and that any gain recognized will be taken into account for purposes of increasing the tax basis of the Exchangeable Shares received pursuant to the Combination Agreement and the Arrangement. Nevertheless, the failure of any one United States Holder to satisfy such requirements from receiving nonrecognition treatment with respect to the conversion of their Veritas Common Shares to Exchangeable Shares pursuant to the Arrangement.

     Exchange of Exchangeable Shares. It is anticipated that (subject to certain exceptions described below) a United States Holder that exercises such holder's rights to exchange the Exchangeable Shares for shares of Digicon Common Stock generally will recognize gain or loss on the receipt of the shares of Digicon Common Stock in exchange for such Exchangeable Share. Such gain or loss will be equal to the difference between the fair market value of the shares of Digicon Common Stock at the time of the exchange and the United States Holder's tax basis in the Exchangeable Shares exchanged therefor. The gain or loss will be capital gain or loss, except that, with respect to any declared but unpaid dividends on the Exchangeable Shares, ordinary income may be recognized by the holder thereof. Capital gain or loss will be long-term capital gain or loss if the Exchangeable Shares (together with the pre-conversion Veritas Common Shares) have been held for more than one year at the time of the exchange. The United States Holder will take as such holder's tax basis in the shares of Digicon Common Stock the fair market value of the shares of Digicon Common Stock received by the United States Holder in the exchange and such holder's holding period will begin on the day after the United States Holder received the shares of Digicon Common Stock.

     In view of the likelihood of the recognition of gain or loss upon the exchange of the Exchangeable Shares for shares of Digicon Common Stock, United States Holders may wish to consider delaying such exchange until such time as they intend to dispose of the shares of Digicon Common Stock receivable in exchange for their Exchangeable Shares of (as discussed below) until such time that Digicon owns at least 80 percent of all of the then issued and outstanding Exchangeable Shares.

     Under the certain limited circumstances, the exchange by a United States Holder of Exchangeable Shares for shares of Digicon Common Stock may be characterized as a tax-free exchange. First, an exchange of Exchangeable shares for shares of Digicon Common Stock may be characterized as a tax-free exchange if, at the time of such exchange, (i) at least 80 percent of the then outstanding Exchangeable Shares are held by Digicon and (ii) in such exchange, Digicon, rather than Veritas, acquires the Exchangeable Shares in exchange for shares of Digicon Common Stock pursuant to the exercise of its Call Rights. In addition, a United States Holder that receives shares of Digicon Common Stock from Digicon upon the exercise by

Digicon of the Redemption Call Right or the Liquidation Call Right generally should be entitled to nonrecognition treatment with respect to the exchange. In either case, the exchange would not be tax free unless certain other requirements are satisfied, which, in turn, will depend upon facts and circumstances existing at the time of the exchange and cannot be accurately predicted as of the date of this hereof. If such exchange did qualify as a tax-free exchange, a United States Holder's tax basis in the shares of Digicon Common stock received would be equal to such holder's tax basis in the Exchangeable Shares exchanged therefor. The holding period of the shares of Digicon Common Stock received by such United States Holder should include the holding period of the Exchangeable Shares exchanged therefor, which in turn, should include the holding period of the Veritas Common Shares converted pursuant to the Combination Agreement and the Plan of Arrangement, provided that such Veritas Common Shares and Exchangeable Shares have been held as capital assets immediately prior to the Arrangement and the subsequent exchange, respectively.

     For United States federal income tax purposes, gain realized on the exchange of Exchangeable Shares for shares of Digicon Common Stock generally will be treated as United States source gain, except that, under the terms of the Tax Treaty, such gain may be treated as sourced in Canada. Any Canadian tax imposed on the exchange will be available as a credit against United States federal income taxes, subject to applicable limitations. A United States Holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing United States taxable income.

     Distributions on the Exchangeable Shares. A United States Holder of Exchangeable Shares generally will be required to include in gross income as ordinary income dividends paid on the Exchangeable Shares to the extent paid out of the earnings and profits of Veritas, as determined under United States federal income tax principles. Such dividends generally will be treated as foreign source passive income for foreign tax credit limitation purposes. Under the current Tax Treaty, such distributions will be subject to Canadian withholding tax at a minimum rate of 15 percent. Subject to certain limitations of United States federal income tax law, a United States Holder should generally be entitled to either a credit against such holder's United States federal income tax liability or a deduction in computing United States taxable income for Canadian income taxes withheld from distributions with respect to the Exchangeable Shares.

     Dissenters. A United States Holder who exercises such holder's right to dissent from the Arrangement will recognize gain or loss on the exchange of such holder's Veritas Common Shares for cash in an amount equal to the difference between the amount of cash received and such holder's basis in the Veritas Common Shares. Such gain or loss will be capital gain or loss if the Veritas Common Shares were held as capital assets at the time of the Effective Time of the Arrangement and will be long-term capital gain or loss if the Veritas Common Shares have been held for more than one year at the time of the Arrangement.

     Passive Foreign Investment Company Considerations. For United States federal income tax purposes, Veritas generally will be classified as a passive foreign investment company (a "PFIC") for any taxable year during which either
(i) 75 percent or more of its gross income is passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50 percent or more of its assets (by value) produce or are held for the production of passive income. For purposes of applying the foregoing tests, the assets and gross income of Veritas' significant subsidiaries will be attributed to Veritas.

     While there can be no assurance with respect to the classification of Veritas as a PFIC, Veritas believes that it did not constitute a PFIC during its taxable years ending prior to consummation of the Arrangement. Currently, Veritas and Digicon intend to endeavor to cause Veritas to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change. Moreover, in connection with the transactions contemplated herein, U.S. Counsel will not be rendering an opinion with regard to Veritas' status as a PFIC.

     For purposes of applying the 50 percent asset test following the Arrangement, Veritas' assets must be measured by their adjusted tax bases (as calculated in order to compute earnings and profits for United States federal income tax purposes) instead of by value, subject to certain adjustments. As a result, it is possible that Veritas will be a PFIC for taxable years ending after the Arrangement even though less than 50 percent of Veritas's assets (measured by the fair market value of such assets) do not constitute passive assets. After the

Arrangement, Veritas intends to monitor its status regularly, and promptly following the end of each taxable year Veritas will notify United States Holders of Exchangeable Shares if it believes that Veritas was a PFIC for that taxable year.

     Although the matter is not free from doubt, if Veritas were a PFIC at any time during a particular United States Holder's holding period for its Veritas Common Shares, and the United States Holder had not made an election to treat Veritas as a qualified electing fund (a "QEF") under Section 1295 of the U.S. Code (a "QEF Election"), then the IRS might take the position that such United States Holder is required to recognize gain upon the conversion of its Veritas Common Shares into Exchangeable Shares. In the event that gain recognition were so required, the amount of such gain would be equal to the excess of the fair market value of the Veritas Common Shares over their adjusted tax bases. Further, in such event, any exchange of Exchangeable Shares for shares of Digicon Common Stock would be taxable under the rules described below.

     If Veritas is a PFIC following the Arrangement during a United States Holder's holding period for such holder's Exchangeable Shares, and the United States Holder does not make a QEF Election, then (i) the United States Holder would be required to allocate income recognized upon receiving certain excess dividends with respect to, and gain recognized upon the disposition of, such United States Holder's Exchangeable Shares (including upon the exchange of Exchangeable Shares for shares of Digicon Common Stock) ratably over the United States Holder's holding period for such Exchangeable Shares, (ii) the amount allocated to each year other than (x) the year of the excess dividend payment or disposition of the Exchange Shares or (y) any year prior to the beginning of the first taxable year of Veritas for which it was a PFIC, would be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge would be imposed upon the resulting tax attributable to each such year (which charge would accrue from the due date of the return for the taxable year to which such tax was allocated), and (iii) gain recognized upon the disposition of the Exchangeable Shares would be taxable as ordinary income.

     If the United States Holder makes a QEF Election, then the United States Holder generally will be currently taxable on such holder's pro rata share of Veritas' ordinary earnings and net capita gains (at ordinary income and capital gains rates respectively) for each taxable year of Veritas in which Veritas is classified as a PFIC, even if no dividend distributions are received by such United States Holder, unless such United States Holder makes an election to defer such taxes. If Veritas believes that it was a PFIC for a taxable year, it will provide United States Holders of Exchangeable Shares with information sufficient to allow such holders to make a QEF Election and report and pay any current or deferred taxes due with respect to their pro rata shares of Veritas' ordinary earnings and profits and net capital gains for such taxable year. United States Holders should consult their tax advisors concerning the merits and mechanics of making a QEF Election and other relevant tax considerations if Veritas is a PFIC for any taxable year.

     The foregoing summary of the possible application of the PFIC rules to Veritas and the United States Holders of Veritas Common Shares is only a summary of certain material aspects of those rules. Because the United States federal tax consequences to a United States Holder of Veritas Common Shares under the PFIC provisions are significant, United States Holders of Veritas Common Shares are urged to discuss those consequences with their tax advisors.

SHAREHOLDERS NOT RESIDENT IN OR CITIZENS OF THE UNITED STATES

     The following summary is applicable to holders of Veritas Common Shares that are not United States Holders ("non-United States Holders").

     A non-United States Holder generally will not be subject to United States federal income tax on gain (if any) recognized on the receipt of the Exchangeable Shares, on the sale or exchange of the Exchangeable Shares, or on the receipt of or sale of shares of Digicon Common Stock unless such gain is effectively connected with a United States trade or business or, in the case of gains recognized by an individual, such individual is present in the United States for 183 days or more and has a "tax home" (as defined in the U.S. Code) during the taxable year.

     Dividends received by a non-United States Holder with respect to the Exchangeable Shares should not be subject to United States withholding tax, and Veritas and Digicon do not intend that Veritas or Digicon will withhold any amounts in respect of such tax from such dividends. There is some possibility, however, that the IRS may assert that United States withholding tax is payable with respect to dividends paid on the Exchangeable shares to non-United States Holders. In such case, holder of Exchangeable Shares could be subject to United States withholding tax at a rate of 30 percent, which rate may be reduced by an application income tax treaty in effect between the United States and the non-United States Holder's country of residence (15 percent on dividends paid to residents of Canada under the Tax Treaty).

     Dividends received by non-United States Holders with respect to the Digicon Common Stock generally will be subject to United States withholding tax at a rate of 30 percent, which rate may be subject to reduction by an applicable income tax treaty (15 percent on dividends paid to residents of Canada under the Tax Treaty).

                  DIGICON MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Digicon Consolidated Financial Statements and Notes thereto.

RESULTS OF OPERATIONS

  Nine Months Ended April 30, 1996 compared with Nine Months Ended April 30,
1995

     Revenues. For the nine month period ended April 30, 1996, total revenues increased 18% from $96.7 million to $114.5 million. Land revenues increased 14% from $28.5 million to $32.5 million, as revenues from North American and Argentine operations improved as a result of increases in both operating rates and production on 3D and transition zone surveys. Current period revenues were reduced by downtime associated with the conversion of a domestic crew to an Input/Output System Two -- RSR system and permitting delays for another crew. Marine revenues increased 34% from $24.9 million to $33.5 million, primarily resulting from the addition of a new vessel, the reassignment of two vessels to contract work and higher funding levels on proprietary surveys. This increase was partially offset by lower prices in the Far East. Data processing revenues increased 4% from $26.9 million to $28.0 million, due to improved contract terms at the Assen, Holland center, increased capacity at the Houston and Singapore centers and the improved Australian market. These increases were partially offset by the closing of Digicon's Bogota, Colombia and Oklahoma City centers and depressed European data processing prices. Proprietary seismic data revenues increased 29% from $16.0 million to $20.5 million, resulting from an expansion of Digicon's library. This expansion has been in response to modifications in oil and gas companies' spending strategies.

     Operating Expenses. Cost of services for the period increased 21% from $75.5 million to $91.5 million, and, as a percentage of total revenues, cost of services increased from 78% to 80%. The increase as a percentage of total revenues resulted from a weakness in marine acquisition margins primarily in the Far East, lower profitability on the mix of proprietary data sales and $929,000 in Argentina social security taxes retroactively applied to compensation of employees converted from a temporary to permanent employment classification.

     Depreciation and Amortization. Depreciation and amortization expense increased 12% from $10.3 million to $11.5 million, due to equipment purchases for South American land crews, three of Digicon's vessels and the Houston, Singapore and London data processing centers.

     Selling, General and Administrative. Selling, general and administrative expenses increased 16% from $3.4 million to $4.0 million, resulting primarily from additional costs incurred in implementing a new administrative data processing system.

     Interest. Interest expense decreased 4%, from $3.8 million to $3.7 million, resulting primarily from reduced borrowings under Digicon's revolving credit agreement.

     Equity in Loss. The joint ventures in the former Soviet Union (the "FSU") were sold in June 1995, therefore equity losses declined from $825,000 to $17,000.

     Other. Other income decreased from $143,000 to $34,000. The current period includes losses on damaged cables offset by net foreign currency gains and the prior period includes a gain on the sale of a seismic vessel partially offset by losses on damaged cables and net foreign currency losses.

     Income Taxes. Provisions for income taxes decreased from $1.1 million to $160,000. In the current period, provision for income taxes from taxable income primarily in Malaysia was largely offset by an $876,000 tax benefit resulting from taxable losses in South America generated by deductions for the Argentina social security taxes and compensation previously discussed. Provision for income taxes in the prior period related primarily to taxable income in Malaysia and South America and a tax assessment in Jakarta.

  Fiscal Year 1995 Compared with Fiscal Year 1994

     Revenues. For the fiscal year ended July 31, 1995, total revenues increased 12% from $118.0 million to $132.6 million. Land revenues increased 12% from $38.5 million to $43.1 million, resulting from increased production in Argentina, partially offset by reduced North America and Far East revenues. Land acquisition revenues in the Far East declined as a result of the decommissioning of an Australian crew. Marine revenues decreased 11% from $36.9 million to $32.8 million, resulting from the derigging of two seismic vessels, lower production from three vessels due to offshore obstructions and bad weather, and the reassignment of one vessel from contract work to proprietary data acquisition. Improved market conditions for 2D surveys continued in the Far East where marine revenues increased by $7.0 million during the current year. Data processing revenues increased 20% from $30.0 million to $36.1 million, primarily resulting from additional capacity. The improved data processing performance was partially offset by lower revenues generated by Digicon's processing center in Jakarta, which is expected to be closed during 1997. Proprietary seismic data sales increased 74% from $11.7 million to $20.4 million, resulting from an expansion of Digicon's data library. This expansion has been in response to modifications in oil and gas companies' spending strategies.

     Operating Expenses. Cost of services increased 5% from $101.3 million to $105.9 million, primarily resulting from increased operating levels. Cost of services as a percentage of sales declined from 86% to 80% due to savings from the restructuring program implemented during fiscal 1994 and higher profitability of proprietary data sales.

     During fiscal 1995, Digicon accrued $800,000 of costs related to the closing of the Jakarta processing center. In fiscal 1994, restructuring charges of $1.4 million were recognized, primarily relating to severance costs associated with a reduction in Digicon's workforce.

     Depreciation and Amortization. Depreciation and amortization expense remained essentially unchanged at $13.8 million. Fiscal 1995 reflects decreases in charges resulting from the prior year's restructuring program of $2.4 million, offset primarily by an increase in charges on new asset purchases.

     Selling, General and Administrative. Selling, general and administrative expenses decreased by 13% from $5.1 million to $4.4 million, primarily resulting from the accrual of $607,000 in the prior year for benefits payable over five years under an employment contract with a former executive.

     Interest. Interest expense increased 67% from $3.1 million to $5.1 million as a result of increased borrowings on working capital facilities and equipment financing, as well as higher borrowing costs.

     FSU Joint Venture. In April 1994, Digicon acquired interests in joint ventures that operate in the FSU. In acquiring these interests, Digicon exchanged common stock and cash commitments valued in excess of the fair market value of the net assets received. The excess value was being amortized over a 20-year period, and Digicon recorded $392,000 of amortization expense during fiscal 1995. The joint ventures were in the start-up phase and Digicon recorded $1.5 million of equity losses during fiscal 1995. In June 1995, Digicon disposed of its FSU interests and recorded a $4.4 million gain on the sale. See Note 16 to Notes to Digicon Consolidated Financial Statements.

     Other. Other expenses (income) decreased from income of $702,000 to an expense of $598,000. In fiscal 1995, net losses were recorded on the disposition of property and equipment, partially offset by a gain on the sale of a vessel. Income recorded in the prior year resulted primarily from a gain on the sale of a vessel.

     Income Taxes. Provisions for income taxes increased from $1.5 million to $2.0 million resulting from higher taxable income (including a prior year assessment) in foreign jurisdictions.

  Fiscal Year 1994 Compared with Fiscal Year 1993

     Revenues. During the year ended July 31, 1994, total revenue increased from $117.7 million to $118.0 million. Land revenue increased 116% from $17.8 million to $38.5 million, resulting from the addition of three land crews during fiscal 1993 and 1994. Marine revenue decreased 38% from $59.1 million to $36.9 million, primarily resulting from Digicon derigging four of its vessels during fiscal 1993 and 1994. Data processing revenues decreased 16% from $35.8 million to $30.0 million, primarily resulting from excess capacity in the industry's marine segment. Proprietary seismic data sales increased 232% from $3.5 million to $11.7 million, resulting from the increase in the book value of Digicon's proprietary data library from $10.3 million to $19.6 million. This expansion has been in response to modifications in oil and gas companies' spending strategies.

     Operating Expenses. Cost of services decreased from $101.9 million to $101.3 million, and as a percentage of total revenue, cost of services declined from 87% to 86%. This decrease in operating expense as a percentage of revenue resulted from improved margins on proprietary data sales and savings in the fourth quarter as a result of the restructuring. In fiscal 1994, Digicon incurred restructuring charges of $1.4 million as discussed above.

     Write-off of Assets. In fiscal 1994, Digicon recorded $6.5 million in expenses associated with the write-off/reserve of certain assets including $2.4 million of marine and $552,000 of land acquisition assets related to decommissioned marine vessels and stacked land crews. The write-off/reserve also included the write-down of other marine and land acquisition assets of $1.0 million. In addition, due to decreased activity in Indonesia Digicon wrote down data processing equipment by $2.1 million and wrote off $430,000 of proprietary data.

     Depreciation and Amortization. Depreciation and amortization expense increased 43% from $9.6 million to $13.8 million. During fiscal 1993 and 1994, Digicon spent approximately $51.0 million for upgrades to marine vessels, equipment for new land crews and new processing equipment to enhance its market position. As a result, depreciation expense for the year ended July 31, 1994 increased a net $3.9 million. This increase includes approximately $600,000 in depreciation savings recognized as a result of the write-off and reserve for impairment of assets.

     Selling, General and Administrative. Selling, general and administrative expenses increased 15% from $4.4 million to $5.1 million, primarily resulting from expensing severance benefits of $607,000.

     Interest. Interest expense increased 153% from $1.2 million to $3.1 million. To provide additional working capital during fiscal 1994, Digicon obtained a new revolving credit facility providing advances up to $15.0 million, borrowed approximately $900,000 against its Indonesian credit facility, borrowed $6.1 million in short-term related party debt (of which $3.4 million was outstanding for a majority of fiscal 1994) and financed approximately $4.2 million of equipment purchases.

     FSU Joint Venture. During fiscal 1994, Digicon exchanged 1,024,317 shares of Digicon Common Stock valued at $7.125 per share, or $7.3 million, and a cash commitment in the amount of $1.0 million in return for interests in four joint ventures which operate in the FSU. Subsequent to year-end, Digicon increased its ownership interest in two of the joint ventures by exchanging an additional 684,181 shares of Digicon

Common Stock valued at $3.375 per share, or $2.3 million and committing to an additional $2.0 million in cash plus loan guaranties. The excess of the purchase price over the fair value of the net assets received was being amortized over a 20-year period and for the fiscal year ended 1994, Digicon recorded $100,000 in amortization expense.

     Other. Other expenses (income) decreased from an expense of $184,000 to income of $702,000, resulting from improved U.S. to foreign currency exchange rates and gains on the sale of property and equipment.

     Income Taxes. Provisions for income taxes decreased from $1.6 million to $1.5 million. The provision for income taxes in fiscal 1994 related primarily to taxes on South American operations. The provision for income taxes in fiscal 1993 related primarily to operations in Mexico.

LIQUIDITY AND CAPITAL RESOURCES

     Digicon's internal sources of liquidity are cash balances ($5.3 million at April 30, 1996) and cash flow from operations ($14.8 million for the nine months ended April 30, 1996). External sources include the unutilized portion of the working capital facility described below (approximately $8.0 million at May 20, 1996), equipment financing and trade credit. To provide additional working capital, Digicon maintains a $17.0 million revolving credit facility with a commercial finance company which provides for borrowings of up to 80% of the majority of Digicon's domestic and foreign receivables at an interest rate of 3% over the prime rate, secured by most of Digicon's world-wide assets. In connection with such facility, Digicon is limited, without the consent of the lender, in taking certain actions, including creating indebtedness, is prohibited from paying dividends and is required, among other provisions, to maintain certain financial ratios. The facility matures on April 11, 1997, and as a result, the outstanding balance at April 30, 1996 ($10.6 million) is classified as current. The lender has formally offered to extend the facility until approximately June 15, 1998 upon terms which would result in a reduction in Digicon's effective borrowing costs. Digicon is evaluating the offer but no decision has yet been made with regard to the facility.

     At April 30, 1996, Digicon's backlog of commitments for services totaled $107.4 million of which 32% relates to land acquisition, 44% relates to marine acquisition and 24% relates to data processing. Digicon expects to complete 100% of these commitments during the next twelve months.

     Digicon requires significant amounts of working capital to support its operations and to fund its capital spending and research and development programs. Digicon's foreign operations, which accounted for 54% of fiscal 1995 revenues and 59% of revenues for the nine months ended April 30, 1996, require greater amounts of working capital than similar domestic activities, as the average collection period for foreign receivables is generally longer than for comparable domestic accounts. In addition, Digicon has increased its participation in non-exclusive data surveys and has significantly expanded its library of proprietary data. Because of the lead time between survey execution and sale, non-exclusive surveys generally require greater amounts of working capital than contract work. During the first half of the past two fiscal years, this problem was exacerbated as, for budgeting purposes, several clients deferred payments on data library purchases until January 1995 and 1996, respectively, at which time substantially all of such receivables were collected. Depending on the timing of future sales of the data and the collection of the proceeds from such sales, Digicon's liquidity will continue to be affected; however, Digicon believes that these non-exclusive surveys have good long-term sales, earnings and cash flow potential.

     In recent years, Digicon has updated and increased its data processing capabilities, invested significant capital to outfit a new seismic vessel and has, more recently, allocated significant resources to its land and transition zone activities. In the past 3 1/2 years, Digicon has committed approximately $82.5 million for new capital equipment and invested approximately $13.8 million in its research and development efforts.

     During fiscal 1996, Digicon expects to spend approximately $20 million for capital expenditures and $2.7 million for research and development activities. In addition, $6.2 million of equipment was purchased by a commercial finance company and leased to Digicon under an operating lease entered into in December 1995.

The majority of capital spending in 1996 will be to upgrade and expand Digicon's land and marine data acquisition capabilities.

     The utilization of net operating loss carryforwards ("NOLs") is subject to certain limitations. Additionally, when such NOLs are utilized, the benefit will be recognized as an addition to paid-in capital and will not be reflected in the consolidated statements of operations.

     Digicon believes that it possesses sufficient liquidity to continue operations on a satisfactory basis. If additional working capital were to become necessary as a result of deterioration in demand for or pricing of Digicon's services, and if additional financing were not available, Digicon's operating results and financial condition could be adversely affected.

                              BUSINESS OF DIGICON

GENERAL

     Digicon was founded in 1965 and provides seismic data acquisition and processing services to the petroleum industry in selected markets worldwide. Oil and gas companies utilize seismic data for the determination of suitable locations for drilling exploratory wells and, increasingly, in reservoir management for the development and production of oil and gas reserves. Digicon acquires seismic data in land, in marine, and in marsh, swamp and tidal ("transition zone") environments and processes data acquired by its own crews and crews of other operators. In addition, Digicon acquires and processes seismic data on a non-exclusive basis for future sale to multiple customers.

     In conjunction with certain changes in senior management in 1994, Digicon initiated a comprehensive program designed to restructure and refocus each of Digicon's geographic and operational lines of business. Digicon's actions included: (i) selling its marine and land seismic equipment manufacturing operations;(ii) selling its joint venture interests in the FSU; (iii) deploying its land and transition zone crews and its marine crews into markets where Digicon's presence would likely be significant, such as the Gulf of Mexico transition zone; (iv) expanding its accumulation and sale of proprietary seismic data to exploit the historically higher margins associated with non-exclusive data sales; (v) emphasizing its research and development on the proprietary seismicTANGO software in order to capitalize on its reputation for seismic data processing innovation; and (vi) streamlining its cost structure through personnel reductions, office consolidations, vessel deactivations and the outsourcing of certain development and manufacturing functions. The continued implementation of this program has increased revenues and significantly improved operating efficiencies.

     Digicon's subsidiaries, all of which are wholly owned, directly or indirectly, by Digicon unless otherwise indicated, and their respective jurisdictions of incorporation are as follows:

                                                          STATE OR COUNTRY
             CORPORATE NAME OF SUBSIDIARY                 OF INCORPORATION
- - - ------------------------------------------------------  ---------------------
Digicon Geophysical Corp..............................  Delaware
  Digicon Exploration, Ltd............................  Delaware
  Digicon Geophysical Limited(1)......................  United Kingdom
  Digicon Russia, Inc.................................  Delaware
  Infoshare Technology, Inc...........................  Texas
  Digicon/GFS Inc.....................................  Mississippi
  Digicon Nederland B.V...............................  Netherlands
     Digicon (Malaysia) Sdn. Bhd.(2)..................  Malaysia
     Digicon Geophysical Limited (3)..................  United Kingdom
     Digicon (Asia) Sdn. Bhd..........................  Brunei
     Seismic Exploration (Nederland) B.V..............  Netherlands
       P.T. Digicon Mega Pratama(4)...................  Indonesia
     Digicon de Venezuela C.A.........................  Venezuela
     Digicon (Canada) Inc.............................  Canada
     Digicon (Far East) Pte. Ltd......................  Singapore
     Digital Exploration (Nigeria) Limited(5).........  Nigeria
  Seismic Company of America, Inc.....................  Delaware
     Euroseis, Inc....................................  Delaware
Digicon (Nigeria) Limited(6)..........................  Nigeria
Digicon Finance N.V...................................  Netherlands Antilles

- - - ---------------

(1) Formerly Digital Exploration Limited. Owned 49% by Digicon Geophysical Corp. and 51% by Digicon Nederland B.V.

(2) Owned 70% by Digicon Nederland B.V.

(3) Formerly Digital Exploration Limited. Owned 51% by Digicon Nederland B.V. and 49% by Digicon Geophysical Corp.

(4) Owned 80% by Seismic Exploration (Nederland) B.V. Digicon has granted an option to the minority shareholder pursuant to which such shareholder may increase its equity interest to 59% and reduce Digicon's interest to 41%.

(5) Owned 60% by Digicon Nederland B.V.

(6) Owned 60% by Digicon.

INDUSTRY OVERVIEW

     Geophysical services enable oil and gas companies to determine whether subsurface conditions are likely to be favorable for finding new oil and gas accumulations and assist oil and gas companies in determining the size and structure of previously identified oil and gas fields. These services consist of the acquisition and processing of 3D and 2D seismic and other geophysical data, which is used to produce computer-generated graphic cross-sections and maps of the subsurface strata. The resulting cross-sections and maps are then analyzed and interpreted by geophysicists and are used by oil and gas companies in the acquisition of new leases, the selection of drilling locations on exploratory prospects and in reservoir development and management.

     Geophysical data is acquired by marine, land and transition zone crews. In data acquisition, a source of acoustical energy is employed at or below the earth's surface and an acoustical wave is produced through the discharge of compressed air, the detonation of small explosive charges, or other energy generating techniques. As the acoustical wave travels through the earth, portions are reflected by variations in the underlying rock layers, and the reflected energy is captured by geophones situated at intervals along specified paths from the point of acoustical impulse. The resulting signals are then transmitted to a recording unit which amplifies the reflected energy wave and converts it into digital data. This data is then input into a specialized data processing system that enhances the recorded signal by reducing noise and distortion and improving resolution and arranges the input data to produce, with the aid of plotting devices, an image of the subsurface strata. By interpreting seismic data, oil and gas companies create detailed maps of prospective areas and producing oil and gas reservoirs.

     Advances in seismic technology have shifted the emphasis from 2D to 3D seismic surveys. Three dimensional surveys generate extremely large data volumes and involve the acquisition of a very dense grid of seismic data over a precisely defined area. This heavy concentration of data requires extensive computer processing to produce an accurate image of the subsurface. Processing of 3D data is a complex operation involving the use of sophisticated proprietary mathematical techniques to image the subsurface layers. Although 3D surveys are acquired in a dense grid, computer analysis allows the geophysicist to focus the data to closely examine and interpret important subsurface features.

COMPANY OVERVIEW

     Digicon's principal areas of service include (i) land and transition zone data acquisition, (ii) marine data acquisition, (iii) data processing and (iv) sale of proprietary seismic data.

     Land and transition zone data acquisition. Digicon's land and transition zone data acquisition crews consist of (i) a surveying unit that lays out the lines to be recorded, (ii) an explosives or mechanical vibrating unit and (iii) a recording unit that lays out the geophones and recording instruments. Digicon's land and transition zone data acquisition services are conducted by five seismic crews, three of which operate in the continental United States and two of which are dedicated to South America and currently operate in Argentina. In fiscal 1995, land and transition zone data acquisition accounted for approximately 33% of Digicon's revenues.

     The success of 3D seismic offshore has led to a significant increase in demand for 3D seismic onshore and in transition zone areas. In recent years, exploration activity in land and transition zone areas by the major oil and gas companies and independents has increased. In fiscal 1993, Digicon acquired GFS Company, a contractor in the Gulf Coast transition zone, and has subsequently upgraded four crews utilizing advanced technology, high capacity I/O equipment. Two of these land crews are working in the Gulf Coast area and the other two have been dedicated to the expanding South American marketplace. Digicon expects to upgrade the fifth crew to RSR equipment during calendar year 1996.

     Marine data acquisition. Digicon's marine data acquisition crews operate on chartered vessels equipped with seismic, navigational and communications equipment. All of the vessels operated by Digicon are equipped to perform both 3D and 2D seismic surveys. As of April 30, 1996, Digicon had six vessels in operation, with three located in the Gulf of Mexico and one located in each of Australia, Indonesia and the North Sea. In June 1996, Digicon will begin operating a seventh vessel, the M/V Polar Princess in the North Sea. In fiscal 1995, marine data acquisition accounted for approximately 25% of Digicon's revenues.

     Vessels with multiple streamers and multiple energy sources acquire more lines of data with each pass, reducing time to completion and the effective acquisition cost. Accordingly, Digicon has upgraded one vessel so that it can be configured with up to four streamers and two energy sources, which enables that vessel to simultaneously record up to eight seismic lines. Digicon has also developed a multi-boat configuration as a cost effective alternative to large multi-element vessels for simultaneously acquiring multiple lines of data. The multi-boat configuration utilizes up to three smaller vessels operating parallel to each other and working together to acquire multiple lines of data. This configuration is particularly effective in obstructed areas, which place a premium on maneuverability and versatility. The three vessels located in the Gulf of Mexico are currently operating in this configuration. The two vessels currently located in the Far East are acquiring predominantly 2D surveys.

     Data processing. Digicon currently operates seven seismic data processing centers, including one under contract to a major oil and gas company. These centers process data acquired by Digicon's own crews and crews of other operators. The centers are located in Houston, Texas; Singapore; London, England; Brisbane, Australia; Jakarta, Indonesia; Kuala Lumpur, Malaysia; and Assen, Holland. In each of these locations, Digicon operates high capacity, advanced technology data processing systems based on Hewlett Packard computer systems with high speed networks. In fiscal 1995, data processing accounted for approximately 27% of Digicon's revenues.

     Digicon has developed seismicTANGO, advanced proprietary data processing software which has been installed at all of Digicon's data processing centers and on three vessels and three land crews. The seismicTANGO software is a fast, efficient and accurate system which enhances quality control, facilitates the movement of data from the field to data processing centers and may be used on a variety of hardware platforms. Current development is aimed at enhancing the resolution of data from geologically complex formations, such as those present in Gulf of Mexico subsalt plays.

     Sale of proprietary seismic data. Digicon also acquires and processes seismic data for its own account through surveys partially funded by multiple customers. Such surveys are offered for sale to other customers on a nonexclusive basis. Since the beginning of fiscal 1995 through April 30, 1996, 136,000 line miles of new seismic data were added to Digicon's library, and Digicon expects to continue its emphasis on sales of proprietary seismic data.

     The industry has experienced a proliferation of both offshore and onshore multi-customer surveys as a result of modifications in oil and gas company spending strategies. In response to this increased demand, Digicon has begun and is expecting to continue to selectively add data to its library, primarily in the Gulf of Mexico and the North Sea. Recent surveys have received significant initial funding from customers, which has reduced the related risk for Digicon. Generally, Digicon obtains pre-funding commitments for a majority of the cost of such surveys. Historically, proprietary seismic data sales have produced higher returns than Digicon's other classes of services.

SERVICES AND MARKETS

     Digicon acquires seismic data in marine, land and transition zone environments and processes data acquired from its own crews as well as data acquired by other geophysical crews. As of April 30, 1996, Digicon operated three land and transition zone crews in the U.S. and two land crews in Argentina. Digicon's six marine crews operate in selected markets worldwide. Digicon also operates seven seismic data processing facilities in major petroleum centers around the world. In fiscal 1995 and the first nine months of fiscal 1996, 54% and 59%, respectively, of Digicon's revenues were attributable to international operations and export sales.

     When performing geophysical services under contract for oil and gas producers, Digicon may be employed to acquire and/or process geophysical data. Under any of these arrangements, Digicon's entire work-product belongs to the contracting party. Digicon also accumulates and processes geophysical data for its own account, preserving its work-product in a data library for later sale to interested parties on a non-exclusive basis. When acquiring data for its library, Digicon generally obtains pre-funding commitments for a majority of the cost of such surveys.

     The following tables set forth Digicon's revenues by service group and geographical segment:

                          REVENUES BY SERVICE GROUP(1)

                                                                     YEARS ENDED JULY 31,
                                                               --------------------------------
                                                                 1993        1994        1995
                                                               --------    --------    --------
                                                                    (DOLLARS IN THOUSANDS)
Land and transition zone data acquisition....................  $ 17,801    $ 38,454    $ 43,108
Marine data acquisition......................................    59,104      36,871      32,781
Data processing..............................................    35,773      30,017      36,104
Sale of proprietary seismic data.............................     3,522      11,710      20,351
Other........................................................     1,509         926         225
                                                               --------    --------    --------
          Total..............................................  $117,709    $117,978    $132,569
                                                               ========    ========    ========

- - - ---------------

(1) Revenues from data acquisition and data processing services are recorded as revenues based on contractual rates set forth in the related contract if the contract provides a separate rate for each segment. If the contract only provides a rate for the overall service, revenue is recognized based on the percentage of the work effort completed compared with the total work effort involved in the contract.

                        REVENUES BY GEOGRAPHICAL SEGMENT

                                                                     YEARS ENDED JULY 31,
                                                               --------------------------------
                                                                 1993        1994        1995
                                                               --------    --------    --------
                                                                    (DOLLARS IN THOUSANDS)
United States(1).............................................  $ 37,476    $ 54,467    $ 63,048
Europe and Middle East.......................................    24,699      29,891      20,230
Africa.......................................................    13,020
Far East.....................................................    38,569      19,401      27,360
South America................................................     3,945      14,219      21,931
                                                               --------    --------    --------
          Total..............................................  $117,709    $117,978    $132,569
                                                               ========    ========    ========

- - - ---------------

(1) Includes export sales of $10,138,000; $1,501,000; and $2,228,000 in fiscal
    1993, 1994 and 1995, respectively.

See Note 11 of Notes to the Digicon Consolidated Financial Statements for additional segment information.

     Geophysical services are marketed from Digicon's Houston offices and from its regional administrative centers by personnel whose duties also typically include technical, supervisory or executive responsibilities. Contracts are obtained either through competitive bidding in response to invitations for bids, by direct negotiation with the prospective customer or through the initiation by Digicon of surveys for its library of data, which surveys are then offered for sale to oil and gas companies on a non-exclusive basis.

     Contracts for exclusive data acquisition involve payments on either a "turnkey" or a "time" basis or on a combination of both methods. Under the turnkey method, payments for data acquisition services are based upon the amount of data collected, and Digicon bears substantially all of the risk of business interruption caused by inclement weather and other hazards. When operating on a time basis, payments are based on agreed rates per unit of time, which may be expressed in periods ranging from days to months, and most of the risk of business interruption (except for interruptions caused by failure of Digicon's equipment) is borne by the customer. When a combination of both turnkey and time methods is used, the risk of business interruptions is shared in an agreed percentage by Digicon and the customer. In each case, progress payments are usually required unless it is expected that the job can be accomplished in a brief period. In recent years, Digicon's contracts for data acquisition have been predominately on a turnkey or on a combination of turnkey/time basis. Except for services performed at the Assen, Holland contract data processing center, substantially all exclusive data processing work is done on a turnkey basis.

DATA ACQUISITION SERVICES

     Land and Transition Zone. Digicon's land and transition zone data acquisition services are conducted by five seismic crews, three of which operate in the continental United States and two of which are dedicated to South American markets and currently operate in Argentina. Two of Digicon's domestic crews were acquired in October 1992 as a result of the purchase of GFS Company, which had extensive 3D experience in the transition zone environment.

     Each of Digicon's crews consists of a surveying unit which lays out the lines to be recorded and marks the site for shot-hole placement or equipment location, an explosives or mechanical vibrating unit and a recording unit that lays out the geophones and recording instruments, directs shooting operations and records the acoustical signal reflected from subsurface strata. On the typical land seismic survey, the seismic crew is supported by several drill crews, which are furnished by third parties under short-term contracts. Drill crews operate in advance of the seismic crew and bore shallow holes for explosive charges which, when detonated by the seismic crew, produce the necessary acoustical impulse. In locations where the use of explosives is precluded due to population density, technical requirements or ecological factors, a mechanical vibrating unit or compressed air is substituted for explosives as the acoustical source.

     Digicon's land and transition zone crews are equipped to perform both 3D and 2D surveys, utilizing seismic recording instruments, geophones and a variety of other seismic equipment, tools and stores. Each crew is capable of recording seismic data utilizing any energy source. Vehicles assigned to each crew consist of a recording truck, two or more cable and geophone trucks, an explosives unit or vibrator trucks and several personnel vehicles with off-road capability. A summary of Digicon's land and transition zone seismic recording equipment as of April 30, 1996, is shown below:

                                                                             SEISMIC RECORDING
                                                                                 CAPACITY
           CREW NO.                LOCATION           EQUIPMENT TYPE            (CHANNELS)
- - - ------------------------------  --------------    -----------------------    -----------------
301...........................  United States     I/O System Two                   1,800
303...........................  United States     Seismic Group Recorder           2,200
325...........................  United States     I/O System Two-RSR               1,800
309...........................    Argentina       I/O System Two                   1,400
312...........................    Argentina       I/O System Two                     600

     Marine. Marine data acquisition services are carried out by Digicon's crews operating from vessels which have been modified or equipped to Digicon's specifications and outfitted with a full complement of seismic, navigational and communications equipment.

     The following table sets forth certain information concerning the geophysical vessels operated by Digicon as of June 15, 1996:

                                                                                          SEISMIC
                                 YEAR                                                    RECORDING
                                ENTERED       LOCATION AT                                CAPACITY
            VESSEL              SERVICE      JUNE 15, 1996       LENGTH        BEAM      (CHANNELS)
- - - ------------------------------  -------     ----------------    ---------    --------    ---------
Acadian Searcher..............    1983         Australia         217 feet     44 feet      240/3D
Ross Seal.....................    1987         Indonesia         176 feet     38 feet      240/3D
Seacor Surf...................    1991       Gulf of Mexico      135 feet     35 feet      240/3D
Polar Search..................    1992         North Sea         300 feet     51 feet    1,920/3D
Pearl Chouest.................    1995       Gulf of Mexico      210 feet     40 feet      240/3D
Cape Romano...................    1996       Gulf of Mexico      155 feet     36 feet      240/3D
Polar Princess................    1996         North Sea         250 feet     46 feet      480/3D

     The Polar Search is chartered from a ship operator for an initial term which expires on December 31, 1999. The vessel has recently been upgraded and equipped with advanced technology including the capability to simultaneously record up to eight seismic lines utilizing any combination of up to four Syntrak 480 streamers and two energy sources, as well as the most advanced navigation and positioning equipment obtainable.

     The Polar Princess has been chartered from a ship operator through October 1, 1996, and will acquire primarily multi-client data in the North Sea. The Polar Princess will be equipped with the Syntrak 480 marine digital telemetry system and one Syntrak 480 streamer.

     Digicon's vessels (other than the Polar Search) are operated under charter arrangements expiring at various times through May 1997. Historically, Digicon has been able to extend its vessel charters on terms and at rates closely approximating the expiring terms and rates. Digicon has the right to renew the charters for all vessels, except the Acadian Searcher and the Polar Princess, for periods ranging from one to six years. Decisions on whether to extend or renew expiring vessel charters or enter into charters with other vessel owners are pending and will be made prior to each charter expiration date.

     All of the vessels operated by Digicon are equipped to perform both 3D and 2D seismic surveys. During the last several years, a majority of the marine seismic data acquisition services performed by Digicon involved 3D surveys. Digicon frequently upgrades seismic survey equipment on its vessels to enhance performance quality and incorporate new technology. Each vessel has an equipment complement consisting of seismic recording instrumentation, 4,500 to 6,000 meters of digital seismic streamer cable (21,000 meters on the Polar Search), cable location and seismic data location (binning) systems, multiple navigation systems, a source control system which controls the synchronization of the energy source (except in the case of the Seacor Surf) and a firing system which generates the acoustical impulses. The streamer cable contains hydrophones (marine geophones) that receive the acoustical impulses reflected by variations in the subsurface strata. Data acquired by each channel in the digital cable is partially processed before it is transmitted to recording instruments for storage on magnetic media, thus reducing subsequent processing time and the effective acquisition costs to the customer. In August 1994, Digicon signed a series of agreements with Syntron, Inc. ("Syntron"), pursuant to which Digicon expects to upgrade the recording systems on each of its vessels. In addition to the systems discussed above (Polar Search and Polar Princess), Digicon has recently upgraded the Acadian Searcher, which is currently towing one Syntrak 480 streamer.

     Each marine seismic crew consists of approximately 20 persons, excluding the ship's captain and ship personnel. Seismic personnel live aboard ship during their tours of duty, which are staggered to permit continuous operations. During seismic operations, Digicon's personnel direct the positioning of the vessel using sophisticated navigational equipment, deploy and retrieve the seismic streamer cable and energy-source array, and operate all other systems relating to data collection activities. Digicon's personnel do not, however, have ultimate responsibility for the vessel, which is operated by the captain and personnel who are employees of the vessel owner.

DATA PROCESSING

     Digicon currently operates seven geophysical data processing centers, including one under contract to a major oil and gas company. At each of the centers, data received from the field, both from Digicon and other geophysical crews, is processed to produce an image of the earth's subsurface using proprietary computer software and techniques developed by Digicon. Digicon also reprocesses older seismic data using new techniques designed to enhance the quality of the data. A majority of Digicon's data processing services are performed on 3D seismic data.

     A summary of Digicon's processing centers is as follows:

                                                                            YEAR OPENED
                                                                            -----------
     Houston, Texas.......................................................      1966
     Singapore............................................................      1970
     London, England......................................................      1973
     Brisbane, Australia..................................................      1982
     Jakarta, Indonesia(1)................................................      1984
     Kuala Lumpur, Malaysia...............................................      1991
     Assen, Holland(2)....................................................      1982

- - - ---------------

(1) Operated by an 80%-owned subsidiary. The minority owner has an option to reduce Digicon's ownership to 41%. Digicon plans to close the center in fiscal 1997.

(2) Operated under customer contract, which expires in December 1996.

     Digicon's centers operate high capacity, advanced technology data processing systems based primarily on Hewlett Packard ("HP") systems with high speed networks. Recent installations in Houston, London and Singapore of HP's new K class servers ("KittyHawk") have been carried out to take advantage of price/performance improvements.

     Digicon has installed its proprietary software, seismicTANGO, on three land acquisition crews (two in North America and one in South America) and three marine vessels. These systems run seismicTANGO software identical to that utilized in Digicon's data processing centers, allowing for ease in the movement of data from the field to the data processing centers. Continuing development of seismicTANGO is aimed at enhancing the resolution of data from geologically complex formations, such as those present in Gulf of Mexico subsalt plays.

PROPRIETARY SEISMIC DATA

     In its data acquisition and processing efforts, Digicon acquires and processes data for its own account through surveys partially funded by multiple customers. Once acquired and processed, such surveys are then offered for sale to other customers on a nonexclusive basis. Factors considered in determining whether to undertake such surveys include the availability of initial participants to underwrite a majority of the costs, the location to be surveyed, the probability and timing of future lease, concession and development activity in the area, and the availability, quality and price of competing data.

     During the past three years, Digicon has increased its emphasis on its proprietary data activities. Since the beginning of fiscal 1995 through April 30, 1996, 136,000 line miles of new seismic data were added to Digicon's library. Digicon expects to continue its emphasis on the sale of proprietary seismic data and in 1996 expects to selectively add additional Gulf of Mexico and North Sea data to its library.

TECHNOLOGY

     The geophysical industry is highly technical, and the requirements for the acquisition and processing of seismic data have evolved continuously over the past 50 years. Accordingly, it is of significance to Digicon that its technological capabilities remain comparable to those of its competitors, whether through continuing research and development, strategic alliances with equipment manufacturers or by acquiring technology under license from others. Digicon has introduced several technological innovations in its geophysical service business, which have become industry standard practice in both acquisition and processing. In August 1994, Digicon sold certain inventory, data acquisition equipment and technology and transferred its marine and land engineering and manufacturing department personnel to Syntron. Syntron is a leading manufacturer of advanced digital data acquisition systems which have gained wide acceptance in the industry. Digicon has upgraded one vessel and plans to upgrade each of its other vessels to Syntron equipment pursuant to agreements that continue for approximately 18 months. Until such time as currently operated data acquisition equipment is replaced, Digicon will continue to have access to the equipment and technology sold to Syntron through leasing arrangements.

     Currently, Digicon employs approximately 40 persons in its research and development activities, substantially all of whom are scientists, engineers or programmers. During fiscal year 1993, 1994 and 1995, research and development expenditures were $4.2 million, $4.9 million and $2.9 million, respectively. The reduced level of expenditures in 1995 reflects the transfer of Digicon's marine and land engineering department to Syntron in August 1994.

     Digicon only periodically applies for patents on internally developed technology. This policy is based upon the belief that most proprietary technology, even where regarded as patentable, can be more effectively protected by maintaining confidentiality than through disclosure and a patent enforcement program.

     Certain of the equipment, processes and techniques used by Digicon are subject to the patent rights of others, and Digicon holds non-exclusive licenses with respect to a number of such patents. While Digicon regards as beneficial its access to others' technology through licensing, Digicon believes that substantially all presently licensed technology could be replaced without significant disruption to the business should the need arise.

     Digicon's continual upgrading of technology, together with the purchase of new equipment during the previous three years, has required a major commitment to capital spending. The amount of future capital expenditures will depend on the availability of funding and market requirements as dictated by oil and gas company activity levels.

     The following table sets forth, for the three years ended July 31, 1995, Digicon's capital expenditures for each of its significant operations.

                                                                      YEARS ENDED JULY 31,
                                                                  -----------------------------
                                                                   1993       1994       1995
                                                                  -------    -------    -------
                                                                     (DOLLARS IN THOUSANDS)
Land and transition zone data acquisition.......................  $ 8,670    $ 5,066    $ 5,791
Marine seismic crews............................................   25,177(1)   3,370      8,296
Data processing centers.........................................    6,257      1,931      3,438
Other...........................................................      322        324        717
                                                                  -------    -------    -------
          Total.................................................  $40,426    $10,691    $18,242
                                                                  =======    =======    =======

- - - ---------------

(1) Includes $7,800,000 of assets purchased in exchange for deferred credits on future seismic services. See Note 10 to Digicon Consolidated Financial Statements.

COMPETITION AND OTHER BUSINESS CONDITIONS

     Competition. The acquisition and processing of seismic data for the oil and gas exploration industry has historically been highly competitive worldwide. However, as a result of changing technology and increased capital requirements, the seismic industry has consolidated substantially since the late 1980s. The consolidation has reduced the number of competitors, and the largest competitors remaining in the market are Western

Geophysical (a division of Western Atlas Inc.), Geco-Prakla (a division of Schlumberger), Compagnie Generale Geophysique and Petroleum Geo-Services A/S. Although reliable comparative figures are not available in all cases, Digicon believes that its largest competitors have more extensive and diversified operations and have financial and operating resources in excess of those available to Digicon. Competition for available seismic surveys is based on several competitive factors, including price, performance, dependability, crew experience and equipment availability.

     Operating Conditions/Seasonality. Digicon's data acquisition activities often are conducted under extreme weather and other hazardous conditions. Accordingly, these operations are subject to risks of injury to personnel and loss of equipment. Digicon carries insurance against the destruction of, or damage to, its chartered vessels and its geophysical equipment in amounts that it considers adequate. Digicon may not, however, be able to obtain insurance against certain risks or for equipment located from time to time in certain areas of the world. Digicon obtains insurance against war, expropriation, confiscation and nationalization when such insurance is available and when management considers it advisable to do so. Such coverage is not always available and, when available, is subject to unilateral cancellation by the insuring companies on short notice. Digicon also carries insurance against pollution hazards and injury to persons and property that may result from its operations and considers the amounts of such insurance to be adequate.

     Fixed costs, including costs associated with vessel charters and operating leases, labor costs, depreciation and interest expense, account for more than one-half of Digicon's costs and expenses. As a result, downtime or low productivity resulting from reduced demand, equipment failures, weather interruptions or otherwise, can result in significant operating losses.

     Digicon's seismic operations and quarterly financial results historically have been subject to seasonal fluctuation, with the greatest volume of both data acquisition and data processing occurring during the summer and fall in the Northern Hemisphere. However, as a result of the expansion of Digicon's foreign operations and the deployment of its seismic vessels and crews into regions having opposing seasons or less severe weather conditions, Digicon believes that the impact of seasonal fluctuations has been reduced. In addition to seasonality, Digicon historically has experienced quarterly fluctuations in operating results. Operating results in any fiscal quarter may vary as a result of (i) the magnitude of certain contracts for the acquisition or sale of data,
(ii) customers' budgetary cycles and (iii) seismic data sales occurring as a result of offshore lease sales. In light of customer budgetary considerations, the majority of Digicon's sales of proprietary seismic data has historically tended to occur in Digicon's first and second quarters.

BACKLOG

     At April 30, 1996, Digicon's backlog of commitments for services was $107.4 million, compared with $86.6 million at July 31, 1995. Such backlog consisted of written orders or commitments believed to be firm. Contracts for services are occasionally varied or modified by mutual consent and in certain instances are cancelable by the customer on short notice without penalty; consequently, Digicon's backlog as of any particular date may not be indicative of Digicon's actual operating results for any succeeding fiscal period. It is anticipated that approximately 100% of the orders and commitments included in backlog at April 30, 1996, will be completed within the next 12 months.

SIGNIFICANT CUSTOMERS

     Historically, Digicon's principal customers have been international oil and gas companies, foreign national oil companies and independent oil and gas companies. In fiscal 1993, Royal Dutch Shell and its subsidiaries and affiliates accounted for 11% of Digicon's revenues. In fiscal 1993 and 1994, Mobil Oil Corporation and its subsidiaries and affiliates accounted for 16% and 10% respectively, of Digicon's revenues. In fiscal 1995, no single customer accounted for 10% or more of total revenues. Due to the contractual nature of Digicon's operations, it is anticipated that significant portions of future consolidated revenues may continue to be attributable to a few customers, although it is likely that the identity of such customers may change from period to period.

EMPLOYEES

     At April 30, 1996, Digicon employed approximately 1,200 full-time personnel. Digicon has no collective bargaining agreements with its United States employees. However, Digicon's employees in its data processing center in Singapore have been organized by the Singapore Industrial and Services Employees' Union. Digicon considers the relations with its employees to be good.

EXECUTIVE OFFICERS AND DIRECTORS OF DIGICON

     The table below sets forth certain information regarding Digicon's executive officers and directors.

                  NAME                    AGE                    POSITION(S)
- - - ----------------------------------------  ---   ----------------------------------------------
Douglas B. Thompson.....................  46    Chairman of the Board, Director
Stephen J. Ludlow.......................  45    President and Chief Executive Officer,
                                                Director
Richard W. McNairy......................  55    Vice President and Chief Financial Officer
Nicholas A. C. Bright...................  49    Regional Manager -- Europe, Africa, and Middle
                                                East Operations
David E. Graham.........................  48    Regional Manager -- North America Operations
Timothy L. Wells........................  42    Regional Manager -- Far East Operations
Allan C. Pogach.........................  51    Vice President, Secretary, and Treasurer
George F. Baker.........................  56    Director
James B. Clement........................  50    Director
Clayton P. Cormier......................  63    Director
Steven J. Gilbert.......................  48    Director
Jack C. Threet..........................  67    Director

     Douglas B. Thompson. Mr. Thompson has served as chairman of the board since May 1994 and has been president of Jupiter Management Co., Inc. ("Jupiter Management"), a general partner of Jupiter & Associates, a New York general partnership ("Jupiter"), since Jupiter Management's formation in 1989. He is also the sole director and shareholder of Jupiter Investment Company and J/D Funding Corp., both general partners of Jupiter, and is the sole shareholder of Jupiter Management.

     Stephen J. Ludlow. Mr. Ludlow has been employed by Digicon for 24 years and has served as chief executive officer since May 1994. He was executive vice president of Digicon for the preceding four years following eight years of service in a variety of progressively more responsible management positions, including several years of service as the executive responsible for operations in Europe, Africa and the Middle East.

     Richard W. McNairy. Mr. McNairy has served as vice president and chief financial officer of Digicon since February 1994, prior to which he was corporate controller of Halliburton Energy Services Group for three years and vice president -- finance for its geophysical services subsidiary for the preceding two years. Prior to 1989 and since 1974 he was employed in various financial and operational management capacities with predecessor companies acquired by Halliburton. Mr. McNairy has 26 years of experience in the oil service industry.

     Nicholas A. C. Bright. Mr. Bright is the regional manager in charge of all Digicon operations in Europe, Africa and the Middle East. He joined Digicon in 1980 and served in a succession of more responsible management positions prior to assuming his present position in 1989.

     David E. Graham. Mr. Graham joined Digicon in July 1995, was designated an executive officer in October 1995, and is the regional manager in charge of North American geophysical operations. Mr. Graham has 26 years of experience in the exploration business including the past eight years with Schlumberger, where he most recently served as Western Hemisphere sales and marketing manager for Geco-Prakla, a geophysical subsidiary of Schlumberger.

     Timothy L. Wells. Mr. Wells was appointed to his present position as the regional manager in charge of Digicon's Far Eastern geophysical operations in August 1995, was designated an executive officer in October 1995, and has been employed by Digicon in a series of progressively more responsible, technical, and managerial positions since 1981.

     Allan C. Pogach. Mr. Pogach has served as vice president and treasurer of Digicon since 1981 and as corporate secretary since July 1994. Mr. Pogach has 25 years of experience in energy-related companies.

     George F. Baker. Mr. Baker has been president of Cambridge Capital Holdings, Inc., a private investment firm, for more than five years. He also serves as chairman of the board and president of Whitehall Corporation, a manufacturer of seismic towed arrays for offshore oil exploration, and through its Aerocorp subsidiary, is a provider of aircraft maintenance for the airline industry.

     James B. Clement. Mr. Clement has served as the president and chief executive officer of Offshore Logistics, Inc., a supplier of helicopter, transportation, and related services to the oil and gas industry since November 1987, where he is also a director. Mr. Clement also is a member of the board of directors of Pride Petroleum Services, Inc.

     Clayton P. Cormier. Mr. Cormier is currently a financial and insurance consultant. From 1986 to 1991, Mr. Cormier was a senior vice president in the oil and gas division of Johnson & Higgins, an insurance broker. From 1979 to 1986, he was the chairman of the board, president, and chief executive officer of Ancon Insurance Company, S.A. Prior to that time, he was an assistant treasurer of Exxon Corporation.

     Steven J. Gilbert. Mr. Gilbert has been managing general partner of Soros Capital L.P. since 1992. Soros Capital L.P. is the principal venture capital and leveraged transaction entity of Quantum Group of Funds. He is also the managing director of Commonwealth Capital Partners, L.P., a private equity investment fund. From 1984 to 1988, Mr. Gilbert was the managing general partner of Chemical Venture Partners, which he founded. Mr. Gilbert is a director of Katz Media Group, Inc., NFO Research, Inc., The Asian Infrastructure Fund, Peregrine Indonesia Fund, Inc., Terra Nova (Bermuda) Holdings, Ltd., GTS -- Duratek, Inc., Sydney Harbour Casino Holdings, Ltd., and UroMed, Inc., and is a member of the Advisory Committee of Donaldson, Lufkin & Jenrette Merchant Banking.

     Jack C. Threet. Mr. Threet was formerly vice president for exploration of Shell Oil Company. Prior to his retirement from Shell Oil Company in 1987, Mr. Threet was also a member of the boards of directors of several affiliates of Shell Oil Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Digicon's Common Stock at April 30, 1996, as adjusted for the one-for-three reverse stock split effected by Digicon in January 1995, by (i) each person who is known by Digicon to own beneficially more than 5% of the outstanding shares of Digicon Common Stock, (ii) each director of Digicon, (iii) each executive officer and (iv) all Digicon directors and executive officers as a group.

                          NAME OF PERSON                            NUMBER OF        PERCENT
                       OR IDENTITY OF GROUP                          SHARES          OF CLASS
- - - ------------------------------------------------------------------  ---------       ----------
Quantum Partners LDC ("Quantum")..................................  1,024,263(4)(5)     9.17%
  Kaya Flamboyan 9
  Willemstad, Curacao
  Netherlands Antilles
  Soros Fund Management(1)
  George Soros(2)

Jupiter Group(3)..................................................    939,873(4)(6)     8.43%
  Fund American Enterprises Holdings Companies(7)
  The 1820 House
  Main Street
  Norwich, VT 05055

Acorn Fund........................................................    500,000           4.49%
  c/o Wanger Asset Management L.P.(8)
  227 West Monroe, Suite 3000
  Chicago, IL 60606
  Wellington Management Company...................................    729,997           6.56%
  75 State Street
  Boston, MA 02109

George F. Baker...................................................  1,901,069(9)(10)   16.97%
James B. Clement..................................................      9,999(10)          *
Clayton P. Cormier................................................     14,004(10)          *
Steven J. Gilbert.................................................  1,084,368(11)(12)   9.66%
Stephen J. Ludlow.................................................     32,351(10)          *
Douglas P. Thompson...............................................  1,954,204(10)(13)  17.38%
Jack C. Threet....................................................     15,728(10)          *
Nicholas A. C. Bright.............................................     13,333(10)          *
David E. Graham...................................................      1,500              *
Richard W. McNairy................................................     16,233(10)          *
Allan C. Pogach...................................................     13,333(10)          *
Timothy L. Wells..................................................      8,333(10)          *
All directors and executive officers as a group
  (12 persons named above)........................................  3,176,718(14)      27.70%

- - - ---------------

* Does not exceed one percent.

 (1) Investment advisor to Quantum.

 (2) Sole proprietor of Soros Fund Management.

 (3) The Jupiter Group consists of (a) Jupiter Investment Company, Inc., J/D Funding Corp., DN Funding Corp., CCF/Jupiter, L.P. and DJ Investors, L.P., each of which is a general partner of Jupiter & Associates, a New York general partnership ("Jupiter"), and (b) Fund American Enterprises, Inc.,

     Fund American Enterprises Holdings, Inc., White Mountains Holdings, Inc., White Mountains Insurance Company, Neptune Partners -- 1989A, L.P., Neptune 1989 Investors Limited, Neptune 1989C Offshore Investors Limited, Restart Partners, L.P., Restart Partners II, L.P., Ingrid Morsman, Natalie Thompson Defined Benefit Pension Plan, Douglas B. Thompson, D.O. Nelson, Edwin H. Morgens, John C. Waterfall, Francisco A. Garcia, A. Torrey Reade and Arik Yale Prawer, each of which is an affiliate of one or more of the Jupiter general partners, previously held an indirect interest in Jupiter or acquired shares of Digicon's Common Stock in connection with the Distribution Agreement described below. Pursuant to an agreement dated December 31, 1992 (the "Distribution Agreement"), Jupiter distributed all shares of Digicon Common Stock and Digicon Common Stock purchase warrants held by it to its general partners and to other parties who held participation interests in Jupiter. The entities or persons listed as members of the Jupiter Group agreed pursuant to the Distribution Agreement that the nominees that Jupiter is entitled under certain circumstances to designate to the Digicon's Board of Directors will be selected by the vote of such parties, with each such party having a number of votes equal to the number of shares of Digicon's Common Stock it holds. Except for the Fund American Enterprises Holdings Companies (see note 7 below), no person or entity listed as a member of the Jupiter Group owns a beneficial interest in as much as 5% of the outstanding
      Digicon Common Stock.

 (4) All entities and individuals listed as a part of the "Jupiter Group" may be deemed to constitute a "group," within the meaning of the Securities Exchange Act of 1934, as amended; similarly, all entities and individuals listed under "Quantum" may be deemed to constitute a "group," and, if acting together, the Jupiter Group and Quantum would be deemed to beneficially own 2,912,000 shares, or approximately 25.9% of the Digicon Common Stock. Each entity or individual listed under the "Jupiter Group" or "Quantum" disclaims beneficial interest in shares owned, controlled or deemed to be owned or controlled by each other entity or individual so listed, except for George Soros who does not disclaim beneficial ownership of Quantum.

 (5) Includes 40,433 shares of Digicon Common Stock which may be acquired upon the exercise of warrants by Quantum.

 (6) Includes 14,978 shares of Digicon Common Stock which may be acquired upon the exercise of warrants beneficially owned by Fund American Enterprises, Inc. (see note 7 below).

 (7) The Fund American Enterprises Holdings Companies consist of Fund American Enterprises, Inc. ("FAE"), White Mountains Holdings, Inc. ("WMH") and White Mountains Insurance Company ("WMIC"). Each of these companies is a wholly-owned subsidiary of Fund American Enterprises Holdings, Inc. FAE's holdings include 734,873 shares of Digicon Common Stock and currently exercisable warrants. WMH and WMIC hold 137,000 and 68,000 shares of Digicon Common Stock, respectively.

 (8) Wagner Asset Management, L.P. is the investment advisor to Acorn Fund.

 (9) Includes 1,887,737 shares of Digicon Common Stock which may be deemed to be beneficially owned by Messrs. Thompson and Baker by virtue of their participation in the Jupiter Group, but as to which Messrs. Thompson and Baker disclaim beneficial ownership.

(10) Include shares of Digicon Common Stock which the named individual has the right to acquire upon exercise of currently exercisable warrants and stock options, as follows: Mr. Baker -- 13,332; Mr. Clement -- 9,999; Mr. Cormier -- 13,332; Mr. Gilbert -- 13,332; Mr. Ludlow -- 26,702; Mr. Thompson --
     13,332; Mr. Threet -- 13,332; Mr. Bright -- 13,333; Mr. McNairy -- 13,333;
     Mr. Pogach -- 13,333; and Mr. Wells -- 8,333.

(11) Includes 1,024,263 shares of Digicon Common Stock and currently exercisable warrants held by Quantum which may be deemed beneficially owned by Mr. Gilbert by virtue of an investment advisory contract between Mr. Gilbert and Quantum Partners LDC. Mr. Gilbert disclaims beneficial ownership as to these shares.

(12) Includes 43,200 shares of Digicon Common Stock which Soros Capital L.P. has the right to acquire upon exercise of currently exercisable warrants. Mr. Gilbert may be deemed to beneficially own such shares by virtue of his affiliation with Soros Capital L.P.

(13) Includes 42,000 shares of Digicon Common stock which Jupiter Management Co., Inc. has the right to acquire upon exercise of currently exercisable warrants. Mr. Thompson, by virtue of his affiliation with Jupiter Management Co., Inc., may be deemed to beneficially own such shares, but disclaims any beneficial ownership.

(14) Includes (i) 2,912,000 shares of Digicon Common Stock which may be deemed to be beneficially owned by Messrs. Thompson and Baker by virtue of their participation in the Jupiter Group and by Mr. Gilbert by virtue of an investment advisory contract between Mr. Gilbert and Quantum Partners LDC, but as to which Messrs. Thompson, Baker and Gilbert disclaim beneficial ownership, (ii) 43,200 shares of Digicon Common Stock which may be acquired by Soros Capital L.P. upon the exercise of outstanding warrants, and may be deemed to be beneficially owned by Mr. Gilbert as noted in note 12 above,
     (iii) 42,000 shares of Digicon Common Stock which may be acquired by Jupiter Management Co., Inc. upon the exercise of outstanding warrants, and may be deemed to be beneficially owned by Mr. Thompson, but as to which he disclaims beneficial ownership as noted in note 13 above, and (iv) shares of Digicon Common Stock which may be acquired by officers and directors of Digicon upon the exercise of outstanding stock options and warrants, as noted in note 10 above.

                      DESCRIPTION OF DIGICON CAPITAL STOCK

COMMON STOCK

     Digicon is authorized to issue 20,000,000 shares of Digicon Common Stock, par value $.01 per share, and at the Digicon Record Date, there were 11,123,422 shares outstanding, and 1,356,401 shares were reserved for issuance upon exercise of outstanding warrants and options. Each share of Digicon Common Stock has one vote on all matters presented to the stockholders. Subject to the rights and preferences of any Digicon Preferred Stock which may be designated and issued, the holders of Digicon Common Stock are entitled to receive dividends, if and when declared by the board of directors, and are entitled on liquidation to all assets remaining after the payment of liabilities. The Digicon Common Stock has no preemptive or other subscription rights. Outstanding shares of Digicon Common Stock are fully paid and nonassessable. Because the Digicon Common Stock does not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all of the directors and, in that event, the holders of the remaining shares will not be able to elect any directors. For additional provisions relating to the ability of certain persons to elect directors, see "-- Certain Provisions of Governing Documents." Chemical Mellon Shareholder Services, Dallas, Texas, is the transfer agent and registrar for the Digicon Common Stock. At Closing, The R-M Trust Company will be appointed as the Canadian transfer agent and registrar for the Digicon New Common Stock.

PREFERRED STOCK

     The board of directors of Digicon, without any action by the stockholders of Digicon, is authorized to issue up to 1,000,000 shares of Digicon Preferred Stock in one or more series and to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation and the conversion and other rights of each such series. See "-- Shareholder Rights Plan." There are no shares of Digicon Preferred Stock outstanding.

     Although the board of directors has no present intention of doing so, it could issue a series of Digicon Preferred Stock that could, depending on the terms of such series, provide for a liquidation preference over the Digicon Common Stock or impede the completion of a merger, tender offer or other takeover attempt. The board of directors, in so acting, could issue Digicon Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be otherwise able to change the composition of the board of directors, including a tender or exchange offer or other transaction that some, or a majority, of Digicon's stockholders might believe to be in their best interests.

SHAREHOLDER RIGHTS PLAN

     General. On March 18, 1996, the board of directors of Digicon declared a dividend distribution of one right (a "Right") for each outstanding share of Digicon Common Stock to stockholders of record at the close of business on April 1, 1996 (the "Record Date"). Generally, each Right when exercisable, entitles the registered holder to purchase from Digicon one one-thousandth (1/1,000th) of a share of Preferred Stock -- Junior Participating Series A, par value $.01 per share (the "Preferred Stock"), at a price of $19.50 per one one-thousandth (1/1,000th) share (the "Purchase Price"), subject to adjustment. The terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between Digicon and Chemical Mellon Shareholder Services, L.L.C., as Rights Agent.

     AS A CONDITION TO THE CLOSING OF THE TRANSACTION, DIGICON HAS AGREED TO GIVE NOTICE OF REDEMPTION OF THE RIGHTS PRIOR TO THE EFFECTIVE DATE WHICH WILL RESULT IN TERMINATION OF THE RIGHTS AGREEMENT.

     Each outstanding share of Digicon Common Stock on April 1, 1996, has received one Right. 250,000 shares of Preferred Stock have been reserved for issuance in the event of exercise of the Rights.

     Transfer and Separation. The Rights are not exercisable until the Distribution Date. Accordingly, the Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with Digicon Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Digicon Common Stock certificates issued after the Record Date upon transfer or new issuance of Digicon Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Digicon Common Stock outstanding as of the Record Date, will also constitute the transfer of the Rights associated with the Digicon Common Stock represented by such certificate.

     As of and after the Distribution Date, the Rights shall be evidenced solely by Rights Certificates (the "Rights Certificates") and may be transferred by the transfer of the Rights Certificate separately and apart from any transfer of one or more shares of Digicon Common Stock.

     Distribution Date. The term "Distribution Date" means the earlier of:

          (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 30% or more of the outstanding shares of Digicon's Common Stock, other than pursuant to a Qualifying Tender Offer (defined below); or

          (ii) the close of business on the tenth Business Day (or such later date as may be determined by action of Digicon's board of directors) after the date of the commencement or the announcement of the intention to commence by any person or group (other than certain exempt persons) of a tender offer or exchange offer upon the successful completion of which such person or group would be the beneficial owner of 30% or more of the then outstanding Digicon Common Stock, regardless of whether any shares are actually purchased pursuant to such offer.

     A person or group is generally not considered an "Acquiring Person," if either the beneficial ownership of its Digicon Common Stock that would otherwise cause it to be an Acquiring Person was acquired in a transaction or series of transactions approved in advance by the board of directors of Digicon or the board of directors determines in good faith that the person who would otherwise be an Acquiring Person has become such inadvertently and such person divests as promptly as practicable a sufficient number of shares of Digicon Common Stock so that the person would no longer beneficially own 30% or more of the outstanding Digicon Common Stock.

     A "Qualifying Tender Offer" means a tender offer or exchange offer that a majority of the members of the board of directors determine to be at a fair price and otherwise in the best interests of Digicon and its stockholders.

     Exercise. Until the Distribution Date (as defined above), the Rights are not exercisable. However, in the event that any person or group or affiliated or associated persons becomes an Acquiring Person, and subject to Digicon's right to redeem the Rights, each holder of a Right (other than an Acquiring Person), will thereafter have the right to receive upon exercise a number of one one-thousandths (1/1,000ths) of a share of Preferred Stock determined by dividing the purchase Price (subject to adjustment) by 50% of the current market price of the Digicon Common Stock on the date a person becomes an Acquiring Person. Because of the nature of the voting, dividend, and liquidation rights of the Preferred Stock, the value of each one one-thousandth (1/1,000th) interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Digicon Common Stock. It is therefore anticipated (although there can be no assurance) that the value of the Digicon Preferred Stock purchased upon exercise of the Rights will be approximately twice the exercise price paid.

     If the Rights are not redeemed as described below and in the event that Digicon is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     Following the occurrence of any of the events set forth in the preceding two paragraphs any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will immediately become null and void. While the distribution of the Rights will not be taxable to stockholders or to Digicon, stockholders may recognize taxable income upon the occurrence of subsequent events -- for example, upon the Rights becoming exercisable with respect to an acquiror's stock, whether or not exercised.

     The Rights will expire on March 31, 1999 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Digicon, as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Digicon, including, without limitation, the right to vote or to receive dividends.

     Redemption. At any time prior to the time a person or group of affiliated or associated persons becomes an Acquiring Person, the board of directors may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Exchange. At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Digicon Common Stock, the board of directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Digicon Common Stock per Right (subject to adjustment).

     The Preferred Stock. Each share of Preferred Stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Digicon Common Stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to an aggregate payment of 1,000 times the payment made per share of Digicon Common Stock, but in no event shall they receive less than $1,000 per share. Each share of Preferred Stock has and will have 1,000 votes, voting together with the Digicon Common Stock, except as otherwise provided by law. Finally, in the event of any merger, consolidation, or other transaction in which shares of Digicon Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Digicon Common Stock. The shares of Preferred Stock purchasable under the plan will not be redeemable.

     Antidilution. The purchase Price payable, the number of Rights, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution, among other circumstances, in the event of a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, the Preferred Stock or the Digicon Common Stock, or a reverse split of the outstanding shares of Preferred Stock or the Digicon Common Stock.

     With certain exceptions, no adjustment in the purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase Price. Digicon may, but is not required to, issue fractional Rights or fractional Preferred Stock (other than fractions which are integral multiples of one one-thousandth (1/1,000th) of a share of Preferred Stock, which may, at the election of Digicon, be evidenced by depositary receipts. In lieu thereof, an adjustment in cash will be made based upon the market price of the Digicon Common Stock on the last trading day prior to the date of exercise.

     Amendment of Rights Agreement. Prior to the Distribution Date, Digicon may supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights. From and after the Distribution Date, Digicon may supplement or amend the Rights Agreement without the approval of any holders of Rights Certificates in order (a) to cure any ambiguity, (b) to correct or supplement any provision contained therein which may be defective or inconsistent with any other provision therein, (c) to shorten or lengthen any time period thereunder or (d) to change or supplement the provisions thereof in any manner which Digicon may deem necessary or desirable and which does not adversely affect the interests of the holders of Rights Certificates (other than Acquiring Person or an affiliate or associate of an Acquiring Person). Notwithstanding the foregoing, no supplement or amendment pursuant to clause (c) may lengthen (x) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable or (y) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights.

     Certain Determinations. The Rights Agreement prohibits the making of certain determinations and actions by the Digicon board of directors unless at the time of such determinations there are then in office not less than five Continuing Directors (as defined below) and the determination or action in question is also approved by a majority of the Continuing Directors then in office. These determinations and actions include: (i) determining that a tender offer or exchange offer is a Qualifying Tender Offer; (ii) extending the Distribution Date following the commencement or announcement of a tender offer or exchange offer; (iii) determining that a person became an Acquiring Person inadvertently; (iv) redeeming of the Rights; (v) exchanging the Rights for Digicon Common Stock; (vi) valuing certain securities or assets other than the Digicon Common Stock and Preferred Stock; and (vii) amending or supplementing the Rights Agreement.

     A "Continuing Director" means any member of the board of directors who is not an Acquiring Person or an affiliate or associate of an Acquiring Person, and who either (i) was a member of the board of directors prior to the time that any person became an Acquiring Person (other than pursuant to a Qualifying Tender Offer), or (ii) subsequently became a member of the board of directors, and whose nomination for election or election to the board of directors was recommended or approved by the board of directors when there are then in office at least five Continuing Directors and such nomination for election or election was recommended or approved by a majority of the Continuing Directors then on the board of directors.

     Certain Effects of the Rights. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Digicon without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired, and under certain circumstances the Rights beneficially owned (or that were owned) by such a person or group may become void. The Rights should not interfere with any merger or other business combination approved by the Digicon board of directors because, if the Rights would become exercisable as a result of such merger or other business combination, the board of directors, may, at its option prior to time that any Person becomes an Acquiring Person, redeem all (but not less than all) of the then outstanding Rights at the Redemption Price.

CERTAIN PROVISIONS OF DIGICON'S GOVERNING DOCUMENTS

     Digicon's bylaws also contain provisions which may affect control of Digicon and restrict its ability to engage in certain transactions. In general, Digicon's bylaws require that, until such time as the Jupiter Group and Quantum, no longer own more than 20% of outstanding Digicon voting stock, they will have the right to (i) designate an aggregate of six nominees for election as directors (out of a present seven positions) at each annual meeting of the stockholders, (ii) appoint one additional director to an expanded board of directors if Digicon defaults in any payment obligation on any of its then outstanding debt instruments or equity securities or if Digicon were to incur losses for any five consecutive fiscal quarters and (iii) designate two of the three members of the executive committee of the board. Both the Jupiter Group and Quantum have agreed that during such time they will vote their shares in favor of the other's nominees.

     In addition, the bylaws prohibit Digicon from engaging in certain transactions, except upon the prior approval of at least five of the directors designated by the Jupiter Group and Quantum, including (i) mergers, consolidations, restructuring and recapitalizations, (ii) any issuance of Digicon Common Stock or securities convertible into or exchangeable for Digicon Common Stock in quantities exceeding approximately 933,333 shares, (iii) any sale of substantially all of the assets or a majority of the equity securities of any "significant subsidiary" and certain other sales of assets outside the ordinary course of business, (iv) any repurchase by Digicon of its outstanding securities, or (v) any transaction between Digicon and Jupiter, any member of the Jupiter Group or Quantum except for certain transactions in the ordinary course of business and certain other transactions entered into in connection with or contemplated by the plan of reorganization consummated in connection with Digicon's emergence from Chapter 11 proceedings in July 1991.

     Upon consummation of the Transaction, the Jupiter Group and Quantum will collectively own less than 20% of Digicon's outstanding Common Stock, and accordingly, they will no longer have the right to designate board members for election pursuant to Digicon's bylaws. At the Effective Time, the above provisions of Digicon's by-laws will cease to be operative.

           VERITAS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion has been prepared by management and is a review of the financial results of Veritas based on accounting principles generally accepted in Canada. The following discussion should be read in conjunction with the Veritas Consolidated Financial Statements and Notes thereto.

RESULTS OF OPERATIONS

  Six Months Ended April 30, 1996 compared with Six Months Ended April 30, 1995

     Revenues: For the six month period ended April 30, 1996, total revenues increased 7.2% from C$81.8 million to C$87.7 million. Net revenue increased from C$49.9 million to C$50.7 million. Seismic acquisition revenues increased 9.6% from C$67.1 million to C$73.5 million. The majority of the increase resulted from the operation of a larger fleet of acquisition equipment in Canada and from a higher number of turnkey contracts with large third party revenue components. The single crew in Argentina was not operating for approximately 25% of the first quarter plus most of the second quarter due primarily to lack of work. Seismic processing revenues decreased 6.6% from C$11.6 million to C$10.8 million, reflecting reduced processing volumes in the Canadian market and continued pricing pressure in all regions. Data information services revenue increased from C$3.2 million to C$3.4 million.

     Direct Costs. Direct costs increased 5.2% from C$30.6 million to C$32.2 million. The direct costs increased by more than the increase in net revenue. This reflects the unusually cold temperatures and heavy snowfall during the winter season resulting in increased operating costs and reduced productivity during the first quarter of the fiscal year.

     Depreciation and Amortization: Depreciation and amortization expense increased 17.9% from C$6.9 million to C$8.1 million, due to equipment purchases for the land acquisition business and new computer hardware for the land processing business.

     General and Administrative. General and administrative expenses increased 11.7% from C$6.0 million to C$6.7 million, resulting primarily from the continued growth in support systems for the growing international markets.

     Interest: Interest expense decreased from C$0.2 million to C$0.1 million.

     Other: Other income (expense) decreased from income of C$0.2 million to an expense of C$0.3 million, primarily as a result of the loss on the sale of certain fixed assets purchased as a result of the wind-up of a joint venture in Argentina.

     Income taxes. The provision for income taxes decreased from C$2.9 million to C$1.6 million.

     Liquidity and capital resources. Veritas' internal sources of liquidity are cash balances (C$7.1 million at April 30, 1996) and funds from operations (C$10.4 million for the six months ended April 30, 1996). External sources include the unutilized portion of its working capital facility (approximately C$4.9 million at April 30, 1996), unutilized term loan facility (approximately C$7.9 million at April 30, 1996), exercised employee stock options, equipment financing and trade credit. Working capital at April 30, 1996 was C$18.8 million.

  Fiscal 1995 Compared With Fiscal 1994

     Revenue. Gross revenue increased to C$151.3 million in 1995 from C$122.1 million in 1994. This 24% increase is a result of utilizing additional capital assets purchased during the year to satisfy customer demand in the Canadian oil and gas industry and the continued expansion of Veritas' international operations in the United States, Argentina and Venezuela.

     In 1995, seismic acquisition revenue increased 28% to C$124.5 million. Veritas acquired C$16.9 million of additional equipment to fulfill the increased demand for its acquisition services. International revenue increased to 43% of Veritas' total seismic acquisition revenue.

     Revenue generated from seismic data processing increased 13% to C$20.8 million in 1995, reflecting increased revenue from existing international centers and the successful opening of two additional remote site processing centers in Texas and Venezuela during the year. International revenue increased to 36% of Veritas' total seismic data processing revenue.

     Information services revenue decreased 2% to C$6.0 million due primarily to the disposition of the United States field survey operation and lower Canadian activity levels.

     Direct Costs. Direct costs increased 48.5% to C$61.2 million. Veritas generated gross margin of C$33.3 million, an increase of C$4.4 million or 15% over 1994, primarily as a result of increased operating assets generating additional revenue. Gross margin decreased from 41.2% of net revenue in 1994 to 35.2% in 1995 primarily due to a very weak Canadian market in the summer months, inclement weather and operational challenges experienced in the United States market by the seismic acquisition division. Gross margin in the information services division was reduced due to substantial software development costs which are expensed as incurred.

     General and administrative expenses. General and administrative expenses increased as a result of higher employee expenses, higher training and systems development costs, and increased administrative costs associated with developing international operations. As a percentage of gross revenue, general and administrative expenses increased to 8% from 7% in 1994.

     Depreciation and amortization. Depreciation and amortization expense in 1995 of C$14.3 million increased 64% from 1994. This was a direct result of capital equipment additions totalling C$21.2 million in 1995 and C$25.9 million in 1994.

     Interest expense. Veritas had a very modest amount of debt during 1994 and 1995. Interest expense decreased to C$304,000 in 1995 compared to C$450,000 in 1994.

     Income before income taxes. Income before income taxes decreased 41% to C$6.8 million in 1995 from C$11.5 million in 1994. Although the total gross margin dollars increased by C$4.4 million over 1994, the gross margin as a percentage of revenue was lower. This, together with significantly higher depreciation and amortization costs, resulted in lower income before income taxes for the year.

     Income taxes. Income taxes decreased C$1.9 million to C$3.3 million in 1995 due to the decrease in income before income taxes of C$4.7 million. For 1995, there was a significant increase in the provision for current income taxes and a decrease in the provision for deferred income taxes. This relates primarily to the decrease in income from Canadian operations in 1995 compared to 1994 on which Veritas realized a one year deferral of income taxes.

     Net income. Net income of C$3.5 million or C$0.41 per share for the current year decreased 44% from 6.3 million or C$0.86 per share achieved in 1994.

     Operating activities. Funds from operations decreased 13% to C$16.4 million or C$1.93 per share from C$18.9 million or C$2.58 per share in 1994. Funds from operations are also affected by the one year deferral of income taxes on Canadian operations. Funds from operations before adjusting for deferred taxes were C$17.5 million or C$2.06 per share for 1995 compared to C$14.6 million or C$1.99 per share for 1994.

     Liquidity and capital resources. Veritas has invested heavily in new technology to remain competitive and to support growth in selected international markets.

     During fiscal 1995, C$18.8 million of cash was provided by C$16.4 million of funds from operations and C$2.4 million by the incurrence of long-term debt. Cash and working capital was utilized to fund

C$21.2 million of equipment purchases, C$1.5 million to fund the purchase of a subsidiary company, and C$1.8 million to repay long-term debt. Veritas' working capital at October 31, 1995 was C$12.7 million including cash of C$8.0 million.

     At October 31, 1995, Veritas had long-term debt of C$874,000. Veritas negotiated a term loan facility to finance the majority of its anticipated capital expenditures. In addition, Veritas had available operating lines of credit of approximately C$6.0 million as at October 31, 1995.

     Veritas management believes that the cash reserves, available lines of credit, modest long-term debt, and funds generated from operations have placed Veritas in an excellent position to take advantage of opportunities as they arise and to continue growing the business.

  Fiscal 1994 Compared with Fiscal 1993

     Revenue. Gross revenue increased to C$122.1 million in 1994 from C$68.3 million in 1993. This 79% increase was a result of utilizing additional capital assets purchased during the year to satisfy increased demand in the Canadian oil and gas industry and to expand Veritas' international operations in the United States, Argentina and Venezuela.

     In 1994, seismic acquisition revenue increased 83% to C$97.6 million. During the year, Veritas acquired C$22.6 million of additional seismic acquisition equipment. International revenue increased to 28% of Veritas' total seismic acquisition revenue.

     Seismic processing revenues increased 81% to C$18.4 million in 1994, reflecting higher activity levels and the opening of three additional remote site processing centers in Argentina, Texas and Venezuela.

     Information services revenue rose by 32% to C$6.1 million due to increases in field survey, survey audit and digital mapping revenues.

     Gross margin. Veritas generated gross margin of C$28.9 million, an increase of C$13.4 million over 1993, primarily as a result of increased operating assets generating additional revenue, and direct cost control.

     General and administrative expenses. General and Administrative expenses increased C$3.6 million in 1994 to C$8.7 million as a result of increased activity levels and international operations, as well as enhancements to Veritas' communication and management information systems infrastructure. General and administrative expenses remained at 7% of gross revenue.

     Depreciation and amortization. Depreciation and amortization expense increased to C$8.7 million in 1994 from C$5.0 million in 1993 as a result of capital equipment purchases.

     Interest expense. Interest expense decreased 60% in 1994 to C$450,000 as C$1.9 million of shareholder loans and C$9.0 million of longterm debt were repaid during the year and no new debt was incurred.

     Income before income taxes. Income before income taxes increased C$6.9 million to C$11.5 million in 1994 from C$4.6 million in 1993 as a result of the various factors outlined above.

     Income taxes. Income taxes increased from C$2.0 million in 1993 to C$5.2 million in 1994. Of the total provision of C$5.2 million in 1994, C$4.3 million was classified as deferred tax. This relates primarily to the corporate structure of the Canadian operations which are conducted through a partnership and income generated from the partnership is deferred for tax purposes by approximately 11 months.

BUSINESS RISKS

     Veritas provides services to the oil and gas industry in Canada, the United States and South America. Demand for Veritas' services is ultimately dependent on current and anticipated demand for oil and gas as an energy source. Lower energy prices reduce the cash flows available to the petroleum industry for exploration and development and other capital programs and therefore have a negative effect on Veritas' operations.

     Veritas is also subject to risks and uncertainties associated with seasonality, rapid technological change and high capital requirements. Diversification into different geographic markets may reduce the seasonality of the business compared to an operation within a single market. Veritas redeploys its seismic acquisition crews between the Canadian and United States markets which may have differing seasonal constraints.

     Factors which can effect Veritas' business include energy prices, exchange rates, the general state of the North and South American and world economies, concerns regarding fuel surpluses or shortages, substitution through imports or alternative energy sources, changes to taxation and regulatory or governmental regimes. In addition, competition in certain of Veritas' businesses can be intense and the industry has been characterized by large swings in available capacity causing imbalance in supply and demand.

OUTLOOK

     Future business prospects for the industry are difficult to predict with any degree of certainty. Veritas recognizes that its activity levels are directly related to those of the producers Veritas serves. Oil and gas commodity prices are cyclical. Canadian gas exports to the United States have grown dramatically in the last five years. However, there is no certainty that the growth in the United States market will continue. The use of 3-D seismic continues to account for a significant portion of geological and geophysical expenditures made by the industry. Improvements in processing software creates a demand for reprocessing data in order to provide the explorationist with a clearer image of the subsurface. Explorationists have traditionally used this seismic tool for prospect development. Demand for seismic information, both 2-D and 3-D, is increasing as companies strive to reduce total finding costs for oil and gas reserves. The overall total demand is significantly influenced by drilling activity. Veritas enjoys a significant market position domestically in each of its business activities and has entered the international market place in the United States, Venezuela and Argentina.

                              BUSINESS OF VERITAS

HISTORICAL INFORMATION

     Veritas was incorporated by Articles of Incorporation under the Business Corporations Act (Alberta) as 566664 Alberta Ltd. on May 11, 1993. Veritas changed its name from 566664 Alberta Ltd. to Veritas Energy Services Inc. and reorganized its share capital by Articles of Amendment dated September 23, 1993. Veritas was organized in November 1993 to facilitate the combination of three geophysical service businesses: Veritas Geophysical Ltd. ("Veritas Geophysical"), a seismic acquisition company, Veritas Seismic (1987) Ltd. ("Veritas Seismic"), a seismic processing company and Canex Information Services Ltd. ("Canex") (formerly Canex Exploration Services Ltd.), an exploration and development information services company.

     Veritas Seismic, founded in 1968, was acquired in 1974 by David B. Robson. Veritas Geophysical, founded in 1979, was acquired in 1983 by Decus Enterprises Ltd. ("Decus"), a company controlled by Mr. Robson. Canex, founded in 1981, was acquired in 1989 by Optimus Investments Ltd. ("Optimus"), a company controlled by Mr. Robson and other Decus shareholders.

     The combination was completed in December 1993 and in connection therewith Decus and certain minority shareholders transferred all of the issued and outstanding shares of Veritas Geophysical and Veritas Seismic to Veritas in consideration for 2,240,000 Veritas Common Shares and 960,000 Veritas Common Shares, respectively. Optimus transferred all of the issued and outstanding shares of Canex to Veritas in consideration for 800,000 Veritas Common Shares.

     In January 1994, in furtherance of the combination and to facilitate the carrying on of the operations of Veritas Geophysical, Veritas Seismic and Canex on an integrated basis, the following reorganization was completed:

     (a) Veritas Geophysical, Veritas Seismic and Canex formed Veritas Energy Services Partnership (the "Partnership") for the purposes of carrying on the Canadian operations of such corporations;

     (b) Veritas Geophysical, Veritas Seismic and Canex formed Veritas Energy Services (US) Inc. ("Veritas US") for the purpose of carrying on the United States operations of such corporations; and

     (c) Veritas Seismic retained and continued its South American operations.

     In 1994, Veritas Seismic incorporated Veritas Seismic SA under the laws of Venezuela in order to facilitate the carrying on of operations in that country.

     Unless the context otherwise requires, references to Veritas in this section refer to the Veritas group including Veritas, Veritas Geophysical, Veritas Seismic, Canex, the Partnership, Veritas US and Veritas Seismic SA.

     In order to simplify the corporate structure between Veritas and its principal shareholders and increase the size of the public float of shares of Veritas, the amalgamation of Veritas, Optimus, Decus and 584745 Alberta Ltd. ("584745"), the sole shareholder of Decus, was completed on November 1, 1994.

     In 1994, Veritas purchased all of the shares of Calgary-based DataGraphics Ltd. ("DataGraphics") and its wholly owned subsidiary Multitrex Services Ltd. ("Multitrex"). DataGraphics provides survey audit and mapping services while Multitrex provides survey audit and field survey software development and support to the Canadian oil and gas industry. Effective August 1, 1995, the businesses of DataGraphics and Multitrex were transferred to the Partnership.

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

     Veritas' subsidiaries, all of which are directly or indirectly wholly owned, and their respective jurisdictions of incorporation are as follows:

                 SUBSIDIARY                    JURISDICTION
- - - ---------------------------------------------  ----------
Veritas Geophysical Ltd.                       Alberta
Veritas Seismic (1987) Ltd.                    Alberta
Canex Information Services Ltd.                Alberta
Veritas Energy Services Partnership            Alberta
Veritas Energy Services (US) Inc.              Alberta
Veritas Seismic S.A.                           Venezuela

     Veritas has its head and principal office at Suite 300, 615 Third Avenue S.W., Calgary, Alberta, T2P 0G6, and its registered office at 4500, 855 -- 2nd Street S.W., Calgary, Alberta, T2P 4K7.

COMPANY OVERVIEW

     Veritas is engaged primarily in land-based seismic acquisition and seismic processing in Canada, the United States and Argentina on a contract basis for its customers and not for its own account. Veritas also has seismic processing operations in Venezuela. In addition, Veritas provides exploration and development information services to the petroleum industry. Veritas has operated in Canada since 1968 and established operations in Argentina in January 1993, in the United States in April 1993 and in Venezuela in July 1994.

     Veritas' seismic acquisition business includes all activities related to preparing for and recording seismic data by acquisition crews at customer exploration and development field locations. Veritas' seismic processing business includes all processes related to converting seismic field data to seismic cross-sections of the earth's subsurface. Seismic cross-sections are used by explorationists in analyzing whether subsurface conditions are favorable for oil and gas accumulations, in selecting drilling locations and in determining the size and structure of, and managing, known oil and natural gas fields. Veritas also provides various exploration and development information services to the petroleum industry including digital mapping, software and data products and survey auditing. Technological advances in seismic acquisition equipment and seismic processing software applications have substantially increased the applicability and usefulness of seismic data for the exploration, development and management of oil and gas reservoirs.

     Veritas acquires and processes both 2D seismic and 3D seismic data. 2D seismic can be visualized as a single vertical plane of subsurface information. 3D seismic is, in contrast, best visualized as a cube of information that can be sliced into numerous planes, giving the explorationist different views of various targets with a higher degree of resolution than can be achieved using traditional 2D seismic.

     In recent years, technological advances have led to increased use of 3D seismic early in the field development process. In known producing areas, 3D seismic aids in the more precise positioning of step-out and development wells. 3D seismic surveys involve the acquisition of a very dense grid of seismic data over a precisely defined area. Unlike traditional 2D seismic surveys which typically use 120 recording channels (sets of recording geophones), 3D seismic surveys require much larger recording systems with 1200 or more recording channels.

     Due to the increased amount of data gathered relative to 2D seismic surveys, 3D seismic processing requires faster processing speeds and increased hardware capacity to process data in a timely fashion. Processing of 3D seismic requires the use of sophisticated mathematical techniques to image subsurface layers.

     The trend to increased use of 3D seismic is attributable to (i) improved technology for acquiring and processing 3D seismic resulting in higher quality data at a lower cost, (ii) awareness and acceptance of 3D seismic technology by the petroleum industry, and (iii) increased use of 3D seismic for development and reservoir management activities in addition to exploration activities.

     Veritas will continue to develop operational innovations and improvements including the enhancement of its proprietary software systems, upgrading of workstations and disks, and further automation of user interfaces in seismic processing and survey auditing systems.

     To achieve its objectives, Veritas has endeavored to stay at the forefront of industry developments. Veritas has participated in the substantial growth in 3D seismic use through both its seismic acquisition and seismic processing businesses. Veritas has been an innovator in helicopter-supported seismic acquisition, making use of helicopters not only in their traditional applications for inaccessible terrain, but in virtually any terrain. Veritas has made a series of modifications to its equipment and operating procedures in order to facilitate expanded use of helicopters in most acquisition projects. Helicopter-supported seismic acquisition results in cost reductions through the rapid deployment of crews and equipment with minimal environmental impact.

     Veritas has established a number of "prime relationships" in which Veritas works closely with the customer in planning for its complete seismic acquisition needs and in return is designated as a sole or preferred supplier for those services. A prime relationship is typically negotiated for a period of years, and is based on quality of work, equipment configuration, safety record and other factors including price. Payment is generally on a term basis. Although prime relationships may be altered, renegotiated or terminated on short notice Veritas has not experienced this to date. Prime relationships allow Veritas to jointly plan seismic acquisition operations with customers in advance, which improves crew and equipment utilization for Veritas. Veritas does not anticipate that material portions of future revenues from seismic acquisition will be attributable to any single customer in its operations, other than its prime relationship customers.

     Customers for Veritas' seismic processing services encompass all sectors of the oil and gas industry. Customers for Veritas' exploration and development information services have typically been companies with limited technical support staff and facilities. The continuing reductions in support staff employed by major oil and gas companies are providing increased demand for Veritas' exploration and development information services. Veritas is also the sole or preferred supplier to certain customers of its seismic processing and exploration and development information services.

     Veritas believes that its combination of seismic acquisition, seismic processing and exploration and development information services provides it with an advantage in developing ongoing relationships with customers and potential customers. Six of Veritas' 15 largest customers by sales revenue use all three of Veritas' services, and 13 of the top 20 customers use two or more of Veritas' services.

     Management believes Veritas' success depends in large measure upon its commitment to offering advanced technology. The geophysical industry is highly technical, and the requirements for the acquisition and processing of seismic data have evolved continuously over its history. Accordingly, it is important that Veritas' technological capabilities remain competitive, whether through continuing research and development or by obtaining technology under license from others, or both. For seismic acquisition, Veritas uses I/O field systems exclusively. I/O field systems are technologically advanced, distributed seismic acquisition systems for land applications manufactured by Input/Output Inc. As the performance of stand alone workstation desk top computers improved, Veritas has adopted the more flexible and cost effective workstation platform to replace older generation large central computers. Since February 1991, Veritas has purchased 96 seismic processing workstations, 47 of which are employed in production processing, including several workstations located in regional and customer offices and operated by Veritas-employed geophysical analysts. Veritas has developed and continues to enhance a proprietary software system designed to permit greater flexibility in the choice of hardware platforms. Ten workstations are dedicated to on-going enhancements to the proprietary software.

SEISMIC ACQUISITION

  Acquisition Systems

     Veritas' seismic acquisition business includes all activities related to preparing for and recording seismic data by acquisition crews at customer exploration and development field locations.

     In acquiring seismic data, a wave of acoustical energy is discharged at or below the earth's surface either through the detonation of small explosive charges or through mechanically produced vibrations, typically from a vibroseis unit. As the acoustic wave travels down through the earth, portions of the wave are reflected toward the surface by variations in the underlying rock layers. The reflected wave is received by geophones situated at uniform intervals along specified paths on the surface. Specialized seismic processing systems enhance recorded signals by reducing distortion and improving resolution and then arrange the data to produce an image of the subsurface strata. By interpreting seismic data, explorationists create detailed maps of prospective drilling areas and known oil and gas fields.

     Currently, Veritas has up to ten seismic crews operating in North and South America equipped with one I/O System One and nine I/O System Twos with a total capacity of 10,446 channels which are allocated to the operating crews as required on a project basis. As at April 30, 1996, these crews were configured as five crews located in Canada, four located in the United States and one located in Argentina. All equipment in North America is pooled and then allocated and mobilized to crews and to geographic markets according to differing seasonal requirements.

     Veritas uses distributed systems exclusively, which have become the norm in the acquisition of 2D and 3D seismic projects which require a larger number of channels. In a distributed system, received signals are amplified, filtered and digitized at remote signal conditioners before they are transmitted to the central recording module on a single set of wires within a lightweight cable. Flexible configuration capability, improved digital signal quality, and the lighter weight cables of distributed systems allow greater volumes of data to be acquired with fewer people and in less time.

     In a distributed system, each crew is equipped with a central recording module, remote signal conditioners, geophones, cables, tools, supplies, vehicles and other related equipment. Crews and equipment are transported using wheeled or tracked vehicles or helicopters. Vibrator units are mounted on wheeled or tracked vehicles.

  Helicopter-Supported Operations

     Historically, the use of helicopters to support seismic acquisition has been restricted to rugged terrain, inaccessible by wheeled or tracked vehicles. The use of helicopters has been expanded to facilitate seismic acquisition throughout virtually any terrain resulting in reduced overall costs and environmental impact of seismic acquisition projects and improved productivity, as crews and equipment can be more rapidly deployed with less surface disturbance.

     Increasing government regulation to limit environmental damage from seismic surveys favors the use of helicopters due to the reduced impact on ground surfaces and vegetation. In a helicopter-supported project, seismic lines are cut approximately two meters wide compared to five meters wide when line trucks are used to move cables, geophones and personnel. Helicopters thereby minimize crop damage and permit access to a wider range of agricultural locations.

     Each seismic crew is typically supported by one or two helicopters specifically suited to seismic acquisition requirements. For the first six months of the 1996 fiscal year, approximately 61% of Veritas' seismic acquisition projects were helicopter supported.

  Seismic Crews

     A seismic acquisition crew typically consists of a supervisor; project manager; permitting agents who secure permission to enter landowners' properties; surveyors who mark the locations for geophone and energy source placement; general laborers who place and move the geophones and other equipment; and either (i) a drill crew which drills holes and loads explosives for shooters who detonate the explosives, or (ii) a vibroseis crew which operates the vibrator unit. Completing the crew is a recording crew supervisor and an observer who operates the seismic recording equipment. A fully staffed seismic crew may consist of 45 to 65 persons for 2D seismic operations or 50 to 100 persons for 3D seismic operations depending on the size and nature of the project.

  Contracts

     Contracts for seismic acquisition involve payments on either a "turnkey" or a "term" basis. Under turnkey contracts, payments for seismic acquisition services are based upon the amount of data collected, and the contractor bears substantially all of the risk of business interruption due to inclement weather and other hazards. Turnkey contracts typically require Veritas to pay third party subcontractors on behalf of the customer and may increase the contract sum (and thus revenues and direct expenses) by the amount of such payments. Under term contracts, payments are based on agreed rates per unit of time, which may be expressed in periods ranging from hours to months, and generally the risk of business interruption (except for interruptions caused by failure of Veritas' equipment) is borne by the customer. Turnkey contracts generally involve more risk for Veritas because of the potential downtime for weather and other types of delays. The percentage of seismic acquisition revenue earned from term contracts has increased each year since fiscal 1990 and was approximately 46% for the first six months of fiscal 1996.

  Insurance

     Seismic acquisition activities often are conducted under extreme weather and other hazardous conditions, including those related to the use of explosives. Accordingly, these operations are subject to risks of injury to personnel and property and loss of equipment. Veritas carries insurance against the destruction of or damage to its seismic acquisition equipment in amounts that it considers adequate. Veritas also carries insurance against pollution hazards and injury to persons and property that may result from its operations and considers the amounts of such insurance to be adequate.

  Safety

     Safety is a major issue for seismic acquisition contractors and it can play a significant role in determining contract awards. Under its current safety program, Veritas tests and trains all field employees and supervisory staff in safety policies and procedures. Veritas continually reviews and evaluates its safety program, which is designed to ensure it meets or exceeds industry standards. A safety program relating to the use of heavy equipment in sometimes hazardous conditions necessarily includes an active program to eliminate substance abuse. Veritas tests, monitors and counsels employees to minimize the potential for accidents caused by substance abuse.

SEISMIC PROCESSING

     Veritas' seismic processing business includes all processes related to converting seismic field data to seismic cross-sections of the earth's subsurface. Seismic cross-sections are used by explorationists in analyzing whether subsurface conditions are favorable for oil and gas accumulations, in selecting drilling locations and in determining the size and structure of, and managing, known oil and natural gas fields. Veritas operates nine processing centers utilizing a total of 47 workstations. Of such workstations, ten are in the United States (one of which is in a customer's office), five are in Argentina, four are in Venezuela and 28 are in Calgary. Veritas' processing centers process seismic data acquired by its own and other geophysical crews. At each center, data is processed using proprietary computer software and techniques.

     Veritas also reprocesses older seismic data using new techniques designed to extract more information from the data and enhance the data quality. Reprocessing typically takes place when proprietary data is at least two years old, or when a customer purchases publicly available data. Reprocessing represents an additional market for seismic processing centers specializing in sophisticated processing techniques. For the first six months of fiscal 1996, approximately 37% of Veritas' seismic processing revenues were for reprocessing services. Management believes that the continuing development of new processing technology will generate an ongoing demand for its reprocessing services.

     All of Veritas' seismic processing centers have 3D seismic processing capability. Since 1982, Veritas has focused on 3D seismic processing, research and development. Veritas estimates that approximately 61% of its processing revenue from newly acquired data was generated from 3D seismic processing for the six months ended April 30, 1996.

     Processing 3D seismic data requires greater computer power and more advanced software than processing 2D seismic. Veritas' experience is that technologically advanced processing system software is essential to maintain its competitive position, and that the ability to choose from a variety of hardware platforms is a significant advantage. Over a five year period, Veritas has developed "SAGE", its proprietary processing software system to operate on any UNIX based platform which is an operating system that is suited for high speed scientific computers. Veritas believes that the ability of SAGE to process 3D seismic as well as 2D seismic on a workstation makes it the most advanced production processing system currently available. Processing seismic data on workstations has decentralized processing and has improved operating efficiencies. As a result of the stand alone workstations, Veritas is better able to match processing capacity with increased demand. The SAGE software system has also enabled Veritas to establish regional and customer-site processing centers. Further development of SAGE and additional advanced processing applications is ongoing.

     Veritas' seismic processing operations are headquartered in its Calgary office. The Calgary center conducts the majority of Veritas' seismic processing and also acts as a support center for Veritas' customer-site and regional seismic processing centers.

     In addition to the Calgary center, Veritas presently has one customer-site center and seven regional centers, all staffed by Veritas personnel. The remote centers are fully portable, with short set-up times and have an initial minimum capital cost of approximately C$180,000. The mobility of these centers will allow Veritas to meet seismic processing demand in changing international locations. Veritas believes that the flexibility, operating efficiency and improved economics of workstation processing has the potential for significant cost savings and new market opportunities.

     Veritas typically enters into contracts to provide seismic processing services independently of its agreements to provide seismic acquisition services. Seismic processing contracts typically provide for the customer to pay a flat fee per seismic record processed for a prescribed set of processing procedures. Additional procedures are quoted separately.

     Veritas provides internal support and maintenance to its operating facilities and also generates sales and maintenance revenue from external customers. Veritas is a reseller of numerous products including SUN workstations and peripherals such as disks, tapes, plotters and subsystems. Veritas designs, manufactures and sells key peripheral products such as the V-12 micro plotter and CAM-120 field camera. All equipment used within Veritas' operations or sold to others is integrated and tested in Veritas' lab.

EXPLORATION AND DEVELOPMENT INFORMATION SERVICES

     Veritas provides various exploration and development information services to the petroleum industry such as digital mapping, software and data products and survey auditing.

  Digital Mapping, Software and Data Products

     Digital mapping is the process of generating maps from computer data from a variety of databases. Veritas also sells software and data products to customers who generate their own computer maps.

     Historically, seismic survey location data was displayed on a map showing seismic lines, geophone and energy source placement, and existing wells. Responding to customer demand for the display of additional information, Veritas developed a digital mapping and data supply facility by obtaining additional databases. Currently, Veritas is able to produce computer-generated maps displaying any combination of a customer's seismic survey data, publicly available data such as oil and gas wells drilled (with geological information, production and estimated reserves), pipelines and facilities (with associated reports), Crown and freehold land, transportation and road allowances, emergency response plans, field, pool and unit outlines and surface features. Veritas sells information from its databases to customers who have compatible mapping systems, together with maintenance agreements providing for regular updates of such information.

     Veritas has developed a batch mapping and reporting system for producing a series of oil and gas data maps automatically, "BASYS", which has improved internal map generation speed and capacity. BASYS was released to the market in January 1993 (and version 2 was released in December 1995) as a mapping system offering to customers integration of databases, ease of use and multi-user access. To date, 11 systems have been installed at customer sites.

     Through a strategic alliance with a software supplier, Veritas is developing Geographic Information System ("G.I.S.") functionality for the petroleum industry. G.I.S. is an advanced analytical tool that provides information, drawn from linked databases, in any required combination.

  Survey Auditing

     Survey auditing involves receiving and storing seismic survey data from its own and other seismic field survey crews, verifying the accuracy of energy source and geophone location, converting field data to digital form and forwarding it to a seismic processing center, where it is used to define the precise physical location of the seismic cross-sections. Veritas has developed proprietary software to verify the accuracy of the field data.

RESEARCH AND DEVELOPMENT AND INTELLECTUAL PROPERTY

     As of April 30, 1996, Veritas employed 17 persons for its research and development activities, most of whom are scientists, engineers or computer programmers for the purpose of software development for seismic processing and mapping services. During fiscal years 1994 and 1995, research and development expenditures were C$1.6 million and C$1.5 million, respectively. Veritas expenses all research and development costs as incurred. No value is attributed to proprietary software on Veritas' balance sheet.

     Veritas rarely applies for patents on internally developed technology. Veritas believes that most proprietary technology, even if patentable, can be more effectively protected by maintaining confidentiality and rapid product evolution rather than through disclosure and a patent enforcement program.

PREMISES

     Except for its seismic acquisition offices, Veritas leases all of its office space and facilities. Veritas' main seismic acquisition offices and facilities in Calgary, Alberta are owned by Veritas and comprise 15,000 square feet of office space and maintenance facilities and approximately two acres as an equipment park. Veritas' executive offices and Canadian seismic processing facilities are located in Calgary, Alberta in leased premises of approximately 27,500 square feet. Veritas' seismic acquisition and processing divisions share offices in Hurst, Texas and Denver, Colorado in leased premises of approximately 5,100 and 2,600 square feet, respectively. Veritas' processing centers in Midland and Houston, Texas are located in leased premises of approximately 2,200 and 2,700 square feet, respectively. Veritas also has a processing center in a customer's office in Dallas, Texas at no charge. Veritas' processing centers in Neuquen and Buenos Aires, Argentina and Caracas, Venezuela are located in leased premises of approximately 900, 2,050 and 2,500 square feet respectively. Veritas' exploration and development information services facilities are located in leased premises in Calgary, Alberta of approximately 21,000 square feet. Lease payments on all Veritas' facilities totaled approximately C$900,000 in the year ended October 31, 1995. Leases expire on dates varying from September 30, 1996 to January 30, 2000.

EMPLOYEES

     At April 30, 1996, Veritas employed approximately 838 personnel, consisting of 74 salaried and 522 daily or hourly paid employees in seismic acquisition, 138 salaried and 12 daily or hourly paid employees in seismic processing, 76 salaried and 2 daily or hourly paid employees in exploration and development information services and 14 head office employees.

DIRECTORS AND OFFICERS

     The name, municipality of residence and principal occupation of each of the directors and senior officers of Veritas and the number of Veritas Common Shares beneficially owned or over which control or direction is exercised by each of them as of April 30, 1996 are as follows:

                                                                                   NUMBER OF
        NAME AND                                                                    VERITAS
     MUNICIPALITY OF                                                             COMMON SHARES
        RESIDENCE                  POSITION             PRINCIPAL OCCUPATION          HELD
- - - -------------------------  -------------------------  -------------------------  --------------
David B. Robson(1)(2)      Chairman of the Board,     President and Chief             1,968,150(3)
Airdrie, Alberta           President and Chief        Executive Officer of
                           Executive Officer          Veritas
Lawrence C. Fichtner       Executive Vice President   Executive Vice President          354,341
Calgary, Alberta           and Director               of Veritas
Rene M.J. VandenBrand      Vice President Finance,    Vice President Finance,             2,000
Calgary, Alberta           Chief Financial Officer &  Chief Financial Officer &
                           Secretary                  Secretary of Veritas
Ralph M. Eeson (1)         Director                   Chairman of Kids Only               4,443
Calgary, Alberta                                      Clothing Club, Inc., a
                                                      clothing manufacturer and
                                                      direct sales company
Brian F. MacNeill(1)(2)    Director                   President and Chief                 7,595
Calgary, Alberta                                      Executive Officer of IPL
                                                      Energy Inc., a pipeline
                                                      company
Willard A.Kirkpatrick(2)   Director                   President, Maxam                    1,000
Calgary, Alberta                                      Contracting Ltd., a
                                                      commercial construction
                                                      company

- - - ---------------

(1) Member, audit committee of the Board of Directors.

(2) Member, compensation and corporate governance committee of the Board of Directors.

(3) Mr. Robson is the registered holder of 87,117 Veritas Common Shares and exercises control over an additional 1,881,033 Veritas Common Shares through a privately-owned company.

MANAGEMENT

DAVID B. ROBSON -- Chairman of the Board, President and Chief Executive Officer

     David B. Robson has been Chairman of the Board, President and Chief Executive Officer or held similar positions with Veritas or its predecessors since 1974. Mr. Robson was also President and Chief Executive Officer of Decus and predecessor companies from 1974 to 1994. Prior to 1974, Mr. Robson held managerial positions with CDP Computer Data Processors Ltd. and Digitech Ltd., seismic processing firms. Mr. Robson graduated from the University of Alberta with a B.Sc. in Electrical Engineering in 1961.

LAWRENCE C. FICHTNER -- Executive Vice President and Director

     Lawrence C. Fichtner has been Executive Vice President or held similar positions with Veritas or its predecessors since 1978. Mr. Fichtner was President and Chief Executive Officer of Optimus from 1988 to 1994 and Executive Vice President of Decus from 1987 to 1994. From July 1967 to October 1978 he held various positions as a geophysicist with Geophysical Services Inc., Texaco Exploration Ltd. and Bow Valley Exploration Ltd. where he was Manager of Geophysics. Mr. Fichtner graduated from the University of British Columbia with a B.Sc. in Physics in 1967.

  RENE M. J. VANDENBRAND -- Vice President Finance, Chief Financial Officer & Secretary

     Rene M.J. VandenBrand has been Vice President Finance, Chief Financial Officer & Secretary of Veritas since November 1995. From January 1994 to November 1995, Mr. VandenBrand was Vice President, Finance and Chief Financial Officer of Taro Industries Limited. Prior thereto, he was a Partner with Coopers & Lybrand Chartered Accountants. Mr. VandenBrand received a Masters of Business Administration from the University of Calgary in 1988 and holds Chartered Accountant, Chartered Business Valuator and Chartered Financial Analyst designations.

RALPH M. EESON -- Director

     Ralph M. Eeson has been co-owner and Chairman of the Board of Kids Only Clothing Club Inc., a manufacturer and direct seller of children's clothing, since 1991. From 1977 to 1991, he was a Senior Partner at Code Hunter, Barristers and Solicitors, Calgary. He remains Counsel to Code Hunter. Mr. Eeson graduated from the University of London, England with LL.B., Hons. in 1970 and from Edinburgh University, Scotland with a M.Sc. in Business Administration in 1973.

BRIAN F. MACNEILL -- Director

     Brian F. MacNeill has been President and Chief Executive Officer of IPL Energy Inc., formerly Interprovincial Pipe Line Inc. ("IPL"), since 1991. He was Executive Vice President and Chief Operating Officer of IPL from 1990 to 1991. From 1982 to 1990, Mr. MacNeill was Chief Financial Officer of Interhome Energy Inc. from 1986 to 1990 and Home Oil Company Limited from 1982 to 1986. From 1979 to 1982, he was Vice President and Treasurer of Hiram Walker Resources Ltd. Mr. MacNeill graduated from Montana State University with a B.Sc. in commerce in 1965 and holds designations as Certified Public Accountant in California and Chartered Accountant in Alberta and Ontario.

WILLARD A. KIRKPATRICK -- Director

     Willard A. Kirkpatrick has been President & Chief Executive Officer of Maxam Contracting Ltd. since 1977. From 1973 to 1977 Mr. Kirkpatrick was a Manger, Southern Alberta Dominion Construction Ltd. From 1965 to 1969, he was a design engineer for Green Blankstein Russell Architects and Engineers. Mr. Kirkpatrick, a registered professional engineer, is a graduate of the University of Manitoba (B.Sc.) in mechanical engineering and the Harvard Business School
(MBA).

PRINCIPAL SHAREHOLDER

     To the knowledge of the directors and officers of Veritas, the only person who beneficially owns, directly or indirectly, Veritas Common Shares carrying more than 10% of the voting rights attached to all Veritas Common Shares as of April 30, 1996, is as follows:

                                                         VERITAS
                                        TYPE OF          COMMON
       NAME AND ADDRESS                OWNERSHIP         SHARES
- - - ------------------------------   ---------------------  ---------
David B. Robson...............   beneficial             1,968,150
                                 direct and
Airdrie, Alberta                 indirect(1)

- - - ---------------

(1) 1,881,033 of these shares are held through a privately owned company.

DESCRIPTION OF CAPITAL

Veritas Common Shares

     Veritas has one class of an unlimited number of Veritas Common Shares. Holders of Veritas Common Shares are entitled to receive notice of all shareholders' meetings (other than meetings of a class or series of shares of Veritas other than the Veritas Common Shares), to one vote per share at meetings of shareholders, to receive such dividends as are declared by Veritas and to receive the remaining property and assets of Veritas upon its liquidation, dissolution or winding-up, subject to the rights of any shares having priority.

Preferred Shares

     Veritas has one class of an unlimited number of First Preferred Shares, issuable in series and one class of an unlimited number of Second Preferred Shares, issuable in series (collectively, the "Preferred Shares"), each series consisting of the number of shares and having the designation, rights (including voting rights), privileges, restrictions, and conditions fixed by the board of directors upon the creation of each series. No Preferred Shares are issued and outstanding, and Veritas does not, at present, have any agreements or understandings that would result in the issuance of any Preferred Shares.

Plan of Arrangement

     In connection with the Plan of Arrangement:

     (a) the Articles of Amalgamation of Veritas shall be amended to (i) delete the Preferred Shares from the authorized share capital and (ii) authorize an unlimited number of Exchangeable Shares and one Class A Preferred Share;

     (b) after the exchange of Veritas Common Shares for Exchangeable Shares, the Articles of Amalgamation of Veritas shall be amended to reduce the number of authorized Veritas Common Shares to one and the following restriction will be added to the rights, privileges, restrictions and conditions attaching to the Veritas Common Shares:

        "RESTRICTION

                  So long as any of the Exchangeable Shares of the Corporation are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the board of directors of the holder of the common shares issue any further Exchangeable Shares of the Corporation, except as specifically required in accordance with the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares of the Corporation."; and

     (c) after the exchange of the Class A Preferred Share for one Veritas Common Share, the Articles of Amalgamation of Veritas shall be amended to delete the Class A Preferred Share from the authorized share capital.

     See "The Transaction -- Transaction Mechanics and Description of Exchangeable Shares -- The Arrangement."

TRADING HISTORY OF VERITAS COMMON SHARES

     Veritas Common Shares are currently listed on the TSE under the symbol "VES." For information on the trading history of the Veritas Common Shares, see "Comparative Market Price Data".

AUDITORS, TRANSFER AGENT AND REGISTRAR

     The independent auditors of Veritas are Price Waterhouse, Calgary. The independent auditors of Digicon are Deloitte & Touche LLP, Houston. In the event that the Transaction receives the approval of Veritas Shareholders and the Court and is completed, the boards of directors of Digicon and Veritas will each consider the appointment of one independent auditor for the merged business.

     The transfer agent and registrar for Veritas Common Shares is Montreal Trust Company of Canada. Concurrently with the Closing, Montreal Trust Company of Canada will resign and The R-M Trust Company, 393 University Avenue, 5th Floor, Toronto, Ontario M5C 2W9 will be appointed as transfer agent and registrar for the Exchangeable Shares.

                        COMPARISON OF STOCKHOLDER RIGHTS

     In the event that the Transaction is consummated, holders of Veritas Common Shares will, upon the Effective Time, have their Veritas Common Shares exchanged for Exchangeable Shares. They will have the right to retract these shares for an equivalent number of shares of Digicon New Common Stock. Digicon is a corporation organized under the DGCL. While the rights and privileges of shareholders of an Alberta corporation are, in many instances, comparable to those of stockholders of a Delaware corporation, there are certain differences. These differences arise from differences between Alberta and Delaware law, between the ABCA and DGCL and between the Veritas Articles and Veritas Bylaws and the Digicon Restated Certificate and Digicon Bylaws. For a description of the respective rights of the holders of Veritas Common Shares and Digicon New Common Stock, see, respectively, "Business of Veritas -- Description of Capital" and "The Companies After the Transaction -- Veritas Share Capital."

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

     Under the ABCA, certain extraordinary corporate actions, such as certain amalgamations, continuances, and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed at a meeting by not less than two-thirds of the votes cast by the shareholders, present in person or by proxy, at the meeting. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

     The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation, except that, unless required by its certificate of incorporation, (a) no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended by the merger, (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger, and (iii) the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger; and (b) no authorizing stockholder vote is required of a corporation to authorize a merger with or into a single direct or indirect wholly-owned subsidiary of such corporation (provided certain other limited circumstances apply). The Digicon Restated Certificate does not require a greater percentage vote for such actions. Stockholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

AMENDMENT TO GOVERNING DOCUMENTS

     Under the ABCA, any amendment to the articles generally requires approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. The ABCA provides that unless the articles or by-laws otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the ABCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders entitled to vote on the resolution.

     The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The Digicon Restated Certificate does not require a greater level of approval for an amendment thereto. If an amendment would have the effect of altering the powers, preferences or special rights of a particular class or series of stock, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The DGCL also states that the power to adopt, amend or repeal the by-laws of a

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corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the corporation's board of directors.

DISSENTERS' RIGHTS

     The ABCA provides that shareholders of an Alberta corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The ABCA does not distinguish for this purpose between listed and unlisted shares. Such matters include (a) any amalgamation with another corporation (other than with certain affiliated corporations); (b) an amendment to the corporation's articles to add, change or remove any provisions restricting or constraining the issue or transfer of shares; (c) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on; (d) a continuance under the laws of another jurisdiction; (e) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (f) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; or (g) certain amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy. Under the ABCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation or any of its affiliates which is oppressive, unfairly prejudicial to or that unfairly disregards a shareholder's interest.

     Under the DGCL, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on Nasdaq or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than (a) stock of the surviving corporation, (b) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on Nasdaq or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares, or (d) some combination of the above.

OPPRESSION REMEDY

     The ABCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of, if the court is satisfied upon application by a complainant (as defined below) that:
(i) any act or omission of the corporation or an affiliate effects a result;
(ii) the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner; or (iii) the powers of the directors of the corporation or of an affiliate are or have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer. A complainant includes:
(a) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; (b) a present or former director or officer of the corporation or any of its affiliates; and (c) any other person who in the discretion of the court is a proper person to make such application.

     Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation. Under the ABCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order the corporation to pay the interim expenses of a complainant seeking an

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oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint. The DGCL does not provide for a similar remedy.

DERIVATIVE ACTION

     Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

     Under the ABCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate or subsidiary. Under the ABCA, no action may be brought and no intervention in an action may be made unless the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the court is satisfied that
(a) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (b) the complainant is acting in good faith; and (c) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

     Under the ABCA, the court in a derivative action may make any order it thinks fit. Additionally, under the ABCA, a court may order a corporation or its subsidiary to pay the complainant's reasonable legal fees.

SHAREHOLDER CONSENT IN LIEU OF MEETING

     Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. The Digicon Restated Certificate does not contain any special provision relating to action by written consent. Under the ABCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting.

DIRECTOR QUALIFICATIONS

     At least half of the directors of an ABCA corporation generally must be resident Canadians. The ABCA also requires that a corporation whose securities are publicly traded must have not fewer than three directors, at least two of whom are not officers or employees of the corporation or any of its affiliates. The DGCL does not have comparable requirements.

FIDUCIARY DUTIES OF DIRECTORS

     Directors of corporations governed by the ABCA have fiduciary obligations to the corporation. Directors of corporations incorporated or organized under the DGCL have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty". Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty must be summarized as the duty to act in good faith in a manner which the directors reasonably believe to be in the best interests of the stockholders. It requires that there be no conflict between duty and self-interest.

     Under the ABCA, the duty of loyalty requires directors of an Alberta corporation to act honestly and in good faith with a view to the best interests of the corporation, and the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

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INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under the ABCA, except in respect of an action by or on behalf of a corporation or a body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if: (a) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An Indemnifiable Person is entitled to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding, fulfilled the conditions set out in (a) and (b), above and is fairly and reasonably entitled to indemnity. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in (a) and (b), above. The Veritas Bylaws provide for indemnification of directors and officers to the fullest extent authorized by the ABCA.

     The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement in actions brought against them, if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action. The Digicon Restated Certificate provides for indemnification of directors and officers to the fullest extent authorized by the DGCL.

     The DGCL allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced. Neither the ABCA nor the Veritas Bylaws expressly provides for such advance payment.

     Digicon has entered into Indemnity Agreements with each of its directors and executive officers.

DIRECTOR LIABILITY

     The DGCL provides that the charter of a corporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including acts or omissions not in good faith or which involve intentional misconduct or breach of the duty of loyalty. The Digicon Certificate contains a provision limiting the liability of its directors to the fullest extent permitted by the DGCL. The ABCA does not permit any such limitation of a director's liability.

ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS

     The DGCL prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the

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corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where: (i) the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the time the interested stockholder acquired such 15% interest; (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding, for the purpose of determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of the Nasdaq Stock Market, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder; (v) the corporation has opted out of this provision; or (vi) in certain other limited circumstances. Digicon has not opted out of this provision.

     The ABCA does not contain a comparable provision with respect to business combinations. However, policies of certain Canadian securities regulatory authorities, including Policy 9.1 of the Ontario Securities Commission ("Policy 9.1"), contain requirements in connection with related party transactions. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one or any combination of transactions. "Related party" is defined in Policy 9.1 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer.

     Policy 9.1 requires more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Policy
9.1 also requires, subject to certain exceptions, that the minority shareholders of the issuer separately approve the transaction, by either a simple majority or two-thirds of the votes cast, depending on the circumstances.

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               DISSENTING SHAREHOLDERS' AND OPTIONHOLDERS' RIGHTS

     THE FOLLOWING DESCRIPTION OF THE RIGHTS OF DISSENTING VERITAS SHAREHOLDERS AND OPTIONHOLDERS IS NOT A COMPREHENSIVE STATEMENT OF PROCEDURES TO BE FOLLOWED BY A DISSENTING SHAREHOLDER OR OPTIONHOLDER WHO SEEKS PAYMENT OF THE FAIR VALUE OF HIS VERITAS COMMON SHARES OR VERITAS OPTIONS AND IS QUALIFIED IN ITS ENTIRETY BY THE REFERENCE TO THE FULL TEXT OF THE INTERIM ORDER AND SECTION 184 OF THE ABCA WHICH ARE ATTACHED TO THIS JOINT PROXY STATEMENT AS ANNEXES C AND J, RESPECTIVELY. A SHAREHOLDER OR OPTIONHOLDER WHO INTENDS TO EXERCISE HIS RIGHT OF DISSENT AND APPRAISAL SHOULD CAREFULLY CONSIDER AND COMPLY WITH THE PROVISIONS OF THAT SECTION, AS MODIFIED BY THE INTERIM ORDER AND SHOULD SEEK HIS OWN LEGAL ADVICE. FAILURE TO COMPLY WITH THE PROVISIONS OF THAT SECTION, AS MODIFIED BY THE INTERIM ORDER AND TO ADHERE TO THE PROCEDURES ESTABLISHED THEREIN MAY RESULT IN THE LOSS OF ALL RIGHTS THEREUNDER.

     The Court hearing the application for the Final Order has the discretion to alter the rights of dissent described herein based on the evidence presented at such hearing.

     Under the Interim Order, a shareholder or optionholder is entitled, in addition to any other right he may have, to dissent and to be paid by Veritas the fair value of the Veritas Common Shares or Veritas Options held by him in respect of which he dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted. A shareholder or optionholder may dissent only with respect to all of the shares or options held by him or on behalf of any one beneficial owner and registered in the dissenting shareholder's or optionholder's name. The demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's share certificates or options. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or a tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly identify the record owner or owners, and expressly disclose in such demand that the agent is acting as agent for the record owner or owners.

     PERSONS WHO ARE BENEFICIAL OWNERS OF VERITAS COMMON SHARES REGISTERED IN THE NAME OF A BROKER, CUSTODIAN, NOMINEE OR OTHER INTERMEDIARY WHO WISH TO DISSENT, SHOULD BE AWARE THAT ONLY THE REGISTERED OWNER OF SUCH SHARES IS ENTITLED TO DISSENT. A REGISTERED HOLDER SUCH AS A BROKER WHO HOLDS VERITAS COMMON SHARES AS NOMINEE FOR BENEFICIAL OWNERS, SOME OF WHOM DESIRE TO DEMAND APPRAISAL, MUST EXERCISE DISSENT RIGHTS ON BEHALF OF SUCH BENEFICIAL OWNERS WITH RESPECT TO THE SHARES HELD FOR SUCH BENEFICIAL OWNERS. IN SUCH CASE, THE DEMAND FOR APPRAISAL SHOULD SET FORTH THE NUMBER OF VERITAS COMMON SHARES COVERED BY IT.

     A dissenting shareholder or optionholder must send to Veritas a written objection to the Arrangement Resolution, which written objection must be received by the Secretary of Veritas in care of Corporate Shareholder Services, Inc., Suite 1485, 550 Sixth Avenue S.W., Calgary, Alberta, Canada T2P 0S2, or the Chairman of the Veritas Meeting at or before the Veritas Meeting. An application may be made to the Courtto fix the fair value of the dissenting shareholder's Veritas Common Shares or optionholder's Veritas Options after the Effective Date. If an application to the Court is made by either Veritas or a dissenting shareholder or optionholder, Veritas must, unless the Court otherwise orders, send to each dissenting shareholder or optionholder a written offer to pay him an amount considered by the board of directors to be the fair value of the Veritas Common Shares or Veritas Options. The offer, unless the Court otherwise orders, will be sent to each dissenting shareholder or optionholder at least 10 days before the date on which the application is returnable; if Veritas is the applicant, or within 10 days after Veritas is served with notice of the application, if a shareholder or optionholder is the applicant. The offer will be made on the same terms to each dissenting shareholder or optionholder and will be accompanied by a statement showing how the fair value was determined.

     A dissenting shareholder or optionholder may make an agreement with Veritas for the purchase of his Veritas Common Shares or Veritas Options in the amount of Veritas' offer (or otherwise) at any time before the Court pronounces an order fixing the fair value of the Veritas Common Shares or Veritas Options. A dissenting shareholder or optionholder is not required to give security for costs in respect of an application and,

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except in special circumstances, will not be required to pay the costs of the application or appraisal. On the application, the Court will make an order fixing the fair value of the Veritas Common Shares of all dissenting shareholders or optionholders who are parties to the application, giving judgment in that amount against Veritas and in favor of each of those dissenting shareholders or optionholders and fixing the time within which Veritas must pay that amount payable to the dissenting shareholders or optionholders. The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder or optionholder calculated from the date on which the shareholder or optionholder ceases to have any rights as a shareholder or optionholder until the date of payment.

     On the Arrangement becoming effective, or upon the making of an agreement between Veritas and the dissenting shareholder or optionholder as to the payment to be made by Veritas to the dissenting shareholder or optionholder, or upon the pronouncement of a Court order, whichever first occurs, the dissenting shareholder or optionholder will cease to have any rights as a shareholder or optionholder other than the right to be paid the fair value of the Veritas Common Shares or Veritas Options in the amount agreed to between Veritas and the dissenting shareholder or optionholder or in the amount of the judgment, as the case may be. Until one of these events occurs, the shareholder or optionholder may withdraw his dissent, or Veritas may rescind the Arrangement Resolution and in either event, the dissent and appraisal proceedings in respect of that shareholder or optionholder will be discontinued.

     THE COMBINATION AGREEMENT PROVIDES THAT IT IS A MUTUAL CONDITION TO THE OBLIGATIONS OF VERITAS AND DIGICON TO COMPLETE THE ARRANGEMENT THAT HOLDERS OF NOT MORE THAN 5% OF THE ISSUED AND OUTSTANDING VERITAS COMMON SHARES EXERCISE THEIR RIGHT OF DISSENT AS DESCRIBED ABOVE.

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                     PROPOSED DIGICON RECAPITALIZATION PLAN

BACKGROUND AND REASONS

     The proposed Recapitalization Plan, if approved by Digicon stockholders, would result in amendments to Digicon's Restated Certificate of Incorporation which, among other things, would (i) authorize a class of 40,000,000 Ordinary Shares, (ii) reclassify the currently outstanding Digicon Common Stock as Digicon New Common Stock, a series of Ordinary Shares having the same rights and privileges as the presently outstanding Digicon Common Stock, (iii) designate a series of Ordinary Shares as Special Voting Stock consisting of one share, (iv) change Digicon's name to "Veritas DGC Inc."and (v) add provisions regarding Digicon's obligation to comply with the terms of the Exchangeable Shares. Approval by the Digicon Stockholders of the Recapitalization Plan is a condition to the closing of the Transaction, and without such approval, the Combination Agreement cannot be consummated. A copy of the Digicon Restated Certificate, which includes the amendments described above (the "Charter Amendments"), is attached hereto as Annex D, and the following discussion is qualified in its entirety by reference to such annex.

     Authorization and Issuance of Ordinary Shares. The Digicon Restated Certificate of Incorporation currently authorizes 20,000,000 shares of Digicon Common Stock and 1,000,000 shares of Digicon Preferred Stock. If the Recapitalization Plan is approved at the Digicon Meeting, the Digicon Restated Certificate will authorize (i) 40,000,000 Ordinary Shares, consisting of a series of one share of Special Voting Stock, with all other Ordinary Shares being designated as Digicon New Common Stock, and (ii) 1,000,000 shares of Digicon Preferred Stock. Each presently outstanding share of Digicon Common Stock will be converted automatically and without further action by stockholders upon effectiveness of the Recapitalization Plan into one share of Digicon New Common Stock. The Digicon New Common Stock will have the same rights and privileges as the Digicon Common Stock. Following the effective date of the Recapitalization Plan, Digicon is to distribute to each Digicon Stockholder upon surrender of the certificates representing Digicon Common Stock to Chemical Mellon Shareholder Services Group, L.L.C., as exchange agent, a certificate representing the number of shares of Digicon New Common Stock into which such stockholder's shares of Digicon Common Stock have been converted in the Recapitalization Plan. The effective date, if any, of the Recapitalization Plan is expected to occur on the date of the closing of the Transaction. See, "The Companies After the Transaction -- Digicon Capital Stock."

     The Digicon board of directors has approved the Recapitalization Plan, including the designation of the Special Voting Stock, in order to establish a mechanism through which the holders of Exchangeable Shares may exercise the voting rights attached to such shares. The Exchangeable Shares are structured to have the same economic and voting rights as the Digicon New Common Stock, and at the option of the holder will be exchangeable at any time on a one-for-one basis for Digicon New Common Stock. The use of Exchangeable Shares is intended to allow Canadian shareholders of Veritas to receive the transaction consideration on a "tax-deferred" basis. See, "Income Tax Considerations to Veritas Shareholders."

     Increase in Authorized Shares. Prior to the Recapitalization Plan, Digicon's authorized capital consists of 20,000,000 shares of Digicon Common Stock and 1,000,000 shares of Digicon Preferred Stock. If the Recapitalization Plan is approved by the stockholders and implemented, the authorized number of shares of Digicon Preferred Stock will remain unchanged, but the number of authorized shares of Digicon Common Stock will thereafter consist of 40,000,000 shares as described above. As of the Digicon Record Date, 11,123,422 shares of Digicon Common Stock were outstanding, and 1,356,401 shares of Digicon Common Stock were reserved for issuance upon the exercise of stock options outstanding under Digicon's stock option plans and upon the exercise of outstanding warrants; at the same date, no shares of Digicon Preferred Stock were outstanding. Although there is a sufficient number of shares of Digicon Common Stock available to permit Digicon to consummate the Transaction, the Digicon board of directors is proposing that the number of shares of Digicon New Common Stock be increased to provide the combined company with the flexibility to issue Digicon New Common Stock in future transactions should the board of directors of the combined company determine it is appropriate. If the Recapitalization Plan is approved by stockholders and implemented, the additional Digicon New Common Stock would be available for future issuance at the discretion of

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the board of directors without further action by the stockholders, and, depending on the circumstances of such issuance, could result in dilution of existing Digicon Stockholders' interests. In connection with the Transaction, Digicon will reserve approximately 7.0 million shares of Digicon New Common Stock for issuance on exercise of retraction and/or call rights associated with the Exchangeable Shares.

     Name Change. The Combination Agreement provides that Digicon will submit a proposal to Digicon stockholders that upon the Effective Date the corporate name of Digicon be changed to "Veritas DGC Inc.," which is reflected in the Digicon Restated Certificate. The purpose of the name change is to create, as a result of the Transaction, a corporation with a new identity which encompasses the operations of Digicon and Veritas.

     Other Amendments. The Digicon Restated Certificate also contains amendments relating to the addition of provisions regarding Digicon's obligations to comply with the terms of the Exchangeable Shares and the deletion of provisions that have expired or have otherwise terminated.

FEDERAL INCOME TAX CONSEQUENCES

     In general, no gain or loss will be recognized by a Digicon Stockholder for federal income tax purposes as a result of the Recapitalization Plan. The adjusted basis of each share of Digicon New Common Stock will be equal to the adjusted basis of the share of Digicon Common Stock for which it is exchanged. The holding period of each new Digicon share will include the period during which the shares of Digicon Common Stock were held.

EXCHANGE OF CERTIFICATES

     As soon as practicable after the effective date of the Recapitalization Plan, the Digicon Stockholders will be notified of the effectiveness of the Recapitalization Plan and requested to surrender their certificates evidencing shares Digicon Common Stock to Chemical Mellon Shareholder Services, L.L.C., Reorganization Department, P.O. Box 3080-G, P.O. Station New York, New York 10116 (the "Exchange Agent") in exchange for certificates evidencing Digicon New Common Stock. Although certificates evidencing shares of Digicon Common Stock following the effective date of the Recapitalization Plan will continue to evidence the number of shares of Digicon New Common Stock into which the shares of Digicon Common Stock have been so converted, stockholders should promptly surrender their certificates for all shares of Digicon Common Stock to the Exchange Agent for exchange because, following the Recapitalization Plan, they will not be negotiable on the any exchange on which the Digicon New Common Stock is then listed for effecting transactions in Digicon New Common Stock and will represent only the right to receive certificates for shares of Digicon New Common Stock when so surrendered. At the effective date of the Recapitalization Plan shares of Digicon Common Stock will cease to exist and trading in Digicon Common Stock will thereupon cease. Thereafter, all trading activity and market quotations for Digicon's common stock will be exclusively in shares of Digicon New Common Stock.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Transaction will be passed upon by Bennett Jones Verchere, Calgary, Alberta, on behalf of Veritas, and by Porter & Hedges, L.L.P., Houston, Texas, on behalf of Digicon.

                             AVAILABLE INFORMATION

     Digicon is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by Digicon with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 5450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material also can be obtained form the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by Digicon can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                                            By Order of the Board of Directors

                                            /s/  ALLAN C. POGACH,
                                            Secretary

                         APPROVAL OF PROXY STATEMENT BY
                           VERITAS BOARD OF DIRECTORS

     The contents of this joint management information circular and proxy statement and the sending thereof to the shareholders and optionholders of Veritas have been approved by the Veritas board of directors.

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

      /s/  David B. Robson
      President and Chief Executive
      Officer

      /s/  Rene M. J. VandenBrand
      Vice President Finance
      Chief Financial Officer & Secretary

June 27, 1996
Calgary, Alberta

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
DIGICON INC. AND SUBSIDIARIES:
Independent Auditors' Report........................................................    F-2
Consolidated Statements of Operations for the years ended July 31, 1993, 1994 and
  1995 and for the nine months ended April 30, 1995 and 1996........................    F-3
Consolidated Balance Sheets as of July 31, 1994 and 1995 and April 30, 1996.........    F-4
Consolidated Statements of Cash Flows for the years ended July 31, 1993, 1994 and
  1995 and for the nine months ended April 30, 1995 and 1996........................    F-5
Consolidated Statements of Changes in Stockholders' Equity for the years ended July
  31, 1993, 1994 and 1995 and for the nine months ended April 30, 1996..............    F-7
Notes to Consolidated Financial Statements..........................................    F-8
VERITAS ENERGY SERVICES INC.:
Auditors' Report....................................................................   F-27
Consolidated Balance Sheets as of October 31, 1995 and 1994 and April 30, 1996......   F-28
Consolidated Statements of Operations for the years ended October 31, 1995, 1994 and
  1993 and for the six months ended April 30, 1996 and 1995.........................   F-29
Consolidated Statements of Retained Earnings for the years ended October 31, 1995,
  1994 and 1993 and for the six months ended April 30, 1996 and 1995................   F-29
Consolidated Statements of Changes in Financial Position for the years ended October
  31, 1995, 1994 and 1993 and the six months ended April 30, 1996 and 1995..........   F-30
Notes to Consolidated Financial Statements..........................................   F-31

                          INDEPENDENT AUDITORS' REPORT

Digicon Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Digicon Inc. and Subsidiaries (the "Company") as of July 31, 1994 and 1995, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended July 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at July 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
October 12, 1995

                         DIGICON INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  (UNAUDITED)
                                                                                  FOR THE NINE
                                                FOR THE YEARS ENDED               MONTHS ENDED
                                                      JULY 31,                     APRIL 30,
                                          --------------------------------    --------------------
                                            1993        1994        1995        1995        1996
                                          --------    --------    --------    --------    --------
REVENUES................................  $117,709    $117,978    $132,569    $ 96,714    $114,525
COSTS AND EXPENSES:
  Operating expenses:
     Cost of services...................   101,866     101,310     105,912      75,476      91,517
     Restructuring......................                 1,363         800
  Write-off/reserve for impairment of
     assets.............................                 6,523
  Depreciation and amortization.........     9,620      13,758      13,763      10,315      11,537
  Selling, general and administrative...     4,417       5,101       4,428       3,408       3,958
  Interest..............................     1,217       3,085       5,142       3,844       3,677
  Equity in loss of 50% or less-owned
     companies and joint ventures.......        54         445       1,485         825          17
  Gain on sale of investment in FSU
     joint ventures.....................                            (4,370)
  Other.................................       184        (702)        598        (143)        (34)
                                          --------    --------    --------     -------     -------
          Total.........................   117,358     130,883     127,758      93,725     110,672
                                          --------    --------    --------     -------     -------
Income (loss) before provision for
  income taxes..........................       351     (12,905)      4,811       2,989       3,853
Provision for income taxes..............     1,609       1,521       2,033       1,074         160
                                          --------    --------    --------     -------     -------
NET INCOME (LOSS).......................  $ (1,258)   $(14,426)   $  2,778    $  1,915    $  3,693
                                          ========    ========    ========     =======     =======
PER SHARE OF COMMON STOCK:
  Earnings (loss) per share.............  $   (.15)   $  (1.48)   $    .25    $    .17    $    .34
                                          ========    ========    ========     =======     =======
  Weighted average shares...............     8,674       9,769      10,958      11,075      10,939
                                          ========    ========    ========     =======     =======
  Cash dividends -- common stock........      None        None        None        None        None
                                          ========    ========    ========     =======     =======

                 See Notes to Consolidated Financial Statements

                         DIGICON INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
           (IN THOUSANDS, EXCEPT FOR PAR VALUE AND NUMBER OF SHARES)

                                                                            JULY 31,            (UNAUDITED)
                                                                     ----------------------      APRIL 30,
                                                                       1994          1995          1996
                                                                     --------      --------      ---------
                              ASSETS
Current assets:
  Cash.............................................................  $  8,365      $  4,209      $  5,303
  Restricted cash investments......................................       320           670           339
  Accounts and notes receivable (net of allowance for doubtful
    accounts: 1994, $701; 1995, $703; April 30, 1996, $527)........    30,427        40,662        37,962
  Note receivable from FSU joint venture, current portion..........       443
  Materials and supplies inventory (net of reserves: 1994, $68;
    1995, $66; April 30, 1996, $66)................................     5,410         1,335         1,466
  Prepayments and other............................................     4,692         6,619         8,093
                                                                     --------      --------      --------
         Total current assets......................................    49,657        53,495        53,163
Property and equipment:
  Seismic equipment................................................    48,622        53,615        58,424
  Data processing equipment........................................    27,795        26,703        23,189
  Seismic ships....................................................     8,291
  Leasehold improvements and other.................................    30,809        29,394        28,081
                                                                     --------      --------      --------
         Total.....................................................   115,517       109,712       109,694
    Less accumulated depreciation..................................    66,625        60,874        60,160
                                                                     --------      --------      --------
         Property and equipment -- net.............................    48,892        48,838        49,534
Proprietary seismic data...........................................    19,638        28,444        25,725
Investment in FSU joint ventures...................................     8,478
Goodwill (net of accumulated amortization: 1994, $743; 1995,
  $1,168; April 30, 1996, $1,483)..................................     3,502         3,077         2,762
Other assets.......................................................       802         1,216         1,212
Note receivable from FSU joint venture, non-current portion........       887
                                                                     --------      --------      --------
         Total.....................................................  $131,856      $135,070      $132,396
                                                                     ========      ========      ========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term related party loans...................................  $  2,695
  Current maturities of long-term debt.............................     6,166      $ 10,915      $ 20,005
  Accounts payable -- trade........................................    23,740        18,875        16,454
  Accrued interest.................................................       293           409           342
  Other accrued liabilities........................................     9,205        14,869        13,526
  Income taxes payable.............................................     1,406         1,097         1,494
                                                                     --------      --------      --------
         Total current liabilities.................................    43,505        46,165        51,821
Non-current liabilities:
  Long-term debt--less current maturities..........................    23,922        25,243         9,161
  Deferred credits.................................................     5,538         3,675         3,669
  Other non-current liabilities....................................       341         1,105         1,228
                                                                     --------      --------      --------
         Total non-current liabilities.............................    29,801        30,023        14,058
Commitments and contingent liabilities (Note 7)
Stockholders' equity:
  Common stock, $.01 par value; July 31, 1994 -- authorized:
    60,000,000 shares; issued: 31,352,273 shares; July 31, 1995 and
    April 30, 1996 -- authorized: 20,000,000 shares; issued:
    11,134,939 shares and 11,123,422 shares, respectively..........       314           111           111
  Additional paid-in capital.......................................    69,366        71,895        71,065
  Accumulated deficit from August 1, 1991..........................   (11,130)       (8,352)       (4,659)
  Less: Treasury stock, at cost; 858,497 shares....................                  (4,772)
                                                                     --------      --------      --------
         Stockholders' equity......................................    58,550        58,882        66,517
                                                                     --------      --------      --------
         Total.....................................................  $131,856      $135,070      $132,396
                                                                     ========      ========      ========

                 See Notes to Consolidated Financial Statements

                         DIGICON INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                                                         (UNAUDITED)
                                                                                                        FOR THE NINE
                                                                          FOR THE YEARS ENDED           MONTHS ENDED
                                                                                JULY 31,                  APRIL 30,
                                                                     ------------------------------   -----------------
                                                                       1993       1994       1995      1995      1996
                                                                     --------   --------   --------   -------   -------
OPERATING ACTIVITIES:
  Net income (loss)................................................. $ (1,258)  $(14,426)  $  2,778   $ 1,915   $ 3,693
  Non-cash items included in income (loss):
    Restructuring accrual...........................................                 777         14      (786)
    Write-off/reserve for impairment of assets......................               6,523
    Depreciation and amortization...................................    9,620     13,758     13,763    10,315    11,537
    Amortization of warrants issued with short-term related party
      loans.........................................................                             89        77
    Amortization of deferred gain on sale/leaseback.................                           (898)     (753)     (103)
    (Gain) loss on disposition of property and equipment............     (129)      (746)       755       (70)      158
    Equity in loss of 50% or less-owned companies and joint
      ventures......................................................       54        445      1,485       825        17
    Gain on sale of investment in FSU joint ventures................                         (4,370)
    Gain on settlement of deferred credits..........................                           (864)
    Write-down of proprietary seismic data to market................      589        348      1,786       297       297
    Other...........................................................     (131)      (148)
  Change in operating assets/liabilities (exclusive of the effects of the purchase of GFS in 1993):
    Accounts and notes receivable...................................    2,937      5,203     (7,314)   (5,079)    1,834
    Accounts and note receivable from FSU joint venture.............                                       59
    Materials and supplies inventory................................   (2,312)     1,145        291       139      (131)
    Prepayments and other...........................................     (608)      (610)    (1,326)   (1,979)   (1,474)
    Proprietary seismic data........................................   (4,174)   (10,153)   (10,592)   (7,994)    2,422
    Other...........................................................     (515)                  508       407        13
    Accounts payable -- trade.......................................   (2,623)    (4,500)    (5,331)   (2,944)   (2,653)
    Accrued interest................................................      (68)       133        116       270       (67)
    Other accrued liabilities.......................................   (1,188)     3,679      5,551     1,929    (1,240)
    Income taxes payable............................................   (1,361)       546       (309)     (352)      397
    Deferred credits................................................     (832)    (1,430)      (414)     (415)       (6)
    Other non-current liabilities...................................                 341        762        52       123
                                                                     --------   --------   --------   --------  --------
         Total cash provided (used) by operating activities.........   (1,999)       885     (3,520)   (4,087)   14,817
FINANCING ACTIVITIES:
  Payment of long-term debt.........................................   (8,102)    (3,158)    (7,206)   (4,000)   (8,082)
  Net borrowings (payments) under credit agreements.................    5,000      8,368      1,648     3,430    (4,439)
  Net proceeds from sale of common stock............................   21,083        (40)       (72)      (72)      (30)
  Net proceeds from sale of treasury stock..........................                          3,984               3,972
  Borrowings of short-term related party loans......................               6,081         30        30
  Payments of short-term related party loans........................              (3,386)    (2,725)   (1,052)
                                                                     --------   --------   --------   --------  --------
         Total cash provided (used) by financing activities.........   17,981      7,865     (4,341)   (1,664)   (8,579)
INVESTING ACTIVITIES:
  (Increase) decrease in restricted cash investments................       79        304       (350)     (340)      331
  Increase in investment in FSU joint ventures......................              (1,535)    (1,875)   (1,673)
  Sale to Syntron, Inc.:
    Inventories and technologies....................................                          1,630     1,630
    Property and equipment..........................................                          1,370     1,370
  Sale of investment in FSU joint ventures..........................                          6,000
  Purchase of property and equipment................................  (21,485)    (5,406)    (4,552)   (2,618)   (5,952)
  Sale of property and equipment....................................    2,545        938      1,437     1,207       514
                                                                     --------   --------   --------   --------  --------
         Total cash provided (used) by investing activities.........  (18,861)    (5,699)     3,660      (424)   (5,107)
  Currency (gain) loss on foreign cash..............................     (241)       (88)        45        53       (37)
                                                                     --------   --------   --------   --------  --------
  Change in cash and cash equivalents...............................   (3,120)     2,963     (4,156)   (6,122)    1,094
  Beginning cash and cash equivalents balance.......................    8,522      5,402      8,365     8,365     4,209
                                                                     --------   --------   --------   --------  --------
  Ending cash and cash equivalents balance.......................... $  5,402   $  8,365   $  4,209   $ 2,243   $ 5,303
                                                                     ========   ========   ========   ========  ========

                 See Notes to Consolidated Financial Statements

                         DIGICON INC. AND SUBSIDIARIES

        SUPPLEMENTARY SCHEDULES TO CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                                                                  (UNAUDITED)
                                                                                                                  FOR THE NINE
                                                                                 FOR THE YEARS ENDED              MONTHS ENDED
                                                                                      JULY 31,                     APRIL 30,
                                                                           -------------------------------     ------------------
                                                                            1993        1994        1995        1995        1996
                                                                           -------     -------     -------     -------     ------
SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Increase in materials and supplies inventories for deferred credits..... $   987
  Increase in assets/liabilities due to purchase of GFS Company:
    Cash..................................................................      65
    Restricted cash investments...........................................      75
    Accounts and notes receivable.........................................   3,025
    Materials and supplies inventory......................................     183
    Prepayments and other.................................................     363
    Property and equipment -- net.........................................   3,168
    Goodwill..............................................................   4,245
    Long-term debt........................................................   2,431
    Accounts payable -- trade.............................................   6,558
    Accrued interest......................................................      13
    Other accrued liabilities.............................................     969
    Common stock..........................................................   1,153
  Increase (decrease) in investment in FSU joint ventures for:
    Common stock..........................................................             $ 7,299     $ 2,309     $ 2,309
    Accounts and note receivable from FSU joint ventures..................                            (409)       (409)
    Other assets..........................................................                 135
    Other accrued liabilities.............................................
    Long-term debt........................................................                                         245
  Increase (decrease) in property and equipment for:
    Accounts and notes receivable.........................................                           2,045                    866
    Execution of capital leases and notes.................................   9,844       4,227      11,224       4,894      5,529
    Accounts payable -- trade.............................................   2,289       1,058         334         133        232
    Deferred credits payable..............................................   6,813                  (1,449)
    Prepayments and other.................................................  (1,104)
  Increase in prepayments on property and equipment for notes payable.....                             601
  Increase in notes receivable for:
    Sale of property and equipment........................................                 250
    Sale of other assets..................................................               1,330
  Sale of investment in FSU joint ventures resulting in an increase
    (decrease) in:
    Accounts and notes receivable from purchaser..........................                           1,790
    Accounts and note receivable from FSU joint ventures..................                          (1,740)
    Accounts payable -- trade.............................................                              78
    Treasury stock........................................................                           8,756
  Sale of inventories, property and equipment, and technologies to
    Syntron, Inc. resulting in an increase (decrease) in:
    Accounts and notes receivable -- deferred credits.....................                           3,255       3,255
    Materials and supplies inventory......................................                          (2,154)     (2,034)
    Other assets -- deferred credits receivable...........................                             857         857
    Accounts payable -- trade.............................................                             957         957
    Other accrued liabilities -- deferred gain............................                             891       1,011
    Other non-current liabilities -- deferred gain........................                             110         110
  Sale of accounts receivable and property and equipment resulting in a decrease in:
    Accounts and notes receivable.........................................                             (78)        (78)
    Property and equipment -- net.........................................                            (247)       (247)
    Long-term debt........................................................                            (199)       (199)
    Accounts payable -- trade.............................................                             (18)        (18)
    Other non-current liabilities.........................................                            (108)       (108)
  Increase in additional paid-in capital as a result of warrants issued
    with short-term related party loans...................................                              89          89
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for:
    Interest --
      Equipment purchase obligations and unsecured notes payable..........     384         879       1,060         766      1,304
      Secured term loan...................................................     584         585         635         473        363
      Credit agreements...................................................     227         664       1,915       1,449      1,408
      Short-term related party loans......................................                 206         199
      Other...............................................................     239         339       1,388         747        620
    Income taxes..........................................................   3,178       1,293       1,963       1,431        634

                 See Notes to Consolidated Financial Statements

                         DIGICON INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JULY 31, 1993, 1994 AND 1995 AND THE NINE MONTHS ENDED APRIL
                                    30, 1996
                  (IN THOUSANDS, EXCEPT FOR NUMBER OF SHARES)


                                                                                        ADDITIONAL         ACCUMULATED
                                                                                      PAID-IN CAPITAL       EARNINGS
                                    COMMON STOCK ISSUED       TREASURY STOCK,       -------------------     (DEFICIT)
                                    -------------------           AT COST                      EMPLOYEE      FROM
                                                    PAR    ---------------------                 NOTES      AUGUST 1,
                                      SHARES       VALUE     SHARES      AMOUNT      OTHER     RECEIVABLE     1991
                                    -----------    ----    ----------    -------    -------    ----------   ---------
BALANCE, JULY 31, 1992...........    22,597,423    $226                             $40,007    $    (48)    $  4,554
Common stock issued in
  acquisition of GFS, net of
  issue costs....................       225,000       2                               1,137
Common stock issued for cash, net
  of issue costs.................     5,456,900      55                              20,994
Collections of employee notes
  receivable.....................                                                                    48
Net loss.........................                                                                             (1,258)
                                     ----------    ----      --------    -------    -------    --------     --------
BALANCE, JULY 31, 1993...........    28,279,323     283                              62,138                    3,296
Common stock issued for
  investment in FSU joint
  ventures, net of issue costs...     3,072,950      31                               7,228
Net loss.........................                                                                            (14,426)
                                     ----------    ----      --------    -------    -------    --------     --------
BALANCE, JULY 31, 1994...........    31,352,273     314                              69,366                  (11,130)
Common stock issued for
  investment in FSU joint
  ventures, net of issue costs...     2,052,543      20                               2,265
One for three reverse stock
  split, net of issue costs......   (22,269,877)   (223)                                175
Warrants issued in conjunction
  with short-term related party
  loans..........................                                                        89
Common stock reacquired in sale
  of investment in FSU joint
  ventures.......................                          (1,708,497)   $(8,756)
Treasury stock issued for cash...                             850,000      3,984
Net income.......................                                                                              2,778
                                     ----------    ----      --------    -------    -------    --------     --------
BALANCE, JULY 31, 1995...........    11,134,939     111      (858,497)    (4,772)    71,895                   (8,352)
Treasury stock issued for cash,
  net of issue costs
  (unaudited)....................                             858,497      4,772       (800)
Common stock certificates
  cancelled (unaudited)..........       (11,517)
Registration and filing costs
  (unaudited)....................                                                       (30)
Net income (unaudited)...........                                                                              3,693
                                     ----------    ----      --------    -------    -------    --------     --------
BALANCE, APRIL 30, 1996
  (UNAUDITED)....................    11,123,422    $111                  $          $71,065    $            $ (4,659)
                                     ==========    ====      ========    =======    =======    ========     ========

                 See Notes to Consolidated Financial Statements

                         DIGICON INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1993, 1994 AND 1995 AND THE NINE MONTHS ENDED APRIL
                               30, 1995 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Digicon Inc. ("the Company") and all majority-owned domestic and foreign subsidiaries. Investments in 50% or less-owned companies and joint ventures are carried on the equity basis. All material intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RESTRICTED CASH INVESTMENTS

     Restricted cash investments in the amounts of $320,000 at July 31, 1994 and $670,000 at July 31, 1995 were pledged as collateral on certain bank guarantees.

TRANSLATION OF FOREIGN CURRENCIES

     The Company has determined that the U.S. dollar is its functional currency. Property and equipment (and related depreciation) and inventories are translated into U.S. dollars at the exchange rates in effect at the time of their acquisition. Other assets and liabilities are translated at year-end rates. Operating results (other than depreciation) are translated at the average rates of exchange prevailing during the year. Remeasurement gains and losses are included in the determination of net income and are reflected in other costs and expenses. See Note 5.

REVENUES

     Revenues from data acquisition and data processing services are recorded as revenues based on contractual rates set forth in the related contract if the contract provides a separate rate for each segment. If the contract only provides a rate for the overall service, revenue is recognized based on the percentage of the work effort completed compared with the total work effort involved in the contract.

ACCOUNTS RECEIVABLE

     Included in accounts and notes receivable at July 31, 1994 and 1995 are unbilled amounts of approximately $8,800,000 and $10,700,000, respectively. Such amounts are either not billable to the customer at July 31 in accordance with the provisions of the contract and generally will be billed in one to four months or are currently billable and will be invoiced in the next monthly statement cycle.

PROPRIETARY SEISMIC DATA

     The direct cost of collecting and processing seismic data for the Company's own account is capitalized using a percentage of estimated sales method. The cost of proprietary seismic data is charged to operations either in (i) the periods in which sales occur as a percentage of the revenue obtained, or (ii) in periods when the estimated market value of such data is less than the cost of the data.

                         DIGICON INC. AND SUBSIDIARIES

MOBILIZATION COST

     Transportation and make-ready expenses of seismic operations prior to commencement of business in an area are amortized over the period of expected operations in that area. Amounts applicable to operations for the Company's own account are included in the cost of proprietary seismic data. Unamortized mobilization costs, if any, are shown as a prepaid expense.

INVENTORIES

     Inventories of materials and supplies are stated at the lower of average cost or market.

DEPRECIATION

     Provision for depreciation is computed using the straight-line method based on estimated useful lives as follows:

                                                                         AVERAGE
                                                                         YEARS
                                                                         ---
                Seismic equipment......................................   5
                Data processing equipment..............................  5-6
                Seismic ships..........................................  14
                Leasehold improvements and other.......................  3-7

     Expenditures for routine repairs and maintenance are charged to expense as incurred; expenditures for additions and improvements are capitalized and depreciated over the estimated remaining life of the related asset. Significant vessel repairs and biennial drydocking expenses are recorded as deferred charges in prepayments and other and are amortized over a six to 24 month period. The net gain or loss on items of property and equipment retired or disposed of is included in other costs and expenses. See Note 5.

     It is the Company's policy to periodically review property and equipment lives. In fiscal 1993, a study indicated that the actual lives for certain asset categories generally were longer than the useful lives used for depreciation purposes in the Company's financial statements and the Company extended the estimated useful lives for certain of its seismic acquisition equipment. The effect of this change was to reduce 1993 depreciation expense by $490,000 and decrease the net loss by $490,000, or $.06 per share (as restated for the Reverse Split -- See Note 18).

     In fiscal 1994, the Company wrote off or reserved for the impairment of assets to their net realizable value the amount of $6,523,000, or $.67 per share (as restated for the Reverse Split -- See Notes 16 and 18).

RESEARCH AND DEVELOPMENT

     Research and development costs are charged to expense when incurred. Research and development costs for the years ended July 31, 1993, 1994 and 1995 were $4,235,000, $4,908,000 and $2,851,000, respectively.

INCOME TAXES

     The Company's policy is not to provide for the income taxes, if any, which would be payable if undistributed earnings of foreign consolidated subsidiaries were paid as dividends to the parent company, since such earnings have been or will be reinvested in the business.

     In February 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes", which requires the use of the "liability method" in place of the previously required "deferred method". Under the liability method, deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets

                         DIGICON INC. AND SUBSIDIARIES
and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. SFAS 109 allows recognition of all or a portion of benefits from the utilization of net operating loss carryforwards as deferred tax assets if realization is "more likely than not". In periods of changing income tax rates, the liability method will cause fluctuations in net income of companies with deferred taxes. The Company adopted SFAS 109 effective August 1, 1993. The adoption of this standard did not result in a cumulative effect adjustment to equity or income for the year ended July 31, 1994.

     Recognition is given in the accompanying consolidated balance sheets to the future income tax benefits of loss carryforwards only to the extent that they can be used to offset existing deferred taxes. Since the Company's quasi-reorganization on July 31, 1991, in accordance with Staff Accounting Bulletin No. 86, the tax benefits of loss carryforwards existing at the date of the quasi-reorganization, when realized, have been recognized in the consolidated statements of operations by a charge in lieu of income taxes, representing the additional income taxes which otherwise would have been provided, with an equal and offsetting direct addition to paid-in capital reflecting the utilization of the loss carryforward.

EARNINGS (LOSS) PER SHARE

     Weighted average shares and earnings (loss) per share have been restated for all periods presented to reflect the effect of the Reverse Split consummated on January 17, 1995. See Note 18.

     Primary loss per share is computed based on the weighted average number of shares of common stock. Primary earnings per share is computed based on the weighted average number of shares of common stock plus common stock equivalents. Common stock equivalents include (i) stock options (see Note 6), (ii) warrants (see Note 8) and (iii) contingent shares issuable. Shares issuable upon the conversion of stock options and warrants were disregarded since the treasury stock method of calculation produced no incremental shares or resulted in dilution of less than 3%. For the year ended July 31, 1994, contingent shares issuable under the second stage of the agreements discussed in Note 15 were disregarded due to net losses incurred.

     Fully diluted earnings per share is not presented for the year ended July 31, 1993 and 1994 due to net losses incurred. Fully diluted earnings per share is not presented for the year ended July 31, 1995 and the nine months ended April 30, 1995 and 1996 since stock options and warrants referenced above had no dilutive effect.

LEASES

     Operating leases include those for office space, specialized seismic equipment rented for short periods of time, and the Company's seismic ships which generally are chartered on a short-term basis.

CASH EQUIVALENTS

     For purposes of the Consolidated Statements of Cash Flows, the Company has elected to define "cash equivalents" as items readily convertible into known amounts of cash with original maturities of three months or less.

QUASI-REORGANIZATION

     The Company effected a quasi-reorganization adjustment as of July 31, 1991 in which the accumulated deficit at July 31, 1991 of $139,751,000 was offset against additional paid-in capital.

                         DIGICON INC. AND SUBSIDIARIES

GOODWILL

     The Company has recorded the purchase price of businesses or joint venture interests in excess of the fair value of net assets acquired as goodwill which is amortized over the period benefits are expected to be derived. The Company periodically reviews the carrying value of goodwill in relation to the current and expected operating results of the businesses or joint ventures in order to assess whether there has been a permanent impairment of such amounts. There were no write-downs as a result of such review during the years ended July 31, 1993, 1994 and 1995 or the nine months ended April 30, 1995 or 1996.

     See also Notes 9 and 15 relating to the purchase of GFS Company and investment in FSU joint ventures.

NEW ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

     In October 1995, the FASB issued SFAS No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This statement is effective for financial statements with fiscal years beginning after December 15, 1995. The Company will be required to implement this statement for the fiscal year 1997. Implementation of this pronouncement is not expected to have a material effect on the Company's consolidated financial statements.

     In March 1995, the FASB issued SFAS No. 123 "Accounting for Stock Based Compensation." This statement established a fair value method of accounting for stock-based compensation plans either through recognition or disclosure. This statement is effective for fiscal years beginning after December 15, 1995. The Company will be required to implement this statement for the fiscal year 1997. The Company intends to adopt this standard by disclosing the pro forma net income (loss) and net income (loss) per share amounts assuming the fair value method was adopted on August 1, 1995. The adoption of this statement will have no material impact on the Company's consolidated financial statements.

RECLASSIFICATION OF PRIOR YEAR BALANCES

     Certain balances as of July 31, 1994 have been reclassified for consistent presentation.

UNAUDITED INTERIM FINANCIAL INFORMATION

     In the opinion of Management, the unaudited consolidated financial statements as of April 30, 1995 and 1996 contain all adjustments necessary to present fairly the financial position of Digicon Inc. and subsidiaries, and the results of its operations and its cash flows for the nine-month periods ended April 30, 1995 and 1996. The results of operations for any interim period are not necessarily indicative of the results to be expected for a full year, as such results could be affected by changes in demand for geophysical services and products, which is directly related to the level of oil and gas exploration and development activity. Governmental actions, foreign currency exchange rate fluctuations, seasonal factors, weather conditions and equipment problems also could impact future operating results.

2. SHORT-TERM RELATED PARTY LOANS

     The short-term related party loans provided for up to $3,000,000 in advances and were collateralized, on a subordinated basis, by a majority of the assets of the Company. Interest was payable at prime plus 3% through January 26, 1995 and at prime plus 6% thereafter. Interest expense for the years ended July 31, 1994 and 1995 was $206,000 and $376,000, respectively. The loans were subject to mandatory prepayment from a portion of the proceeds of certain specified transactions, if and when such transactions occurred. As a result of the completion of several such transactions, the loans were fully repaid on June 13, 1995. As further consideration

                         DIGICON INC. AND SUBSIDIARIES
for the facility, the Company issued common stock purchase warrants in an amount directly related to the average outstanding balance of the loans. See Notes 8 and 13.

3. LONG-TERM DEBT

     The Company's long-term debt is as follows:


                                                                                     (UNAUDITED)
                                                            JULY 31,     JULY 31,     APRIL 30,
                                                             1994          1995         1996
                                                            --------     --------     ---------
                                                                (IN THOUSANDS OF DOLLARS)
    Revolving credit agreement due April 1997, at prime
      plus 3% (11.25% at April 30, 1996)..................  $12,446     $14,123       $10,566
    Secured term loan due June 1997, at 10.75%............    6,000       4,500         4,500
    Secured Indonesian Rupiah revolving credit agreement
      due September 1995, at 19%..........................      922         894
    Unsecured notes maturing through January 1995, at
      10%.................................................       35
    Equipment purchase obligations maturing through
      February 1999, at an average rate of 11.05% at April
      30, 1996............................................   10,605      16,641        14,100
    Real estate note maturing April 1995, at prime plus
      1.25%...............................................       80
                                                            -------     -------       -------
              Total.......................................   30,088      36,158        29,166
    Less current maturities...............................    6,166      10,915        20,005
                                                            -------     -------       -------
              Due after one year..........................  $23,922     $25,243       $ 9,161
                                                            =======     =======       =======

     The revolving credit agreement is with a finance company and provides a revolving credit facility of up to $17,000,000 (increased from $15,000,000 in April 1995) through April 11, 1997. Advances under the agreement are limited by a borrowing formula and are collateralized by a majority of the assets of the Company. The agreement limits, among other things, the Company's right, without consent of the lender, to take certain actions, including creating indebtedness, prohibits paying dividends and requires the Company to maintain certain financial ratios. The agreement also provides for the deposit of collections of certain of the Company's accounts receivable into cash collateral accounts and for the repayment of outstanding advances and monthly interest with such proceeds. Amounts applied against outstanding advances are available for reborrowing upon presentation of evidence of adequate borrowing base coverage. At July 31, 1995, $2,877,000 was available for borrowing under this agreement. The facility matures on April 11, 1997, and as a result, the outstanding balance at April 30, 1996 ($10.6 million) is classified as current. See Note 20.

     The secured term loan is due June 30, 1997, with interest at 10.75% payable quarterly. A principal payment of $1,500,000 is due June 30, 1996, and the remaining unpaid principal is due June 30, 1997. The loan agreement limits, but does not prohibit, the Company's ability to pay dividends and to incur indebtedness for borrowed money and requires the Company to maintain certain financial ratios. The Company has obtained a waiver for noncompliance at July 31, 1995 with the debt service coverage ratio. The ratio has been revised subsequent to year-end. In April 1994, in conjunction with the execution of the revolving credit agreement, the lender was granted a security interest in a majority of the Company's equipment. In connection with the loan, the Company issued common stock purchase warrants to the lender. See Note 8.

     The secured Indonesian Rupiah revolving credit facility in the amount of two billion Rupiahs is the obligation of P.T. Digicon Mega Pratama, a consolidated subsidiary of the Company, and provides working capital and certain bank guarantees for its Indonesian operations. The facility was repaid in September 1995.

                         DIGICON INC. AND SUBSIDIARIES

     The unsecured notes payable represented agreements executed in settlement of certain unsecured obligations.

     The Company's equipment purchase obligations represent installment loans and capitalized lease obligations primarily related to computing and seismic equipment.

     The real estate note was secured by land and a building and was payable in installments of $8,987 per month plus interest through April 1995.

     Annual maturities of long-term debt for the next five years are as follows:

                                    FISCAL YEAR                      MATURITIES
                                    -----------                      ----------
                                                                  (IN THOUSANDS OF
                                                                      DOLLARS)
                  1996.............................................   $10,915
                  1997.............................................    21,931
                  1998.............................................     3,105
                  1999.............................................       207

     During the year ended July 31, 1993, the Company incurred interest costs of $1,421,000. The Company capitalized $204,000 of this amount as a cost of leasehold improvements to a chartered vessel. No interest was capitalized during the years ended July 31, 1994 and 1995.

4. INCOME TAXES

     The tax effects of significant items comprising the Company's net deferred tax position are as follows:

                                                                 JULY 31,     JULY 31,
                                                                   1994         1995
                                                                 --------     --------
                                                                   (IN THOUSANDS OF
                                                                       DOLLARS)
        Deferred tax assets:
          Difference between book and tax basis of property
             and equipment....................................   $  3,488     $  4,544
          Reserves not currently deductible...................        396          156
          Operating loss carryforwards........................     47,046       50,920
          Tax credit carryforwards............................      6,023        5,761
          Other...............................................      2,142        4,526
                                                                 --------     --------
                  Total.......................................     59,095       65,907
        Deferred tax liabilities:
          Other...............................................       (483)        (314)
                                                                 --------     --------
        Net deferred tax assets...............................     58,612       65,593
        Valuation allowance...................................    (58,612)     (65,593)
                                                                 --------     --------
        Net deferred tax position.............................   $      0     $      0
                                                                 ========     ========

                         DIGICON INC. AND SUBSIDIARIES

     Provision for income taxes consists of the following:

                                                                            (UNAUDITED)
                                                                            FOR THE NINE
                                             FOR THE YEARS ENDED            MONTHS ENDED
                                                   JULY 31,                  APRIL 30,
                                         ----------------------------     ----------------
                                          1993       1994       1995       1995      1996
                                         ------     ------     ------     ------     -----
                                                     (IN THOUSANDS OF DOLLARS)
        Current -- U.S................   $   54                $   34     $   33     $(101)
        Current -- foreign............    1,601     $1,675      2,112      1,041       261
        Deferred -- foreign...........      (46)      (154)      (113)
                                          -----      -----      -----      -----     -----
                  Total...............   $1,609     $1,521     $2,033     $1,074     $ 160
                                          =====      =====      =====      =====     =====

     As of July 31, 1995, the Company had U.S. net operating loss carryforwards ("NOL's") of approximately $88,756,000 which expire in the years 1998 through 2010. Included in such amounts are $76,885,000 of NOL's that existed prior to the quasi-reorganization. See Note 1. As of July 31, 1995, approximately $5,761,000 of investment tax credit carryforwards, which will expire in the years 1996 through 1998, were available to reduce future U.S. income taxes.

     Foreign operations had NOL's of approximately $64,681,000 at July 31, 1995, which are available indefinitely to reduce future foreign taxable income in specific jurisdictions. Included in such amounts are $48,900,000 of NOL's that existed prior to the quasi-reorganization. See Note 1. The foreign component of income (loss) before provision for income taxes was $(5,315,000), $(8,982,354) and $(9,038,919) for the years ended July 31, 1993, 1994 and 1995, respectively.

     Income tax expense is different from the amount computed by multiplying income (loss) before provision for income taxes by the corporate tax rate of 34% for the years ended July 31, 1993, 1994 and 1995 and the nine months ended April 30, 1995 because of the inability to obtain any income tax benefits from operating losses in foreign countries. Additionally, during 1995 other permanent differences arose for both U.S. and foreign income tax purposes. For U.S. income tax purposes, such differences included approximately $16,500,000 relating to the write-off of uncollectible advances to certain foreign subsidiaries. For foreign income tax purposes, such differences included a payment of approximately $600,000 for prior year tax assessments and the payment of approximately $1,400,000 in withholding taxes. During the nine months ended April 30, 1996 the difference between the effective and statutory tax rates is primarily a result of the write-off of uncollectible advances to foreign subsidiaries and payroll related tax assessments incurred in foreign countries.

     IRS regulations restrict utilization of NOL's for any company in which an "ownership change" (as defined in Section 382 of the Internal Revenue Code) has occurred. The Company has performed required testing and has concluded that an "ownership change" occurred in connection with the issuance of common stock through a public offering made by the Company on January 6, 1992. As a result, the future utilization of U.S. NOL's existing at the date of the "ownership change" will be limited to approximately $4,000,000 per year. This limitation had no effect on the provision for income taxes for the years ended July 31, 1993, 1994 and 1995. To the extent that any portion of this annual limitation is not used in any year, it may be carried over and added to the annual limitation of succeeding years. At July 31, 1995, the accumulated unused limitation on NOL's existing at the date of the "ownership change" was approximately $12,373,000.

                         DIGICON INC. AND SUBSIDIARIES

5. OTHER COSTS AND EXPENSES

     Other costs and expenses consist of the following:

                                                                               (UNAUDITED)
                                                                              FOR THE NINE
                                                  FOR THE YEARS ENDED         MONTHS ENDED
                                                       JULY 31,                 APRIL 30,
                                               -------------------------     ---------------
                                               1993      1994      1995      1995      1996
                                               -----     -----     -----     -----     -----
                                                         (IN THOUSANDS OF DOLLARS)
    Net foreign currency exchange (gains)
      losses................................   $ 532     $  94     $  51     $  60     $(120)
    Net (gain) loss on disposition of
      property and equipment................    (129)     (746)      755       (70)      158
    Interest income.........................    (255)      (82)     (208)     (133)      (72)
    Other...................................      36        32
                                                ----      ----      ----      ----      ----
              Total.........................   $ 184     $(702)    $ 598     $(143)    $ (34)
                                                ====      ====      ====      ====      ====

6. EMPLOYEE BENEFITS

     The Company maintains a 401(k) plan in which employees of all the majority-owned domestic subsidiaries and certain foreign subsidiaries are eligible to participate. However, employees of foreign subsidiaries who are covered under a foreign deferred compensation plan are not eligible. Employees are permitted to make contributions of up to 10% of their salary to a maximum of $9,240 per year. Generally, the Company will contribute an amount equal to one-half of the employee's contribution up to $6,000 or 6% (whichever is less) of the employee's salary; however, if consolidated pre-tax income for any fiscal year is less than the amount required to be contributed by the Company, the Company may elect to reduce its contribution, but in no event may it reduce the total contribution to less than 25% of the employee contribution. The Company may make additional contributions from its current or cumulative net profits in an amount to be determined by the Board of Directors. Employer matching contributions to the 401(k) plan were $136,981 in 1993, $286,471 in 1994 and $280,981 in 1995.

     The Company initiated an employee nonqualified stock option plan on September 1, 1992. Options are granted to key employees and are exercisable beginning six months after the date of grant. The option price per share shall not be less than the lesser of (i) fair market value of the common stock on the date the option is granted or (ii) the average fair market value for the common stock during the 30 trading days ending on the trading day next preceding the date the option is granted. Options expire ten years from the date of grant. No options under the plan have been exercised. The exercise prices and number of options existing prior to January 17, 1995 have been adjusted for the Reverse Split. See Note 18. The Company has authorized 658,333 shares of post-Reverse Split common stock to be issued under the plan.

                                                               NUMBER
                                                                 OF          EXERCISE
                                                               OPTIONS        PRICE
                                                               -------     ------------
        Balance, July 31, 1993..............................   560,000        $13.50
          Options cancelled.................................   (70,667)       $13.50
                                                               -------
        Balance, July 31, 1994..............................   489,333        $13.50
          Options issued....................................    13,333        $6.00
          Options cancelled.................................   (79,666)       $13.50
                                                               -------
        Balance, July 31, 1995..............................   423,000     $6.00-$13.50
                                                               =======
        Options exercisable, July 31, 1995..................   418,542
                                                               =======

                         DIGICON INC. AND SUBSIDIARIES

     The Company also initiated a stock option plan for non-employee directors (the "Director Plan") providing for stock options to be granted to each non-employee director of the Company. The Director Plan provides that on December 31 of each year, each eligible director shall be granted an option to purchase 3,333 shares of the Company's post-Reverse Split common stock, subject to an aggregate limit of 16,667 shares for each director. The exercise price for each option granted shall be the average closing price of the common stock for the 30 trading days prior to the date of grant. The exercise prices of options existing prior to January 17, 1995 have been adjusted for the Reverse Split. Options may be exercised at any time (i) after the later of six months following the date of grant or the first anniversary of the director's service on the board and (ii) before the sixth anniversary of the date of grant, when the option expires. No options under the Director Plan have been exercised. The Company has authorized 200,000 shares of post-Reverse Split common stock to be issued under the Director Plan.

                                                                NUMBER
                                                                  OF         EXERCISE
                                                                OPTIONS       PRICE
                                                                ------     ------------
        Balance, July 31, 1993...............................   20,000        $12.87
          Options issued.....................................   16,667        $6.72
                                                                ------
        Balance, July 31, 1994...............................   36,667     $6.72-$12.87
          Options issued.....................................   19,998        $4.13
                                                                ------
        Balance, July 31, 1995...............................   56,665     $4.13-$12.87
                                                                ======
        Options exercisable, July 31, 1995...................   56,665
                                                                ======

     The Company maintains a contributory defined benefit pension plan (the "Pension Plan") for eligible participating employees in its United Kingdom offices. Monthly contributions by employees are equal to 3.5% of their salaries with the Company providing an additional contribution in an actuarially determined amount necessary to fund future benefits to be provided under the Pension Plan. Benefits provided are based upon 1/60 of the employee's final pensionable salary (as defined) for each complete year of service up to 2/3 of the employee's final pensionable salary and increase annually at 5%. The Pension Plan also provides for 50% of such actual or expected benefits to be paid to a surviving spouse upon the death of a participant. Pension Plan assets consist mainly of investments in marketable securities which are held and managed by an independent trustee. The net periodic pension costs are as follows:

                                                                  FOR THE YEARS ENDED
                                                                       JULY 31,
                                                                  -------------------
                                                                  1994          1995
                                                                  -----         -----
                                                                   (IN THOUSANDS OF
                                                                       DOLLARS)
        Service costs (benefits earned during the period)......   $ 288         $ 275
        Interest costs on projected benefit obligation.........     249           253
        Return on assets.......................................    (226)         (275)
        Net amortization and deferral..........................       4             5
                                                                  -----         -----
        Net periodic pension costs.............................   $ 315         $ 258
                                                                  =====         =====

                         DIGICON INC. AND SUBSIDIARIES

     The funded status of the Pension Plan is as follows:


                                                                  JULY 31,      JULY 31,
                                                                    1994          1995
                                                                  --------      --------
                                                                   (IN THOUSANDS OF
                                                                       DOLLARS)
        Plan assets at fair value..............................   $ 2,841      $ 3,444
        Actuarial present value of accumulated vested benefit
          obligations..........................................     2,472        3,026
        Effect of future salary increases......................       437          517
                                                                  -------      -------
          Projected benefit obligation.........................     2,909        3,543
                                                                  -------      -------
        Projected benefit obligation in excess of plan
          assets...............................................       (68)         (99)
        Unrecognized prior service cost........................        68           13
                                                                  -------      -------
        Pension liability......................................   $            $   (86)
                                                                  =======      =======

     The weighted average assumptions used to determine the projected benefit obligation and the expected long-term rate of return on assets for the years ended July 31, 1994 and 1995 are as follows:

        Discount rate.........................................................  8.5%
        Rates of increase in compensation levels..............................  6.5%
        Expected long-term rate of return on assets...........................  9.0%

7. COMMITMENTS AND CONTINGENT LIABILITIES

     Total rentals of vessels, equipment and office facilities charged to operations amounted to $19,105,000, $21,914,000 and $24,884,000 for the years ended July 31, 1993, 1994 and 1995, respectively.

     Minimum rentals payable under operating leases, principally for office space, and vessel charters with remaining noncancellable terms of at least one year are as follows:

                                      FISCAL                         MINIMUM
                                       YEAR                          RENTALS
                ---------------------------------------------------  -------
                                                                  (IN THOUSANDS
                                                                   OF DOLLARS)
                  1996.............................................  $14,583
                  1997.............................................    8,113
                  1998.............................................    7,244
                  1999.............................................    6,758
                  2000.............................................    3,546
                2001-2013..........................................    7,562

     At July 31, 1995, the Company had placed orders for the purchase of certain equipment and services with an aggregate purchase price of $1,748,000.

     The Company has an employment agreement with an employee, who is also a director, that provides for salary payments of $25,417 per month plus certain employee benefits through December 31, 1995, the end of the employment period as defined. The agreement also contains a non-compete clause for a period of three years after the employment period during which time the employee will receive payments of $12,709 per month plus certain employee benefits.

                         DIGICON INC. AND SUBSIDIARIES

8. WARRANTS

     The following number of warrants issued and exercise prices have been adjusted for the Reverse Split consummated on January 17, 1995. See Note 18.

     In conjunction with the cancellation of a previous issue of common and preferred stock and certain other liabilities, the Company authorized 454,545 warrants which may be exercised for 454,545 shares of common stock. The warrants were issued for a term of five years beginning July 5, 1991 at an exercise price of $18.00 per share. The warrants may only be exercised for cash.

     In conjunction with the Company's term loan due June 30, 1997, the Company issued 113,333 warrants which expire June 29, 1997. The warrants were exercisable for cash at a price of $18.00 per share. In conjunction with an amendment to the loan in August 1994, which revised certain financial ratio covenants, the price of the warrants was reduced to $6.00 per share.

     In conjunction with the Company's short-term related party loans, the Company issued to the lenders warrants to purchase 120,000 common shares. The warrants may be exercised for cash at a price of $4.50 per share and will expire July 26, 1999.

9. PURCHASE OF GFS COMPANY

     On October 30, 1992, the Company acquired GFS Company ("GFS") of Jackson, Mississippi. GFS operates land and transition zone seismic crews. Under the agreement, Digicon issued 225,000 shares of its pre-Reverse Split common stock (valued at $1,153,000) and $117,000 in notes in exchange for all of the outstanding stock of GFS. On completion of the transaction, GFS became a wholly-owned subsidiary of the Company. The acquisition was accounted for using the purchase method of accounting, and accordingly, goodwill of $4,245,000 was recorded representing the excess of the purchase price over the fair value of the net assets acquired. The goodwill is being amortized over a ten-year period and the operations of GFS are included in the consolidated financial statements beginning November 1, 1992.

10. DEFERRED CREDITS

     In August 1992, the Company entered into agreements with a customer pursuant to which the Company was obligated to allow $7,800,000 in discounts at specified rates on future seismic services performed by the Company for such customer. Discounts were payable only out of a portion of the revenues received by the Company for the performance of the seismic services for such customer. At July 31, 1994, remaining discounts due were included in accounts payable -- trade in the amount of $536,000 and in deferred credits in the amount of $5,538,000. The agreement also required the customer to utilize the services of certain Company vessels for a minimum period of 15 months during a period ending in June 1995. In July 1995, the agreements were amended to terminate the remaining vessel usage requirement, revise the discount rates available on future seismic services and allow the customer to apply the discounts against the Company's invoices in return for a reduction in discounts allowed. As a result, the Company recognized a gain of $864,000 which is included in operating expenses for the year ended July 31, 1995. At July 31, 1995, remaining discounts of $3,675,000 are included in deferred credits.

     The Company also has $1,500,000 and $880,000 at July 31, 1994 and 1995, respectively, included in other accrued liabilities relating to deferred credits earned by certain customers in conjunction with their original participation in one of the Company's proprietary data surveys. These credits may be applied by the customers against future invoiced amounts.

                         DIGICON INC. AND SUBSIDIARIES

11. GEOGRAPHICAL INFORMATION

     Substantially all of the Company's operations consist of geophysical services. The following tables provide relevant information for the three years ended July 31, 1993, 1994 and 1995, grouped by major geographic areas. Intersegment sales between geographic areas are valued at current market prices.

                                                    REVENUES
                                        ---------------------------------     OPERATING
                                        UNAFFILIATED INTERSEGMENT             PROFIT      IDENTIFIABLE
                                        CUSTOMERS     SALES       TOTAL       (LOSS)       ASSETS
                                        --------     -------     --------     -------     --------
                                                        (IN THOUSANDS OF DOLLARS)
YEAR ENDED JULY 31, 1993:
  Geographic areas:
     Europe & Middle East.............  $ 24,699     $   108     $ 24,807     $ 4,374     $ 38,516
     Africa...........................    13,020                   13,020       2,392        3,850
     Far East.........................    38,569          74       38,643      (2,107)      26,267
     South America....................     3,945                    3,945         638        7,723
     Eliminations.....................                  (182)        (182)
                                        --------     -------     --------     -------     --------
          Totals......................    80,233                   80,233       5,297       76,356
     United States....................    37,476*      3,639       41,115*       (908)      49,035
     Eliminations.....................                (3,639)      (3,639)
                                        --------     -------     --------     -------     --------
          Totals......................   117,709                  117,709       4,389      125,391
     Other............................                                           (184)
     Corporate, general and
       administrative expenses........                                         (2,583)
     Interest.........................                                         (1,217)
     Income taxes.....................                                         (1,609)
     Investments in 50% or less-owned
       companies and joint ventures...                                            (54)         254
     Corporate assets.................                                                         355
                                        --------     -------     --------     -------     --------
          Totals......................  $117,709     $           $117,709     $(1,258)    $126,000
                                        ========     =======     ========     =======     ========

- - - ---------------

* Includes export sales of $10,138.

     During 1993, United States, Europe & Middle East, Africa and Far East revenues include sales to two clients which accounted for 16% and 11% of total revenues. Depreciation and amortization expense was $2,345,000 for Europe & Middle East, $230,000 for Africa, $2,209,000 for Far East, $140,000 for South America and $4,678,000 for United States. Capital expenditures were $21,310,000 for Europe & Middle East, $275,000 for Africa, $4,295,000 for Far East, $3,692,000 for South America and $10,809,000 for United States.

                         DIGICON INC. AND SUBSIDIARIES

                                                    REVENUES
                                        --------------------------------     OPERATING
                                        UNAFFILIATED INTERSEGMENT             PROFIT      IDENTIFIABLE
                                        CUSTOMERS    SALES       TOTAL        (LOSS)       ASSETS
                                        --------     ------     --------     --------     --------
                                                        (IN THOUSANDS OF DOLLARS)
YEAR ENDED JULY 31, 1994:
  Geographic areas:
     Europe & Middle East.............  $ 29,891     $1,697     $ 31,588     $ (3,120)    $ 33,063
     Far East.........................    19,401                  19,401      (11,325)      19,330
     South America....................    14,219                  14,219         (799)       9,758
     Eliminations.....................               (1,697)      (1,697)
                                        --------     ------     --------     --------     --------
          Totals......................    63,511                  63,511      (15,244)      62,151
     United States....................    54,467*       315       54,782*       7,187       60,649
     Eliminations.....................                 (315)        (315)
                                        --------     ------     --------     --------     --------
          Totals......................   117,978                 117,978       (8,057)     122,800
     Other............................                                            702
     Corporate, general and
       administrative expenses........                                         (2,020)
     Interest.........................                                         (3,085)
     Income taxes.....................                                         (1,521)
     Investments in 50% or less-owned
       companies and joint ventures...                                           (445)       8,543
     Corporate assets.................                                                         513
                                        --------     ------     --------     --------     --------
          Totals......................  $117,978     $          $117,978     $(14,426)    $131,856
                                        ========     ======     ========     ========     ========

- - - ---------------

* Includes export sales of $1,501.

     During 1994, United States, Europe & Middle East and Far East revenues include sales to a client which accounted for 10% of total revenues. Operating profit (loss) includes restructuring charges and write-off/reserve for impairment of assets of $1,258,000 for Europe & Middle East, $3,317,000 for Far East, and $3,808,000 for United States. Depreciation and amortization expense was $4,214,000 for Europe & Middle East, $1,942,000 for Far East, $1,551,000 for South America and $6,030,000 for United States. Capital expenditures were $2,031,000 for Europe & Middle East, $458,000 for Far East, $1,471,000 for South America and $6,720,000 for United States.

                         DIGICON INC. AND SUBSIDIARIES

                                                     REVENUES
                                          -------------------------------     OPERATING
                                          UNAFFILIATED INTERSEGMENT           PROFIT      IDENTIFIABLE
                                          CUSTOMERS    SALES      TOTAL       (LOSS)       ASSETS
                                          --------     -----     --------     -------     --------
                                                         (IN THOUSANDS OF DOLLARS)
YEAR ENDED JULY 31, 1995:
  Geographic areas:
     Europe & Middle East...............  $ 20,230     $ 579     $ 20,809     $ 2,188     $ 11,976
     Far East...........................    27,360        22       27,382        (262)      23,436
     South America......................    21,931                 21,931      (1,996)      16,998
     Eliminations.......................                (601)        (601)
                                          --------     -----     --------     -------     --------
          Totals........................    69,521                 69,521         (70)      52,410
     United States......................    63,048*      126       63,174*      9,263       82,227
     Eliminations.......................                (126)        (126)
                                          --------     -----     --------     -------     --------
          Totals........................   132,569                132,569       9,193      134,637
     Other..............................                                         (598)
     Corporate, general and
       administrative expenses..........                                       (1,527)
     Interest...........................                                       (5,142)
     Income taxes.......................                                       (2,033)
     Gain on sale of investment in FSU
       joint ventures...................                                        4,370
     Investments in 50% or less-owned
       companies and joint ventures.....                                       (1,485)          57
     Corporate assets...................                                                       376
                                          --------     -----     --------     -------     --------
          Totals........................  $132,569     $         $132,569     $ 2,778     $135,070
                                          ========     =====     ========     =======     ========

- - - ---------------

* Includes export sales of $2,228.

     There was no single client that accounted for 10% or more of total revenues during the year ended July 31, 1995. During 1995, depreciation and amortization expense was $3,984,000 for Europe & Middle East, $1,470,000 for Far East, $2,149,000 for South America and $5,762,000 for United States. Capital expenditures were $1,709,000 for Europe & Middle East, $1,240,000 for Far East, $4,252,000 for South America and $11,041,000 for United States.

12. COMMON AND PREFERRED STOCK

     See Note 18 relating to the Reverse Split consummated on January 17, 1995.

     In December 1992, the Company sold, in an underwritten public offering, 5,456,900 shares of pre-Reverse Split common stock at $4.25 per share. The Company incurred approximately $2,104,000 of issuance costs in conjunction with the offering and these costs have been charged to additional paid-in capital.

     See also Notes 9 and 15 relating to the issuance of pre-Reverse Split common stock for the purchase of GFS Company and investment in FSU joint ventures.

     On June 6, 1995, 850,000 shares of treasury stock were sold to an institutional investor at a price of $4.6875 per share.

     In September 1995, the Company sold its 858,497 shares of treasury stock to a group of institutional investors at a price of $4.6875 per share for total cash proceeds of $4,024,204.

                         DIGICON INC. AND SUBSIDIARIES

     The board of directors, without any action by the stockholders, is authorized to issue up to 1 million shares of preferred stock in one or more series and to determine the voting rights, preferences as to dividends and in liquidation and the conversion and other rights of such stock. There are no shares of preferred stock outstanding as of July 31, 1993, 1994 or 1995 or as of April 30, 1996.

13. CERTAIN TRANSACTIONS

     During fiscal 1994, the Company entered into two credit facilities with shareholders SOROS Capital L.P., CCF Jupiter L.P. and Jupiter Management Co., Inc. (collectively, "the Lenders"). In November 1993, the Company executed a secured term loan agreement with the Lenders which provided loans totaling $3,386,000. The loans were repaid in full in April 1994, and the facility was terminated. In July 1994, the Company executed a second secured loan agreement with the Lenders providing up to $3,000,000 of advances. See Note 2. The second facility was repaid in full in June 1995. In connection with the second facility, the Lenders received warrants to purchase the Company's common stock. See Note 8. During the fiscal year ended July 31, 1994 and 1995, $206,000 and $376,000, respectively, was paid to the Lenders as interest and fees under the two facilities.

     In fiscal 1994 and 1995, the Company performed certain data acquisition, processing, marketing and training services for various co-venturers and recorded sales in the amount of $1,279,000 and $1,633,000, respectively. At July 31, 1994 and 1995, there was approximately $310,000 and $300,000, respectively, in outstanding receivables related to these transactions.

     The Company sold certain assets during July 1994 to Caspian Geophysical, a joint venture in which the Company had an indirect 10% interest, for a note receivable payable in 36 monthly installments of $41,667 with an imputed interest rate of 10%. The net gain recorded after eliminating intercompany profits was $148,000. The note receivable was repaid in June 1995 as a result of the sale of the Company's interest in the joint venture. See Note 15.

14. EMPLOYEE STOCK PURCHASE

     In July 1991, the Company authorized 707,547 shares of pre-Reverse Split common stock for sale to its employees at a price of $2.12 per share. Employee purchases were voluntary and the stock was fully subscribed at the Closing Date. On the Closing Date, the Company issued the stock to the employees upon receipt of cash in an amount of par value. At the employee's option, the remaining purchase price could be paid in cash on the Closing Date or by payroll deductions over a period of 24 months.

     At July 31, 1992, agreements in the amount of $48,000 were outstanding and in accordance with Staff Accounting Bulletin No. 40, Topic 4-E were excluded from additional paid-in capital. As of July 31, 1993, all proceeds due under the agreements had been received and are included in additional paid-in capital.

15. INVESTMENT IN FSU JOINT VENTURES

     During the year ended July 31, 1994, the Company entered into a joint venture agreement with MD Seis International Ltd. to perform geophysical services in the former Soviet Union ("FSU"). In connection with the agreement, the Company placed 5,431,615 shares of its pre-Reverse Split common stock in escrow to be distributed in stages upon the execution and completion of certain conditions.

     The first stage was completed on April 1, 1994 and the Company exchanged 3,072,950 shares of pre-Reverse Split common stock valued at $2.375 per share, or $7,298,256, and a $1,000,000 cash commitment in return for interests in certain jointly owned companies. The second stage of the agreement was completed on August 25, 1994, and the Company increased its ownership interest in certain of these companies by exchanging 2,052,543 shares of pre-Reverse Split common stock valued at $1.125 per share, or $2,309,111, and an additional $2,000,000 cash commitment. In addition, the Company agreed to guarantee certain

                         DIGICON INC. AND SUBSIDIARIES
liabilities of the joint ventures. After adjustment for the Reverse Split consummated on January 17, 1995, MD Seis owned 1,708,497 shares of common stock.

     The investments were being accounted for under the equity method. The FSU joint ventures generated total revenues of approximately $300,000 and $6,994,000 and net losses of approximately $921,000 and $2,954,000 during the years ended July 31, 1994 and 1995, respectively. The Company's share of net losses was approximately $391,000 and $1,477,000 during the years ended July 31, 1994 and 1995, respectively. The excess purchase price over the fair value of the net assets acquired in the amount of $9,292,000 was being amortized over a 20 year period. Amortization expense for the years ended July 31, 1994 and 1995 was $100,000 and $392,000, respectively.

     On June 6, 1995, the Company sold its interests in the joint ventures for $6,000,000 in cash and the return of the 1,708,497 shares of the post-Split common stock owned by MD Seis (valued at $5.125 per share). In addition, the Company received $2,992,144 in short-term notes, which were collected on July 31, 1995, representing payments for equipment sold and a return of amounts previously advanced to the joint ventures and is entitled to receive royalties of up to $1,500,000 based on future sales of speculative data currently being acquired by the joint ventures. The net effect of these transactions was a gain of $4,370,000.

16. RESTRUCTURING CHARGES AND EXIT COSTS

     In response to operating losses in certain markets which adversely impacted the Company's liquidity during the year ended July 31, 1994, management made a decision to restructure its operations and revalue certain assets in April 1994, including plans to close the Indonesian processing center, and accordingly incurred $9,116,000 in total expenses relating to such decision. Costs of $1,230,000 are included in cost of services and include non-recurring expenses associated with certain contract liabilities. Also included in the $9,116,000 is $6,523,000 for the write-off/reserve for the impairment of assets to their net realizable value. A portion of the write-off pertains to marine ($2,437,000) and land ($552,000) acquisition assets related to decommissioned marine vessels and stacked land crews. The write-off/reserve for impairment of assets also includes the write-down of certain other marine and land acquisition assets that were not a direct result of the restructuring program ($1,048,000). In addition, the Company wrote down data processing equipment ($2,056,000), particularly in the Far East, based on the declining market and the plan to close the Indonesian processing center, and Indonesian proprietary data ($430,000), since the Company's license to sell such data will not be extended by the Indonesian government. The remaining costs are restructuring charges of $1,363,000 of which $1,226,000 relates to severance costs for a reduction in the Company's workforce of 122 employees and $137,000 relates to office restoration expenses in the Indonesian processing center. Employees to be terminated are from the processing centers (including the Indonesian center), marine and land crews, marine support, manufacturing, research and development and corporate groups. The Company accrued an additional $450,000 of severance costs for 37 employees and $350,000 in lease obligations in the Indonesian processing center during the year ended July 31, 1995. As of July 31, 1995, 119 employees have been terminated and $1,061,000 in severance costs have been paid. The Company estimates that all remaining liabilities in the amount of $1,102,000 will be paid during fiscal 1996.

17. SALE OF INVENTORIES, ASSETS AND TECHNOLOGIES

     On August 31, 1994, the Company entered into a series of agreements with Syntron, Inc. ("Syntron") that provided for the sale of certain assets, inventories, and technologies by the Company to Syntron and the assumption of certain liabilities by Syntron. The sale price was $7,500,000 payable in cash of $3,000,000 and $4,500,000 in credits to be applied against future purchases from Syntron by the Company. The agreements also provide that for a period of three years, Syntron will be the sole supplier to the Company of certain acquisition, monitoring, and recording equipment that is competitively priced, deliverable on a timely basis and is technologically competitive. In addition, the Company has agreed to lease back certain marine and land

                         DIGICON INC. AND SUBSIDIARIES
recording equipment from Syntron for a period of up to 36 months with minimum lease terms ranging from 7 1/2 to 17 1/2 months. The difference between the sale price and the net book value of the net assets sold after discounting the credits by 2 1/2% was a $1,001,000 gain which is being recognized on a pro rata basis over the minimum lease terms as a reduction in rental expense. Unused credits in the amount of $1,210,000 and $857,000 are included in accounts and notes receivable and other assets, respectively, at July 31, 1995.

18. REVERSE STOCK SPLIT

     On December 14, 1994, shareholders approved a one for three reverse stock split (the "Reverse Split") to holders of record on January 17, 1995, with no change in par value. On January 17, 1995, there were 33,404,816 shares of common stock outstanding which were converted into 11,134,939 shares of post-Reverse Split common stock. The net effect of these transactions was a charge to common stock and a credit to additional paid-in capital of approximately $223,000.

     On January 17, 1995, there were 1,363,637 publicly traded common stock purchase warrants expiring on July 5, 1996 with an exercise price of $6.00 per share. In connection with the Reverse Split and as required by the American Stock Exchange, the publicly traded warrants were converted, effective January 17, 1995, into approximately 454,545 post-Reverse Split common stock purchase warrants with an exercise price of $18.00. Also on January 17, 1995, there were 340,000 common stock purchase warrants expiring on June 29, 1997 with an exercise price of $2.00 per share which were adjusted in connection with the Reverse Split to represent 113,333 shares of post-Reverse Split common stock issuable upon exercise of these warrants at an exercise price of $6.00. Additionally, there were 1,975,000 and 600,000 shares of pre-Reverse Split common stock authorized under the 1992 Employee Nonqualified Stock Option Plan and 1992 Non-Employee Director Stock Option Plan, respectively. In connection with the Reverse Split, these authorized shares were decreased to 658,333 and 200,000 authorized shares of post-Reverse Split common stock under the Employee Plan and Director Plan, respectively, and the new exercise prices were tripled.

                         DIGICON INC. AND SUBSIDIARIES

19.SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

     FOR THE YEARS ENDED JULY 31, 1994 AND 1995
     (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)(*)

                                                           FOR THE YEAR ENDED JULY 31, 1994
                                                     --------------------------------------------
                                                       1ST         2ND         3RD          4TH
                                                     QUARTER     QUARTER     QUARTER      QUARTER
                                                     -------     -------     --------     -------
Revenues...........................................  $32,274     $30,475     $ 25,463     $29,766
Operating expense:
  Cost of services.................................   26,305      25,708       24,968      24,329
  Restructuring....................................                             1,363
Write-off/reserve for impairment of assets.........                             6,523
Depreciation and amortization......................    3,374       3,560        3,541       3,283
Selling, general and administrative................    1,080       1,716        1,438         867
Income (loss) before provision for income taxes....      956        (735)     (13,210)         84
Net income (loss)..................................      717        (982)     (13,688)       (473)
Net income (loss) per share of common stock(*).....      .08        (.10)       (1.40)       (.05)

                                                           FOR THE YEAR ENDED JULY 31, 1995
                                                     --------------------------------------------
                                                       1ST         2ND         3RD          4TH
                                                     QUARTER     QUARTER     QUARTER      QUARTER
                                                     -------     -------     --------     -------
Revenues...........................................  $32,000     $30,266     $ 34,448     $35,855
Operating expense:
  Cost of services.................................   25,008      22,701       27,767      30,436
  Restructuring....................................                                           800
Depreciation and amortization......................    3,393       3,453        3,469       3,448
Selling, general and administrative................    1,106       1,058        1,244       1,020
Income before provision for income taxes...........    1,334       1,146          509       1,822
Net income.........................................      607         829          479         863
Net income per share of common stock(*)............      .06         .07          .04         .08

- - - ------------

(*) Reported quarterly earnings (loss) per share is based on each quarter's weighted average shares outstanding. The quarters may not total to the reported annual earnings (loss) per share due in part to fluctuations in common shares outstanding. Weighted average shares for all periods presented have been restated for the Reverse Split consummated on January 17, 1995. See Note 18.

20. SUBSEQUENT EVENTS -- BUSINESS COMBINATION (UNAUDITED)

     On March 18, 1996, the board of directors declared a dividend distribution, to common shareholders of record on April 1, 1996, of one right that entitles a stockholder to purchase a fraction of a share of a class of preferred stock upon the occurrence of specified events enumerated by the rights agreement. Such preferred stock, although not issued at April 30, 1996 could, depending on the terms of such stock, provide for a liquidation preference over the Company's common stock. The rights, among other things, will cause substantial dilution to a person or group that attempts to acquire the Company. The Company has agreed to give notice of the redemption of the rights prior to consummation of the transaction described below which will result in termination of the rights agreement. Also see Note 12.

     On May 10, 1996 the Company entered into a Combination Agreement (the "Agreement") with Veritas Energy Services Inc. ("Veritas"), a Canadian company. The terms of the Agreement provide that Veritas will be combined with and into the Company (the "Combination"). As a result of the Combination, each share of Veritas no par value common shares outstanding will be converted into the right to receive Veritas no par

                         DIGICON INC. AND SUBSIDIARIES
value exchangeable stock (the "Exchangeable Stock") at an exchange ratio of 0.8 of a share of Exchangeable Stock per Veritas common share. All of the holders of Veritas common shares, except for those shareholders (required to be 5% or less of the outstanding Veritas common shares by the terms of the Agreement) who perfect and properly exercise their right to dissent from the Combination and receive fair value of their shares in cash, will become holders of Exchangeable Stock. It is estimated that a minimum of approximately 7 million shares of Exchangeable Stock will be issued. The aggregate stated capital of the Exchangeable Stock will be equal to the aggregate stated capital of the Veritas common shares immediately prior to the Combination that are exchanged or approximately $29.5 million. The Exchangeable Stock will be convertible, at the discretion of the stockholder, on a one-for-one basis into shares of the Company's $0.01 par value common stock and their holders will have rights identical to the holders of the Company's common stock. Options to purchase shares of Veritas Common Stock ("Veritas Option") will be converted into options to purchase shares of the Company's common stock at an exchange ratio of 0.8 of an option in the Company's common stock per Veritas Option. The Veritas articles of amalgamation will be amended to reduce the number of authorized Veritas common shares to one which will be held by the Company. Consummation of the proposed Combination awaits approval of the Company's and Veritas' shareholders and US and Canadian regulatory authorities.

     The Combination is to be accounted for as a pooling of interests, and accordingly, the financial position and results of operations of the Company and Veritas will be combined in fiscal 1996 retroactive to August 1, 1995 and Veritas' fiscal year will be conformed to the Company's fiscal year. In addition, all prior periods presented will be restated to give effect to the Combination. Accordingly, Veritas' operating results for the period August 1, 1995 to October 31, 1995 will be included in the Company's fiscal 1995 and 1996 financial statements and will be reflected as an adjustment to the combined Company's retained earnings on August 1, 1995.

     Presented below is pro forma statement of operations information assuming the Combination had occurred on August 1, 1993. Amounts related to Veritas have been converted into the Company's reporting currency, United States ("U.S.") dollars, using weighted average exchange rates and have been adjusted for differences between U.S. and Canadian generally accepted accounting principles ("GAAP"). GAAP adjustments include adjustments to (i) write off foreign exchange gains and (losses) on borrowings which are deferred and amortized over the period of the debt affecting net income by approximately ($220,000); $253,000 and ($25,000) for the years ended July 31, 1993, 1994 and 1995, respectively and
(ii) reverse the effect of a prior period adjustment affecting net income by approximately ($834,000) and $314,000 for the years ended July 31, 1994 and 1995, respectively. All amounts are presented in thousands except per share amounts.

                                                                                   UNAUDITED
                                                  UNAUDITED                    NINE MONTHS ENDED
                                             YEARS ENDED JULY 31,                  APRIL 30,
                                      ----------------------------------     ---------------------
                                        1993         1994         1995         1995         1996
                                      --------     --------     --------     --------     --------
Revenues............................  $156,876     $180,835     $217,072     $157,687     $183,994
                                      ========     ========     ========     ========     ========
Net income (loss)...................  $    574     $(10,354)    $  5,594     $  5,358     $  5,782
                                      ========     ========     ========     ========     ========
Earnings (loss) per share...........  $   0.05     $  (0.66)    $   0.31     $   0.30     $   0.33
                                      ========     ========     ========     ========     ========

     There are no anticipated changes in accounting methods for either the Company or Veritas as a result of the combination whose effects should be considered in the supplemental information presented above.

     During May 1996 the lender under the $17 million credit facility available through April 11, 1997 formally offered to extend the facility until June 15, 1998 upon terms which would result in a reduction of the Company's effective borrowing costs. The Company is evaluating this offer but no decision has yet been made with regard to this facility. See Note 3.

                                AUDITORS' REPORT

To the Shareholders of
Veritas Energy Services Inc.

     We have audited the consolidated balance sheets of Veritas Energy Services Inc. as at October 31, 1995 and 1994 and the consolidated statements of operations, retained earnings and changes in financial position for the years ended October 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at October 31, 1995 and 1994 and the results of its operations and the changes in its financial position for the years ended October 31, 1995, 1994 and 1993 in accordance with Canadian generally accepted accounting principles.

PRICE WATERHOUSE
Chartered Accountants

Calgary, Alberta

December 11, 1995

                          VERITAS ENERGY SERVICES INC.

                          CONSOLIDATED BALANCE SHEETS
                             (IN CANADIAN DOLLARS)




                                                                                        OCTOBER 31,
                                                                 APRIL 30,      ---------------------------
                                                                   1996             1995            1994
                                                                -----------     -----------     -----------
                                                                (UNAUDITED)
                            ASSETS
Current assets
  Cash and term deposits......................................  $ 7,079,000     $ 7,956,000     $10,180,000
  Accounts receivable trade...................................   25,301,000      20,437,000      19,765,000
  Other current assets........................................    4,518,000       2,568,000       1,047,000
  Deferred foreign exchange...................................      272,000          98,000         144,000
                                                                -----------     -----------     -----------
                                                                 37,170,000      31,059,000      31,136,000
Refundable deposits...........................................      290,000         260,000         244,000
Deferred foreign exchange.....................................           --          87,000           7,000
Goodwill......................................................    1,453,000       1,542,000         124,000
Capital assets, net (Note 4)..................................   38,460,000      39,746,000      32,934,000
                                                                -----------     -----------     -----------
                                                                $77,373,000     $72,694,000     $64,445,000
                                                                ===========     ===========     ===========
                         LIABILITIES
Current liabilities
  Accounts payable and accrued liabilities....................  $17,383,000     $13,650,000     $ 9,590,000
  Income taxes payable (recoverable)..........................     (671,000)      3,488,000         698,000
  Current portion of long-term debt (Note 6)..................    1,669,000       1,175,000       2,009,000
                                                                -----------     -----------     -----------
                                                                 18,381,000      18,313,000      12,297,000
Long-term debt (Note 6).......................................    2,462,000         874,000         614,000
Deferred income taxes.........................................      926,000         707,000       2,273,000
Shareholders' Equity:
Capital stock (Note 7)........................................   40,148,000      39,009,000      38,970,000
Retained earnings.............................................   15,456,000      13,791,000      10,291,000
                                                                -----------     -----------     -----------
                                                                 55,604,000      52,800,000      49,261,000
                                                                -----------     -----------     -----------
Commitments (Note 11).........................................  $77,373,000     $72,694,000     $64,445,000
                                                                ===========     ===========     ===========

APPROVED BY THE BOARD

      /s/  DAVID B. ROBSON
- - - ------------------------------------
David B. Robson, Director

   /s/  LAWRENCE C. FICHTNER
- - - ------------------------------------
Lawrence C. Fichtner, Director

                          VERITAS ENERGY SERVICES INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (IN CANADIAN DOLLARS)




                                            SIX MONTHS ENDED   SIX MONTHS ENDED             YEAR ENDED OCTOBER 31
                                               APRIL 30,          APRIL 30,       -----------------------------------------
                                                  1996               1995             1995           1994          1993
                                            ----------------   ----------------   ------------   ------------   -----------
                                              (UNAUDITED)        (UNAUDITED)
Gross revenue..............................   $ 87,734,000       $ 81,832,000     $151,292,000   $122,134,000   $68,272,000
Third party costs..........................     37,060,000         31,973,000       56,777,000     51,975,000    28,306,000
                                               -----------        -----------     ------------   ------------   -----------
Net revenue................................     50,674,000         49,859,000       94,515,000     70,159,000    39,966,000
Direct costs...............................     32,211,000         30,614,000       61,230,000     41,232,000    24,486,000
                                               -----------        -----------     ------------   ------------   -----------
                                                18,463,000         19,245,000       33,285,000     28,927,000    15,480,000
Expenses
  General and administrative...............      6,667,000          5,957,000       11,985,000      8,703,000     5,102,000
  Depreciation and amortization............      8,090,000          6,860,000       14,287,000      8,730,000     5,003,000
                                               -----------        -----------     ------------   ------------   -----------
                                                14,757,000         12,817,000       26,272,000     17,433,000    10,105,000
                                               -----------        -----------     ------------   ------------   -----------
Income from operations before interest
  expense..................................      3,706,000          6,428,000        7,013,000     11,494,000     5,375,000
Interest on long-term debt.................        126,000            223,000          304,000        450,000     1,125,000
                                               -----------        -----------     ------------   ------------   -----------
                                                 3,580,000          6,205,000        6,709,000     11,044,000     4,250,000
(Loss) gain on disposal of capital
  assets...................................       (385,000)           (33,000)        (221,000)        12,000       176,000
Other income...............................         94,000            203,000          322,000        486,000       258,000
Discretionary management fees..............             --                 --               --             --       (80,000)
                                               -----------        -----------     ------------   ------------   -----------
Income before income taxes.................      3,289,000          6,375,000        6,810,000     11,542,000     4,604,000
Provision for (recovery of) income taxes
  (Note 8)
  Current..................................      1,405,000          2,574,000        4,416,000        921,000     2,135,000
  Deferred.................................        219,000            289,000       (1,106,000)     4,327,000      (159,000)
                                               -----------        -----------     ------------   ------------   -----------
                                                 1,624,000          2,863,000        3,310,000      5,248,000     1,976,000
                                               -----------        -----------     ------------   ------------   -----------
Net income for the period..................   $  1,665,000       $  3,512,000     $  3,500,000   $  6,294,000   $ 2,628,000
                                               ===========        ===========     ============   ============   ===========
Net income per Common Share................   $       0.19       $       0.41     $       0.41   $       0.86   $      0.66
                                               ===========        ===========     ============   ============   ===========

                          VERITAS ENERGY SERVICES INC.

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                             (IN CANADIAN DOLLARS)




                                            SIX MONTHS ENDED   SIX MONTHS ENDED             YEAR ENDED OCTOBER 31
                                               APRIL 30,          APRIL 30,       -----------------------------------------
                                                  1996               1995             1995           1994          1993
                                            ----------------   ----------------   ------------   ------------   -----------
                                              (UNAUDITED)        (UNAUDITED)
Retained earnings, beginning of the period
  As previously reported...................   $ 13,791,000       $  9,857,000     $  9,857,000   $  4,690,000   $ 2,062,000
  Prior period adjustment for income taxes
    (Note 8)...............................             --            434,000          434,000       (693,000)     (693,000)
                                            ----------------   ----------------   ------------   ------------   -----------
  As restated..............................     13,791,000         10,291,000       10,291,000      3,997,000     1,369,000
Net income for the period..................      1,665,000          3,512,000        3,500,000      6,294,000     2,628,000
                                            ----------------   ----------------   ------------   ------------   -----------
Retained earnings, end of the period.......   $ 15,456,000       $ 13,803,000     $ 13,791,000   $ 10,291,000   $ 3,997,000
                                            ================   ================    ===========    ===========    ==========

                          VERITAS ENERGY SERVICES INC.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                             (IN CANADIAN DOLLARS)





                                                     SIX MONTHS    SIX MONTHS
                                                        ENDED         ENDED                YEAR ENDED OCTOBER 31
                                                      APRIL 30,     APRIL 30,    ------------------------------------------
                                                        1996          1995           1995           1994           1993
                                                     -----------   -----------   ------------   ------------   ------------
                                                     (UNAUDITED)   (UNAUDITED)
Cash provided by (used in)
  Operating activities
    Net income for the period......................  $1,665,000     $3,512,000   $  3,500,000   $  6,294,000   $  2,628,000
    Items not involving an outlay (inflow) of cash
      Depreciation and amortization................   8,090,000      6,860,000     14,287,000      8,730,000      5,003,000
      Loss (gain) on disposal of capital
        assets.....................................     385,000         33,000        221,000        (12,000)      (176,000)
      Non-current investment tax credit............          --             --       (463,000)      (449,000)            --
      Deferred tax (recovery) expense..............     219,000        289,000     (1,106,000)     4,327,000       (159,000)
                                                     -----------   ------------  ------------   ------------   ------------
  Funds from operations............................  10,359,000     10,694,000     16,439,000     18,890,000      7,296,000
  Change in working capital related to operations..  (7,240,000)      (599,000)     4,269,000     (8,881,000)    (1,194,000)
                                                     -----------   ------------  ------------   ------------   ------------
  Cash provided by operating activities............   3,119,000     10,095,000     20,708,000     10,009,000      6,102,000
                                                     -----------   ------------  ------------   ------------   ------------
  Financing activities
    Change in shareholders' loans..................          --             --             --     (1,920,000)       (53,000)
    Incurrence of long-term debt...................   3,130,000        517,000      1,830,000             --      8,714,000
    Repayment of long-term debt....................  (1,048,000)    (1,445,000)    (2,404,000)    (8,978,000)    (4,723,000)
    Deferred foreign exchange......................     (87,000)      (226,000)       (31,000)       341,000       (280,000)
    Issue of shares, net of issue costs............   1,139,000         22,000         39,000     36,873,000             --
                                                     -----------   ------------  ------------   ------------   ------------
  Cash provided by (used in) financing activities..   3,134,000     (1,132,000)      (566,000)    26,316,000      3,658,000
                                                     -----------   ------------  ------------   ------------   ------------
  Investing activities
    Additions to capital assets....................  (7,261,000)   (14,642,000)   (21,157,000)   (25,902,000)   (11,958,000)
    Proceeds from sale of capital assets...........     161,000        123,000        300,000      1,129,000        576,000
    Purchase of subsidiary company.................          --       (560,000)      (560,000)            --             --
    Refinancing of long-term debt of subsidiary
      company......................................          --       (933,000)      (933,000)            --             --
    Change in refundable deposits..................     (30,000)       (87,000)       (16,000)      (108,000)        (1,000)
                                                     -----------   ------------  ------------   ------------   ------------
  Cash used in investing activities................  (7,130,000)   (16,099,000)   (22,366,000)   (24,881,000)   (11,383,000)
                                                     -----------   ------------  ------------   ------------   ------------
(Decrease) increase in cash........................    (877,000)    (7,136,000)    (2,224,000)    11,444,000     (1,623,000)
Cash (bank indebtedness), beginning of the period..   7,956,000     10,180,000     10,180,000     (1,264,000)       359,000
                                                     -----------   ------------  ------------   ------------   ------------
Cash (bank indebtedness), end of the period........  $7,079,000    $ 3,044,000   $  7,956,000   $ 10,180,000   $ (1,264,000)
                                                     ===========   ============  ============   ============   ============
Change in working capital related to operations
  Accounts receivable trade........................ $(4,864,000)   $(8,521,000)  $   (185,000)  $ (8,139,000)  $ (8,482,000)
  Other current assets.............................  (1,950,000)    (1,083,000)    (1,521,000)       (34,000)      (185,000)
  Accounts payable and accrued liabilities.........   3,733,000      7,766,000      3,185,000       (279,000)     7,439,000
  Income taxes payable.............................  (4,159,000)     1,239,000      2,790,000       (429,000)        34,000
                                                     -----------   ------------  ------------   ------------   ------------
                                                    $(7,240,000)   $  (599,000)  $  4,269,000   $ (8,881,000)  $ (1,194,000)
                                                     ===========   ============  ============   ============   ============
Funds from operations per Common Share.............  $     1.21    $      1.26   $       1.93   $       2.58   $       1.82
                                                     ===========   ============  ============   ============   ============

                          VERITAS ENERGY SERVICES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        OCTOBER 31, 1995, 1994 AND 1993
                      (UNAUDITED APRIL 30, 1996 AND 1995)
               (IN CANADIAN DOLLARS, UNLESS OTHERWISE INDICATED)

1. CORPORATE ORGANIZATION

     The consolidated financial statements of Veritas Energy Service Inc. ("the Company") include the accounts of the following wholly-owned subsidiaries:
Veritas Geophysical Ltd. ("Veritas Geophysical"), Veritas Seismic (1987) Ltd. ("Veritas Seismic"), and Canex Information Services Ltd. ("Canex").

     Effective November 1, 1994, the Company was amalgamated with Optimus Investments Ltd. ("Optimus"), Decus Enterprises Limited ("Decus") and 584745 Alberta Ltd. ("584745"). The purpose of the amalgamation was to simplify the corporate structure between the Company and its principal shareholders and increase the size of the public float resulting from the individual public shareholders of Optimus and the individual shareholders of Decus and 584745 exchanging their shares in these entities to hold shares directly in the Company.

     Effective December 1, 1994, the Company purchased all of the outstanding shares of DataGraphics Ltd. for $560,000. The purchase price was allocated as follows:

                                                                        (IN CANADIAN DOLLARS)
    Current assets..................................................         $   487,000
    Capital assets..................................................             293,000
    Goodwill........................................................           1,588,000
                                                                              ----------
                                                                               2,368,000
    Current liabilities.............................................            (875,000)
    Long-term debt..................................................            (933,000)
                                                                              ----------
    Purchase price..................................................         $   560,000
                                                                              ==========

     Effective August 1, 1995, DataGraphics Ltd. was wound up into Canex.

2. SIGNIFICANT ACCOUNTING POLICIES

DEPRECIATION

     Assets are depreciated on a straight-line basis at the following annual rates:

    Building.........................................................    -- 4%
    Seismic acquisition equipment....................................    -- 14% to 33%
    Computer equipment -- seismic processing.........................    -- 36%
    Automotive equipment.............................................    -- 30% to 40%
    Furniture and equipment..........................................    -- 18% to 33%
    Leasehold improvements...........................................    -- 20% to 33%
    Application software.............................................    -- 33% to 36%

REVENUE RECOGNITION

     The Company records seismic acquisition revenue in the period earned for all per unit contracts, while the completed contract method is used for fixed fee jobs. Losses on fixed fee contracts are provided for in full at the time they become known.

     The Company records seismic processing and information services revenue on a completed project basis.

                          VERITAS ENERGY SERVICES INC.

INVESTMENT TAX CREDITS

     Investment tax credits that are earned on qualifying current and capital expenditures are netted against the related expense or capital asset.

GOODWILL

     Goodwill is being amortized on a straight-line basis over ten years. The carrying value of goodwill is reviewed annually against estimated future operating results.

FOREIGN CURRENCY TRANSLATION

     All foreign operations of the Company are considered integrated and assets and liabilities are translated into Canadian dollars at exchange rates prevailing at the balance sheet date for monetary items and at exchange rates prevailing at the transaction dates for non-monetary items. Income and expenses are translated at average exchange rates prevailing during the year with the exception of depreciation which is translated at historical exchange rates. Realized exchange gains or losses are included in earnings. Unrealized gains or losses on translation of foreign long-term debt are deferred and amortized over the remaining term of the related obligation. Unrealized exchange gains or losses on net monetary assets in foreign operations which result from long-term cash advances from Canada are deferred and amortized over a period of three years for Argentina and Venezuela operations and ten years for the U.S. operations.

RESEARCH AND DEVELOPMENT

     Research and development costs incurred to maintain and upgrade the Company's seismic processing and exploration and development information services are expensed as incurred. These costs net of investment tax credits were $465,000 for the six months ended April 30, 1996, $457,000 for the six months ended April 30, 1995, $1,014,000, $1,160,000 and $632,000 for the years ended October 31, 1995, 1994 and 1993 respectively.

COMPARATIVE FIGURES

     Certain of the prior year figures have been reclassified to conform with the current year's presentation.

3. RELATED PARTY TRANSACTIONS

     In October 1995, the Company purchased land and buildings in Calgary, Alberta from a related company for $550,000. An independent appraisal was obtained to determine fair market values.

     There were no management fees paid in 1995. Management fees of $44,000 were paid to a related company, Decus, for the year ended October 31, 1994 and $407,612 for the year ended October 31, 1993. $80,000 was paid to Optimus in 1993.

                          VERITAS ENERGY SERVICES INC.

4. CAPITAL ASSETS

                                                                                    OCTOBER 31,
                                                   OCTOBER 31, 1995                    1994
                                       -----------------------------------------    -----------
                                                      ACCUMULATED     NET BOOK       NET BOOK
                                          COST        DEPRECIATION      VALUE          VALUE
                                       -----------    -----------    -----------    -----------
                                                         (IN CANADIAN DOLLARS)
    Land and building................  $   550,000    $        --    $   550,000    $        --
    Seismic acquisition equipment....   52,351,000     21,922,000     30,429,000     27,598,000
    Computer equipment...............    9,645,000      5,134,000      4,511,000      3,424,000
    Automotive equipment.............    3,066,000        817,000      2,249,000        559,000
    Furniture and equipment..........    1,775,000        912,000        863,000        872,000
    Leasehold improvements...........      509,000        230,000        279,000        145,000
    Application software.............    1,679,000        814,000        865,000        336,000
                                       -----------    -----------    -----------    -----------
                                       $69,575,000    $29,829,000    $39,746,000    $32,934,000
                                       ===========    ===========    ===========    ===========

                                                           APRIL 30, 1996 (UNAUDITED)
                                                    -----------------------------------------
                                                                   ACCUMULATED     NET BOOK
                                                       COST        DEPRECIATION      VALUE
                                                    -----------    -----------    -----------
                                                             (IN CANADIAN DOLLARS)
    Land and building.............................  $   550,000    $     8,000    $   542,000
    Seismic acquisition equipment.................   56,272,000     27,203,000     29,069,000
    Computer equipment............................   11,929,000      6,694,000      5,235,000
    Automotive equipment..........................    2,744,000      1,043,000      1,701,000
    Furniture and equipment.......................    2,116,000      1,227,000        889,000
    Leasehold improvements........................      537,000        376,000        161,000
    Application software..........................    1,793,000        930,000        863,000
                                                    -----------    -----------    -----------
                                                    $75,941,000    $37,481,000    $38,460,000
                                                    ===========    ===========    ===========

     Fixed assets include assets held under capital leases with a gross cost of $1,510,000 and net book value of $225,000 at April 30, 1996 (October 31, 1995 --
gross cost of $1,510,000 and net book value of $360,000).

5. DEMAND LOANS

     The Company has operating lines of credit which bear interest at rates ranging from prime plus 0.25% to prime plus 0.375% and which are secured by general assignments of trade accounts receivable, assignments of insurance, chattel mortgages and various guarantees.

                          VERITAS ENERGY SERVICES INC.

6. LONG-TERM DEBT

                                                                                    OCTOBER 31
                                                       APRIL 30, 1996    ---------------------------------
                                                        (UNAUDITED)           1995               1994
                                                       --------------    --------------     --------------
                                                                      (IN CANADIAN DOLLARS)
Chattel mortgages; repayment in monthly blended
  instalments of $68,683 U.S. at April 30, 1996
  ($50,037 U.S. at October 31, 1995), bearing interest
  at 10%-11% (U.S. $1,461,000 at April 30, 1996;
  $812,000 at October 31, 1995).......................   $1,990,000        $  1,100,000       $         --
Note payable partially secured by a chattel mortgage
  on equipment bearing interest at 8% (repaid in
  1995)...............................................           --                  --            100,000
Chattel mortgages; repayment in monthly blended
  instalments of $103,678 U.S., bearing interest at
  rates varying from 7.9% to 9% (repaid in 1995)......           --                  --          1,013,000
Obligations under capital leases
  The Company has various capital leases with implicit
     interest rates of approximately 9% to 14% and
     with remaining lease terms of 1 to 12 months.....      130,000             351,000            895,000
Demand non-revolving loan repayable over 36 months
  bearing interest at prime plus 0.5% or the U.S. base
  rate plus 0.5% for advances in U.S. funds. .........    1,590,000                  --                 --
Term loans
  Mortgage repayable in monthly instalments of $4,800
     bearing interest at prime plus 1.5%. ............      338,000             350,000                 --
  Repayable in monthly instalments of $21,667 U.S.,
     bearing interest at 7.75% (U.S. $65,000 at April
     30, 1996; U.S. $195,000 at October 31, 1995). ...       83,000             248,000            615,000
  The term loans are secured primarily by general
     assignments of trade accounts receivable, chattel
     mortgages on equipment and various
     guarantees. .....................................
                                                         ----------          ----------         ----------
  Total long-term debt................................    4,131,000           2,049,000          2,623,000
  Less: Current portion of debt.......................    1,539,000             824,000          1,464,000
       Current portion of obligations under capital
     leases...........................................      130,000             351,000            545,000
                                                         ----------          ----------         ----------
  Current portion of long-term debt...................    1,669,000           1,175,000          2,009,000
                                                         ----------          ----------         ----------
  Long-term debt......................................   $2,462,000        $    874,000       $    614,000
                                                         ==========          ==========         ==========

     For the fiscal years ended October 31 in the years indicated, the estimated future principal payments on long-term debt are as follows:

                                                           APRIL 30,
                                                             1996        OCTOBER 31,
                                                          (UNAUDITED)       1995
                                                          ----------     -----------
                                                            (IN CANADIAN DOLLARS)
            1996........................................  $  938,000     $1,175,000
            1997........................................  $1,523,000     $  424,000
            1998........................................  $1,118,000     $  169,000
            1999........................................  $  300,000     $   29,000
            2000........................................  $   32,000     $   32,000
            Residual....................................  $  220,000     $  220,000

                          VERITAS ENERGY SERVICES INC.

     The future minimum lease payments under the capital lease obligations are as follows:

                                                          APRIL 30,
                                                             1996        OCTOBER 31,
                                                          (UNAUDITED)       1995
                                                          ----------     -----------
            1996........................................  $  136,000     $  366,000
            Less: Interest expense......................       6,000         15,000
                                                          ----------     ----------
                                                          $  130,000     $  351,000
                                                          ==========     ==========

7. CAPITAL STOCK

                                                                                 AMOUNT
                                                             SHARES       ---------------------
                                                            ---------     (IN CANADIAN DOLLARS)
    Issue of shares on incorporation......................        100          $       100
    Shares issued for the Veritas companies...............  3,200,000              208,004
    Shares issued for Canex...............................    799,900              429,566
                                                            ---------          -----------
    Shares issued prior to closing of the initial public
      financing...........................................  4,000,000              637,670
    Shares issued on initial public offering..............  3,125,000           23,557,919
    Shares issued on exercise of options..................     22,025              176,200
    Shares issued on special warrant financing............  1,363,637           14,585,691
    Shares issued on employee share purchase plan.........      1,233               12,520
                                                            ---------          -----------
    Shares issued October 31, 1994........................  8,511,895          $38,970,000
    Shares issued on amalgamation of Optimus, Decus,
      584745 and the Company..............................         37                   --
    Shares issued on employee share purchase plan.........      6,880               39,000
                                                            ---------          -----------
    Shares issued October 31, 1995........................  8,518,812          $39,009,000
    Shares issued on employee share purchase plan.........      2,472               17,000
    Shares issued on exercise of options..................    168,668            1,122,000
                                                            ---------          -----------
    Shares issued April 30, 1996..........................  8,689,952          $40,148,000
                                                            =========          ===========

     At April 30, 1996, 544,758 options to purchase shares in the Company were outstanding (October 31, 1995 -- 496,998 and October 31, 1994 -- 280,850). The
exercise price ranges from $6.375 to $8.00 and the options expire in the years 2003 to 2006. All options are exercisable when granted.

     In the six months ended April 30, 1996, 230,833 options were granted, 168,668 were exercised and 14,405 were forfeited. During 1995, 250,020 options were granted (1994 -- 320,625), none were exercised (1994 -- 22,025) and 33,872 were forfeited (1994 -- 17,750).

     The Company has reserved 1,000,000 shares under the Stock Option Plan. Of this amount, 100,000 shares have been allocated to an employee share purchase plan.

                          VERITAS ENERGY SERVICES INC.

8. INCOME TAXES

     Reconciliation of expected income tax provision (including federal and provincial taxes) to recorded income tax provision:

                                   SIX MONTHS ENDED
                                      APRIL 30,                    YEARS ENDED OCTOBER 31
                               ------------------------    --------------------------------------
                                  1996          1995          1995          1994          1993
                               ----------    ----------    ----------    ----------    ----------
                                     (UNAUDITED)                   (IN CANADIAN DOLLARS)
    Expected income tax at
      the statutory rate.....  $1,468,000    $2,827,000    $3,032,000    $5,117,000    $2,026,000
    Foreign exchange capital
      loss...................       5,000        54,000        72,000       207,000
    Foreign rate
      adjustment.............          --            --       (45,000)      (61,000)
    Non-deductible
      expenses...............      63,000        20,000       125,000        36,000
    Other....................      88,000       (38,000)      126,000       (51,000)      (50,000)
                               ----------    ----------    ----------    ----------    ----------
    Income taxes per
      financial statements...  $1,624,000    $2,863,000    $3,310,000    $5,248,000    $1,976,000
                               ==========    ==========    ==========    ==========    ==========

     As a result of a decision by the Federal Court of Appeal, the Company was assessed and paid $1,127,000 in additional income taxes for the years
1987 - 1992. Interest expense of $434,000 was recovered in 1995.

     The components giving rise to deferred tax assets and liabilities are primarily related to amortization in excess of capital cost allowance, cumulative eligible capital, accounting income not taxable for tax purposes, investment tax credits and share issue costs.

9. SEGMENTED INFORMATION

     The Company's services can be divided into three general categories consisting of (i) land seismic data acquisition on a contract basis (ii) land seismic data processing and (iii) exploration and development information services, including digital mapping services.

INDUSTRY SEGMENTS

SEISMIC ACQUISITION

                                   SIX MONTHS ENDED
                                       APRIL 30                      YEARS ENDED OCTOBER 31
                              --------------------------    -----------------------------------------
                                 1996           1995           1995           1994           1993
                              -----------    -----------    -----------    -----------    -----------
                                     (UNAUDITED)                      (IN CANADIAN DOLLARS)
Net revenue from customers
  outside the enterprise....  $36,472,000    $35,103,000    $67,728,000    $45,652,000    $25,180,000
                              ===========    ===========    ===========    ===========    ===========
Segmented operating profit
  before interest...........  $ 2,298,000    $ 4,210,000    $ 4,552,000    $ 5,828,000    $ 2,961,000
                              ===========    ===========    ===========    ===========    ===========
Identifiable assets.........  $62,936,000    $69,315,000    $57,888,000    $54,114,000    $22,735,000
                              ===========    ===========    ===========    ===========    ===========
Capital expenditures........  $ 4,684,000    $12,184,000    $16,907,000    $22,570,000    $ 9,377,000
                              ===========    ===========    ===========    ===========    ===========
Depreciation and
  amortization..............  $ 6,129,000    $ 5,411,000    $11,207,000    $ 6,707,000    $ 3,385,000
                              ===========    ===========    ===========    ===========    ===========

                          VERITAS ENERGY SERVICES INC.

SEISMIC PROCESSING

                                   SIX MONTHS ENDED
                                       APRIL 30                      YEARS ENDED OCTOBER 31
                              --------------------------    -----------------------------------------
                                 1996           1995           1995           1994           1993
                              -----------    -----------    -----------    -----------    -----------
                                     (UNAUDITED)                      (IN CANADIAN DOLLARS)
Net revenue from customers
  outside the enterprise....  $10,786,000    $11,550,000    $20,766,000    $18,363,000    $10,141,000
                              ===========    ===========    ===========    ===========    ===========
Segmented operating profit
  before interest...........  $ 1,294,000    $ 2,819,000    $ 3,476,000    $ 4,790,000    $ 1,460,000
                              ===========    ===========    ===========    ===========    ===========
Identifiable assets.........  $11,523,000    $11,151,000    $11,291,000    $ 7,320,000    $ 5,181,000
                              ===========    ===========    ===========    ===========    ===========
Capital expenditures........  $ 2,428,000    $ 2,063,000    $ 3,647,000    $ 2,539,000    $ 1,862,000
                              ===========    ===========    ===========    ===========    ===========
Depreciation and
  amortization..............    1,580,000    $ 1,086,000    $ 2,334,000    $ 1,595,000    $ 1,379,000
                              ===========    ===========    ===========    ===========    ===========

EXPLORATION AND DEVELOPMENT INFORMATION SERVICES

                                   SIX MONTHS ENDED
                                       APRIL 30                      YEARS ENDED OCTOBER 31
                              --------------------------    -----------------------------------------
                                 1996           1995           1995           1994           1993
                              -----------    -----------    -----------    -----------    -----------
                                     (UNAUDITED)                      (IN CANADIAN DOLLARS)
Net revenue from customers
  outside the enterprise....  $ 3,416,000    $ 3,206,000    $ 6,021,000    $ 6,144,000    $ 4,645,000
                              ===========    ===========    ===========    ===========    ===========
Segmented operating (loss)
  profit before interest....  $   114,000    $  (601,000)   $(1,015,000)   $   876,000    $   954,000
                              ===========    ===========    ===========    ===========    ===========
Identifiable assets.........  $ 2,914,000    $ 4,572,000    $ 3,515,000    $ 3,011,000    $ 2,286,000
                              ===========    ===========    ===========    ===========    ===========
Capital expenditures........  $   149,000    $   395,000    $   603,000    $   793,000    $   719,000
                              ===========    ===========    ===========    ===========    ===========
Depreciation and
  amortization..............  $   381,000    $   363,000    $   746,000    $   428,000    $   239,000
                              ===========    ===========    ===========    ===========    ===========

TOTAL INDUSTRY SEGMENTS

                                   SIX MONTHS ENDED
                                       APRIL 30                      YEARS ENDED OCTOBER 31
                              --------------------------    -----------------------------------------
                                 1996           1995           1995           1994           1993
                              -----------    -----------    -----------    -----------    -----------
                                     (UNAUDITED)                      (IN CANADIAN DOLLARS)
Net revenue from customers
  outside the enterprise....  $50,674,000    $49,859,000    $94,515,000    $70,159,000    $39,966,000
                              ===========    ===========    ===========    ===========    ===========
Segmented operating profit
  before interest...........  $ 3,706,000    $ 6,428,000    $ 7,013,000    $11,494,000    $ 5,375,000
Interest expense............      126,000        223,000        304,000        450,000      1,125,000
Other (income) expense......      291,000       (170,000)      (101,000)      (498,000)      (354,000)
Income taxes................    1,624,000      2,863,000      3,310,000      5,248,000      1,976,000
                              -----------    -----------    -----------    -----------    -----------
Net income..................  $ 1,665,000    $ 3,512,000    $ 3,500,000    $ 6,294,000    $ 2,628,000
                              ===========    ===========    ===========    ===========    ===========
Identifiable assets.........  $77,373,000    $85,038,000    $72,694,000    $64,445,000    $31,275,000
                              ===========    ===========    ===========    ===========    ===========
Capital expenditures........  $ 7,261,000    $14,642,000    $21,157,000    $25,902,000    $11,958,000
                              ===========    ===========    ===========    ===========    ===========
Depreciation and
  amortization..............  $ 8,090,000    $ 6,860,000    $14,287,000    $ 8,730,000    $ 5,003,000
                              ===========    ===========    ===========    ===========    ===========

                          VERITAS ENERGY SERVICES INC.

GEOGRAPHICAL SEGMENTS

     Information for the year ended October 31, 1995 is as follows:

                                                         DOMESTIC      INTERNATIONAL     TOTAL
                                                        -----------    -----------    -----------
                                                                  (IN CANADIAN DOLLARS)
Net revenue from customers outside the enterprise.....  $49,528,000    $44,987,000    $94,515,000
                                                        ===========    ===========    ===========
Segmented operating profit before interest............  $ 5,878,000    $ 1,135,000    $ 7,013,000
                                                        ===========    ===========
Interest expense......................................                                    304,000
Other (income)........................................                                   (101,000)
Income taxes..........................................                                  3,310,000
                                                                                      -----------
Net income............................................                                $ 3,500,000
                                                                                      ===========
Identifiable assets...................................  $44,956,000    $27,738,000    $72,694,000
                                                        ===========    ===========    ===========

     Information for the year ended October 31, 1994 is as follows:

                                                         DOMESTIC      INTERNATIONAL     TOTAL
                                                        -----------    -----------    -----------
                                                                  (IN CANADIAN DOLLARS)
Net revenue from customers outside the enterprise.....  $53,041,000    $17,118,000    $70,159,000
                                                        ===========    ===========    ===========
Segmented operating profit before interest............  $ 9,955,000    $ 1,539,000    $11,494,000
                                                        ===========    ===========
Interest expense......................................                                    450,000
Other (income)........................................                                   (498,000)
Income taxes..........................................                                  5,248,000
                                                                                      -----------
Net income............................................                                $ 6,294,000
                                                                                      ===========
Identifiable assets...................................  $43,464,000    $20,981,000    $64,445,000
                                                        ===========    ===========    ===========

     Information for the year ended October 31, 1993 is as follows:

                                                       DOMESTIC       INTERNATIONAL      TOTAL
                                                      -----------     -----------     -----------
                                                                 (IN CANADIAN DOLLARS)
Net revenue from customers outside the enterprise...  $33,102,000     $ 6,864,000     $39,966,000
                                                      ===========     ===========     ===========
Segmented operating profit before interest..........  $ 5,227,000     $   148,000     $ 5,375,000
                                                      ===========     ===========
Interest expense....................................                                    1,125,000
Other (income)......................................                                     (354,000)
Income taxes........................................                                    1,976,000
                                                                                      -----------
Net income..........................................                                  $ 2,628,000
                                                                                      ===========
Identifiable assets.................................  $24,463,000     $ 6,812,000     $31,275,000
                                                      ===========     ===========     ===========

                          VERITAS ENERGY SERVICES INC.

     Unaudited information for the six months ended April 30, 1996 is as follows:

                                                       DOMESTIC       INTERNATIONAL      TOTAL
                                                      -----------     -----------     -----------
                                                                 (IN CANADIAN DOLLARS)
Net revenue from customers outside the enterprise...  $32,713,000     $17,961,000     $50,674,000
                                                      ===========     ===========     ===========
Segmented operating profit before interest..........  $ 4,285,000     $  (579,000)    $ 3,706,000
                                                      ===========     ===========
Interest expense....................................                                      126,000
Other expense.......................................                                      291,000
Income taxes........................................                                    1,624,000
                                                                                      -----------
Net income..........................................                                  $ 1,665,000
                                                                                      ===========
Identifiable assets.................................  $50,130,000     $27,243,000     $77,373,000
                                                      ===========     ===========     ===========

     Unaudited information for the six months ended April 30, 1995 is as follows:

                                                       DOMESTIC       INTERNATIONAL      TOTAL
                                                      -----------     -----------     -----------
                                                                 (IN CANADIAN DOLLARS)
Net revenue from customers outside the enterprise...  $32,254,000     $17,605,000     $49,859,000
                                                      ===========     ===========     ===========
Segmented operating profit before interest..........  $ 5,770,000     $   658,000     $ 6,428,000
                                                      ===========     ===========
Interest expense....................................                                      223,000
Other (income)......................................                                     (170,000)
Income taxes........................................                                    2,863,000
                                                                                      -----------
Net income..........................................                                  $ 3,512,000
                                                                                      ===========
Identifiable assets.................................  $56,722,000     $28,316,000     $85,038,000
                                                      ===========     ===========     ===========

     International operations include the United States, Argentina and Venezuela.

10. ECONOMIC RISKS

     The Company operates in several foreign jurisdictions and therefore is subject to currency fluctuation and a changing tax and regulatory environment. When operating in foreign jurisdictions other than North America, the Company endeavours to negotiate a significant portion of the payment for goods and services in U.S. dollars.

11. COMMITMENTS

     The Company has operating lease commitments for automotive, office and office equipment for the periods ended October 31 as follows:

                                                            (IN CANADIAN DOLLARS)
                1996......................................       $ 1,718,000
                1997......................................           970,000
                1998......................................           397,000
                1999......................................           130,000
                2000......................................            41,000

     Operating lease commitments at April 30, 1996 are approximately the same as those noted above.

                          VERITAS ENERGY SERVICES INC.

12. CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES -- UNAUDITED

     These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). In certain aspects GAAP as applied in the United States differs from Canadian GAAP.

CONSOLIDATED BALANCE SHEET

     Under Canadian GAAP, foreign exchange gains and losses resulting from long-term monetary items of the reporting company are deferred and amortized over the lives of those monetary items. Under U.S. GAAP these gains and losses would be expensed in the period of change.

                                                                           OCTOBER 31
                                                         APRIL 30,    ---------------------
                                                           1996         1995         1994
                                                         --------     --------     --------
                                                               (IN CANADIAN DOLLARS)
    Current assets
      Deferred foreign exchange (per financial
         statements)...................................  $272,000     $ 98,000     $144,000
                                                         ========     ========     ========
    Current assets
      Deferred foreign exchange (per U.S. GAAP)........  $     --     $     --     $     --
                                                         ========     ========     ========
    Deferred noncurrent foreign exchange (per financial
      statements)......................................  $     --     $ 87,000     $  7,000
                                                         ========     ========     ========
    Deferred noncurrent foreign exchange (per U.S.
      GAAP)............................................  $     --     $     --     $     --
                                                         ========     ========     ========

OTHER DISCLOSURES

ACCOUNTS PAYABLE

     Included in accounts payable are the following amounts:

                                                                           OCTOBER 31
                                                    APRIL 30,      --------------------------
                                                      1996            1995            1994
                                                   -----------     -----------     ----------
                                                             (IN CANADIAN DOLLARS)
      Trade payables.............................  $10,480,000     $ 6,769,000     $6,154,000
      Accrued liabilities........................    6,899,000       6,878,000      3,434,000
      Accrued interest...........................        4,000           3,000          2,000
                                                   -----------      ----------     ----------
                                                   $17,383,000     $13,650,000     $9,590,000
                                                   ===========      ==========     ==========

GOODWILL

     There have not been any writedowns of goodwill.

SHARE CAPITAL

     The following information would have been presented on the face of the balance sheet:

          The common shares had no par value at April 30, 1996, October 31, 1995 and October 31, 1994.

          An unlimited number of common shares were authorized at April 30, 1996, October 31, 1995 and October 31, 1994.

          Common shares issued were 8,689,952 at April 30, 1996, 8,518,812 at October 31, 1995 and 8,511,895 at October 31, 1994.

                          VERITAS ENERGY SERVICES INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

     For U.S. reporting the information contained in the consolidated statement of retained earnings and Note 7, capital stock, would be combined to develop a complete statement of changes in shareholders' equity.

                                                                          OCTOBER 31
                                                   APRIL 30,      ---------------------------
                                                     1996            1995            1994
                                                  -----------     -----------     -----------
                                                             (IN CANADIAN DOLLARS)
    Retained earnings (per financial
      statements)...............................  $15,456,000     $13,791,000     $10,291,000
    Additional foreign exchange expense.........     (272,000)       (185,000)       (151,000)
    Prior period adjustments....................           --              --        (434,000)
                                                  -----------     -----------     -----------
    Retained earnings (per U.S. GAAP)...........  $15,184,000     $13,606,000     $ 9,706,000
                                                  ===========     ===========     ===========

CONSOLIDATED STATEMENTS OF OPERATIONS

     Reconciliation of net income between accounting principles generally accepted in Canada and the United States.


                              SIX MONTHS ENDED APRIL 30          YEARS ENDED OCTOBER 31
                              -------------------------   ---------------------------------------
                                 1996          1995          1995          1994           1993
                              ----------    ----------    ----------    -----------    ----------
                                                     (IN CANADIAN DOLLARS)
    Net income as
      reported..............  $1,665,000    $3,512,000    $3,500,000    $ 6,294,000    $2,628,000
    Additional foreign
      exchange income
      (expense).............     (87,000)     (142,000)      (34,000)       341,000      (281,000)
    Prior period adjustment
      recorded through
      retained earnings.....          --       298,000       434,000     (1,127,000)           --
                              ----------    ----------    ----------    -----------    ----------
    Net income in accordance
      with U.S. GAAP........  $1,578,000    $3,668,000    $3,900,000    $ 5,508,000    $2,347,000
                              ==========    ==========    ==========    ===========    ==========
    Net income per common
      share.................  $     0.18    $     0.43    $     0.46    $      0.75    $     0.59
                              ==========    ==========    ==========    ===========    ==========
    Weighted average shares
      outstanding              8,548,576     8,513,983     8,515,720      7,329,521     4,000,000
                              ==========    ==========    ==========    ===========    ==========

     In Canada, earnings per share is calculated based on the weighted average number of shares outstanding during the period. For U.S. GAAP, earnings per share would be calculated using common stock equivalents outstanding during the period. The weighted average shares outstanding gives approximately the same earnings per share as using the common stock equivalents.

     There is no significant difference in accounting for deferred taxes between Canadian and U.S. GAAP. No SFAS 109 adjustment was required.

                          VERITAS ENERGY SERVICES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

     The statement of changes in financial position is substantially the same as the statement of cash flows prepared under U.S. GAAP, except for the following differences:

     For U.S. GAAP, additional disclosure for cash interest and taxes paid would be made.


                               SIX MONTHS ENDED APRIL 30         YEARS ENDED OCTOBER 31
                               -------------------------    ------------------------------------
                                   1996          1995          1995         1994         1993
                                ----------    ----------    ----------    --------    ----------
                                                     (IN CANADIAN DOLLARS)
    Interest paid.............  $  126,000    $  223,000    $  303,000    $894,000    $1,125,000
                                ==========    ==========    ==========    ========    ==========
    Taxes paid................  $5,564,000    $1,621,000    $1,626,000    $904,000    $2,100,000
                                ==========    ==========    ==========    ========    ==========

     In 1995 there was one non-cash investing and financing activity whereby equipment was traded in for new equipment with a value of $885,000. This amount was not recorded in the Statement of Changes in Financial Position.

     The line heading Funds from operations would not be presented under U.S. GAAP.

     The Funds from operations per Common share that is shown on the Consolidated Statements of Changes in Financial Position could not be presented under U.S. GAAP.

     In 1993 for U.S. GAAP, $1,629,000 of bank indebtedness would be shown as a financing activity. Cash would be shown as $365,000 and total financing activities would be increased by $1,629,000.

13. SUBSEQUENT EVENTS (UNAUDITED)

COMBINATION AGREEMENT

     On May 10, 1996, the Company signed a definitive combination agreement (the "Agreement") with Digicon Inc. ("Digicon"). Consummation of the Agreement is subject to a number of conditions, including regulatory clearances in Canada and the United States, judicial clearance in Canada and formal approval by the shareholders of both companies. It is anticipated that the transaction will close during July 1996.

     Digicon, a Delaware corporation, provides seismic data acquisition and processing services to the petroleum industry in selected markets worldwide. Digicon acquires seismic data in land, in marine and in marsh, swamp and tidal environments and processes data acquired by its own crews and crews of other operators. Digicon's principal executive offices are located in Houston, Texas.

THE TRANSACTION

     Under the terms of the Agreement, at the effective time, Veritas shareholders will receive for each Veritas common share held 0.80 (the "Exchange Ratio") of a Veritas exchangeable share. At any time during a period of eighteen years from the effective time, holders of the exchangeable shares will be entitled to retract any or all such exchangeable shares and to receive an equivalent number of shares of Digicon common stock. Holders will also receive an additional amount equivalent to all declared and unpaid dividends on such exchangeable shares.

     Pursuant to the Agreement, at the effective time, Veritas will undergo a reorganization of its capital whereby:

     (a) Veritas will amend its articles of amalgamation to (i) delete the first preferred shares and second preferred shares from the authorized share capital and (ii) authorize an unlimited number of exchangeable shares and one Class A preferred share;

                          VERITAS ENERGY SERVICES INC.

     (b) Veritas will issue one Class A preferred share to Digicon in exchange for one share of Digicon common stock;

     (c) each existing Veritas common share (other than Veritas common shares held by holders who have properly exercised their rights of dissent and are ultimately entitled to be paid fair value for their shares) will be exchanged for 0.8 of an exchangeable share;

     (d) the one Class A preferred share held by Digicon will be exchanged for one Veritas common share;

     (e) reduce the number of authorized Veritas common shares to one; and

     (f) Veritas will amend its articles of amalgamation to delete the Class A preferred shares from its authorized share capital.

     In addition, Digicon will authorize and issue a special voting share to a trustee for the benefit of the holders of the Veritas exchangeable shares and the trustee will hold such share pursuant to the terms of a voting and exchange trust agreement for the benefit of the holders of the Veritas exchangeable shares. The holder of the special voting share will be entitled at Digicon stockholder meetings to exercise a number of votes equal to the number of Veritas exchangeable shares outstanding at such time and not held by Digicon or entities controlled by Digicon. These voting rights will be exercised by the trustee only on instructions received from time to time from the holders of the Veritas exchangeable shares not held by Digicon or entities controlled by Digicon.

     Also under the terms of the Agreement, at the effective time, each Veritas stock option will be modified as follows: each Veritas stock option will be converted into an option exercisable for a number of whole shares of Digicon common stock equal to the number of Veritas common shares subject to the Veritas stock option at the effective time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, at an exercise price per share of Digicon common stock equal to the exercise price per share of such Veritas stock option immediately prior to the effective time divided by the Exchange Ratio, such exercise price to be converted into United States dollars.

     The transaction is anticipated to be accounted for using the pooling-of-interests method of accounting under United States generally accepted accounting principles.

     The summarized Balance Sheet of Digicon at April 30, 1996 was as follows:

                                                                               (IN U.S.
                                                                               DOLLARS)
    Current assets.........................................................  $ 53,163,000
    Capital assets.........................................................    75,259,000
    Other assets...........................................................     3,974,000
                                                                              -----------
              Total........................................................  $132,396,000
                                                                              ===========
    Current liabilities....................................................  $ 51,821,000
    Long term debt.........................................................     9,161,000
    Other..................................................................     4,897,000
    Shareholders' equity
      Deficit..............................................................    (4,659,000)
      Share capital and paid in surplus....................................    71,176,000
                                                                              -----------
              Total........................................................  $132,396,000
                                                                              ===========

     The summarized Income Statements of Digicon for the year ended July 31, 1995 and for the nine months ended April 30, 1996 are:

                                                               APRIL 30,         JULY 31,
                                                                  1996             1995
                                                              ------------     ------------
                                                                    (IN U.S. DOLLARS)
    Revenue.................................................  $114,525,000     $132,569,000
    Expenses................................................   110,832,000      129,791,000
                                                              ------------     ------------
    Net income..............................................  $  3,693,000     $  2,778,000
                                                              ============     ============

                                    ANNEX A

              RESOLUTION FOR CONSIDERATION AT THE SPECIAL MEETINGS
                     OF THE SHAREHOLDERS AND OPTIONHOLDERS

                                       OF

                          VERITAS ENERGY SERVICES INC.
                              (THE "CORPORATION")


BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. the arrangement involving the Corporation (the "Arrangement") under section 186 of the Business Corporations Act (Alberta) (the "ABCA"), as more particularly described in the Joint Management Information Circular and Proxy Statement of the Corporation and Digicon Inc. (the "Joint Proxy Statement") accompanying the notice of this meeting is hereby authorized, approved and adopted;

2. the plan of arrangement involving the Corporation, the full text of which is set out as Annex E to the Joint Proxy Statement is hereby approved and adopted;

3. notwithstanding the passing of this resolution by shareholders and optionholders or the approval of the Court of Queen's Bench of Alberta, the Board of Directors of the Corporation, without further notice to or approval of the shareholders or optionholders, may decide not to proceed with the Arrangement or may revoke this resolution at any time prior to the Arrangement becoming effective pursuant to the ABCA; and

4. the proper officers of the Corporation are hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed and to deliver or cause to be delivered all such documents, agreements and instruments and to do or cause to be done all such other acts and things as such officers of the Corporation shall determine to be necessary or desirable in order to carry out the intent of the foregoing paragraphs of this resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

                                    ANNEX B

                             COMBINATION AGREEMENT

     THIS COMBINATION AGREEMENT (this "Agreement") is entered into as of May 10, 1996, by and between Digicon Inc., a Delaware corporation ("Digicon"), and Veritas Energy Services Inc., an Alberta corporation ("Veritas").

                                    RECITALS

     WHEREAS, the respective boards of directors of Digicon and Veritas have approved the transactions contemplated by this Agreement, and the board of directors of Veritas has agreed to submit the Plan of Arrangement (as defined in Section 1.1) and other transactions contemplated hereby to its shareholders and optionholders (as hereinafter defined) for approval.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

                                  ARTICLE I
                                    GENERAL

     1.1 PLAN OF ARRANGEMENT. As promptly as practicable after the execution of this Agreement, Veritas will apply to the Court of Queen's Bench of Alberta (the "Court") pursuant to Part 15 of the Business Corporations Act (Alberta) (the "ABCA") for an interim order in form and substance satisfactory to Digicon (such approval not to be unreasonably withheld or delayed) (the "Interim Order") providing for, among other things, the calling and holding of the Veritas Meetings (as defined below) for the purpose of considering and, if deemed advisable, approving the arrangement (the "Arrangement") under Part 15 of the ABCA and pursuant to this Agreement and the Plan of Arrangement substantially in the form of EXHIBIT A hereto (the "Plan of Arrangement"). If the Veritas shareholders and optionholders approve the Arrangement, thereafter Veritas will take the necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving the Arrangement in such fashion as the Court may direct (the "Final Order"). At 12:01 a.m. (the "Effective Time") on the date (the "Effective Date") shown on the certificate of arrangement issued by the Registrar under the ABCA giving effect to the Arrangement, the following reorganization of capital shall occur and shall be deemed to occur in the following order without any further act or formality:

     (a) The articles of amalgamation of Veritas shall be amended to (i) delete the First Preferred Shares and Second Preferred Shares from the authorized share capital and (ii) authorize an unlimited number of exchangeable shares (the "Exchangeable Shares") and one Class A Preferred Share (the "Class A Preferred Share");

     (b) Veritas shall issue to Digicon one Class A Preferred Share in consideration of the issuance to Veritas of one share of the common stock, $.01 par value per share, of Digicon (the

"Digicon Common Stock").  The stated capital of the Class A Preferred
Share shall be equal to the fair market value, as determined by the board of directors of Veritas, of a share of Digicon Common Stock. No certificate shall be issued in respect of the Class A Preferred Share;

     (c) Each of the common shares of Veritas (the "Veritas Common Shares") (other than Veritas Common Shares held by holders who have exercised their rights of dissent in accordance with the Plan of Arrangement and who are ultimately entitled to be paid the fair value for such shares) will be exchanged for a number of Exchangeable Shares at an exchange ratio equal to 0.8 of an Exchangeable Share per Veritas Common Share (the "Exchange Ratio"), and each such holder of Veritas Common Shares will receive that whole number of Exchangeable Shares resulting from the exchange of such holder's Veritas Common Shares. In lieu of fractional Exchangeable Shares, each holder of a Veritas Common Share who otherwise would be entitled to receive a fraction of an Exchangeable Share shall be paid by Veritas an amount determined in accordance with the Plan of Arrangement;

     (d) Upon the exchange referred to in paragraph (c) above, each holder of a Veritas Common Share shall cease to be such a holder, shall have his name removed from the register of holders of Veritas Common Shares and shall become a holder of the number of fully paid Exchangeable Shares to which he is entitled as a result of the exchange referred to in paragraph (c) and such holder's name shall be added to the register of holders of Exchangeable Shares accordingly;

     (e) The aggregate stated capital of the Exchangeable Shares will be equal to the aggregate stated capital of the Veritas Common Shares immediately prior to the Arrangement that are exchanged pursuant to paragraph
(c) above, thereby excluding the stated capital attributed to the fractional shares paid in cash as contemplated in paragraph (c) above;

     (f) The articles of amalgamation of Veritas shall be amended to reduce the number of authorized Veritas Common Shares to one and the following restriction will be added to the rights, privileges, restrictions and conditions attaching to the Veritas Common Shares:

      "RESTRICTION

      So long as any of the Exchangeable Shares of the Corporation are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the board of directors of the holder of the common shares issue any further Exchangeable Shares of the Corporation, except as specifically required in accordance with the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares of the Corporation."

     (g) The one outstanding Class A Preferred Share will be exchanged for one Veritas Common Share, and the holder thereof shall cease to be a holder of the Class A Preferred Share, shall have its name removed from the register of holders of Class A Preferred Shares and shall become a holder of the one fully paid and non-assessable Veritas Common Share to which it is entitled as a result of the exchange referred to in this paragraph (g) and such holder's name shall be added to the register of holders of Veritas Common Shares accordingly;

     (h) The stated capital of the one Veritas Common Share shall be equal to the stated capital of the one Class A Preferred Share immediately prior to the exchange of such Class A Preferred Share pursuant to paragraph (g) above;

     (i) The articles of amalgamation of Veritas shall be amended to delete the Class A Preferred Shares from the authorized share capital; and

     (j) Each of the then outstanding options to purchase Veritas Common Shares (collectively, the "Veritas Options") (which includes all outstanding options granted under Veritas' Stock Option Plan for Directors, Officers and Key Employees (the "Veritas Option Plan")) will and without any further action on the part of any holder thereof (herein, an "optionholder"), be exchanged for an option to purchase that number of shares of Digicon Common Stock determined by multiplying the number of Veritas Common Shares subject to such Veritas Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Digicon Common Stock equal to the exercise price per share of such Veritas Option immediately prior to the Effective Time, divided by the Exchange Ratio. On the Effective Date, such option price shall be converted into a United States dollar equivalent based on the noon spot rate of exchange of the Bank of Canada on such date. If the foregoing calculation results in an exchanged Veritas Option being exercisable for a fraction of a share of Digicon Common Stock, then the number of shares of Digicon Common Stock subject to such option will be rounded down to the nearest whole number of shares, and the total exercise price for the option will be reduced by the exercise price of the fractional share. The term, exerciseability, vesting schedule, and all other terms and conditions of the Veritas Options will otherwise be unchanged by the provisions of this paragraph (j) and shall operate in accordance with their terms. All shares of Digicon Common Stock issued upon exercise of the Veritas Options shall be registered under an effective Form S-8 registration statement (or other comparable form) filed with the Securities and Exchange Commission (the "SEC").

     1.2 ADJUSTMENTS FOR CAPITAL CHANGES. If, prior the Effective Time, Digicon or Veritas recapitalizes through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible or exchangeable into shares of its capital stock, then the Exchange Ratio will be adjusted appropriately so as to maintain the relative proportionate interests of the holders of Veritas Common Shares and the holders of the shares of Digicon Common Stock. No such changes shall be made by either Digicon or Veritas other than those made in accordance with this Agreement.

     1.3 DISSENTING SHARES. Holders of Veritas Common Shares and Veritas Options may exercise rights of dissent with respect to such shares and/or options in connection with the Arrangement pursuant to and in the manner set forth in Section 184 of the ABCA and Section 3.1 of the Plan of Arrangement (such holders referred to as "Dissenters" or as "Dissenting Shareholders" when referring exclusively to Veritas Shareholders). Veritas shall give Digicon (i) prompt notice of any written demands of a right of dissent, withdrawals of such demands, and any other instruments served pursuant to the ABCA and received by Veritas and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. Without the prior written consent of Digicon, except as required by applicable law, Veritas shall not make any payment with respect to any such rights or offer to settle or settle any such rights. All payments to Dissenters shall be the sole responsibility of Veritas, and Digicon will not directly or indirectly provide any funds for the purposes of making payments to Dissenters. In the event that Veritas does not have sufficient funds to make payments to Dissenters, Veritas will undertake to borrow the funds necessary to make such payments from sources other than Digicon or any Digicon Subsidiary.

     1.4 VERITAS EMPLOYEE SHARE PURCHASE PLAN. As soon as practicable, but not later than the date of the mailing of the Joint Proxy Statement, Veritas shall, except as to rights of employees existing at such date, terminate the Veritas Employee Share Purchase Plan (the "Veritas Employee Share Purchase Plan").

     1.5 OTHER EFFECTS OF THE ARRANGEMENT. At the Effective Time: (a) the bylaws of Veritas immediately prior to the Effective Time will continue as the bylaws of Veritas, subject to later amendment; (b) the directors of Veritas will be David B. Robson, Lawrence C. Fichtner, a third individual to be determined by mutual agreement of Veritas and Digicon prior to the Effective Time, and Stephen J. Ludlow; (c) the officers of Veritas will be as designated by the board of directors of Veritas prior to the Effective Time, subject to later removal and appointment of other officers; (d) each Veritas Common Share and each Veritas Option outstanding immediately prior to the Effective Time will be exchanged as provided in Section 1.1; and (e) the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable law, including, without limitation, the ABCA.

     1.6 RESTATED DIGICON CHARTER. Prior to the Closing, Digicon shall have restated its certificate of incorporation as set forth in EXHIBIT B hereto (the "Restated Digicon Charter").

     1.7   JOINT PROXY STATEMENT; S-3 REGISTRATION STATEMENT.

     (a) As promptly as practicable after execution of this Agreement, Digicon and Veritas shall prepare and file with the SEC a preliminary joint management information circular and proxy statement (the "Joint Proxy Statement"), together with any other documents required by the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the Arrangement and the other transactions contemplated hereby. The Joint Proxy Statement shall constitute (i) the management information circular of Veritas with respect to the meetings of shareholders and optionholders of Veritas relating the Arrangement and the approval of certain matters in connection therewith (the "Veritas Meetings") and (ii) the proxy statement of Digicon with respect to the meeting of stockholders of Digicon with respect to the issuance of Digicon Common Stock from time to time upon exchange of the

Exchangeable Shares and certain other matters (including the approval of the Restated Digicon Charter) relating to the agreements of Digicon contained herein (the "Digicon Stockholders Meeting"). As promptly as practicable after the preliminary Joint Proxy Statement is cleared by the SEC, Digicon and Veritas shall cause the Joint Proxy Statement to be mailed to each company's respective stockholders and/or optionholders, as the case may be. If Digicon determines on the advice of its outside counsel (with the concurrence of outside counsel for Veritas) that it is necessary to file a registration statement on Form S-3 (the "Form S-3") in order to register the Digicon Common Stock to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares, then Digicon shall file the Form S-3 with the SEC and use its best efforts to maintain the effectiveness of such registration for the period that such Exchangeable Shares remain outstanding, and Digicon and Veritas shall use their best efforts to cause the Form S-3 to become effective. Notwithstanding anything herein to the contrary, Digicon shall be under no obligation to file the Form S-3 if it shall have determined on the advice of its outside counsel (with the concurrence of outside counsel for Veritas) that the issuance of shares of Digicon Common Stock upon exchange of the Exchangeable Shares after the Effective Time is exempt from the registration requirements of Section 5 of the Securities Act by virtue of Section 3(a)(9) and/or 3(a)(10) thereof. In connection with such determination, Digicon and Veritas shall prepare and file with the SEC a request for no action (the "No Action Request") seeking to confirm the availability of such an exemption.

     (b) Each party shall promptly furnish to the other party all information concerning such party and its stockholders as may be reasonably required in connection with any action contemplated by this Section 1.7. The Joint Proxy Statement and, if required, the Form S-3, shall comply in all material respects with all applicable requirements of law. Each of Digicon and Veritas will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-3, if required, or for additional information, and will supply the other with copies of all correspondence with the SEC with respect to the Joint Proxy Statement or the Form S-3, if required. Whenever any event occurs which should be set forth in an amendment or supplement to the Joint Proxy Statement or the Form S-3, if required, Digicon or Veritas, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC, and/or mailing to stockholders of Digicon and Veritas, as may be applicable, such amendment or supplement.

     (c) Digicon and Veritas shall take any action required to be taken under any applicable provincial or state securities laws (including "blue sky" laws) in connection with the issuance of the Digicon Common Stock and the Arrangement; provided, however, that with respect to the blue sky and Canadian provincial qualifications, neither Digicon nor Veritas shall be required to register or qualify as a foreign corporation or reporting issuer (other than Alberta, Canada, in the case of Veritas, and Delaware in the case of Digicon) where any such entity is not now so registered or qualified except as to matters and transactions arising solely from the offer and sale of the Digicon Common Stock or the issuance of the Exchangeable Shares.

     1.8 REORGANIZATION. The parties intend to adopt this Agreement and the Plan of Arrangement (i) as a plan of reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) as a reorganization of capital of Veritas under Section 86 of the Income Tax Act (Canada) (the "ITA") for those Veritas shareholders who hold the Veritas Common Shares on capital account and
(iii) such that the Arrangement will be treated as a "pooling of interests" for accounting purposes.

     1.9 MATERIAL ADVERSE EFFECT. In this Agreement, any reference to any event, change or effect being "material" with respect to any entity or group of entities means any material event, change or effect related to the condition (financial or otherwise), properties or business of such entity or group of entities. In this Agreement, the term "Material Adverse Effect" used with respect to any party means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties or business of such party and its subsidiaries, taken as a whole; provided, that a Material Adverse Effect shall not include any adverse effect resulting from changes in general economic conditions or conditions generally affecting the industries in which Digicon or Veritas operate.

     1.10 CURRENCY. Unless otherwise specified, all references in this Agreement to "dollars" or "$" shall mean United States dollars.

                                 ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF VERITAS

     Except as set forth in a letter dated the date of this Agreement and delivered by Veritas to Digicon concurrently herewith (the "Veritas Disclosure Letter"), Veritas hereby represents and warrants to Digicon that:

     2.1 ORGANIZATION AND STANDING. Veritas and each partnership, joint venture, corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by Veritas (the "Veritas Subsidiaries"), is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has full requisite power and authority to carry on its business as it is currently conducted, and to own, lease and operate the properties currently owned, leased and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Veritas. The Veritas Disclosure Letter sets forth a complete list of the Veritas Subsidiaries, the percentage of each subsidiary's outstanding capital stock or other ownership interest owned by Veritas or another Veritas Subsidiary (and a description of any lien, charge, mortgage, security interest, option, preferential purchase right or other right or interest of any other person (collectively, an "Encumbrance")) on such stock or other ownership interest and a complete list of each jurisdiction in which each of Veritas and each Veritas Subsidiary is duly qualified and in good standing to do business.

     2.2   AGREEMENT AUTHORIZED AND ITS EFFECT ON OTHER OBLIGATIONS.   Veritas
has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement and the Arrangement by the shareholders and optionholders of Veritas and approval by the Court, to perform its obligations hereunder and to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Veritas and, subject to approval of this Agreement and the Arrangement by the shareholders and optionholders of Veritas and approval by the Court, the consummation by Veritas of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Veritas. This Agreement has been duly executed and delivered by Veritas and is the valid and binding obligation of Veritas, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) Neither the execution, delivery and performance of this Agreement or the Arrangement by Veritas, nor the consummation of the transactions contemplated hereby or thereby by Veritas nor compliance with the provisions hereof or thereof by Veritas will: (i) conflict with, or result in any violations of, the articles of amalgamation or bylaws of Veritas or any equivalent document of any of the Veritas Subsidiaries, or (ii) result in any breach of or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any Encumbrance upon any of the material properties or assets of Veritas or any of the Veritas Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Veritas or any of the Veritas Subsidiaries or their respective properties or assets, other than any such breaches, defaults, losses, or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Veritas.


     2.3 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), is required to be obtained by Veritas or any of the Veritas Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the applicable Canadian provincial securities commissions or regulatory authorities (the "Commissions") and the Court and the mailing to shareholders and optionholders of Veritas of the Joint Proxy Statement relating to the Veritas Meetings to be held with respect to the approval of this Agreement and the Arrangement, (ii) the furnishing to the SEC of such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby (the "SEC Filings"); (iii) approval by the Court of the Arrangement and the filings of the articles of arrangement and other required arrangement or other documents as required by the ABCA; (iv) such filings, authorizations, orders and approvals as may be required under state "control share acquisition," "anti-takeover" or other similar statutes, any other applicable federal, provincial or state securities laws and the rules of the American Stock Exchange (the "ASE") or The Toronto Stock Exchange ("TSE");
(v) such filings and notifications as may be necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (vi) such notices and filings as may be necessary under the Investment Canada Act and under the Competition Act (Canada); and (vii) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent Veritas from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on Veritas.

     2.4 CAPITALIZATION. The authorized capital stock of Veritas consists of an unlimited number of Veritas Common Shares, no par value, and an unlimited number of First Preferred Shares, no par value, and Second Preferred Shares, no par value (collectively, the "Veritas Preferred Shares"). At the close of business on April 30, 1996, 8,689,952 Veritas Common Shares were issued and outstanding, and no Veritas Common Shares were held by Veritas in its treasury. As of April 30, 1996, (i) an aggregate of 544,758 Veritas Common Shares were reserved for issuance pursuant to outstanding Veritas Options granted under the Veritas Option Plan and (ii) an aggregate of 100,000 Veritas Common Shares were reserved for issuance pursuant to the Veritas Employee Share Purchase Plan. Prior to the date hereof, all of the Veritas Options have vested in accordance with their terms, without regard to the transactions contemplated hereby. No Veritas Preferred Shares are issued or outstanding. All issued and outstanding Veritas Common Shares have been duly authorized, validly issued and are fully paid and non-assessable.

     2.5 SECURITIES REPORTS AND FINANCIAL STATEMENTS. Veritas has filed all forms, reports and documents with the Commissions required to be filed by it pursuant to relevant Canadian securities statutes, regulations, policies and rules (collectively, the "Veritas Securities Reports"), all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the Veritas Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Veritas contained in the Veritas Securities Reports complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the relevant Canadian securities statutes with respect thereto, were prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable laws, rules or regulations) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of Veritas and its consolidated Veritas Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. There has been no change



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in Veritas' accounting policies or the methods of making accounting estimates or changes in estimates that are material to such financial statements, except as described in the notes thereto.

     2.6 LIABILITIES. Veritas and the Veritas Subsidiaries do not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations, other than those (i) disclosed in the Veritas Securities Reports, (ii) set forth in the Veritas Disclosure Letter or (iii) incurred in the ordinary course of business since October 31, 1995.

     2.7 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Veritas for inclusion or incorporation by reference in the Joint Proxy Statement (and, if filed, the Form S-3) will, at the time the Joint Proxy Statement is mailed to the shareholders and optionholders of Veritas and at the time of the Veritas Meetings (and, if filed, at the time the Form S-3 is declared effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the ABCA and applicable Canadian securities laws and the rules and regulations promulgated thereunder.

     2.8 NO DEFAULTS. Neither Veritas nor any Veritas Subsidiary is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) its charter documents or bylaws; (ii) any judgment, decree or order applicable to it; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, material contract, agreement, lease, license or other instrument to which Veritas or any Veritas Subsidiary is now a party or by which it or any of its properties or assets may be bound, except in the case of item (iii) for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on Veritas.

     2.9 LITIGATION; INVESTIGATIONS. There is no claim, action, suit or proceeding pending or, to the knowledge of Veritas, threatened, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on Veritas, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Veritas or any of the Veritas Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect. There is no investigation pending or, to the knowledge of Veritas, threatened, against Veritas or any of the Veritas Subsidiaries before any Governmental Entity.

     2.10 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in the Veritas Disclosure Letter, other than as a result of the transactions contemplated by this Agreement, since October 31, 1995, there has not been:

     (a) Financial Change. Any material adverse change in the financial condition, backlog, operations, assets, liabilities or business of Veritas or the Veritas Subsidiaries;




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


     (b) Property Damage. Any material damage, destruction, or loss to the business or properties of Veritas or the Veritas Subsidiaries (whether or not covered by insurance);

     (c) Dividends or Redemptions. Any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of Veritas, or any direct or indirect redemption, purchase or any other acquisition by Veritas of any such stock;

     (d) Capitalization Change. Any change in the capital stock or in the number of shares or classes of Veritas' authorized or outstanding capital stock as described in Section 2.4 (other than as a result of exercises of currently outstanding Veritas Options or acquisitions of shares under currently existing rights under the Veritas Employee Share Purchase Plan);

     (e) Labor Matters. Any labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any employees of Veritas or any Veritas Subsidiary or any campaign being conducted to solicit authorization from employees to be represented by such labor union; or

     (f) Other Material Changes. Any other event or condition known to Veritas particularly pertaining to and adversely affecting the operations, assets or business of Veritas or the Veritas Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a Material Adverse Effect on Veritas.

     2.11 ADDITIONAL VERITAS INFORMATION. The Veritas Disclosure Letter contains true, complete and correct lists of the following items with respect to Veritas and the Veritas Subsidiaries, and Veritas agrees that upon the request of Digicon, it will furnish to Digicon true, complete and correct copies of any documents referred to in such lists:

     (a) Real Estate. All real property and structures thereon owned, leased or subject to a contract of purchase and sale, or lease commitment, with a description of the nature and amount of any Encumbrance thereon;

     (b) Insurance. All insurance policies or bonds currently maintained, including title insurance policies, including those covering properties, buildings, machinery, equipment, fixtures, employees and operations, as well as a listing of any premiums, audit adjustments or retroactive adjustments due or pending on such policies or any predecessor policies;

     (c) Material Contracts. All contracts which involve, or may involve, aggregate payments by any party thereto of $500,000 or more, which are to be performed in whole or in part after the Effective Time;

     (d) Employee Compensation Plans. All bonus, incentive compensation, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements together with copies of the most recent reports



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

with respect to such plans, arrangements, or trust agreements filed with any Governmental Entity and all tax determination letters that have been received with respect to such plans;

     (e) Employee Agreements. Any collective bargaining agreements with any labor union or other representative of employees, including amendments, supplements, and all employment and consulting agreements;

     (f) Patents. All patents, trademarks, copyrights and other material intellectual property rights owned, licensed or used;

     (g) Trade Names. All trade names and fictitious names used or held, whether and where such names are registered and where used;

     (h) Promissory Notes. All long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements, and any other agreements relating thereto or with respect to collateral securing the same; and

     (i) Guaranties. All indebtedness, liabilities and commitments of others and as to which it is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) and all letters of credit, whether stand-by or documentary, issued by any third party.

     2.12 CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Veritas or the Veritas Subsidiaries under any Veritas Plan (as hereinafter defined) or otherwise, (ii) materially increase any benefits otherwise payable under any Veritas Plan or otherwise or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.13 EMPLOYEE BENEFIT PLANS. Except for health insurance, vacation, severance and similar plans which are set forth in the Veritas Disclosure Letter ("Veritas Plans"), there are no employee benefits plans covering active, former or retired employees of Veritas and the Veritas Subsidiaries. Each Veritas Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations. No Veritas Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no Veritas Plan is intended to be qualified under Section 401(a) of the Code.

     2.14 INTELLECTUAL PROPERTY. Veritas or the Veritas Subsidiaries owns or possesses licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "Veritas Intellectual

Property") that are either material to the business of Veritas or any Veritas Subsidiary or that are necessary for the manufacture, use, license or sale of any services or products manufactured, used, licensed or sold by Veritas or the Veritas Subsidiaries, including all such intellectual property listed in the Veritas Disclosure Letter. The Veritas Intellectual Property is owned or licensed by Veritas or the Veritas Subsidiaries free and clear of any Encumbrance other than such Encumbrances as are listed in the Veritas Disclosure Letter. Except as otherwise indicated in such letter or in the ordinary course of business, neither Veritas nor the Veritas Subsidiaries has granted to any other person any license to use any Veritas Intellectual Property. Neither Veritas nor the Veritas Subsidiaries has received any notice of infringement, misappropriation, or conflict with, the intellectual property rights of others in connection with the use by Veritas or the Veritas Subsidiaries of the Veritas Intellectual Property.

     2.15 TITLE TO PROPERTIES. Except for goods and other property sold, used or otherwise disposed of in the ordinary course of business for fair value, Veritas has good and indefeasible title to all its properties, interests in properties and assets, real and personal, reflected in its October 31, 1995 financial statements, free and clear of any Encumbrance, except (i) Encumbrances reflected in the balance sheet of Veritas dated October 31, 1995,
(ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which Veritas or any Veritas Subsidiary leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Veritas or any Veritas Subsidiary and in respect to which Veritas or a Veritas Subsidiary has not taken adequate steps to prevent a default from occurring. The buildings and premises of Veritas and the Veritas Subsidiaries that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of operating equipment of Veritas and the Veritas Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as to not substantially interfere with the continued use thereof in the conduct of normal operations.

     2.16  ENVIRONMENTAL MATTERS.  Except as set forth in the Veritas Disclosure
Letter:

     (a) Environmental Conditions. There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any property presently or previously owned or leased by Veritas or the Veritas Subsidiaries that could result in a Material Adverse Effect on Veritas;

     (b) Permits, etc. Veritas and the Veritas Subsidiaries have in full force and effect all environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder;



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     (c)   Compliance.  Veritas' and the Veritas Subsidiaries' operations and use of their assets do not violate any applicable United States or Canadian or other federal, provincial, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, or (c) the regulation of any pollutants, contaminants, waste, substances (whether or not hazardous or toxic), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 1609 et seq.) the Clean Water Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (17 U.S.C. Section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 201 and Section 300f et seq.), the Rivers and Harbors Act (33 U.S.C. Section 401 et seq.), the Oil Pollution Act (33 U.S.C.
Section 2701 et seq.) and analogous, Canadian, foreign, provincial, state and local provisions, as any of the foregoing may have been amended or supplemented from time to time (collectively the "Applicable Environmental Laws"), except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on Veritas;

     (d) Past Compliance. None of the operations or assets of Veritas or the Veritas Subsidiaries has ever been conducted or used by Veritas or the Veritas Subsidiaries in such a manner as to constitute a violation of any of the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on Veritas;

     (e) Environmental Claims. No notice has been served on Veritas or any Veritas Subsidiaries from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, would not result in a Material Adverse Effect on Veritas;

     (f) Renewals. Veritas does not know of any reason it or Digicon would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of Veritas' or the Veritas Subsidiaries' assets for their current purposes and uses; and

     (g) Asbestos and PCBs. No asbestos or polychlorinated biphenyls ("PCBs") are currently being used or have ever been used by Veritas or the Veritas Subsidiaries in their operations or on their properties.

     2.17 COMPLIANCE WITH OTHER LAWS. Except as set forth in the Veritas Disclosure Letter, neither Veritas nor any Veritas Subsidiary is in violation of or in default with respect to, or in alleged violation of or alleged default with respect to any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any



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

Governmental Entity, except for violations which, either singly or in the aggregate, do not and are not expected to result in a Material Adverse Effect on Veritas.

     2.18 TAXES. Except with respect to failures which, in the aggregate, would not result in a Material Adverse Effect on Veritas, proper and accurate federal, provincial, state and local income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by Veritas and each of the Veritas Subsidiaries for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by Veritas or a Veritas Subsidiary; and the tax provision reflected in Veritas' financial statements as of October 31, 1995, is adequate, in accordance with Canadian generally accepted accounting principles, to cover liabilities of Veritas and the Veritas Subsidiaries at the date thereof for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to Veritas and the Veritas Subsidiaries or their assets or businesses. No waiver of any statute of limitations executed by Veritas or a Veritas Subsidiary with respect to any tax is in effect for any period. Except as set forth in the Veritas Disclosure Letter, Veritas has not received any notice of reassessment from Revenue Canada. There are no tax liens on any assets of Veritas or the Veritas Subsidiaries except for taxes not yet currently due and those which could not reasonably be expected to result in a Material Adverse Effect on Veritas.

     2.19 VOTE REQUIRED. Except as may be provided in the Interim Order, at the Veritas Meetings at which quorums are present, (i) the affirmative vote of the holders of two-thirds of the Veritas Common Shares present is required and (ii) the affirmative vote of two-thirds of the Veritas Options present is required, in each case, to approve this Agreement, the Arrangement and the consummation of the transactions contemplated hereby.

     2.20 POOLING MATTERS. Neither Veritas nor any of its affiliates has taken or agreed to take any action that, without giving effect to any action taken or agreed to be taken by Digicon or any of its affiliates, would prevent Digicon from accounting for the business combination to be effected by the Arrangement as a pooling of interests.

     2.21 BROKERS AND FINDERS. Other than Rauscher Pierce Refsnes, Inc. in accordance with the terms of its engagement letter in its final form, a copy of which has previously been provided to Digicon, none of Veritas or any of the Veritas Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

     2.22 DISCLOSURE. No representation or warranty made by Veritas in this Agreement, nor any document, written information, statement, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by Veritas or its representatives pursuant hereto or in



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

connection with the transactions contemplated hereby, when taken together, contained any untrue statement of a material fact when made, or omitted to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

     2.23 FAIRNESS OPINION. Veritas' board of directors has received a written opinion from Rauscher Pierce Refsnes, Inc. that the Exchange Ratio is fair to Veritas' shareholders from a financial point of view.

     2.24 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon Veritas or any Veritas Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Veritas or any Veritas Subsidiary, any acquisition of property by Veritas or any Veritas Subsidiary or the conduct of business by Veritas or any Veritas Subsidiary as currently conducted.

     2.25 BOOKS AND RECORDS. The books, records and accounts of Veritas and the Veritas Subsidiaries (a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Veritas and the Veritas Subsidiaries and (c) accurately and fairly reflect the basis for the Veritas financial statements. Veritas has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles or any other criteria applicable to such statements and (ii) to maintain accountability for assets.

                                 ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF DIGICON

     Except as set forth in a letter dated the date of this Agreement and delivered by Digicon to Veritas concurrently herewith (the "Digicon Disclosure Letter"), Digicon hereby represents and warrants to Veritas that:

     3.1 ORGANIZATION AND STANDING. Digicon and each partnership, joint venture, corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by Digicon (the "Digicon Subsidiaries"), is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has full requisite power and authority to carry on its business as it is currently conducted, and to own, lease and operate the properties currently owned, leased and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of



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


the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Digicon. The Digicon Disclosure Letter sets forth a complete list of the Digicon Subsidiaries, the percentage of each subsidiary's outstanding capital stock or other ownership interest owned by Digicon or another Digicon Subsidiary (and a description of any Encumbrance on such stock or other ownership interest) and a complete list of each jurisdiction in which each of Digicon and each Digicon Subsidiary is duly qualified and in good standing to do business.

     3.2   AGREEMENT AUTHORIZED AND ITS EFFECT ON OTHER OBLIGATIONS.   Digicon
has all requisite corporate power and authority to enter into this Agreement and, subject to approval of Digicon's stockholders as provided in this Agreement, to perform its obligations hereunder and to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Digicon and, subject to approval of Digicon's stockholders as provided in this Agreement, the consummation by Digicon of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Digicon. This Agreement has been duly executed and delivered by Digicon and is the valid and binding obligation of Digicon, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. Neither the execution, delivery and performance of this Agreement or the Arrangement by Digicon, nor the consummation of the transactions contemplated hereby or thereby by Digicon nor compliance with the provisions hereof or thereof by Digicon will: (i) conflict with, or result in any violations of, the certificate of incorporation or bylaws of Digicon or any equivalent document of any of the Digicon Subsidiaries, or (ii) result in any breach of or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any Encumbrance upon any of the material properties or assets of Digicon or any of the Digicon Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Digicon or any of the Digicon Subsidiaries or their respective properties or assets, other than any such breaches, defaults, losses, or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Digicon. Without limiting the generality of the foregoing, upon the consummation of the Arrangement, except as contemplated by Section 5.1(1) hereof, no person or group of persons shall have any right, contingent or otherwise, to elect, designate or appoint any director of Digicon and no person or group of persons shall have any right, contingent or otherwise that is inconsistent with the provisions of Section 5.1(l).

     3.3 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required to be obtained by Digicon or any of the Digicon Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the Commissions and the mailing to stockholders of Digicon of the Joint Proxy Statement relating to the Digicon Stockholders Meeting, (ii) the furnishing to the SEC of SEC Filings; (iii) approval by the Court of the Arrangement and the filings of the articles of arrangement and other required arrangement or other documents as required by the ABCA; (iv) such filings, authorizations, orders and approvals as may be required under state "control share acquisition," "anti-takeover" or other similar statutes, any other applicable federal, provincial or state securities laws and the rules of the ASE or the TSE; (v) such filings and notifications as may be necessary under the HSR Act; (vi) such notices and filings as may be necessary under the Investment Canada Act and under the Competition Act (Canada); and (vii) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent Digicon from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on Digicon.

     3.4 CAPITALIZATION. The authorized capital stock of Digicon consists of 20,000,000 common shares, $.01 par value ("Digicon Common Stock," which term shall include for all purposes of this Agreement the related preferred share purchase rights issuable under that certain "Rights Agreement" dated as of March 15, 1996, between Digicon and Chemical Mellon Shareholder Services, L.L.C., as Rights Agent) and 1,000,000 shares of preferred stock, par value $.01 per share ("Digicon Preferred Stock"). As of April 30, 1996, there were 11,123,422 shares of Digicon Common Stock outstanding, and 1,356,401 shares of Digicon Common Stock were reserved for issuance upon the exercise of stock options outstanding under Digicon's stock option plans and upon the exercise of outstanding warrants; at the same date, no shares of Digicon Preferred Stock were outstanding and 250,000 shares had been designated as Class A Preferred Stock and reserved for issuance pursuant to the Rights Agreement.

     3.5 SECURITIES REPORTS AND FINANCIAL STATEMENTS. Digicon has filed all forms, reports and documents required to be filed by it by the SEC or pursuant to relevant United States securities statutes, regulations, policies and rules (collectively, the "Digicon Securities Reports"), all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the Digicon Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Digicon contained in the Digicon Securities Reports complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the relevant United States securities statutes with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable laws, rules or regulations) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of Digicon and its consolidated Digicon Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. There has been no change in Digicon's accounting policies or the methods of making accounting estimates or changes in estimates that are material to such financial statements, except as described in the notes thereto.

     3.6 LIABILITIES. Digicon and the Digicon Subsidiaries do not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations, other than those (i) disclosed in the Digicon Securities Reports, (ii) set forth in the Digicon Disclosure Letter or (iii) incurred in the ordinary course of business since July 31, 1995.

     3.7 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Digicon for inclusion or incorporation by reference in the Joint Proxy Statement (and, if filed, the Form S-3) will, at the time the Joint Proxy Statement is mailed to the shareholders of Digicon and at the time of the Digicon Stockholders Meeting (and, if filed, at the time the Form S-3 is declared effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of applicable United States securities laws and the rules and regulations of the SEC.

     3.8 NO DEFAULTS. Neither Digicon nor any Digicon Subsidiary is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) its charter documents or bylaws; (ii) any judgment, decree or order applicable to it; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, material contract, agreement, lease, license or other instrument to which Digicon or any Digicon Subsidiary is now a party or by which it or any of its properties or assets may be bound, except in the case of item (iii) for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on Digicon.

     3.9 LITIGATION; INVESTIGATIONS. There is no claim, action, suit or proceeding pending or, to the knowledge of Digicon, threatened, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on Digicon, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Digicon or any of the Digicon Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect. There is no investigation pending or, to the knowledge of Digicon, threatened, against Digicon or any of the Digicon Subsidiaries before any Governmental Entity.

     3.10 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in the Digicon Disclosure Letter, other than as a result of the transactions contemplated by this Agreement, since July 31, 1995, there has not been:

     (a) Financial Change. Any material adverse change in the financial condition, backlog, operations, assets, liabilities or business of Digicon or the Digicon Subsidiaries;

     (b) Property Damage. Any material damage, destruction, or loss to the business or properties of Digicon or the Digicon Subsidiaries (whether or not covered by insurance);

     (c) Dividends or Redemptions. Any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of Digicon, or any direct or indirect redemption, purchase or any other acquisition by Digicon of any such stock;

     (d) Capitalization Change. Any change in the capital stock or in the number of shares or classes of Digicon's authorized or outstanding capital stock as described in Section 3.4 (other than as a result of exercises currently outstanding options or warrants to purchase Digicon Common Stock);

     (e) Labor Matters. Any labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any employees of Digicon or any Digicon Subsidiary or any campaign being conducted to solicit authorization from employees to be represented by such labor union; or

     (f) Other Material Changes. Any other event or condition known to Digicon particularly pertaining to and adversely affecting the operations, assets or business of Digicon or the Digicon Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a Material Adverse Effect on Digicon.

     3.11 ADDITIONAL DIGICON INFORMATION. The Digicon Disclosure Letter contains true, complete and correct lists of the following items with respect to Digicon and the Digicon Subsidiaries, and Digicon agrees that upon the request of Veritas, it will furnish to Veritas true, complete and correct copies of any documents referred to in such lists:

     (a) Real Estate. All real property and structures thereon owned, leased or subject to a contract of purchase and sale, or lease commitment, with a description of the nature and amount of any Encumbrance thereon;

     (b) Insurance. All insurance policies or bonds currently maintained, including title insurance policies, including those covering properties, buildings, machinery, equipment, fixtures, employees and operations, as well as a listing of any premiums, audit adjustments or retroactive adjustments due or pending on such policies or any predecessor policies;

     (c) Material Contracts. All contracts which involve, or may involve, aggregate payments by any party thereto of $500,000 or more, which are to be performed in whole or in part after the Effective Time;

     (d) Employee Compensation Plans. All bonus, incentive compensation, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements, together with copies of the most recent reports


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


with respect to such plans, arrangements, or trust agreements filed with any Governmental Entity and all tax determination letters that have been received with respect to such plans;

     (e) Employee Agreements. Any collective bargaining agreements with any labor union or other representative of employees, including amendments, supplements, and all employment and consulting agreements;

     (f) Patents. All patents, trademarks, copyrights and other material intellectual property rights owned, licensed or used;

     (g) Trade Names. All trade names and fictitious names used or held, whether and where such names are registered and where used;

     (h) Promissory Notes. All long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements, and any other agreements relating thereto or with respect to collateral securing the same; and

     (i) Guaranties. All indebtedness, liabilities and commitments of others and as to which it is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) and all letters of credit, whether stand-by or documentary, issued by any third party.

     3.12 CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Digicon or the Digicon Subsidiaries under any Digicon Plan (as hereinafter defined) or otherwise (ii) materially increase any benefits otherwise payable under any Digicon Plan or otherwise or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.13 EMPLOYEE BENEFIT PLANS. All employee benefits plans covering active, former or retired employees of Digicon and the Digicon Subsidiaries are listed in the Digicon Disclosure Letter (the "Digicon Plans"). Digicon has made available to Veritas a copy of each Digicon Plan, any related trust agreement and annuity or insurance contract, if any, and each plan's most recent annual report filed with the Internal Revenue Service, if any, and: (i) each Digicon Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability; (ii) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof and no past service funding liabilities exist thereunder; (iii) each Digicon Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last


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


qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (iv) to the extent applicable, the Digicon Plans comply, in all material respects, with the requirements of ERISA, and the Code, and any Digicon Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status; (v) no Digicon Plan is covered by Title IV of ERISA or Section 412 of the Code; (vi) there are no pending or anticipated material claims against or otherwise involving any of the Digicon Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Digicon Plan activities) has been brought against or with respect to any Digicon Plan; (vii) all material contributions, reserves or premium payments, required to be made as of the date hereof to the Digicon Plans have been made or provided for; (viii) neither Digicon nor any Digicon Subsidiary has incurred any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Digicon, any Digicon Subsidiary or any entity which is considered one employer with Digicon under Section 4001 of ERISA; (ix) neither Digicon nor any Digicon Subsidiary has incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA; and (x) neither Digicon nor any Digicon Subsidiary has any obligations for retiree health and life benefits under any Digicon Plan, except as set forth on the Digicon Disclosure Letter and there are no restrictions on the rights of Digicon or the Digicon Subsidiaries to amend or terminate any such Digicon Plan without incurring any liability thereunder.

     3.14 INTELLECTUAL PROPERTY. Digicon or the Digicon Subsidiaries owns or possesses licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "Digicon Intellectual Property") that are either material to the business of Digicon or any Digicon Subsidiary or that are necessary for the manufacture, use, license or sale of any services or products manufactured, used, licensed or sold by Digicon or the Digicon Subsidiaries, including all such intellectual property listed in the Digicon Disclosure Letter. The Digicon Intellectual Property is owned or licensed by Digicon or the Digicon Subsidiaries free and clear of any Encumbrance other than such Encumbrances as are listed in the Digicon Disclosure Letter. Except as otherwise indicated in such letter or in the ordinary course of business, neither Digicon nor the Digicon Subsidiaries has granted to any other person any license to use any Digicon Intellectual Property. Neither Digicon nor the Digicon Subsidiaries has received any notice of infringement, misappropriation, or conflict with, the intellectual property rights of others in connection with the use by Digicon or the Digicon Subsidiaries of the Digicon Intellectual Property.

     3.15 TITLE TO PROPERTIES. Except for goods and other property sold, used or otherwise disposed of in the ordinary course of business for fair value, Digicon has good and indefeasible title to all its properties, interests in properties and assets, real and personal, reflected in its July 31, 1995 financial statements, free and clear of any Encumbrance, except (i) Encumbrances reflected in the balance sheet of Digicon dated July 31, 1995,
(ii) liens for current taxes not yet due and payable, and

(iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which Digicon or any Digicon Subsidiary leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Digicon or any Digicon Subsidiary and in respect to which Digicon or a Digicon Subsidiary has not taken adequate steps to prevent a default from occurring. The buildings and premises of Digicon and the Digicon Subsidiaries that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of operating equipment of Digicon and the Digicon Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as to not substantially interfere with the continued use thereof in the conduct of normal operations.

     3.16  ENVIRONMENTAL MATTERS.  Except as set forth in the Digicon Disclosure
Letter:

     (a) Environmental Conditions. There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any property presently or previously owned or leased by Digicon or the Digicon Subsidiaries that could result in a Material Adverse Effect on Digicon.

     (b) Permits, etc. Digicon and the Digicon Subsidiaries have in full force and effect all environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder.

     (c) Compliance. Digicon's and the Digicon Subsidiaries' operations and use of their assets do not violate any applicable United States or Canadian or other federal, provincial, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, or (c) the regulation of any pollutants, contaminants, waste, substances (whether or not hazardous or toxic), including, without limitation, the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on Digicon.

     (d) Past Compliance. None of the operations or assets of Digicon or the Digicon Subsidiaries has ever been conducted or used by Digicon or the Digicon Subsidiaries in such a manner as to constitute a violation of any of the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not result in a Material Adverse Effect on Digicon.

     (e) Environmental Claims. No notice has been served on Digicon or any Digicon Subsidiaries from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, would not result in a Material Adverse Effect on Digicon.

     (f) Renewals. Digicon does not know of any reason it would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of Digicon's or the Digicon Subsidiaries' assets for their current purposes and uses.

     (g) Asbestos and PCBs. No asbestos or PCBs are currently being used or have ever been used by Digicon or the Digicon Subsidiaries in their operations or on their properties.

     3.17 COMPLIANCE WITH OTHER LAWS. Except as set forth in the Digicon Disclosure Letter, neither Digicon nor any Digicon Subsidiary is in violation of or in default with respect to, or in alleged violation of or alleged default with respect to any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any Governmental Entity, except for violations which, either singly or in the aggregate, do not and are not expected to result in a Material Adverse Effect on Digicon.

     3.18 TAXES. Except with respect to failures which, in the aggregate, would not result in a Material Adverse Effect on Digicon, proper and accurate federal, state and local income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by Digicon and each of the Digicon Subsidiaries for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by Digicon or a Digicon Subsidiary; and the tax provision reflected in Digicon's financial statements as of July 31, 1995, is adequate, in accordance with United States generally accepted accounting principles, to cover liabilities of Digicon and the Digicon Subsidiaries at the date thereof for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to Digicon and the Digicon Subsidiaries or their assets or businesses. No waiver of any statute of limitations executed by Digicon or a Digicon Subsidiary with respect to any tax is in effect for any period. The income tax returns of Digicon and the Digicon Subsidiaries have never been examined by the Internal Revenue Service. There are no tax liens on any assets of Digicon or the Digicon Subsidiaries except for taxes not yet currently due and those which could not reasonably be expected to result in a Material Adverse Effect on Digicon.

     3.19 VOTE REQUIRED. At a stockholders meeting at which a quorum is present, (i) the affirmative vote of the holders of a majority of the outstanding shares of Digicon Common Stock present at the meeting is required to approve the issuance of the Digicon Common Stock pursuant


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

to this Agreement upon exchange of the Exchangeable Shares and (ii) the affirmative vote of the holders of a majority of the issued and outstanding shares of Digicon Common Stock is necessary to approve the Digicon Restated Charter.

     3.20 POOLING MATTERS. Neither Digicon nor any of its affiliates has taken or agreed to take any action that, without giving effect to any action taken or agreed to be taken by Veritas or any of its affiliates, would prevent Veritas from accounting for the business combination to be effected by the Arrangement as a pooling of interests.

     3.21 BROKERS AND FINDERS. Other than PaineWebber Incorporated in accordance with the terms of its engagement letter in its final form, a copy of which has previously been provided to Veritas, none of Digicon or any of the Digicon Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

     3.22 DISCLOSURE. No representation or warranty made by Digicon in this Agreement, nor any document, written information, statement, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by Digicon or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contained any untrue statement of a material fact when made, or omitted to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

     3.23 FAIRNESS OPINION. Digicon's board of directors has received a written opinion from PaineWebber Incorporated that the Exchange Ratio is fair to Digicon's stockholders from a financial point of view.

     3.24 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon Digicon or any Digicon Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Digicon or any Digicon Subsidiary, any acquisition of property by Digicon or any Digicon Subsidiary or the conduct of business by Digicon or any Digicon Subsidiary as currently conducted.

     3.25 BOOKS AND RECORDS. The books, records and accounts of Digicon and the Digicon Subsidiaries (a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Digicon and the Digicon Subsidiaries and (c) accurately and fairly reflect the basis for the Digicon financial statements. Digicon has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with United States generally accepted accounting principles or any other criteria applicable to such statements and (ii) to maintain accountability for assets.

                                 ARTICLE IV
                       OBLIGATIONS PENDING EFFECTIVE DATE

     4.1 AGREEMENTS OF DIGICON AND VERITAS. Digicon and Veritas agree to take the following actions after the date hereof:

     (a) Regulatory Approvals. Each party will promptly execute and file or join in the execution and filing of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity which may be reasonably required, or which the other party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each party will use its commercially reasonable efforts to promptly obtain such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, each party shall make all required filings with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ"), a pre-merger notification report under the HSR Act and shall make such filings as are necessary under the Investment Canada Act and the Competition Act (Canada).

     (b) Access to Information. Each party will allow the other and its agents reasonable access to the files, books, records and offices of the other and the other's subsidiaries, including, without limitation, any and all information relating to such party's tax matters, contracts, leases, licenses and real, personal and intangible property and financial condition. Each party will cause its accountants to cooperate with the other in making available to the other party all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to tax matters and financial statements prepared or audited by such accountants.

     (c) Joint Proxy Statement. Digicon and Veritas shall cooperate in the preparation and prompt filing of the Joint Proxy Statement (and, if required, the Form S-3) with the SEC;

     (d) Notice of Material Developments. Each of Digicon and Veritas will promptly notify the other in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation and warranty of such party contained in this Agreement untrue or inaccurate in any material respect, (ii) of any Material Adverse Effect on such party and (iii) of any breach by such party of any covenant or agreement contained in this Agreement; and

     (e) Satisfaction of Conditions Precedent. During the term of this Agreement, each of Digicon and Veritas will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article V hereof, and each of Digicon and Veritas will use its commercially reasonable efforts to cause the Arrangement and the other transactions contemplated by this Agreement to be consummated.

     4.2 ADDITIONAL AGREEMENTS OF VERITAS. Veritas agrees that from the date hereof to the Effective Date, it will, and will cause each of the Veritas Subsidiaries to:

     (a) Operate in Ordinary Course. Other than as contemplated by this Agreement, operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it;

     (b) Maintenance of Properties. Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

     (c) Maintenance of Books and Records. Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

     (d) Compliance with Law. Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

     (e) Employment Matters. Not (i) enter into any contracts of employment which (1) cannot be terminated on notice of 14 days or less or (2) provide for any severance payments or benefits covering a period beyond the termination date of such employment contract, except as may be required by law or (ii) amend any employee benefit plan or stock option plan, except as may be required for compliance with applicable law or as contemplated by this Agreement;

     (f) Prohibition of Certain Loans. Not incur any borrowings except (i) the refinancing of indebtedness now outstanding or additional borrowings under its existing revolving credit facilities, (ii) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future, (iii) trade payables incurred in the ordinary course of business, (iv) other borrowings incurred in the ordinary course of business to finance normal operations or (v) as is otherwise agreed to in writing by Digicon;

     (g) Prohibition of Certain Commitments. Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $500,000, in the aggregate, except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, (ii) as may be required by law or
(iii) as is otherwise agreed to in writing by Digicon;

     (h) Disposal of Assets. Not sell, dispose of, or encumber, any property or assets, except (i) in the ordinary course of business, (ii) as may be reasonably required in connection with borrowings under Section 4.2(f), or
(iii) as is otherwise agreed to in writing by Digicon;

     (i) Maintenance of Insurance. Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it;

     (j) No Amendment to Charter Documents, etc. Except as otherwise provided in this Agreement, not amend its charter documents or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

     (k) No Issuance, Sale, or Purchase of Securities. Except as otherwise provided in this Agreement, not issue or sell (except upon the exercise of outstanding options), or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock;

     (l) Prohibition on Dividends. Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

     (m) Supplemental Financial Statements. Deliver to Digicon, within 45 days after the end of each fiscal quarter of Veritas beginning April 30, 1996, and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income, retained earnings and cash flows as of the end of each fiscal quarter of Veritas, and as of the corresponding fiscal quarter of the previous fiscal year. Veritas hereby represents and warrants that such unaudited consolidated financial statements shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements, (ii) present fairly the financial condition of Veritas as at the dates indicated and the results of operations for the respective periods indicated, (iii) shall have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis, except as noted therein and (iv) shall contain all adjustments which Veritas considers necessary for a fair presentation of its results for each respective fiscal period; and

     (n)   Exclusivity; Acquisition Proposals.  Unless and until this
Agreement shall have been terminated by either party pursuant to Article VI hereof, it shall not (and it shall use its best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause to take (or cause any of the Veritas Subsidiaries to take), directly of indirectly, any of the following actions with any party other than Digicon and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any significant part of its business, assets or capital shares whether by arrangement, amalgamation, merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "Acquisition Transaction"), (ii) disclose any information not customarily disclosed to any person concerning its business or properties or afford to any person or entity access to its properties, books or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement relating to an Acquisition Transaction, plan of reorganization, or other agreement calling for the sale of all or any significant part of its business and properties; or
(iv), except as required by law, make or authorize any public statement, recommendation or solicitation with respect to any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Arrangement.

     4.3 ADDITIONAL AGREEMENTS OF DIGICON. Digicon agrees that from the date hereof to the Effective Date, it will, and will cause each of the Digicon Subsidiaries to:

     (a) Operate in Ordinary Course. Other than as contemplated by this Agreement, operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it;

     (b) Maintenance of Properties. Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

     (c) Maintenance of Books and Records. Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

     (d) Compliance with Law. Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

     (e) Employment Matters. Not (i) enter into any contracts of employment which (1) cannot be terminated on notice of 14 days or less or (2) provide for any severance payments or benefits covering a period beyond the termination date of such employment contract, except as may be required by law or (ii) amend any employee benefit plan or stock option plan, except as may be required for compliance with this Agreement or applicable law;

     (f) Prohibition of Certain Loans. Not incur any borrowings except (i) the refinancing of indebtedness now outstanding or additional borrowings under its existing revolving credit facilities, (ii) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future, (iii) trade payables incurred in the ordinary course of business, (iv) other borrowings incurred in the ordinary course of business to finance normal operations or (v) as is otherwise agreed to in writing by Veritas;

     (g) Prohibition of Certain Commitments. Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $500,000, in the aggregate, except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in



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


good operating condition and repair in the ordinary course of business, (ii) as may be required by law or (iii) as is otherwise agreed to in writing by Veritas;

     (h) Disposal of Assets. Not sell, dispose of, or encumber, any property or assets, except (i) in the ordinary course of business, (ii) as may be reasonably required in connection with borrowings under Section 4.3(f), or
(iii) as is otherwise agreed to in writing by Veritas;

     (i) Maintenance of Insurance. Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it;

     (j) No Amendment to Charter Documents, etc. Except as otherwise provided in this Agreement, not amend its charter documents or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

     (k) No Issuance, Sale, or Purchase of Securities. Except as otherwise provided in this Agreement, not issue or sell (except upon the exercise of outstanding options or warrants), or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock;

     (l) Prohibition on Dividends. Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

     (m) Supplemental Financial Statements. Deliver to Veritas, within 45 days after the end of each fiscal quarter of Digicon beginning April 30, 1996, and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income, retained earnings and cash flows as of the end of each fiscal quarter of Digicon, and as of the corresponding fiscal quarter of the previous fiscal year. Digicon hereby represents and warrants that such unaudited consolidated financial statements shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements, (ii) present fairly the financial condition of Digicon as at the dates indicated and the results of operations for the respective periods indicated, (iii) shall have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, except as noted therein and (iv) shall contain all adjustments which Digicon considers necessary for a fair presentation of its results for each respective fiscal period;

     (n) Exclusivity; Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Article VI hereof, it shall not (and it shall use its best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause to take (or cause any of the Digicon Subsidiaries to take), directly of indirectly, any of the following actions with any party other than Veritas and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any Acquisition Transaction, (ii) disclose any information not customarily disclosed to any person concerning its business or properties or afford to any person or entity access to its properties, books or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement relating to an Acquisition Transaction, plan of reorganization, or other agreement calling for the sale of all or any significant part of its business and properties; or (iv) except as may be required by law, make or authorize any public statement, recommendation or solicitation with respect to any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Arrangement; and

     (o) Listings. Use its commercially reasonable efforts to cause (i) the shares of Digicon Common Stock to be listed upon the Closing on the NYSE and the TSE and (ii) with the cooperation and assistance of Veritas, the Exchangeable Shares to be listed on a mutually acceptable Canadian stock exchange.

                                  ARTICLE V
                      CONDITIONS PRECEDENT TO OBLIGATIONS

     5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF VERITAS. The obligations of Veritas to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Veritas in the manner contemplated by this Agreement before the Effective Date:

     (a) Representations and Warranties of Digicon True at Effective Date. The representations and warranties of Digicon herein contained to the extent qualified as to materiality shall be accurate in all respects, and to the extent not so qualified shall be accurate in all material respects at the Effective Date, with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; Digicon shall have performed and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by Digicon before the Effective Date; and Digicon shall have delivered to Veritas a certificate, dated the Effective Date and signed by its chairman of the board or its president, and by its chief financial or accounting officer, and its secretary, to both such effects;

     (b) Opinion of Digicon Counsel. Veritas shall have received opinions, dated as of the Effective Date, from Porter & Hedges, L.L.P., United States counsel for Digicon, and from Burnet, Duckworth & Palmer, Canadian counsel for Digicon in form and substance satisfactory to Veritas;

     (c) Consents of Certain Parties in Privity with Digicon. Veritas shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of all material contracts and leases of Digicon and for Digicon to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect on Digicon;

     (d) Shareholder Approval. This Agreement, the Arrangement and the other transactions contemplated hereby shall have been approved and adopted by the Veritas shareholders and optionholders in accordance with applicable law and Veritas' articles of amalgamation and bylaws, and Veritas shall not have received on or prior to the Effective Time notice from the holders of more than 5% of the Veritas Common Shares of their intention to exercise their rights of dissent under section 184 of the ABCA;

     (e) Digicon Approvals. The issuance of Digicon Common Stock from time to time upon the exchange of the Exchangeable Shares shall have been approved by the Digicon stockholders in accordance with the rules of the ASE, with applicable law and Digicon's certificate of incorporation and bylaws, and the Digicon stockholders shall have approved the other proposals described in
Section 7.1 hereof;

     (f) No Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Arrangement shall have been issued by any Canadian or United States federal, provincial or state court and remain in effect, nor shall any proceeding seeking any of the foregoing be pending. There shall be no order, decree or ruling by any governmental agency or threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Arrangement, which would prohibit or render illegal the transactions contemplated by this Agreement;

     (g) Tax Opinion. Veritas shall have received an opinion in form and substance satisfactory to Veritas of Felesky Flynn, tax counsel for Veritas, to the effect that the Arrangement will be generally treated for Canadian federal income tax purposes as a reorganization of capital for those Veritas shareholders who hold their Veritas Common Shares as capital property for purposes of the ITA;

     (h) Pooling Matters. Veritas shall have received from Deloitte & Touche and Price Waterhouse an opinion, in form and substance satisfactory to Veritas and Digicon, that the Arrangement will be treated as a "pooling of interests" for accounting purposes. In addition, no event shall have occurred which would establish with reasonable certainty that the Arrangement will not be treated as a "pooling of interests" for accounting purposes;

     (i) Court Approval. The Court shall have issued its final order approving the Arrangement in form and substance satisfactory to Digicon and Veritas (such approvals not to be unreasonably withheld or delayed by Digicon or Veritas) and reflecting the terms hereof;

     (j) Commissions, etc. All necessary orders shall have been obtained from the Commissions and other relevant United States and Canadian securities regulatory authorities in connection with the Arrangement. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of particular assets or businesses of Veritas or Digicon. Digicon and Veritas shall each have filed all notices and information (if any) required under Part IX of the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired or the parties shall have received an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) setting out that the Director under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the Arrangement. The Arrangement shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act in respect of the Arrangement, to the extent such allowance or approval is required, on terms and conditions satisfactory to the parties;

     (k) SEC Filings. The Form S-3, if filed, shall have been declared effective under the Securities Act and shall not be the subject of any stop-order or proceedings seeking a stop-order, and the Joint Proxy Statement shall on the Closing Date not be subject to any similar proceedings commenced or threatened by the SEC or the Commissions;

     (l) Election of Digicon Board and Nominating Committee. At or prior to the Effective Time, (i) such number of directors of Digicon shall resign or be removed such that there shall be no more than six directors of Digicon ("Digicon Designees") serving in such a capacity, (ii) the size of the board of directors of Digicon shall be increased so that it shall initially consist of ten directors and (iii) a nominating committee (the "Nominating Committee") will be created. At the Effective Time, four individuals designated by Veritas (the "Veritas Designees") shall be elected to the board of directors of Digicon. The Nominating Committee (i) shall consist initially of two outside directors who are Veritas Designees and two outside directors who are Digicon Designees, (ii) shall take action by the vote of a majority of its authorized number of members and (iii) shall nominate directors for election for not less than the two annual stockholder meetings of Digicon (or special meetings in lieu thereof) following the Closing. Any member of the Nominating Committee who ceases to be such a member (whether by reason of resignation from the Nominating Committee or death, disability, removal or resignation as a director or otherwise) shall be promptly replaced with a Digicon director designated by a majority of the Veritas Designees or the Digicon Designees, as applicable. Digicon shall put forth those individuals nominated by the Nominating Committee for election to its board of directors and will solicit proxies for its stockholder's meetings in favor of the election of each such individual.

     (m) Redemption of Rights. Digicon shall have given a binding notice of redemption of the Rights (as therein defined) under the Rights Agreement in accordance with Section 23 of the Rights Agreement, and shall have taken any other action required under the Rights Agreement and applicable law such that the only right at the Effective Time and thereafter of the holders of Rights shall be to receive the Redemption Price (as defined in the Rights Agreement) for each Right so held.

     (n) Chief Executive Officer. The board of directors of Digicon shall have taken such action as may be necessary in the reasonable opinion of Veritas to confer upon David B. Robson ("Robson") at the Effective Date the positions and titles of Chairman of the Board and Chief Executive Officer of Digicon;

     (o) Listings. The Digicon Common Stock shall have been approved for listing on the TSE, and the Exchangeable Shares shall be listed on a reasonably acceptable Canadian stock exchange, in each case subject to notice of issuance; and

     (p) Certificates and Resolutions. Veritas shall have received such other certificates and resolutions of Digicon as may be reasonably required in connection with the consummation of this Agreement.

     5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF DIGICON. The obligations of Digicon to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Digicon in the manner contemplated by this Agreement before the Effective Date:

     (a) Representations and Warranties of Veritas True at Effective Date. The representations and warranties of Veritas herein contained to the extent qualified as to materiality shall be accurate in all respects, and to the extent not so qualified shall be accurate in all material respects at the Effective Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; Veritas shall have performed and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by Veritas before the Effective Date; and Veritas shall have delivered to Digicon a certificate, dated the Effective Date and signed by its chairman of the board or its president, and by its chief financial or accounting officer, and its secretary, to both such effects;

     (b) Opinion of Veritas Counsel. Digicon shall have received opinions, dated as of the Effective Date, from Vinson & Elkins, L.L.P., United States counsel to Veritas, and Bennett Jones Verchere, Canadian counsel to Veritas, in form and substance satisfactory to Digicon;

     (c) Consents of Certain Parties in Privity with Veritas. Digicon shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of all material contracts and leases of Veritas and for Veritas to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect on Veritas;

     (d) Stockholder Approval. The issuance of Digicon Common Stock from time to time upon the exchange of the Exchangeable Shares and the other proposals described in Section 7.1 shall have been approved by the Digicon stockholders in accordance with the rules of the ASE, applicable law and Digicon's certificate of incorporation and bylaws;

     (e) Veritas Approvals. This Agreement and the Arrangement shall have been approved and adopted by the Veritas shareholders and optionholders in accordance with applicable law and Veritas' articles of amalgamation and bylaws, and Veritas shall not have received on or prior to the Effective Time notice from the holders of more than 5% of the Veritas Common Shares of their



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

intention to exercise their rights of dissent under Section 184 of the ABCA. In addition, the Veritas stockholders shall have approved the other proposals described in Section 7.1 hereof;

     (f) No Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Arrangement shall have been issued by any Canadian or U.S. federal, provincial or state court and remain in effect, nor shall any proceeding seeking any of the foregoing be pending. There shall be no order, decree or ruling by any governmental agency or threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Arrangement, which would prohibit or render illegal the transactions contemplated by this Agreement;

     (g) Pooling Matters. Digicon shall have received from Deloitte & Touche and Price Waterhouse an opinion, in form and substance satisfactory to Digicon and Veritas, that the Arrangement will be treated as a "pooling of interests" for accounting purposes. In addition, no event shall have occurred which would establish with reasonable certainty that the Arrangement will not be treated as a "pooling of interests" for accounting purposes;

     (h)   Court Approval.  The Court shall have issued its final order
approving the   Arrangement in form and substance satisfactory to Veritas and
Digicon (such approvals not to be unreasonably withheld or delayed by Veritas or Digicon) and reflecting the terms hereof;

     (i) Commissions, etc. All necessary orders shall have been obtained from the Commissions and other relevant United States and Canadian securities regulatory authorities in connection with the Arrangement. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of particular assets or businesses of Digicon or Veritas. Veritas and Digicon shall each have filed all notices and information (if any) required under Part IX of the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired or the parties shall have received an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) setting out that the Director under such Act is satisfied he would not have sufficient grounds on which to apply for an order in respect of the Arrangement. The Arrangement shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act in respect of the Arrangement, to the extent such allowance or approval is required, on terms and conditions satisfactory to the parties;

     (j) SEC Filings. The Form S-3, if filed, shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop-order and the Joint Proxy Statement shall on the Closing Date not be subject to any similar proceedings commenced or threatened by the SEC or the Commissions; and

     (k) Certificates and Resolutions. Digicon shall have received such other certificates and resolutions of Veritas as may be reasonably required in connection with the consummation of this Agreement.

                                 ARTICLE VI
                                 TERMINATION

     6.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the transactions contemplated hereby by the stockholders of Digicon or Veritas, as follows:

     (a)   by mutual agreement of Veritas and Digicon;

     (b) by Veritas, if there has been a breach by Digicon of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Digicon, or if any representation or warranty of Digicon shall have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Digicon, and which Digicon fails to cure within 15 business days after written notice thereof from Veritas (except that no cure period shall be provided for a breach by Digicon which by its nature cannot be cured);

     (c) by Digicon, if there has been a breach by Veritas of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Veritas, or if any representation or warranty of Veritas shall have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Veritas, and which Veritas fails to cure within 15 business days after written notice thereof from Digicon (except that no cure period shall be provided for a breach by Veritas which by its nature cannot be cured);

     (d) by either party if the shareholders of Veritas do not approve the Arrangement (and the other matters to be approved at such meeting as provided in Section 7.1 hereof) at the Veritas Shareholders Meeting or the stockholders of Digicon do not approve at the Digicon Stockholders Meeting the issuance of Digicon Common Stock issuable upon the exchange of the Exchangeable Shares (and the other matters to be approved at such meeting as provided in Section 7.1 hereof);

     (e) by either party, if all the conditions for Closing the Arrangement shall not have been satisfied or waived on or before 5:00 p.m., Houston, Texas time on September 30, 1996, other than as a result of a breach of this Agreement by the terminating party; or

     (f) by either Digicon or Veritas if any suit, action, or other proceeding shall be pending or threatened by any United States or Canadian federal, provincial or state government before any Governmental Entity, in which it is sought to restrain, prohibit, or otherwise affect the consummation of the transactions contemplated hereby.




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


     6.2   NOTICE OF TERMINATION.  Any termination of this Agreement under
Section 6.1 above will be effective by the delivery of written notice by the terminating party to the other party hereto.

     6.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Veritas or Digicon as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Digicon or Veritas or their respective officers or directors, except that (i) the provisions of the Confidentiality Agreement dated February 27, 1996 shall survive any such termination and abandonment, and (ii) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

                                 ARTICLE VII
                            ADDITIONAL AGREEMENTS

     Digicon and Veritas each agree to take the following actions after the execution of this Agreement.

     7.1 MEETINGS. Veritas and Digicon shall each duly call a meeting of its stockholders and/or optionholders, as applicable, to be held within 45 days after the SEC has indicated that it has no further comments on the Joint Proxy Statement for the purpose of (a) in the case of Veritas, voting upon (i) the Plan of Arrangement and the transactions contemplated hereby and thereby, and
(b) in the case of Digicon, voting upon (i) a proposal to approve the issuance of such number of shares of Digicon Common Stock as are necessary to consummate the Arrangement, (ii) a proposal that upon the Effective Date the corporate name of Digicon shall be changed to "Veritas DGC Inc.," (iii) a proposal to adopt the Digicon Restated Charter and effect the reclassification of the currently outstanding shares of Digicon Common Stock and (iv) such other matters relating to the Arrangement, if any, as shall be legally required in the reasonable opinion of Digicon; and each shall, through its board of directors, recommend to their stockholders approval of such matters and shall coordinate and cooperate with respect to the timing of such meetings.

     7.2 THE CLOSING. Subject to the termination of this Agreement as provided in Article VI, the Closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Bennett Jones Verchere, Calgary, Alberta, Canada on a date (the "Closing Date") and at a time to be mutually agreed upon by the parties, which date shall be no later than the fifth business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by Veritas and Digicon. Concurrently with the Closing, the Plan of Arrangement will be filed with the Registrar under the ABCA.

     7.3   ANCILLARY DOCUMENTS/RESERVATION OF SHARES.

     (a) Provided all other conditions of this Agreement have been satisfied or waived, Veritas shall, on the Closing Date, file Articles of Arrangement pursuant to Part 15 of the ABCA to give


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

effect to the Plan of Arrangement, such Articles of Arrangement to contain share conditions for Exchangeable Shares substantially in the form of those contained in EXHIBIT A hereto.

     (b)   On the Effective Date:

     (i) Digicon shall execute and deliver a Support Agreement containing the terms and conditions set forth in EXHIBIT D hereto, together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably;

     (ii) Digicon, Veritas and a Canadian trust company to be mutually agreeable to Digicon and Veritas, acting reasonably, shall execute and deliver a Voting and Exchange Trust Agreement containing the terms and conditions set forth in EXHIBIT E hereto, together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably; and

     (iii) Digicon shall file with the Secretary of State of Delaware a Restated Certificate of Incorporation which shall be in substantially the form set forth in EXHIBIT B hereto.

     (c) On or before the Effective Date, Digicon will reserve for issuance such number of shares of Digicon Common Stock as shall be necessary to give effect to the exchanges and assumptions or exchanges of options contemplated hereby.

     7.4 EXCHANGE OF OPTIONS. Promptly after the Effective Time, Digicon will notify in writing each holder of a Veritas Option of the exchange of such Veritas Option for a option to purchase Digicon Common Stock in accordance with
Section 1.1(j) hereof.

     7.5   INDEMNIFICATION AND RELATED MATTERS.

     (a) Digicon agrees that all rights to indemnification existing in favor of the present or former directors and officers of Veritas (as such) or any of the Veritas Subsidiaries or present or former directors and officers (as such) of Veritas or any of the Veritas Subsidiaries serving or who served at Veritas' or any of the Veritas Subsidiaries' request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as provided in Veritas' charter or bylaws or similar documents of any of the Veritas Subsidiaries in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive and shall continue in full force and effect and without modification for a period of not less than the statutes of limitations applicable to such matters.

     (b)   From and after the Effective Time, Digicon shall and shall cause
Veritas to indemnify and hold   harmless to the fullest extent permitted under
the ABCA, each director and officer of Veritas or any Veritas Subsidiary including, without limitation, officers and directors, serving on or prior to the date hereof against any costs and expenses (including reasonable attorney's fees on a solicitor and his own client basis), judgments, fines, losses, claims and damages and liabilities, and amounts paid in settlement thereof with the consent of the indemnifying party, in connection with any claim, action,



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


suit, proceeding or investigation relating to any of the transactions contemplated hereby or the Arrangement. In the event of any such claim, action, suit, proceeding or investigation, Digicon shall cause Veritas to pay the reasonable fees and expenses of counsel in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted by law subject to the limitations imposed by the ABCA.
Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any indemnified parties, (i) the indemnified parties may retain counsel reasonably satisfactory to Digicon and, subject to limitations imposed by the ABCA, Veritas shall (or Digicon shall cause Veritas to) pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received; and (ii) Digicon will use all reasonable efforts to assist in the defense of such matter; provided, however, that neither Veritas nor Digicon shall be liable for any settlement effected without its prior written consent. Any indemnified party wishing to claim indemnification under this section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Digicon (but the failure to so notify shall not relieve a party from any liability which it may have under this section except to the extent such failure prejudices such party). The indemnified parties as a group may retain only one law firm in any jurisdiction to represent them with respect to each such matter unless such counsel determines that there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties, in which event such additional counsel may be required to be retained by the indemnified parties.

     (c) Subject to limitations imposed by the ABCA, Veritas shall (or Digicon shall cause Veritas to) pay all expenses, including attorney's fees on a solicitor and his own client basis, as the same may be incurred by any indemnified parties in any action by any indemnified party or parties seeking to enforce the indemnity or other obligations provided for in this section; provided, however, that Veritas will be entitled to reimbursement for any advances made under this section to any indemnified party who ultimately proves unsuccessful in enforcing the indemnity as finally determined by a non-appealable judgment in a court of competent jurisdiction, and payment of such expenses in advance of the final disposition of the action shall be made only upon receipt of any undertaking by the indemnified party to reimburse all amounts advanced if such action ultimately proves unsuccessful.

     (d) This section, which shall survive the consummation of this Agreement and the Arrangement, is intended to benefit each person or entity indemnified hereunder.

     7.6   AFFILIATE AGREEMENTS.

     (a) To ensure that the Arrangement will be accounted for as a "pooling of interests" and to ensure compliance with Rule 145 of the rules and regulations promulgated by the SEC and the Securities Act, Veritas' Affiliates have concurrently signed and delivered to Digicon the Veritas affiliate agreements in the form of EXHIBIT F. The identity of all such Veritas Affiliates is set forth on such exhibit. For purposes of this Agreement, an "Affiliate" shall have the meaning referred to in Rule 145 under the Securities Act.

     (b) To ensure that the Arrangement will be accounted for as a "pooling of interests" Digicon's Affiliates have concurrently signed and delivered to Digicon the Digicon Affiliate Agreements in the form of EXHIBIT G. The identity of all such Digicon Affiliates is set forth on such exhibit.

     7.7   EMPLOYEE MATTERS.   Digicon shall take all actions necessary or
appropriate such that each individual employed by Veritas or a Veritas Subsidiary immediately prior to the Effective Date (a "Veritas Employee") shall have the benefit of all of such employee's accrued benefits under the Veritas Plans from and after the Effective Date. Notwithstanding the foregoing, if any such Veritas Plan is terminated or discontinued on or after the Effective Date, Digicon shall take all actions necessary or appropriate to permit the Veritas Employees to immediately thereafter participate in the comparable employee benefit plan or program, if any, maintained by Digicon or any Digicon Subsidiary for its employees generally (the "Digicon Benefit Plans"); provided, however, that, if Veritas' group health plan is so terminated or discontinued, Digicon shall permit each Veritas Employee and his or her eligible dependents (including, without limitation, all such Veritas Employee's dependents covered by Veritas' group health plan as of the time such coverage ceases) to be covered under a Digicon Benefit Plan that (i) provides medical and any other benefits to the Veritas Employee and such eligible dependents effective immediately upon the cessation of coverage of such individuals under Veritas' group health plan, (ii) credits such Veritas Employee, for the year during which such coverage under such Digicon Benefit Plan begins, with any deductibles and copayments already incurred during such year under Veritas' group health plan, and (iii) waives any preexisting condition restrictions to the extent necessary to provide immediate coverage. Digicon, the Digicon Subsidiaries, and the Digicon Benefit Plans shall recognize each Veritas Employee's years of service and level of seniority with Veritas and the Veritas Subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under the Digicon Benefit Plans (other than benefit accruals under any defined benefit pension plan).

                                ARTICLE VIII
                                MISCELLANEOUS

     8.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or the Closing Date, whereupon such representations and warranties will expire and be of no further force or effect. All agreements and covenants of the parties shall survive the Closing Date, except as otherwise set forth in this Agreement.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) if to Digicon to:
                Digicon Inc.
                3701 Kirby Drive, Suite 960
                Houston, Texas 77098
                Attention: President
                Facsimile No. 713/630-4464


with a copy to  Porter & Hedges, L.L.P.
                700 Louisiana Street
                35th Floor
                Houston, Texas 77002
                Attention: T. William Porter
                Facsimile No. 713/228-1331

and             Burnet, Duckworth & Palmer
                1499-350 7th Avenue S.W.
                Calgary, Alberta
                T2P 3N9
                Attention: Alan R. Twa
                Facsimile No. 403/260-0330

            (b) if to Veritas to:
                Veritas Energy Services, Inc.
                615 Third Avenue S.W.
                Suite 300
                Calgary, Alberta
                T2P 0G6
                Attention: President
                Facsimile No. 403/266-9359


with a copy to  Bennett Jones Verchere
                4500 Bankers Hall East
                855 2nd Street S.W.
                Calgary, Alberta
                T2P 4K7
                Attention: Neil Stevenson
                Facsimile No. 403/265-7219
and             Vinson & Elkins L.L.P.
                2300 First City Tower
                1001 Fannin Street
                Houston, Texas 77002
                Attention: J. Mark Metts
                Facsimile No. 713/758-2346


     8.3 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used therein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 MISCELLANEOUS. This Agreement, each of the agreements attached as an exhibit hereto and any other documents referred to herein or contemplated hereby (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder (except as otherwise expressly provided herein and except that Section 7.5 is for the benefit of Veritas' directors and officers,
Section 1.1(j) is for the benefit of holders of Veritas Options, and Section
7.7 is for the benefit of the Veritas Employees (and said sections are intended to confer rights on such persons); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     8.6 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the Province of Alberta and the federal laws of Canada applicable therein.

     8.7 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the Veritas shareholders or optionholders or the Digicon stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Veritas shareholders or optionholders or the Digicon stockholders without obtaining such further approval.

     8.8 EXPENSES. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

     IN WITNESS WHEREOF, Digicon and Veritas have caused this Agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.


                                   DIGICON INC.


                                   By: /s/STEPHEN J. LUDLOW
                                      -----------------------------------------
                                   Name:  Stephen J. Ludlow
                                       ----------------------------------------
                                   Title: President and Chief Executive Officer



                                   VERITAS ENERGY SERVICES, INC.


                                   By:  /s/ DAVID B. ROBSON
                                      -----------------------------------------
                                   Name:    David B. Robson
                                        ---------------------------------------
                                   Title:   President


                                   By: /s/  LARRY C. FICHTNER
                                      -----------------------------------------
                                   Name:    Larry C. Fichtner
                                        ---------------------------------------
                                   Title:   Executive Vice President

                                    ANNEX C

                    IN THE COURT OF QUEEN'S BENCH OF ALBERTA

                          JUDICIAL DISTRICT OF CALGARY


              IN THE MATTER OF Section 186 of the Business
              Corporations Act (Alberta), being Chapter B-15, of the Statutes of Alberta, 1981, as amended;


              AND IN THE MATTER OF a proposed Arrangement among
              Veritas Energy Services Inc. and its Shareholders and Optionholders and Digicon Inc.


BEFORE THE HONOURABLE           )                  AT THE COURT HOUSE, IN THE
JUSTICE _________________ IN    )                  CITY OF CALGARY, PROVINCE OF
CHAMBERS                        )                  ALBERTA ON __________, THE
                                )                  _________ DAY OF __________,
                                )                  1996.



                                 INTERIM ORDER


         UPON the application by Petition of Veritas Energy Services Inc. ("Veritas") pursuant to s.186 of the Business Corporations Act (Alberta);

         AND UPON reading the said Petition, and the Affidavit of David B. Robson, President and Chief Executive Officer of Veritas, and the documents referred to therein, filed;

         AND UPON it appearing that notice of this application has been given to the Executive Director of the Alberta Securities Commission;

         AND UPON hearing counsel for the Petitioner

         IT IS HEREBY ORDERED THAT:

1. Veritas shall convene special meetings of the holders of its issued and outstanding common shares (the "Common Shares") and options to purchase Common Shares (the "Options") (the "Meetings") to consider, and if deemed advisable, to pass, with or without variation, a resolution (the

"Arrangement Resolution") to approve a proposed Plan of Arrangement involving Veritas, its said holders of Common Shares (the "Shareholders") and Options (the "Optionholders"), and Digicon Inc. (the "Plan of Arrangement"), a true copy of which Plan of Arrangement in its substantially final form is marked as Exhibit ____ to the Affidavit of David B. Robson, sworn the _____ day of _________, 1996.

2. The Meetings shall be called, held and conducted in accordance with the Business Corporations Act (Alberta) (the "ABCA") and the Articles of Amalgamation and the By-laws of Veritas subject to what may be provided hereafter.

3. The only persons entitled to notice of the Meetings shall be the registered Shareholders and the Optionholders as they may appear on the records of Veritas as at the close of business on the ____ day of ________, 1996, the directors and auditors of Veritas, the Registrar of Corporations under the ABCA and the Alberta Securities Commission, and the only persons entitled to be represented and to vote at the Meetings, either in person or by proxy, shall be such holders of Common Shares and Options, subject to the provisions of Section 132 of the ABCA.

4. Veritas shall mail the Notice of the Special Meetings of holders of Common Shares and Options, Notice of Petition, and Joint Management Proxy Circular (the "Proxy Circular") in substantially the form contained in Exhibit ____ to the Affidavit of David B. Robson, with such amendments thereto as counsel for Veritas may advise are necessary or desirable, provided that such amendments are not inconsistent with the terms of this Order, to the holders of Common Shares and Options, to the directors and auditors of Veritas, the Registrar of Corporations under the ABCA and to the Alberta Securities Commission by mailing the same by prepaid ordinary mail to such persons at least 21 days prior to the date of the Meetings, excluding the date of mailing and excluding the date of the Meetings. Such mailing shall constitute good and sufficient service of notice of the Petition, the Meetings and the hearing in respect of the Petition.

5. The accidental omission to give notice of the Meetings, or the non-receipt of such notice by one or more of the persons specified in paragraphs 3 and 7 hereof, shall not invalidate any resolution passed or proceedings taken at the Meetings.

6. The majority required to pass the Arrangement Resolution shall be 66 2/3 of the votes cast by each of the Shareholders and Optionholders in respect of the Arrangement Resolution, present in person or by proxy at each of the Meetings.

7. The quorum for the holding of the meeting of Optionholders shall be the presence of such holders, either in person or by duly appointed proxy for an absent holder, entitled to purchase at least twenty-five percent (25%) of the aggregate number of Common Shares which could be acquired pursuant to all the then outstanding Options.

8. The Shareholders and Optionholders shall have the right to dissent from the Arrangement Resolution in accordance with the provisions of Section 184 of the ABCA, as modified hereby, and to be paid the fair value of their Common Shares and Options, provided that:

         (a) notwithstanding subsection 184(5) of the ABCA, the written objection to the Arrangement Resolution referred to in subsection 184(5) of the ABCA which is required to be sent to Veritas must be received by Veritas, c/o Montreal Trust Company of Canada at 600, 530 - 8th Avenue S.W., Calgary, Alberta, T2P 3S8, or the Chairman of the Meetings, before commencement of the Meetings; and

         (b) the holders exercising such right of dissent otherwise comply with the requirements of Section 184 of the ABCA.

9. Upon approval of the Plan of Arrangement at the Meetings in the manner set forth in this Order, Veritas may apply before this Court for approval of the Plan of Arrangement, which application (the "Final Application") shall be heard by this Honourable Court at the Court House, 611 - 4th Street S.W., in the City of Calgary, on the ___ day of ________, 1996 at _____ a.m. or so soon thereafter as counsel may be heard.

10. Any Shareholder or Optionholder and any interested person may appear on the application for the approval of the Arrangement, provided that such holder or person shall file with this Court and serve on the solicitors for Veritas on or before ___________, 1996, a Notice of Intention to Appear setting out the address for service in respect of such holder or person, and indicating whether such holder or person intends to support or oppose the application or make submissions thereat together with any evidence or materials which are to be presented to this Court, such Notice of Appearance to be effected by delivery, at the address set forth below:

         Bennett Jones Verchere
         4500 Bankers Hall East
         855 - 2nd Street S.W.
         Calgary, Alberta
         T2P 4K7

         Attention:       Neil H. Stevenson

11. In the event the Final Application is adjourned, only those persons who have filed and served a Notice of Appearance shall be served with notice of the adjourned date.

12. Veritas shall be entitled at any time to seek leave to vary this Order.




                                        ----------------------------------------
                                        J.C.Q.B.A.

ENTERED this _____ day of _________, 1996.



- - - -----------------------------------
Clerk of the Court of Queen's Bench
of Alberta

                                        ACTION NO:     ________________, 1996

                                        -------------------------------------

                                            IN THE COURT OF QUEEN'S BENCH
                                                     OF ALBERTA
                                            JUDICIAL DISTRICT OF CALGARY

                                        -------------------------------------

                                        BETWEEN:


                                        IN THE MATTER OF Section 186 of the
                                        Business Corporations Act (Alberta),
                                        being Chapter B-15, of the Statutes of
                                        Alberta, 1981, as amended;


                                        AND IN THE MATTER OF a proposed
                                        Arrangement among Veritas Energy
                                        Services Inc. and its Shareholders and
                                        Optionholders and Digicon Inc.



                                        -------------------------------------

                                                    INTERIM ORDER

                                        -------------------------------------



                                                BENNETT JONES VERCHERE
                                              Barristers and Solicitors
                                                4500 Bankers Hall East
                                                 855 - 2nd Street S.W.
                                                   CALGARY, Alberta
                                                       T2P 4K7
                                              Neil H. Stevenson 298-3155

                                                 Our File No. 32769-21

                                   ANNEX D

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                               (WITH AMENDMENTS)
                                       OF
                                  DIGICON INC.


     Digicon Inc., a corporation organized and existing under the laws of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST:  The present name of the Corporation is Digicon Inc.

     SECOND: This Restated Certificate of Incorporation (with Amendments) was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

     THIRD: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation (with Amendments) restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

     FOURTH: The text of the Restated Certificate of Incorporation (with Amendments) as heretofore amended and supplemented is hereby restated and further amended to read in its entirety as follows:

                                   ARTICLE I

     The name of the Corporation is Veritas DGC Inc.

                                   ARTICLE II

     The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The nature of the business and the objects and purposes to be transacted, promoted or carried on by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     Section 1. The aggregate number of shares which the Corporation will have authority to issue is 41,000,000, of which 40,000,000 will be common shares, par value $.01 per share, ("Ordinary

Shares") and 1,000,000 will be shares of preferred stock, par value $.01 per share ("Preferred Stock").

     Section 2. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each of which is to have a distinctive designation specified in the resolution or resolutions of the Board of Directors providing for the issuance of such Preferred Stock from time to time. Each series of Preferred Stock:

     (a) may have such number of shares;

     (b) may have such voting powers, full or limited;

     (c) may be subject to redemption upon such terms and conditions;

     (d) may be entitled to receive dividends (which may be cumulative or noncumulative) payable in cash, property, rights or securities at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or series of stock;

     (e) may have such rights and preferences upon the dissolution or liquidation (whether voluntary or involuntary) of the Corporation;

     (f) may be made convertible into or exchangeable for other securities, or cash, or other property or rights at such price or prices or at such rates of exchange, and with such adjustments;

     (g) may be entitled to the benefit of a sinking fund to be applied to the redemption of shares of such series upon such terms and in such amount or amounts;

     (h) may be subject to such restrictions as to issuance or as to the powers, preferences or rights of any such other series; and

     (i) may have such other preferences, privileges and relative rights;

as in such instance is stated in the resolution or resolutions of the Board of Directors providing for the issuance of such Preferred Stock. Except where otherwise set forth in such resolution or resolutions, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding from time to time) by like action of the Board of Directors. Shares of any series of Preferred Stock, which have been redeemed (whether through the operation of a sinking fund or otherwise) by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class, will have the status of authorized but unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock and to any filing required by law.

     Section 3. Ordinary Shares. Ordinary Shares may be issued from time to time in one or more series. The designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, of the Ordinary Shares of each series shall be such as are stated and expressed herein, and to the extent not stated and expressed herein, shall be such as may be fixed by the Board of Directors and stated and expressed in the resolution or resolutions providing for the issuance of such Ordinary Shares from time to time; provided, however, that:

     (a) except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, Ordinary Shares will have the exclusive right to vote for the election of directors and for all other purposes;

     (b) all outstanding Ordinary Shares shall vote together as a single class on all matters presented to stockholders, with each outstanding share of each series of Ordinary Shares to have such number of votes as specified herein or as set forth in the resolution or resolutions of the Board of Directors authorizing such series; and

     (c) no series of Ordinary Shares (except for such series as are herein designated and except for any increase in the number of shares constituting such a series) shall be designated by resolution of the Board of Directors except upon the unanimous approval of all outstanding Ordinary Shares.

     Section 4. Special Voting Stock Designated. A series of Ordinary Shares, consisting of one such share, is hereby designated as "Special Voting Stock." Each outstanding share of Special Voting Stock shall be entitled at any relevant date to the number of votes determined in accordance with the "Plan of Arrangement" (as that term is defined in that certain "Combination Agreement" dated as of May 10, 1996, by and between Digicon Inc. and Veritas Energy Services Inc. ("Veritas")) on all matters presented to the stockholders. No dividend or distribution of assets shall be paid to the holders of Special Voting Stock. The Special Voting Stock is not convertible into any other class or series of the capital stock of the Corporation or into cash, property or other rights, and may not be redeemed. Any shares of Special Voting Stock purchased or otherwise acquired by the Corporation shall be deemed retired and shall be canceled and may not thereafter be reissued or otherwise disposed of by the Corporation. So long as any "Exchangeable Shares" (as that term is defined in the Combination Agreement) shall be outstanding, the number of shares comprising the Special Voting Stock shall not be increased or decreased and no other term of the Special Voting Stock shall be amended, except upon the unanimous approval of all outstanding Ordinary Shares.

     Section 5. Common Stock Designated. All Ordinary Shares not otherwise designated as to series herein or in a resolution of the Board of Directors creating another series of Ordinary Shares, is designated as "Common Stock." Such resulting number of shares may be decreased by resolution of the Board of Directors and without stockholder action; provided, however, that no decrease shall reduce the number of shares of Common Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights and/or warrants, the conversion of any outstanding convertible securities and/or the exchange of any outstanding exchangeable securities which are directly or indirectly exercisable for, convertible into or exchangeable for Common Stock. Each outstanding share of Common Stock shall be entitled to one vote on all matters presented to the stockholders. Subject to the rights and preferences of any Preferred Stock which may be designated and issued, the holders of Common Stock are entitled (i) to receive such dividends as may be declared thereon from time to time by the Board of Directors in its discretion, out of any assets of the Corporation at the time legally available for the payment of dividends and (ii) in the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, to receive any net assets of the Corporation remaining after the holders of any other classes or series of the Corporation's capital stock which by their respective terms are senior to the Common Stock as to dividends and distributions of assets have been paid in full the amounts to which they respectively are entitled or a sum sufficient for such payment in full has been set aside.

     Section 6. No holder of securities of the Corporation shall have any preemptive right to acquire any shares or securities of any kind, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation.

                                   ARTICLE V

     The existence of the Corporation is to be perpetual.

                                   ARTICLE VI

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     (a) to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

     (b) to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created; and

     (c) when and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called upon such notice as is required by statute to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including securities of any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation.

                                  ARTICLE VII

     Meetings of stockholders may be held within or without the State of Delaware, at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by law. Special meetings of stockholders of the Corporation for any purpose or purposes may only be called by a majority of the entire Board of Directors, by the Chairman of the Board or the President of the Corporation. Special meetings may not be called by any other person or persons. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation (with Amendments), in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE IX

     The number of directors of the Corporation shall be not less than three nor more than ten, the exact number to be fixed by the Board of Directors as provided in the Bylaws. Any vacancy created by an increase in the number of directors in accordance with the Bylaws may only be filled by the Board of Directors. A director of the Corporation may only be removed by a majority vote of the stockholders entitled to elect such director.

                                   ARTICLE X

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     The Corporation shall indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law as the same may be in effect from time to time.

                                   ARTICLE XI

     The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

                                  ARTICLE XII

     Notwithstanding any other provisions herein to the contrary, so long as any Exchangeable Shares are outstanding, the Corporation shall (i) fully comply with all terms of the Exchangeable Shares and with all contractual obligations of the Corporation associated with such Exchangeable Shares and (ii) not amend, alter, change or repeal this Article XII except upon the unanimous approval of all outstanding Ordinary Shares.

                                   ANNEX E

                              PLAN OF ARRANGEMENT
                               UNDER SECTION 186
                   OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS. In this Plan of Arrangement unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"ABCA" means the Business Corporations Act (Alberta), as amended;

"Arrangement" means the arrangement under section 186 of the ABCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made in accordance with Section 6.1 hereof or made at the direction of the Court in the Final Order;

"Arrangement Resolution" means the special resolution(s) passed by the holders of the Veritas Common Shares and by the Optionholders at the Meetings;

"ASE" means the American Stock Exchange;

"Automatic Redemption Date" has the meaning attributed thereto in the Exchangeable Share Provisions;

"Average Closing Price" means the average closing price (computed and rounded to the third decimal point) of shares of Digicon Common Stock on the ASE during the 10 trading days ending on the last trading day prior to the Effective Date;

"Business Day" has the meaning attributed thereto in the Exchangeable Share Provisions;

"Class A Preferred Share" means the one authorized Class A Preferred Share of Veritas having the rights, privileges, restrictions and conditions set out in Appendix A annexed hereto;

"Combination Agreement" means the agreement by and among Digicon and Veritas, dated as of May 10, 1996, as the same may be amended and restated, providing for, among other things, the Arrangement;

"Court" means the Court of Queen's Bench of Alberta;

"Depositary" means The R-M Trust Company at its principal office in Calgary, Alberta;

"Digicon" has the meaning attributed thereto in the Exchangeable Share
Provisions;

"Digicon Common Stock" has the meaning attributed thereto in the Exchangeable Share Provisions;

"Dissent Procedures" has the meaning set out in Section 3.1;

"Effective Date" means the date shown on the certificate of arrangement issued by the Registrar under the ABCA giving effect to the Arrangement;

"Effective Time" means 12:01 a.m.  on the Effective Date;

"Exchange Ratio" is equal to 0.8 Exchangeable Shares for each Veritas Common Share;

"Exchangeable Share Consideration" shall have the meaning attributed thereto in the Exchangeable Share Provisions;

"Exchangeable Share Price" shall have the meaning attributed thereto in the Exchangeable Share Provisions;

"Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which are set forth in Appendix A hereto;

"Exchangeable Shares" means the Exchangeable Shares in the capital  of Veritas;

"Final Order" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Time;

"Liquidation Call Right" has the meaning attributed thereto in Section  5.1;

"Liquidation Date" has the meaning attributed thereto in the Exchangeable Share Provisions;

"Meetings" means the special meetings of the shareholders of Veritas and of the Optionholders to be held to consider the Arrangement;

"Options" means the various outstanding option agreements held by directors, officers and employees of Veritas to purchase Veritas Common Shares granted pursuant to Veritas' stock option plan;

"Optionholders" means holders of Options;

"Proxy Statement" means the Joint Management Information Circular and Proxy Statement of Veritas and Digicon dated ____________, 1996;

"Redemption Call Purchase Price" has the meaning attributed thereto in Section 5.2;

"Redemption Call Right" has the meaning attributed thereto in Section  5.2;

"Subsidiary" shall have the meaning attributed thereto in the Exchangeable Share Provisions;

"Veritas" means Veritas Energy Services Inc., a corporation existing under the ABCA; and

"Veritas Common Shares" means the common shares in the capital of  Veritas.

1.2 SECTIONS AND HEADINGS. The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this

Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an Appendix refers to the specified section of or Appendix to this Plan of Arrangement.

1.3 NUMBER, GENDER AND PERSONS. In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

                                   ARTICLE 2
                                  ARRANGEMENT
2.1 ARRANGEMENT. At the Effective Time on the Effective Date, the following reorganization of capital and other transactions shall occur and shall be deemed to occur in the following order without any further act or formality:

        (a) The Articles of Amalgamation of Veritas shall be amended to (i) delete the First Preferred Shares and Second Preferred Shares from the authorized share capital and (ii) authorize an unlimited number of Exchangeable Shares and one Class A Preferred Share.

        (b) Veritas shall issue to Digicon one Class A Preferred Share in consideration of the issuance to Veritas of one share of Digicon Common Stock. The stated capital of the Class A Preferred Share shall be equal to the fair market value, as determined by the board of directors of Veritas, of a share of Digicon Common Stock. No certificate shall be issued in respect of the Class A Preferred Share.

        (c) Each Veritas Common Share (other than Veritas Common
            Shares held by holders who have exercised their rights of dissent in accordance with Section 3.1 hereof and who are ultimately entitled to be paid the fair value for such shares and other than Veritas Common Shares held by Digicon or any Subsidiary thereof) will be exchanged at the Exchange Ratio for a number of Exchangeable Shares, and each such holder thereof will receive that whole number of Exchangeable Shares resulting from the exchange of all such holder's Veritas Common Shares for Exchangeable Shares. In lieu of fractional Exchangeable Shares, each holder of a Veritas Common Share who otherwise would be entitled to receive a fraction of an Exchangeable Share on the exchange of all such holder's Veritas Common Shares shall be paid by Veritas an amount determined as set forth in Section 4.3 hereto.

        (d) Upon the exchange referred to in subsection (c) above, each such holder of a Veritas Common Share shall cease to be such a holder, shall have his name removed from the register of holders of Veritas Common Shares and shall become a holder of the number of fully paid Exchangeable Shares to which he is entitled as a result of the exchange referred to in subsection (c) and such holder's name shall be added to the register of holders of Exchangeable Shares accordingly.

        (e) The aggregate stated capital of the Exchangeable Shares will be equal to the aggregate stated capital of the Veritas Common Shares immediately prior to the Arrangement that are exchanged pursuant to such Subsection 2.1(c) above, thereby excluding the stated capital attributable to the fractional shares paid in cash as contemplated in Section 2.1(c).

        (f) The Articles of Amalgamation of Veritas shall be amended to reduce the number of authorized Veritas Common Shares to one and the following restriction will be added to the rights, privileges, restrictions and conditions attaching to the Veritas Common Shares:

            "RESTRICTION

                 So long as any of the Exchangeable Shares of the
            Corporation are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the board of directors of the holder of the common shares issue any further Exchangeable Shares of the Corporation, except as specifically required in accordance with the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares of the Corporation."

        (g) The one outstanding Class A Preferred Share will be exchanged for one Veritas Common Share and the holder thereof shall cease to be a holder of the Class A Preferred Share, shall have its name removed from the register of holders of Class A Preferred Shares and shall become a holder of one fully paid and non-assessable Veritas Common Share to which it is entitled as a result of the exchange referred to in this subsection (g) and such holder's name shall be added to the register as holder of the Veritas Common Share accordingly.

        (h) The stated capital of the one Veritas Common Share shall be equal to the stated capital of the one Class A Preferred Share immediately prior to the exchange of such Class A Preferred Share pursuant to subsection (g).

        (i) The Articles of Amalgamation of Veritas shall be amended to delete the Class A Preferred Share from the authorized share capital.

        (j) Each of the then outstanding Options will without any further action on the part of any Optionholder, be exchanged for an option to purchase that number of shares of Digicon Common Stock determined by multiplying the number of Veritas Common Shares subject to such Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Digicon Common Stock equal to the exercise price per share of such Option immediately prior to the Effective Time, divided by the Exchange Ratio. On the Effective Date, such option price shall be converted into a United States dollar equivalent based on the noon spot rate of exchange of the Bank of Canada on such date. If the foregoing calculation results in an exchanged Option being exercisable for a fraction of a share of Digicon Common Stock, then the number of shares of Digicon Common Stock subject to such Option will be rounded down to the nearest whole number of shares, and the total exercise price for the Option will be reduced by the exercise price of the fractional share. The term, exercisability, vesting schedule, and all other terms and conditions of the Options will otherwise be unchanged by the provisions of this paragraph (j) and shall operate in accordance with their terms.

                                   ARTICLE 3
                               RIGHTS OF DISSENT

3.1 RIGHTS OF DISSENT. Holders of Veritas Common Shares or Options may exercise rights of dissent with respect to such shares or options pursuant to and in the manner set forth in section 184 of the ABCA and this Section 3.1 (the "Dissent Procedures") in connection with the Arrangement and holders who duly exercise such rights of dissent and who:

        (a) are ultimately entitled to be paid the fair value for their Veritas Common Shares or Options shall be deemed to have transferred such Veritas Common Shares or Options to Veritas for cancellation on the Effective Date; or

        (b) are ultimately not entitled, for any reason, to be paid the fair value for their Veritas Common Shares or Options shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of Veritas Common Shares or Options, but in no case shall Veritas be required to recognize such holders as holders of Veritas Common Shares or Options on and after the Effective Date, and the names of such holders of Veritas Common Shares or Options shall be deleted from the register of holders of Veritas Common Shares or Options on the Effective Date.

                                   ARTICLE 4
                       CERTIFICATES AND FRACTIONAL SHARES

4.1 ISSUANCE OF CERTIFICATES REPRESENTING EXCHANGEABLE SHARES. At or promptly after the Effective Time, Veritas shall deposit with the Depositary, for the benefit of the holders of Veritas Common Shares exchanged pursuant to subsection 2.1(c), certificates representing the Exchangeable Shares issued pursuant to subsection 2.1(c) upon the exchange of outstanding Veritas Common Shares. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Veritas Common Shares that were exchanged for Exchangeable Shares, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the ABCA and the by-laws of Veritas and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to Section 4.2 and any cash in lieu of fractional Exchangeable Shares pursuant to Section 4.3), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Veritas Common Shares which is not registered in the transfer records of Veritas, a certificate representing the proper number of Exchangeable Shares may be issued to a transferee if the certificate representing such Veritas Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented outstanding Veritas Common Shares that were exchanged for Exchangeable Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (a) the certificate representing Exchangeable Shares as contemplated by this Section 4.1, (b) a cash payment in lieu of
any fractional Exchangeable Shares as contemplated by Section 4.3 and   (c) any
dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Exchangeable Shares as contemplated by Section 4.2.

4.2 DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES. No dividends or other distributions declared or made after the Effective Time with respect to Exchangeable Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Veritas Common Shares that were exchanged pursuant to Section 2.1, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.3, (and no interest will be earned or payable on these proceeds) unless and until such certificate shall be surrendered in accordance with Section 4.1. Subject to applicable law and to Section 4.5, at the time of such surrender of any such certificate (or, in the case of clause (c) below, at the appropriate payment date), there shall be paid to the record holder of the certificates representing whole Exchangeable Shares without interest, (a) the amount of any cash payable in lieu of a fractional Exchangeable Share to which such holder is entitled pursuant to Section 4.3, (b) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Exchangeable Share, and (c) the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Exchangeable Share.

4.3 NO FRACTIONAL SHARES. No certificates or scrip representing fractional Exchangeable Shares shall be issued upon the surrender for exchange of certificates pursuant to Section 4.1 and no dividend, stock split or other change in the capital structure of Veritas shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to vote or to exercise any rights as a security holder of Veritas. In lieu of any such fractional securities, each person entitled to a fractional interest in an Exchangeable Share will receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the the product of (a) such fraction, multiplied by (b) the Average Closing Price of the Digicon Common Stock, such amount to be provided to the Depositary by Veritas upon request.

4.4 LOST CERTIFICATES. If any certificate which immediately prior to the Effective Time represented outstanding Veritas Common Shares that were exchanged pursuant to Section 2.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Exchangeable Shares (and any dividends or distributions with respect thereto and any cash pursuant to Section 4.3) deliverable in respect thereof as determined in accordance with Section 2.1. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing Exchangeable Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Veritas, Digicon and Veritas' transfer agent (the "Transfer Agent"), as the case may be, in such sum as Veritas may direct or otherwise indemnify Veritas or Digicon in a manner satisfactory to Veritas and the Transfer Agent against any claim that may be made against Veritas, Digicon or the Transfer Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5 EXTINGUISHMENT OF RIGHTS. Any certificate which immediately prior to the Effective Time represented outstanding Veritas Common Shares that were exchanged pursuant to Section 2.1 and has not been deposited, with all other instruments required by Section 4.1, on or prior to the tenth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of Veritas. On such date, the Exchangeable Shares to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Veritas together with all entitlements to dividends, distributions and interests thereon held for such former registered holder for no consideration.

                                   ARTICLE 5
                    CERTAIN RIGHTS OF DIGICON TO ACQUIRE
                             EXCHANGEABLE SHARES

5.1 DIGICON LIQUIDATION CALL RIGHT.

        (a) Digicon shall have the overriding right (the "Liquidation
            Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Veritas pursuant to
            Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders (other than Digicon and any Subsidiary thereof) of Exchangeable Shares on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Digicon to the holder of the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Call Purchase Price"). In the event of the exercise of the Liquidation Call Right by Digicon, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Digicon on the Liquidation Date on payment by Digicon to the holder of the Liquidation Call Purchase Price for each such share.

        (b) To exercise the Liquidation Call Right, Digicon must notify Veritas's Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and Veritas of Digicon's intention to exercise such right at least 55 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Veritas and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Veritas. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Digicon has exercised the Liquidation Call Right forthwith after the expiry of the date by which the same may be exercised by Digicon. If Digicon exercises the Liquidation Call Right, on the Liquidation Date Digicon will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

        (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Digicon shall deposit with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by Digicon without interest upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Digicon Common Stock delivered to it. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of Veritas and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Digicon shall deliver to such holder, the Exchangeable Share Consideration to which the holder is entitled. If Digicon does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the liquidation price otherwise payable by Veritas in connection with the liquidation, dissolution or winding-up of Veritas pursuant to Article 5 of the Exchangeable Share Provisions. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

5.2 DIGICON REDEMPTION CALL RIGHT.

        (a) Digicon shall have the overriding right (the "Redemption
            Call Right"), notwithstanding the proposed redemption of the Exchangeable Shares by Veritas pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders (other than Digicon or any Subsidiary thereof) of Exchangeable Shares on the Automatic Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Digicon to the holder of the Exchangeable Share Price applicable on the last Business Day prior to the Automatic Redemption Date (the "Redemption Call Purchase Price"). In the event of the exercise of the Redemption Call Right by Digicon, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Digicon on the Automatic Redemption Date on payment by Digicon to the holder of the Redemption Call Purchase Price for each such share.

        (b) To exercise the Redemption Call Right, Digicon must notify the Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and Veritas of Digicon's intention to exercise such right at least 125 days before the Automatic Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Digicon has exercised the Redemption Call Right forthwith after the date by which the same may be exercised by Digicon. If Digicon exercises the Redemption Call Right, on the Automatic Redemption Date Digicon will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

        (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Digicon shall deposit with the Transfer Agent, on or before the Automatic Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Automatic Redemption Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price payable by Digicon upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Automatic Redemption Date be considered and deemed for all purposes to be the holder of the Digicon Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of Veritas and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Digicon shall deliver to such holder, the Exchangeable Share Consideration to which the holder is entitled. If Digicon does not exercise the Redemption Call Right in the manner described above, on the Automatic Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by Veritas in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

                                   ARTICLE 6
                                   AMENDMENT

6.1 PLAN OF ARRANGEMENT AMENDMENT. Veritas reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time provided that any such amendment, modification, or supplement must be contained in a written document that is (a) agreed to by Digicon, (b) filed with the Court and, if made following the Meetings, approved by the Court and (c) communicated to holders of Veritas Common Shares and Options in the manner required by the Court (if so required).

     Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Veritas at any time prior to or at the Meetings (provided that Digicon shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meetings (other than as may be required under the Court's interim order), shall become part of this Plan of Arrangement for all purposes.

     Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meetings shall be effective only (a) if it is consented to by Veritas, (b) if it is consented to by Digicon and (c) if required by the Court or applicable law, it is consented to by the holders of the Exchangeable Shares and Options.

                      APPENDIX A TO PLAN OF ARRANGEMENT
                        OF VERITAS ENERGY SERVICES INC.

              PROVISIONS ATTACHING TO THE CLASS A PREFERRED SHARE

     The Class A Preferred Share in the capital of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

     DIVIDENDS

     Subject to the prior rights of the holders of any shares ranking senior to the Class A Preferred Share with respect to priority in the payment of dividends, the holder of Class A Preferred Share shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation as cumulative dividends in the amount of $1.00 per share per annum payable annually on October 31 in each year in arrears. Such dividends shall accrue from the date of issue to and including the date to which the computation of dividends is to be made. A cheque for the amount of the dividend less any required deduction shall be mailed by first class mail to the address of the registered holder thereof.

     DISSOLUTION

     In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of any shares ranking senior to the Class A Preferred Share with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, the holder of the Class A Preferred Share shall be entitled to receive the stated capital in respect of the Class A Preferred Share and dividends remaining unpaid, including all cumulative dividends, whether or not declared. After payment to the holder of the Class A Preferred Share of such amounts, such holder shall not be entitled to share in any further distribution of the assets of the Corporation.

     VOTING RIGHTS

     Except where specifically provided by the Business Corporations Act (Alberta), the holder of the Class A Preferred Share shall not be entitled to receive notice of or to attend meetings of the shareholders of the Corporation and shall not be entitled to vote at any meeting of shareholders of the Corporation.

                  PROVISIONS ATTACHING TO EXCHANGEABLE SHARES

     The Exchangeable Shares in the capital of the Corporation shall have the following rights, privileges, restrictions and conditions.


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
                                   ARTICLE 1
                                 INTERPRETATION

     For the purposes of these share provisions:

1.1 "Aggregate Equivalent Vote Amount" means, with respect to any matter, proposition or question on which holders of Digicon Common Stock are entitled to vote, consent or otherwise act, the product of (i) the number of shares of Exchangeable Shares issued and outstanding and held by holders thereof (other than Digicon and its Subsidiaries) multiplied by (ii) the number of votes to which a holder of one share of Digicon Common Stock is entitled with respect to such matter, proposition or question.

     "Automatic Redemption Date" means the date for the automatic redemption by the Corporation of Exchangeable Shares pursuant to Article 7 of these share provisions, which date shall be ___________, 2014 unless (a) such date shall be extended at any time or from time to time to a specified later date by the Board of Directors but not later than ________, 2021 or (b) such date shall be accelerated at any time to a specified earlier date by the Board of Directors if at such time there are less than 250,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Digicon and its Subsidiaries) and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issuance or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in each case upon at least 60 days' prior written notice of any such extension or acceleration, as the case may be, to the registered holders of the Exchangeable Shares, in which case the Automatic Redemption Date shall be such later or earlier date; provided, however, that the accidental failure or omission to give any such notice of extension or acceleration, as the case may be, to less than 10% of such holders of Exchangeable Shares shall not affect the validity of such extension or acceleration.

     "Board of Directors" means the Board of Directors of the Corporation.

     "Business Day" means any day other than a Saturday, a Sunday or a day when banks are not open for business in either or both of Houston, Texas and Calgary, Alberta.

     "Class A Preferred Share" means the Class A Preferred Share in the capital of the Corporation.

     "Common Shares" means the common shares in the capital of the Corporation.

     "Corporation" means Veritas Energy Services Inc., a corporation incorporated under the laws of the Province of Alberta.

     "Current Market Price" means, in respect of a share of Digicon Common Stock on any date, the average of the closing bid and asked prices of Digicon Common Stock during a period of 20 consecutive trading days ending not more than five trading days before such date on the American Stock Exchange, or, if the Digicon Common Stock is not then traded on the American Stock Exchange, on such other principal U.S. stock exchange or automated quotation system on which the Digicon Common Stock is listed or quoted, as the case may be, as may be selected by the Board of

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

Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Digicon Common Stock during such period does not create a market which reflects the fair market value of a share of Digicon Common Stock, then the Current Market Price of a share of Digicon Common Stock shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

     "Digicon" means Digicon Inc., a corporation organized and existing under the laws of the State of Delaware, and any successor corporation.

     "Digicon Call Notice" has the meaning ascribed thereto in Section 6.3 of these share provisions.

     "Digicon Common Stock" mean the shares of common stock of Digicon, with a par value of U.S. $0.01 per share, having voting rights of one vote per share, and any other securities into which such shares may be changed.

     "Digicon Dividend Declaration Date" means the date on which the board of directors of Digicon declares any dividend on the Digicon Common Stock.

     "Digicon Special Share" means the one share of Special Voting Stock of Digicon with a par value of U.S. $0.01 and having voting rights at meetings of holders of Digicon Common Stock equal to the Aggregate Equivalent Voting Amount.

     "Exchangeable Share Consideration" means, for any acquisition of Exchangeable Shares pursuant to these share provisions, the Plan of Arrangement, the Support Agreement or the Voting and Exchange Trust Agreement:

      (a) certificates representing the aggregate number of shares of Digicon Common Stock deliverable in connection with such acquisition;

      (b) a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of declared and unpaid cash dividends deliverable in connection with such acquisition; and

      (c) such stock or property constituting any declared and unpaid non-cash dividends deliverable in connection with such acquisition.

provided that any such stock or property shall be duly issued as fully paid and non-assessable, in the case of stock, and free and clear of any lien, claim and encumbrance, security interest or adverse claim and provided further that such consideration shall be paid less any tax required to be deducted and withheld therefrom and without interest.

     "Exchangeable Share Price" means, for each Exchangeable Share:

        (a) the Current Market Price of a share of Digicon Common
            Stock, which shall be satisfied in full by causing to be delivered one share of Digicon Common Stock; plus


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


        (b) an additional amount equal to the full amount of all cash dividends declared and unpaid on such Exchangeable Share; plus

        (c) the stock or other non-cash assets, if any, representing non-cash dividends declared and unpaid on such Exchangeable Share.

     "Exchangeable Shares" mean the Exchangeable Shares of the Corporation having the rights, privileges, restrictions and conditions set forth herein.

     "Liquidation Amount" has the meaning attributed thereto in Section 5.1 of these share provisions.

     "Liquidation Call Right" has the meaning attributed thereto in the Plan of Arrangement.

     "Liquidation Date" has the meaning attributed thereto in Section 5.1 of these share provisions.

     "Plan of Arrangement" means the plan of arrangement relating to the arrangement of the Corporation under section 186 of the Business Corporations Act (Alberta), to which plan these share provisions are attached.

     "Purchase Price" has the meaning attributed thereto in Section 6.3 of these share provisions.

     "Redemption Call Purchase Price" has the meaning attributed thereto in the Plan of Arrangement.

     "Redemption Call Right" has the meaning attributed thereto in the Plan of Arrangement.

     "Redemption Price" has the meaning attributed thereto in Section 7.1 of these share provisions.

     "Retracted Shares" has the meaning attributed thereto in Subsection 6.1(i) of these share provisions.

     "Retraction Call Right" has the meaning attributed thereto in Subsection 6.1(iii) of these share provisions.

     "Retraction Date" has the meaning attributed thereto in Subsection 6.1(ii) of these share provisions.

     "Retraction Price" has the meaning attributed thereto in Section 6.1 of these share provisions.

     "Retraction Request" has the meaning attributed thereto in Section 6.1 of these share provisions.

     "Subsidiary" of any person means each partnership, joint venture, corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) which is owned or controlled, directly or indirectly, by such person.



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

     "Support Agreement" means the Support Agreement between Digicon and the Corporation, made as of _________, 1996.

     "Transfer Agent" means The R-M Trust Company or such other person as may from time to time be the registrar and transfer agent for the Exchangeable Shares.

     "Trustee" means The R-M Trust Company and any successor trustee appointed under the Voting and Exchange Trust Agreement.

     "Voting and Exchange Trust Agreement" means the Voting and Exchange Trust Agreement between the Corporation, Digicon and the Trustee, made as of _______, 1996.

                                   ARTICLE 2
                         RANKING OF EXCHANGEABLE SHARES

2.1 The Exchangeable Shares shall rank junior to the Class A Preferred Share, and shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

                                   ARTICLE 3
                                   DIVIDENDS

3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Digicon Dividend Declaration Date, declare a dividend on each Exchangeable Share (a) in the case of a cash dividend declared on the Digicon Common Stock, in an amount in cash for each Exchangeable Share equal to the cash dividend declared on each share of Digicon Common Stock or (b) in the case of a stock dividend declared on the Digicon Common Stock to be paid in Digicon Common Stock, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of Digicon Common Stock to be paid on each share of Digicon Common Stock or (c) in the case of a dividend declared on the Digicon Common Stock in property other than cash or Digicon Common Stock, in such type and amount of property for each Exchangeable Share as is the same as the type and amount of property declared as a dividend on each share of Digicon Common Stock. Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation.

3.2 Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by Subsection 3.1(a) hereof and the sending of such a cheque to each holder of an Exchangeable Share (less any tax required to be deducted and withheld from such dividends paid or credited by the Corporation) shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by Subsection 3.1(b) hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by Subsection 3.1(c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall


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

determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby (subject to any adjustment for the tax required to be deducted and withheld from such dividends paid or credited by the Corporation). No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

3.3 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Digicon Common Stock.

3.4 If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends (subject to any adjustment for the tax required to be deducted and withheld from such dividends paid or credited by the Corporation).

3.5 Except as provided in this Article 3, the holders of Exchangeable Shares shall not be entitled to receive dividends in respect thereof.

                                   ARTICLE 4
                              CERTAIN RESTRICTIONS

4.1 So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 9.2 of these share provisions:

        (a) pay any dividends on the Common Shares, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in any such other shares ranking junior to the Exchangeable Shares;

        (b) redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares;

        (c) redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

        (d) issue any Exchangeable Shares or any other shares of the Corporation ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares or as contemplated by the Support Agreement; or

        (e) amend the articles or by-laws of the Corporation.



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

The restrictions in Subsections 4.1(a), 4.1(b), and 4.1(c) above shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared to date on the Digicon Common Stock shall have been declared on the Exchangeable Shares and paid in full.

                                   ARTICLE 5
                          DISTRIBUTION ON LIQUIDATION

5.1 In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the "Liquidation Date") of such liquidation, dissolution or winding-up, before any distribution of any part of the assets of the Corporation to the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Amount"). In connection with payment of the Liquidation Amount, the Corporation shall be entitled to liquidate some of the Digicon Common Stock that would otherwise be deliverable to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation.

5.2 On or promptly after the Liquidation Date, and subject to the exercise by Digicon of the Liquidation Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Alberta) and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Liquidation Amount. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time on or after the Liquidation Date to deposit or cause to be deposited the Exchangeable Share Consideration in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account or for safe keeping, in the case of non-cash items, with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for


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

all purposes to be the holders of the Digicon Common Stock delivered to them. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

5.3 After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5.1 of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

                                   ARTICLE 6
                  RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

6.1 A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Digicon of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the "Retraction Price"). In connection with payment of the Retraction Price, the Corporation shall be entitled to liquidate some of the Digicon Common Stock that would otherwise be deliverable to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Alberta) and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, and together with a duly executed statement (the "Retraction Request") in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation:

           (i) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by the Corporation;

           (ii) stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the "Retraction Date"), provided that the Retraction Date shall be not less than five Business Days nor more than 10 Business Days after the date on which the Retraction Request is received by the Corporation and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the tenth Business Day after the date on which the Retraction Request is received by the Corporation; and

           (iii) acknowledging the overriding right (the "Retraction Call Right") of Digicon to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Digicon in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3 below.



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
6.2 Subject to the exercise by Digicon of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in
Section 6.1 hereof of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have the Corporation redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares. If only a part of the Exchangeable Shares represented by any certificate are redeemed (or purchased by Digicon pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

6.3 Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify Digicon thereof. In order to exercise the Retraction Call Right, Digicon must notify the Corporation in writing of its determination to do so (the "Digicon Call Notice") within two Business Days of notification to Digicon by the Corporation of the receipt by the Corporation of the Retraction Request. If Digicon does not so notify the Corporation within such two Business Day period, the Corporation will notify the holder as soon as possible thereafter that Digicon will not exercise the Retraction Call Right. If Digicon delivers the Digicon Call Notice within such two Business Day time period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Digicon in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and Digicon shall purchase from such holder and such holder shall sell to Digicon on the Retraction Date the Retracted Shares for a purchase price (the "Purchase Price") per share equal to the Retraction Price per share. For the purposes of completing a purchase pursuant to the Retraction Call Right, Digicon shall deposit with the Transfer Agent, on or before the Retraction Date the Exchangeable Share Consideration representing the total Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that Digicon does not deliver a Digicon Call Notice within such two Business Day period or otherwise comply with these Exchangeable Share provisions in respect thereto, and provided that Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

6.4 The Corporation or Digicon, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, and such delivery of such Exchangeable Share Consideration to the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, unless any cheque included therein is not paid on due presentation.

6.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the

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



rights of a holder in respect   thereof, other than the right to receive his
proportionate part of the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by Digicon shall thereafter be considered and deemed for all purposes to be a holder of the Digicon Common Stock delivered to it. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

6.6 Notwithstanding any other provision of this Article 6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Digicon shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law, the Corporation shall redeem Retracted Shares in accordance with Section 6.2 of these share provisions on a PRO RATA basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 hereof. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 of these share provisions as a result of liquidity or solvency requirements of applicable law shall be deemed by giving the Retraction Request to require Digicon to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Digicon to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement, and Digicon shall make such purchase.

6.7 A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Digicon shall be deemed to have been revoked.


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


                                   ARTICLE 7
              REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

7.1 Subject to applicable law, and if Digicon does not exercise the Redemption Call Right, the Corporation shall on the Automatic Redemption Date redeem the whole of the then outstanding Exchangeable Shares for an amount equal to the Exchangeable Share Price applicable on the last Business Day prior to the Automatic Redemption Date (the "Redemption Price"). In connection with payment of the Redemption Price, the Corporation shall be entitled to liquidate some of the Digicon Common Stock that would otherwise be deliverable to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation.

7.2 In any case of a redemption of Exchangeable Shares under this Article 7, the Corporation shall, at least 120 days before the Automatic Redemption Date, send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by Digicon under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. Such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Automatic Redemption Date and, if applicable, particulars of the Redemption Call Right.

7.3 On or after the Automatic Redemption Date and subject to the exercise by Digicon of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Alberta) and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Redemption Price. On and after the Automatic Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the Exchangeable Share Consideration with respect to the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account or for safe keeping, in the case of non-cash items, with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Automatic Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Automatic Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Digicon Common Stock delivered to them. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

                                   ARTICLE 8
                                 VOTING RIGHTS

8.1 Except as required by applicable law and the provisions hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

                                   ARTICLE 9
                             AMENDMENT AND APPROVAL

9.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but, except as hereinafter provided, only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

9.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution by persons represented in person or by proxy at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 50% of the outstanding Exchangeable Shares at that time are present or represented by proxy (excluding Exchangeable Shares beneficially owned by Digicon or its Subsidiaries). If at any such meeting the holders of at least 50% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than 10 days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution by persons represented in person or by proxy at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

                                 ARTICLE 10
                     RECIPROCAL CHANGES, ETC. IN RESPECT
                           OF DIGICON COMMON STOCK



10.1 (a) Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that Digicon will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of these share provisions:

           (i) issue or distribute Digicon Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Digicon Common Stock) to the holders of all or substantially all of the then outstanding Digicon Common Stock by way of stock dividend or other distribution; or

           (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Digicon Common Stock entitling them to subscribe for or to purchase shares of Digicon Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Digicon Common Stock); or

           (iii) issue or distribute to the holders of all or substantially all of the then outstanding shares of Digicon Common Stock (A) shares or securities of Digicon of any class other than Digicon Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire Digicon Common Stock), (B) rights, options or warrants other than those referred to in Section 10.1(a)(ii) above, (C) evidences of indebtedness of Digicon or (D) assets of Digicon;

           unless the Corporation is permitted under applicable law to issue or distribute the equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets to holders of the Exchangeable Shares and the Corporation shall issue or distribute such rights, options, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares.

     (b) Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that Digicon will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of these share provisions:

           (i) subdivide, redivide or change the then outstanding shares of Digicon Common Stock into a greater number of shares of Digicon Common Stock; or

           (ii) reduce, combine or consolidate or change the then outstanding shares of Digicon Common Stock into a lesser number of shares of Digicon Common Stock; or

           (iii) reclassify or otherwise change the shares of Digicon Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Digicon Common Stock;

           unless the Corporation is permitted under applicable law to simultaneously make the same or an equivalent change to, or in the rights of holders of, the Exchangeable Shares and the same or an equivalent change is made to, or in the rights of the holders of, the Exchangeable Shares.

     The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of these share provisions.

                                   ARTICLE 11
                       ACTIONS BY THE CORPORATION UNDER
                              SUPPORT AGREEMENT

11.1 The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Digicon with all provisions of the Support Agreement, the Voting Trust and Exchange Agreement and with all provisions of Digicon's Restated Certificate of Incorporation applicable to the Corporation and Digicon, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant thereto.

11.2 The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement, the Voting Trust and Exchange Agreement or Digicon's Restated Certificate of Incorporation without the approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

        (a) adding to the covenants of the other party or parties to such agreement for the protection of the Corporation or the holders of Exchangeable Shares; or

        (b) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

        (c) making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

                                   ARTICLE 12
                                     LEGEND

12.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right and the Redemption
Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights, exchange right and automatic exchange thereunder).

                                   ARTICLE 13
                                 MISCELLANEOUS

13.1 Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the President. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

13.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

13.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.

13.4 All Exchangeable Shares acquired by the Corporation upon the redemption or retraction thereof shall be cancelled.

                                   SCHEDULE A
                              NOTICE OF RETRACTION

To the Corporation and Digicon Inc.

     This notice is given pursuant to Article 6 of the provisions (the "Share Provisions") attaching to the share(s) represented by this certificate and all capitalized words and expressions used in this notice which are defined in the Share Provisions have the meanings attributed to such words and expressions in such Share Provisions.

     The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Corporation redeem in accordance with Article 6 of the Share Provisions:


/ /    all share(s) represented by this certificate; or

/ /    _____________________ share(s) only.


     The undersigned hereby notifies the Corporation that the Retraction Date shall be _________________________________ .

NOTE: The Retraction Date must be a Business Day and must not be less than five Business Days nor more than 10 Business Days after the date upon which this notice is received by the Corporation. In the event that no such Business Day is specified above, the Retraction Date shall be deemed to be the tenth Business Day after the date on which this notice is received by the Corporation.

     The undersigned acknowledges the Retraction Call Right of Digicon Inc. to purchase all but not less than all the Retracted Shares from the undersigned and that this notice shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Digicon Inc. in accordance with the Retraction Call Right on the Retraction Date for the Retraction Price and on the other terms and conditions set out in Section 6.3 of the Share Provisions. If Digicon Inc. determines not to exercise the Retraction Call Right, the Corporation will notify the undersigned of such fact as soon as possible. This notice of retraction, and offer to sell the Retracted Shares to Digicon Inc., may be revoked and withdrawn by the undersigned by notice in writing given to the Corporation at any time before the close of business on the Business Day immediately preceding the Retraction Date.

     The undersigned acknowledges that if, as a result of liquidity or solvency provisions of applicable law, the Corporation is unable to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Digicon Inc. to purchase the unredeemed Retracted Shares.

     The undersigned hereby represents and warrants to the Corporation and Digicon Inc. that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by the Corporation or Digicon Inc., as the case may be, free and clear of all liens, claims and encumbrances.


___________________    __________________________    ________________________
       (Date)          (Signature of Shareholder)    (Guarantee of Signature)

/ / Please check box if the legal or beneficial owner of the Retracted Shares is a non-resident of Canada.

/ / Please check box if the securities and any cheque(s) or other non-cash assets resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder at the principal transfer office of The R-M Trust Company (the "Transfer Agent") in Calgary, Alberta, failing which the securities and any cheque(s) or other non-cash assets will be delivered to the last address of the shareholder as it appears on the register by such means as the Corporation deems appropriate.



NOTE: This panel must be completed and this certificate, together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent at its principal transfer office in Calgary, Alberta. The securities and any cheque(s) or other non-cash assets resulting from the retraction or purchase of the Retracted
      Shares will be issued and registered in, and made payable to, or transferred into, respectively, the name of the shareholder as it appears on the register of the Corporation and the securities, cheque(s) and other non-cash assets resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.


__________________________________________  Date _____________________________
Name of Person in Whose Name Securities or
Cheque(s) or Other Non-cash Assets Are To
Be Registered, Issued or Delivered (please print)

__________________________________________  __________________________________
Street Address or P.O. Box                  Signature of Shareholder

__________________________________________  __________________________________
City - Province                             Signature Guaranteed by

NOTE: If the notice of retraction is for less than all of the share(s) represented by this certificate, a certificate representing the remaining shares of the Corporation will be issued and registered in the name of the shareholder as it appears on the register of the Corporation, unless the Share Transfer Power on the share certificate is duly completed in respect of such shares.

                                   ANNEX F

                               SUPPORT AGREEMENT

              MEMORANDUM OF AGREEMENT made as of _________, 1996.

B E T W E E N:

        DIGICON INC.,
        a corporation existing under the laws of the State of Delaware, (hereinafter referred to as "Digicon"),

                                                             OF THE FIRST PART,

                                    - and -

       VERITAS ENERGY SERVICES INC.
       a corporation existing under the laws of the Province of Alberta, (hereinafter referred to as "Veritas"),

                                                             OF THE SECOND PART.

     WHEREAS pursuant to a combination agreement dated as of April ___, 1996, by and between Digicon and Veritas (such agreement as it may be amended or restated is hereinafter referred to as the "Combination Agreement") the parties agreed that on the Effective Date (as defined in the Combination Agreement), Digicon and Veritas would execute and deliver a Support Agreement containing the terms and conditions set forth in Exhibit _____ to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably;

     AND WHEREAS pursuant to an arrangement (the "Arrangement") effected by Articles of Arrangement dated o, 1996 filed pursuant to the Business Corporations Act (Alberta) each issued and outstanding common share of Veritas (a "Veritas Common Share") was exchanged for 0.8 issued and outstanding Exchangeable Shares of Veritas (the "Exchangeable Shares"), and thereafter, Veritas' sole issued and outstanding Class A Preferred Share was exchanged by the holder thereof for one issued and outstanding Veritas Common Share;

     AND WHEREAS the above-mentioned Articles of Arrangement set forth the rights, privileges, restrictions and conditions (collectively the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

     AND WHEREAS the parties hereto desire to make appropriate provision and to establish a procedure whereby Digicon will take certain actions and make certain payments and deliveries necessary to ensure that Veritas will be able to make certain payments and to deliver or cause to be delivered shares of Digicon Common Stock in satisfaction of the obligations of Veritas under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts, Retraction Prices and Redemption Prices, all in accordance with the Exchangeable Share Provisions;

     NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1. DEFINITIONS AND INTERPRETATION

      (a) DEFINED TERMS. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning attributed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

      (b) INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

      (c) NUMBER, GENDER, ETC. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

      (d) DATE FOR ANY ACTION. If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

2. COVENANTS OF DIGICON AND VERITAS

      (a) COVENANTS OF DIGICON REGARDING EXCHANGEABLE SHARES. So long as any Exchangeable Shares are outstanding, Digicon will:

                        (i) not declare or pay any dividend on Digicon
                            Common Stock unless (A) Veritas will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment in accordance with applicable law of an equivalent dividend on the Exchangeable Shares and (B) subsection 2(a)(ii) shall be complied with in connection with such dividend;

                       (ii) cause Veritas to declare simultaneously with
                            the declaration of any dividend on Digicon Common Stock an equivalent dividend on the Exchangeable Shares and, when such dividend is paid on Digicon Common Stock, cause Veritas to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

                      (iii) advise Veritas sufficiently in advance of the
                            declaration by Digicon of any dividend on Digicon Common Stock and take all such other actions as are necessary, in cooperation with Veritas, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on Digicon Common Stock and such dividend on the Exchangeable Shares shall correspond with any requirement of the principal stock exchange on which the Exchangeable Shares are listed;

                       (iv) ensure that the record date for any dividend
                            declared on Digicon Common Stock is not less than 10 Business Days after the declaration date for such dividend;

                        (v) take all such actions and do all such things as
                            are necessary or desirable to enable and permit Veritas, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Veritas, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Veritas to cause to be delivered shares of Digicon Common Stock to the holders of Exchangeable Shares in accordance with the provisions of
                            Article 5 of the Exchangeable  Share Provisions;

                       (vi) take all such actions and do all such things
                            as are necessary or desirable to enable and permit Veritas, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Veritas to cause to be delivered shares of Digicon Common Stock to the holders of Exchangeable Shares, upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions of Article 6 or Article 7 of the Exchangeable Share Provisions, as the case may be; and

                      (vii) not exercise its vote as a shareholder to
                            initiate the voluntary liquidation, dissolution or winding-up of Veritas nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of Veritas.

      (b) SEGREGATION OF FUNDS. Digicon will cause Veritas to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable Veritas to pay or otherwise satisfy the applicable dividends, Liquidation Amount, Retraction Price or Redemption Price, in each case for the benefit of holders from time to time of the Exchangeable Shares, and Veritas will use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable, net of any corresponding withholding tax obligations and for the remittance of such withholding tax obligations.

      (c) RESERVATION OF SHARES OF DIGICON COMMON STOCK. Digicon hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of Digicon Common Stock (or other shares or securities into which Digicon Common Stock may be reclassified or changed as contemplated by section 2(g) hereof) (i) as is equal to the sum of (A) the number of Exchangeable Shares issued and outstanding from time to time and
           (B) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (ii) as are now and may hereafter be required to enable and permit Veritas to meet its obligations hereunder, under the Voting and Exchange Trust Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to the Arrangement with respect to which Digicon may now or hereafter be required to issue shares of Digicon Common Stock.

      (d) NOTIFICATION OF CERTAIN EVENTS. In order to assist Digicon to comply with its obligations hereunder, Veritas will give Digicon notice of each of the following events at the time set forth below:

                        (i) in the event of any determination by the Board
                            of Directors of Veritas to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Veritas or to effect any other distribution of the assets of Veritas among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

                       (ii) immediately, upon the earlier of (A) receipt
                            by Veritas of notice of, and (B) Veritas otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Veritas or to effect any other distribution of the assets of Veritas among its shareholders for the purpose of winding-up its affairs;

                      (iii) immediately, upon receipt by Veritas of a
                            Retraction Request (as defined in the Exchangeable Share Provisions);

                       (iv) at least 130 days prior to any accelerated
                            Automatic Redemption Date determined by the Board of Directors of Veritas in accordance with the Exchangeable Share Provisions; and

                        (v) as soon as practicable upon the issuance by
                            Veritas of any Exchangeable Shares or rights to acquire Exchangeable Shares.

      (e) DELIVERY OF SHARES OF DIGICON COMMON STOCK. In furtherance of its obligations hereunder, upon notice of any event which requires Veritas to cause to be delivered shares of Digicon Common Stock to any holder of Exchangeable Shares, Digicon shall forthwith issue and deliver the requisite shares of Digicon Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as Veritas shall direct. All such shares of Digicon Common Stock shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim.

      (f)  QUALIFICATION OF SHARES OF DIGICON COMMON STOCK.  Digicon
           covenants that if any shares of Digicon Common Stock (or other shares or securities into which Digicon Common Stock may be reclassified or changed as contemplated by Section 2(g) hereof) to be issued and delivered hereunder, including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Right or the Automatic Exchange Rights (both as defined in the Voting and Exchange Trust Agreement) require registration or qualification with or approval of or the filing of any document including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other legal requirement (collectively, the "Applicable Laws") before such shares (or other shares or securities into which Digicon Common Stock may be reclassified or changed as contemplated by Section 2(g) hereof) may be issued and delivered by
           Digicon to the initial holder thereof (other than    Veritas) or in
           order that such shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of Digicon for purposes of Canadian federal or provincial securities law or an "affiliate" of Digicon for purposes of United States federal or state securities law), Digicon will in good faith expeditiously take all such actions and do all such things as are necessary to cause such shares of Digicon Common Stock (or other shares or securities into which Digicon Common Stock may be reclassified or changed as contemplated by Section 2(g) hereof) to be and remain duly registered, qualified or approved. Digicon represents and warrants that it has in good faith taken all actions and done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the shares of Digicon Common Stock (or other shares or securities into which Digicon Common Stock may be reclassified or changed as contemplated by Section 2(g) hereof) to be issued and delivered hereunder, including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Right and the Automatic Exchange Rights to be freely tradeable thereafter (other than restrictions on transfer by reason of a holder being a "control person" of Digicon for the purposes of Canadian federal and provincial securities law or an "affiliate" of Digicon for the purposes of United States federal or state securities law). Digicon will in good faith expeditiously take all such actions and do all such things as are necessary to cause all shares of Digicon Common Stock (or other shares or securities into which Digicon Common Stock may be reclassified or changed as contemplated by Section 2(g) hereof) to be delivered hereunder, including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time. Digicon will in good faith expeditiously take all such action and do all such things as are necessary to cause all Exchangeable Shares to be and to continue to be listed and posted for trading on a stock exchange in Canada. Digicon will in good faith expeditiously take all such action and do all such things as are necessary to cause all the shares of Digicon Common Stock to be and to continue to be listed and posted for trading on The Toronto Stock Exchange.

(g)        EQUIVALENCE.

           (i) Digicon will not without the prior approval of Veritas and the prior approval of the holders of the Exchangeable Shares given in accordance with
                Section 9.2 of the Exchangeable Share Provisions:

                (A) issue or distribute shares of Digicon Common Stock  (or securities exchangeable for or convertible into or carrying rights to acquire shares of Digicon Common Stock) to the holders of all or substantially all of the then outstanding Digicon Common Stock by way of stock dividend or other distribution; or

                (B) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Digicon Common Stock entitling them to subscribe for or to purchase shares of Digicon Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Digicon Common Stock); or

                (C) issue or distribute to the holders of all or substantially all of  the then outstanding shares of Digicon Common
                    Stock (I) shares or securities of Digicon of any class other than Digicon Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Digicon Common Stock), (II) rights, options or warrants other than those referred to in subsection 2(g)(i)(A) above, (III) evidences of indebtedness of Digicon or (IV) assets of Digicon;

           unless (D) Veritas is permitted under applicable law to issue or distribute the equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets to holders of the Exchangeable Shares and (E) Veritas shall issue or distribute such rights, options, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares.

           (ii) Digicon will not without the prior approval of Veritas and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of the Exchangeable Share
                Provisions:

                (A) subdivide, redivide or change the then outstanding shares of Digicon Common Stock into a greater number of shares of Digicon Common Stock; or

                (B) reduce, combine or consolidate or change the then
                    outstanding shares of Digicon Common Stock into a lesser number of shares of Digicon Common Stock; or

                 (C) reclassify or otherwise change the shares of Digicon
                     Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Digicon Common Stock;

           unless (I) Veritas is permitted under applicable law to simultaneously make the same or an equivalent change to, or in the rights of holders of, the Exchangeable Shares and (II) the same or an equivalent change is made to, or in the rights of the holders of, the Exchangeable Shares.

           (iii) Digicon will ensure that the record date for any event referred to in section 2(g)(i) or 2(g)(ii) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 20 Business Days after the date on which such event is declared or announced by Digicon (with simultaneous notice thereof to be given by Digicon to Veritas).

      (h) TENDER OFFERS, ETC. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Digicon Common Stock (an "Offer") is proposed by Digicon or is proposed to Digicon or its shareholders and is recommended by the Board of Directors of Digicon, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Digicon, Digicon shall take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an equivalent basis as the holders of shares of Digicon Common Stock, without discrimination, including, without limiting the generality of the foregoing, Digicon will use its good faith efforts expeditiously to (and shall, in the case of a transaction proposed by Digicon or where Digicon is a participant in the negotiation thereof) ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against Veritas (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

      (i) OWNERSHIP OF OUTSTANDING SHARES. Without the prior approval of Veritas and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of the Exchangeable Share Provisions, Digicon covenants and agrees in favour of Veritas that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Digicon or any of its Subsidiaries, Digicon will be and remain the direct or indirect beneficial owner of all issued and outstanding shares in the capital of Veritas and all outstanding securities of Veritas carrying or otherwise entitled to voting rights in any circumstances, in each case other than the Exchangeable Shares.

      (j) DIGICON NOT TO VOTE EXCHANGEABLE SHARES. Digicon covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by Digicon and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Digicon further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Business Corporations Act (Alberta) (or any successor or other corporate statute by which Veritas may in the future be governed) with respect to any Exchangeable Shares held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

      (k) DUE PERFORMANCE. On and after the Effective Date, Digicon shall duly and timely perform all of its obligations provided for in the Plan of Arrangement, including any obligations that may arise upon the exercise of Digicon's rights under the Exchangeable Share Provisions.

      (l) ELECTION OF DIGICON BOARD AND NOMINATING COMMITTEE. At or prior to the Effective Time (as defined in the Combination Agreement), (i) such number of directors of Digicon shall resign or be removed such that there shall be no more than six directors of Digicon ("Digicon Designees") serving in such a capacity, (ii) the size of the board of directors of Digicon shall be increased so that it shall initially consist of ten directors and (iii) a nominating committee (the "Nominating Committee") will be created. At the Effective Time, four individuals designated by Veritas (the "Veritas Designees") shall be elected to the board of directors of Digicon. The Nominating Committee (i) shall consist initially of two outside directors who are Veritas Designees and two outside directors who are Digicon Designees, (ii) shall take action by the vote of a majority of its authorized number of members and (iii) shall nominate directors for election for not less than the two annual stockholder meetings of Digicon (or special meetings in lieu thereof) following the Closing (as defined in the Combination Agreement). Any member of the Nominating Committee who ceases to be such a member (whether by reason of resignation from the Nominating Committee or death, disability, removal or resignation as a director or otherwise) shall be promptly replaced with a Digicon director designated by a majority of the Veritas Designees or the Digicon Designees, as applicable. Digicon shall put forth those individuals nominated by the Nominating Committee for election to its board of directors and will solicit proxies for its stockholder's meetings in favour of the election of each such individual.

3. GENERAL

      (a) TERM. This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than Digicon and any of its Subsidiaries.

      (b) CHANGES IN CAPITAL OF DIGICON AND VERITAS. Notwithstanding the provisions of section 3(d) hereof, at all times after the occurrence of any event effected pursuant to section 2(g) or 2(h) hereof, as a result of which either Digicon

           Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Digicon Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

      (c) SEVERABILITY. If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

      (d) AMENDMENTS, MODIFICATIONS, ETC. This agreement may not be amended or modified except by an agreement in writing executed by Veritas and Digicon and approved by the holders of the Exchangeable Shares in accordance with Section 9.2 of the Exchangeable Share Provisions.

      (e)  MINISTERIAL AMENDMENTS.  Notwithstanding the provisions of section 3(d), the parties to this agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

                        (i) adding to the covenants of either or both
                            parties for the protection of the holders of the Exchangeable Shares;

                       (ii) making such amendments or modifications not
                            inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of Veritas and Digicon, it may be expedient to make, provided that each such boards of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

                      (iii) making such changes or corrections which, on
                            the advice of counsel to Veritas and Digicon, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of Veritas and Digicon shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

      (f) MEETING TO CONSIDER AMENDMENTS. Veritas, at the request of Digicon, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval of such shareholders. Any such meeting or meetings shall be called and held in accordance with the by-laws of Veritas, the Exchangeable Share Provisions and all applicable laws.

      (g) AMENDMENTS ONLY IN WRITING. No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

      (h) INUREMENT. This agreement shall be binding upon and inure to the benefit of the parties hereto and the holders, from time to time, of Exchangeable Shares and each of their respective heirs, successors and assigns.

      (i) NOTICES TO PARTIES. All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

           (i) if to Digicon at:    Digicon Inc.
                                    3701 Kirby Drive, Suite 112
                                    Houston, Texas 77098
                                    Attention: President

           Telecopy:                (713) 526-5611

           (ii)  if to Veritas at:  Veritas Energy Services Inc.
                                    Suite 300, 615 - Third Avenue S.W.
                                    Calgary, Alberta T2P 0G6
                                    Attention: President
                                    Telecopy: (403) 266-9359

           Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

      (j) COUNTERPARTS. This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

      (k) JURISDICTION. This agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

      (l) ATTORNMENT. Digicon agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Alberta, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints Veritas at its registered office in the Province of Alberta as Digicon's attorney for service of process.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.


DIGICON INC.                     VERITAS ENERGY SERVICES INC.


Per: ____________________        Per: ________________________

Per: ____________________        Per: ________________________

                                   ANNEX G

                      VOTING AND EXCHANGE TRUST AGREEMENT

       MEMORANDUM OF AGREEMENT MADE AS OF THE ____ DAY OF ________, 1996.


B E T W E E N:

                      DIGICON INC.,
                      a corporation existing under the
                      laws of the State of Delaware
                      (hereinafter referred to as
                      "Digicon")

                                                             OF THE FIRST PART,

                                    - and -

                      VERITAS ENERGY SERVICES INC.,
                           a corporation existing under
                      the laws of the Province of
                      Alberta
                      (hereinafter referred to as
                      "Veritas")

                                                             OF THE SECOND PART,

                                    - and -

                      THE R-M TRUST COMPANY,
                      a trust company existing under the laws of Canada (hereinafter referred to as the
                      "Trustee")

                                                             OF THE THIRD PART.


     WHEREAS pursuant to a combination agreement dated as of May 10, 1996, by and between Digicon and Veritas (such agreement as it may be amended or restated is hereinafter referred to as the "Combination Agreement") the parties agreed that on the Effective Date (as defined in the Combination Agreement), Digicon and Veritas would execute and deliver a Voting and Exchange Trust Agreement containing the terms and conditions set forth in Exhibit _____ to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably;

     AND WHEREAS pursuant to an arrangement (the "Arrangement") effected by Articles of Arrangement dated ________, 1996 filed pursuant to the Business Corporations Act (Alberta), each issued and outstanding common share of Veritas (a "Veritas Common Share") was exchanged for 0.8 issued and outstanding Exchangeable Shares of Veritas (the "Exchangeable Shares"), and thereafter, Veritas's sole issued and outstanding Class A Preferred Share was exchanged by the holder thereof for one issued and outstanding Veritas Common Share;

     AND WHEREAS the above-mentioned Articles of Arrangement set forth the rights, privileges, restrictions and conditions (collectively, the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

     AND WHEREAS Digicon is to provide voting rights in Digicon to each holder (other than Digicon and its Subsidiaries) from time to time of Exchangeable Shares, such voting rights per Exchangeable Share to be equivalent to the voting rights per share of Digicon Common Stock (the "Digicon Common Stock");

     AND WHEREAS Digicon is to grant to and in favour of the holders (other than Digicon and its Subsidiaries) from time to time of Exchangeable Shares the right, in the circumstances set forth herein, to require Digicon to purchase from each such holder all or any part of the Exchangeable Shares held by the holder;

     AND WHEREAS the parties desire to make appropriate provision and to establish a procedure whereby voting rights in Digicon shall be exercisable by holders (other than Digicon and its Subsidiaries) from time to time of Exchangeable Shares by and through the Trustee, which will hold legal title to one share of Digicon Special Voting Stock (the "Digicon Special Voting Stock") to which voting rights attach for the benefit of such holders and whereby the rights to require Digicon to purchase Exchangeable Shares from the holders thereof (other than Digicon and its Subsidiaries) shall be exercisable by such holders from time to time of Exchangeable Shares by and through the Trustee, which will hold legal title to such rights for the benefit of such holders;

     AND WHEREAS these recitals and any statements of fact in this agreement are made by Digicon and Veritas and not by the Trustee;

     NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1.   DEFINITIONS AND INTERPRETATION

                (a)  DEFINITIONS.  In this agreement, the
                     following terms shall have the following meanings:

"Aggregate Equivalent Vote Amount" means, with respect to any matter, proposition or question on which holders of Digicon Common Stock are entitled to vote, consent or otherwise act, the product of (i) the number of shares of Exchangeable Shares issued and outstanding and held by Holders multiplied by
(ii) the number of votes to which a holder of one share of Digicon Common Stock is entitled with respect to such matter, proposition or question.

"Exchangeable Share Consideration" has the meaning attributed thereto in the Exchangeable Share Provisions.

"Exchangeable Share Price" has the meaning attributed thereto in the Exchangeable Share Provisions.

"Arrangement" has the meaning attributed thereto in the recitals hereto.

"Automatic Exchange Rights" means the benefit of the obligation of Digicon to effect the automatic exchange of shares of Digicon Common Stock for Exchangeable Shares pursuant to Section 5(l) hereof.

"Board of Directors" means the Board of Directors of Veritas.

"Business Day" has the meaning attributed thereto in the Exchangeable Share Provisions;

"Digicon Common Stock" has the meaning attributed thereto in the recitals hereto.

"Digicon Consent" has the meaning attributed thereto in Section 4(b) hereof.

"Digicon Meeting" has the meaning attributed thereto in Section 4(b) hereof.

"Digicon Special Voting Stock" has the meaning attributed thereto in the recitals hereto.

"Digicon Successor" has the meaning attributed thereto in subsection 11(a)(i) hereof.

"Equivalent Vote Amount" means, with respect any matter, proposition or question on which holders of Digicon Common Stock are entitled to vote, consent or otherwise act, the number of votes to which a holder of one share of Digicon Common Stock is entitled with respect to such matter, proposition or question.

"Exchange Right" has the meaning attributed thereto in Article 5 hereof.

"Exchangeable Share Provisions" has the meaning attributed thereto in the recitals hereto.

"Exchangeable Shares" has the meaning attributed thereto in the recitals hereto.

"Holder Votes" has the meaning attributed thereto in Section 4(b) hereof.

"Holders" means the registered holders from time to time of Exchangeable Shares, other than Digicon and its Subsidiaries.

"Insolvency Event" means the institution by Veritas of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound-up, or the consent of Veritas to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Veritas to contest in good faith any such proceedings commenced in respect of Veritas within 15 days of becoming aware thereof, or the consent by Veritas to the filing of any such petition or to the appointment of a receiver, or the making by Veritas of a general assignment for the benefit of creditors, or the admission in writing by Veritas of its inability to pay its debts generally as they become due, or Veritas not being permitted, pursuant to liquidity or solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Exchangeable Share Provisions.

"Liquidation Call Right" has the meaning attributed thereto in the Exchangeable Share Provisions.

"Liquidation Event" has the meaning attributed thereto in subsection 5(l)(ii) hereof.

"Liquidation Event Effective Date" has the meaning attributed thereto in subsection 5(l)(iii) hereof.

"List" has the meaning attributed thereto in Section 4(f) hereof.

"Officer's Certificate" means, with respect to Digicon or Veritas, as the case may be, a certificate signed by any one of the Chairman of the Board, the Vice-Chairman of the Board, the President, any Vice-President or any other senior officer of Digicon or Veritas, as the case may be.

"Person" includes an individual, partnership, corporation, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

"Plan of Arrangement" has the meaning attributed thereto in the Exchangeable Share Provisions.

"Redemption Call Right" has the meaning attributed thereto in the Exchangeable Share Provisions.

"Retracted Shares" has the meaning attributed thereto in Section 5(g) hereof.

"Retraction Call Right" has the meaning attributed thereto in the Exchangeable Share Provisions.

"Subsidiary" has the meaning attributed thereto in the Exchangeable Share Provisions.

"Support Agreement" means that certain support agreement made as of even date hereof between Veritas and Digicon.

"Trust" means the trust created by this agreement.

"Trust Estate" means the Voting Share, any other securities, the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this agreement.

"Trustee" means The R-M Trust Company and, subject to the provisions of Article 10 hereof, includes any successor trustee or permitted assigns.

"Veritas Common Shares" has the meaning attributed thereto in the recitals hereto.

"Voting Rights" means the voting rights attached to the Voting Share.

"Voting Share" means the one share of Digicon Special Voting Stock, U.S. $0.01 par value, issued by Digicon to and deposited with the Trustee, which entitles the holder of record to a number of votes at meetings of holders of Digicon Common Stock equal to the Aggregate Equivalent Vote Amount.

                (b)  INTERPRETATION NOT AFFECTED BY HEADINGS,
                     ETC. The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

                (c) NUMBER, GENDER, ETC. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

                (d)  DATE FOR ANY ACTION.  If any date on
                     which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

2.              PURPOSE OF AGREEMENT

                The purpose of this agreement is to create the Trust for the benefit of the Holders, as herein provided. The Trustee will hold the Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Holders as provided in this agreement.

3.              VOTING SHARE

                (a)  ISSUANCE AND OWNERSHIP OF THE VOTING
                     SHARE. Digicon hereby issues to and deposits with the Trustee the Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Holders and in accordance with the provisions of this agreement. Digicon hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Holders of good and valuable consideration (and the adequacy thereof) for the issuance of the Voting Share by Digicon to the Trustee. During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Voting Share, provided that the Trustee shall:

                        (i) hold the Voting Share and the legal title
                            thereto as trustee solely for the use and benefit of the Holders in accordance with the provisions of this agreement; and

                       (ii) except as specifically authorized by this
                            agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Voting Share and the Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this agreement.

                (b)  LEGENDED SHARE CERTIFICATES.  Veritas
                     will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of their right to instruct the Trustee with respect to the exercise of the Voting Rights with respect to the Exchangeable Shares held by a Holder.

                (c)  SAFE KEEPING OF CERTIFICATE.  The
                     certificate representing the Voting Share shall at all times be held in safe keeping by the Trustee or its agent.

4.              EXERCISE OF VOTING RIGHTS

                (a)  VOTING RIGHTS.  The Trustee, as the
                     holder of record of the Voting Share, shall be entitled to all of the Voting Rights, including the right to consent to or to vote in person or by proxy the Voting Share, on any matter, question or proposition whatsoever that may properly come before the stockholders of Digicon at a Digicon Meeting or in connection with a Digicon Consent (in each case, as hereinafter defined). The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to Section 7(o) hereof, the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Holders entitled to instruct the Trustee as to the voting thereof at the time at which a Digicon Consent is sought or a Digicon Meeting is held. To the extent that no instructions are received from a Holder with respect to the Voting Rights to which such Holder is entitled, the Trustee shall not exercise or permit the exercise of such Holder's Voting Rights.

                (b)  NUMBER OF VOTES.  With respect to all
                     meetings of stockholders of Digicon at which holders of shares of Digicon Common Stock are entitled to vote (a "Digicon Meeting") and with respect to all written consents sought by Digicon from its stockholders including the holders of shares of Digicon Common Stock (a "Digicon Consent"), each Holder shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, a number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Holder on the record date established by Digicon or by applicable law for such Digicon Meeting or Digicon Consent, as the case may be (the "Holder Votes") in respect of each matter, question or proposition to be voted on at such Digicon Meeting or to be consented to in connection with such Digicon Consent.

                (c)  MAILINGS TO SHAREHOLDERS.  With respect
                     to each Digicon Meeting and Digicon Consent, the Trustee will mail or cause to be mailed (or otherwise communicate in the same manner as Digicon utilizes in communications to holders of Digicon Common Stock, subject to the Trustee's ability to provide this method of communication and upon being advised in writing of such method) to each of the Holders named in the List on the same day as the initial mailing or notice (or other communication) with respect thereto is given by Digicon to its stockholders:

                        (i) a copy of such notice, together with any proxy
                            or information statement and related materials to be provided to stockholders of the Digicon;


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


                       (ii) a statement that such Holder is entitled to
                            instruct the Trustee as to the exercise of the Holder Votes with respect to such Digicon Meeting or Digicon Consent, as the case may be, or, pursuant to Section 4(g) hereof, to attend such Digicon Meeting and to exercise personally the Holder Votes thereat;

                      (iii) a statement as to the manner in which such
                            instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

                            (A) a proxy to such Holder or his designee to exercise personally the Holder Votes; or

                            (B)  a proxy to a designated agent or other
                                 representative of the management of Digicon to exercise such Holder Votes;

                       (iv) a statement that if no such instructions are
                            received from the Holder, the Holder Votes to which such Holder is entitled will not be exercised;

                        (v) a form of direction whereby the Holder may so
                            direct and instruct the Trustee as contemplated herein; and

                       (vi) a statement of (A) the time and date by which
                            such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Digicon Meeting shall not be earlier than the close of business on the Business Day prior to such meeting, and (B) the method for revoking or amending such instructions.

                The materials referred to above are to be provided by Digicon to the Trustee, but shall be subject to review and comment by the Trustee.

                For the purpose of determining Holder Votes to which a Holder is entitled in respect of any such Digicon Meeting or Digicon Consent, the number of Exchangeable Shares owned of record by the Holder shall be determined at the close of business on the record date established by Digicon or by applicable law for purposes of determining stockholders entitled to vote at such Digicon Meeting or to give written consent in connection with such Digicon Consent. Digicon will notify the Trustee in writing of any decision of the board of directors of Digicon with respect to the calling of any such Digicon Meeting or the seeking of any such Digicon Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4(c).

                (d) COPIES OF STOCKHOLDER INFORMATION. Digicon will deliver to the Trustee copies of all proxy materials, (including notices of Digicon Meetings but excluding proxies to vote shares of Digicon Common Stock), information statements, reports (including without limitation all interim and annual financial statements) and other written communications that are to be distributed from time to time to holders of Digicon Common Stock in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Holder at the same time as such materials are first sent to holders of Digicon Common Stock. The Trustee will mail or otherwise send to each Holder, at the expense of Digicon, copies of all such materials (and all materials specifically directed to the Holders or to the Trustee for the benefit of the Holders by Digicon) received by the Trustee from Digicon at the same time as such materials are first sent to holders of Digicon Common Stock. The Trustee will make copies of all such materials available for inspection by any Holder at the Trustee's principal office in the cities of Calgary and Toronto.

                (e) OTHER MATERIALS. Immediately after receipt by Digicon or any stockholder of Digicon of any material sent or given generally to the holders of Digicon Common Stock by or on behalf of a third party, including without limitation dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Digicon shall use its best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Holders by such third party) to each Holder as soon as possible thereafter. As soon as practicable after receipt thereof, the Trustee will mail or otherwise send to each Holder, at the expense of Digicon, copies of all such materials received by the Trustee from Digicon. The Trustee will also make copies of all such materials available for inspection by any Holder at the Trustee's principal office in the cities of Toronto and Vancouver.

                (f) LIST OF PERSONS ENTITLED TO VOTE. Veritas shall, (i) prior to each annual, general and special Digicon Meeting or the seeking of any Digicon Consent and (ii) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a "List") of the names and addresses of the Holders arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Holder, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Digicon Meeting or a Digicon Consent, at the close of business on the record date established by Digicon or pursuant to applicable law for determining the holders of Digicon Common Stock entitled to receive notice of and/or to vote at such Digicon Meeting or to give consent in connection with such Digicon Consent. Each such List shall be delivered to the Trustee promptly after receipt by Veritas of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to enable the Trustee to perform its obligations under this agreement. Digicon agrees to give Veritas written notice (with a copy to the Trustee) of the calling of any Digicon Meeting or the seeking of any Digicon Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable Veritas to perform its obligations under this Section 4(f).

                (g) ENTITLEMENT TO DIRECT VOTES. Any Holder named in a List prepared in connection with any Digicon Meeting or any Digicon Consent will be entitled (i) to instruct the Trustee in the manner described in Section 4(c) hereof with respect to the exercise of the Holder Votes to which such Holder is entitled or (ii) to attend such meeting and personally to exercise thereat (or to exercise with respect to any written consent), as the proxy of the Trustee, the Holder Votes to which such Holder is entitled.

                (h)  VOTING BY TRUSTEE, AND ATTENDANCE OF TRUSTEE
                     REPRESENTATIVE, AT MEETING.

                        (i) In connection with each Digicon Meeting and
                            Digicon Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Holder pursuant to
                            Section 4(c) hereof, the Holder Votes as to which such Holder is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Holder prior to the time and date fixed by it for receipt of such instructions in the notice given by the Trustee to the Holder pursuant to Section 4(c) hereof.

                       (ii) The Trustee shall cause such representatives
                            as are empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Digicon Meeting. Upon submission by a Holder (or its designee) of identification satisfactory to the Trustee's representatives, and at the Holder's request, such representatives shall sign and deliver to such Holder (or its designee) a proxy to exercise personally the Holder Votes as to which such Holder is otherwise entitled hereunder to direct the vote, if such Holder either (A) has not previously given the Trustee instructions pursuant to Section 4(c) hereof in respect of such meeting, or (B) submits to the Trustee's representatives written revocation of any such previous instructions. At such meeting, the Holder exercising such Holder Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question or proposition, to vote by way of ballot at the meeting in respect of any matter, question or proposition and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

                (i) DISTRIBUTION OF WRITTEN MATERIALS. Any written materials to be distributed by the Trustee to the Holders pursuant to this agreement shall be delivered or sent by mail (or otherwise communicated in the same manner as Digicon utilizes in communications to holders of Digicon Common Stock) to each Holder at its address as shown on the books of Veritas. Veritas shall provide or cause to be provided to the Trustee for this purpose, on a timely basis and without charge or other expense:

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



                            (A)  current lists of the Holders; and

                            (B) upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this agreement.

                     The materials referred to above are to be provided by Digicon to the Trustee, but shall be subject to review and comment by the Trustee.

                (j) TERMINATION OF VOTING RIGHTS. Except as otherwise provided herein or in the Exchangeable Share provisions, all of the rights of a Holder with respect to the Holder Votes exercisable in respect of the Exchangeable Shares held by such Holder, including the right to instruct the Trustee as to the voting of or to vote personally such Holder Votes, shall be deemed to be surrendered by the Holder to Digicon and such Holder Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such Holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Holder of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for shares of Digicon Common Stock, as specified in Article 5 hereof (unless in either case Digicon shall not have delivered the Exchangeable Share Consideration deliverable in exchange therefor to the Trustee for delivery to the Holders), or upon the redemption of Exchangeable Shares pursuant to
                     Article 6 or Article 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of Veritas pursuant to Article 5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Digicon pursuant to the exercise by Digicon of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

5.   EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

                (a) GRANT AND OWNERSHIP OF THE EXCHANGE RIGHT. Digicon hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Holders (i) the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event, to require Digicon to purchase from each or any Holder all or any part of the Exchangeable Shares held by the Holders, and (ii) the Automatic Exchange Rights, all in accordance with the provisions of this agreement. Digicon hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Holders of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by Digicon to the Trustee. During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

                     (iii) hold the Exchange Right and the Automatic Exchange
                           Rights and the legal title thereto as trustee solely for the use and benefit of the Holders in accordance with the provisions of this agreement; and

                        (iv) except as specifically authorized by this
                             agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which this Trust is created pursuant to this agreement.

                (b) LEGENDED SHARE CERTIFICATES. Veritas will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of:

                        (i) their right to instruct the Trustee with
                            respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Holder; and

                       (ii) the Automatic Exchange Rights.

                (c) GENERAL EXERCISE OF EXCHANGE RIGHT. The Exchange Right shall be and remain vested in and exercised by the Trustee. Subject to Section 7(o) hereof, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Holders entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Holder with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

                (d) PURCHASE PRICE. The purchase price payable by Digicon for each Exchangeable Share to be purchased by Digicon under the Exchange Right shall be an amount equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right. In connection with each exercise of the Exchange Right, Digicon will provide to the Trustee an Officer's Certificate setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share. The Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by Digicon issuing and delivering or causing to be delivered to the Trustee, on behalf of the relevant Holder, the Exchangeable Share Consideration representing the total Exchangeable Share Price.

                (e) EXERCISE INSTRUCTIONS. Subject to the terms and conditions herein set forth, a Holder shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Holder on the books of Veritas. To cause the exercise of the Exchange Right by the Trustee, the Holder shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Calgary, Alberta or at such other places in Canada as the Trustee may from time to time designate by written notice to the Holders, the certificates representing the Exchangeable Shares which such Holder desires Digicon to purchase, duly endorsed in blank, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Alberta) and the by-laws of Veritas and such additional documents and instruments as the Trustee may reasonably require together with (i) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (A) that the Holder thereby instructs the Trustee to exercise the Exchange Right so as to require Digicon to purchase from the Holder the number of Exchangeable Shares specified therein, (B) that such Holder has good title to and owns all such Exchangeable Shares to be acquired by Digicon free and clear of all liens, claims and encumbrances, (C) the names in which the certificates representing Digicon Common Stock issuable in connection with the exercise of the Exchange Right are to be issued and (D) the names and addresses of the persons to whom the Exchangeable Share Consideration should be delivered and (ii) payment (or evidence satisfactory to the Trustee, Veritas and Digicon of payment) of the taxes (if any) payable as contemplated by Section 5(h) of this agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Digicon under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the Holder at the expense of Veritas.

                (f) DELIVERY OF EXCHANGEABLE SHARE CONSIDERATION; EFFECT OF EXERCISE. Promptly after receipt of the certificates representing the Exchangeable Shares which the Holder desires Digicon to purchase under the Exchange Right (together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right), duly endorsed for transfer to Digicon, the Trustee shall notify Digicon and Veritas of its receipt of the same, which notice to Digicon and Veritas shall constitute exercise of the Exchange Right by the Trustee on behalf of the Holder of such Exchangeable Shares, and Digicon shall immediately thereafter deliver or cause to be delivered to the Trustee, for delivery to the Holder of such Exchangeable Shares (or to such other persons, if any, properly designated by such Holder), the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Holder requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Veritas and Digicon of the payment of) the taxes (if any) payable as contemplated by Section 5(h) of this agreement. Immediately upon the giving of notice by the Trustee to Digicon and Veritas of the exercise of the Exchange Right, as provided in this Section 5(f), the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Holder of such Exchangeable Shares shall be deemed to have transferred to Digicon all of its right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless such Exchangeable Share Consideration is not delivered by Digicon to the Trustee, for delivery to such Holder (or to such other persons, if any, properly designated by such Holder), within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Holder shall remain unaffected until such Exchangeable Share Consideration is delivered by Digicon and any cheque included therein is paid. Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the shares of Digicon Common Stock delivered to it pursuant to the Exchange Right. Notwithstanding the foregoing until the Exchangeable Share Consideration is delivered to the Holder, the Holder shall be deemed to still be a holder of the sold Exchangeable Shares for purposes of voting rights with respect thereto under this agreement.

                (g) EXERCISE OF EXCHANGE RIGHT SUBSEQUENT TO RETRACTION. In the event that a Holder has exercised its right under
                     Article 6 of the Exchangeable Share Provisions to require Veritas to redeem any or all of the Exchangeable Shares held by the Holder (the "Retracted Shares") and is notified by Veritas pursuant to Section 6.6 of the Exchangeable Share Provisions that Veritas will not be permitted as a result of liquidity or solvency requirements of applicable law to redeem all such Retracted Shares, subject to receipt by the Trustee of written notice to that effect from Veritas and provided that Digicon shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Holder has not revoked the retraction request delivered by the Holder to Veritas pursuant to Section 6.1 of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Holder to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares which Veritas is unable to redeem. In any such event, Veritas hereby agrees with the Trustee and in favour of the Holder immediately to notify the Trustee of such prohibition against Veritas redeeming all of the Retracted Shares and immediately to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Holder to Veritas or to the transfer agent of the Exchangeable Shares (including without limitation a copy of the retraction request delivered pursuant to Section
                     6.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Veritas is not permitted to redeem and will require Digicon to purchase such shares in accordance with the provisions of this
                     Article 5.

                (h) STAMP OR OTHER TRANSFER TAXES. Upon any sale of Exchangeable Shares to Digicon pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing Digicon Common Stock to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Holder of the Exchangeable Shares so sold or in such names as such Holder may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold, provided, however, that such Holder (i) shall pay (and neither Digicon, Veritas nor the Trustee shall be required to pay) any documentary, stamp, transfer or other similar taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Holder or (ii) shall have established to the satisfaction of the Trustee, Digicon and Veritas that such taxes, if any, have been paid.

                (i) NOTICE OF INSOLVENCY EVENT. Immediately upon the occurrence of an Insolvency Event or any event which with the giving of notice or the passage of time or both would be an Insolvency Event, Veritas and Digicon shall give written notice thereof to the Trustee. As soon as practicable after receiving notice from Veritas and Digicon or from any other Person of the occurrence of an Insolvency Event, the Trustee will mail to each Holder, at the expense of Digicon, a notice of such Insolvency Event in the form provided by Digicon, which notice shall contain a brief statement of the right of the Holders with respect to the Exchange Right.

                (j) QUALIFICATION OF DIGICON COMMON STOCK. Digicon covenants that if any shares of Digicon Common Stock to be issued and delivered pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other legal requirement (collectively, the "Applicable Laws") before such shares may be issued and delivered by Digicon to the initial holder thereof (other than Veritas) or in order that such shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of Digicon for purposes of Canadian federal or provincial securities law or an "affiliate" of Digicon for purposes of United States federal or state securities law), Digicon will in good faith expeditiously take all such actions and do all such things as are necessary to cause such shares of Digicon Common Stock to be and remain duly registered, qualified or approved. Digicon represents and warrants that it has in good faith taken all actions and done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the shares of Digicon Common Stock to be issued and delivered pursuant to the Exchange Right and the Automatic Exchange Rights and to be freely tradeable thereafter (other than restrictions on transfer by reason of a holder being a "control person" of Digicon for the purposes of Canadian federal and provincial securities law or an "affiliate" of Digicon for the purposes of United States federal or state securities law). Digicon will in good faith expeditiously take all such actions and do all such things as are necessary to cause all shares of Digicon Common Stock to be delivered pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time.

                (k)  RESERVATION OF SHARES OF DIGICON COMMON STOCK.

                     Digicon hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of Digicon Common Stock (i) as is equal to the sum of (A) the number of Exchangeable Shares issued and outstanding from time to time and (B) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (ii) as are now and may hereafter be required to enable and permit Veritas to meet its obligations hereunder, under the Restated Certificate of Incorporation of Digicon, under the Support Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to the Arrangement with respect to which Digicon may now or hereafter be required to issue shares of Digicon Common Stock.

                (l)  AUTOMATIC EXCHANGE ON LIQUIDATION OF DIGICON.

                        (i) Digicon will give the Trustee written notice of
                            each of the following events at the time set forth below:

                            (A) in the event of any determination by the board of directors of the Digicon to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Digicon or to effect any other distribution of assets of Digicon among its stockholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

                            (B) immediately, upon the earlier of (I) receipt by Digicon of notice of and (II)
                                 Digicon otherwise becoming aware of any
                                 threatened or  instituted claim, suit,
                                 petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Digicon or to effect any other distribution of assets of Digicon among its stockholders for the purpose of winding-up its affairs.

                       (ii) Immediately following receipt by the Trustee
                            from Digicon of notice of any event (a "Liquidation Event") contemplated by Section 5(l)(i) above, the Trustee will give notice thereof to the Holders. Such notice will be provided by Digicon to the Trustee and shall include a brief description of the automatic exchange of Exchangeable Shares for shares of Digicon Common Stock provided for in
                            Section 5(l)(iii) below.

                      (iii) In order that the Holders will be able to
                            participate on a PRO RATA basis with the holders of Digicon Common Stock in the distribution of assets of Digicon in connection with a Liquidation Event, immediately prior to the effective time (the "Liquidation Event Effective Time") of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for shares of Digicon Common Stock. To effect such automatic exchange, Digicon shall be deemed to have purchased each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Time and held by Holders, and each Holder shall be deemed to have sold the Exchangeable Shares held by it at such time, for a purchase price per share equal to the Exchangeable Share Price applicable at such time. In connection with such automatic exchange, Digicon will provide to the Trustee an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share.


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

                       (iv) The closing of the transaction of purchase and
                            sale contemplated by Section 5(l)(iii) above shall be deemed to have occurred immediately prior to the Liquidation Event Effective Time, and each Holder of Exchangeable Shares shall be deemed to have transferred to Digicon all of the Holder's right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and Digicon shall deliver to the Holder the Exchangeable Share Consideration deliverable upon the automatic exchange of Exchangeable Shares. Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the shares of Digicon
                            Common Stock issued to it pursuant to the automatic exchange of Exchangeable Shares for Digicon Common Stock and the certificates held by the Holder previously representing the Exchangeable Shares exchanged by the Holder with Digicon pursuant to such automatic exchange shall thereafter be deemed to represent the shares of Digicon Common Stock issued to the Holder by Digicon pursuant to such automatic exchange. Upon the request of a Holder and the surrender by the Holder of Exchangeable Share certificates deemed to represent shares of Digicon Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as Digicon may reasonably require, Digicon shall deliver or cause to be delivered to the Holder certificates representing the shares of Digicon Common Stock of which the Holder is the holder. Notwithstanding the foregoing until each Holder is actually entered on the register of holders of Digicon Common Stock, such Holder shall be deemed to still be a holder of the transferred Exchangeable Shares for purposes of all voting rights with respect thereto under this agreement.

6.   RESTRICTIONS ON ISSUANCE OF DIGICON SPECIAL VOTING STOCK

                During the term of this agreement, Digicon will not issue any shares of Digicon Special Voting Stock in addition to the Voting Share.

7.   CONCERNING THE TRUSTEE

                (a) POWERS AND DUTIES OF THE TRUSTEE. The rights, powers and authorities of the Trustee under this agreement, in its capacity as trustee of the Trust, shall include:

                        (i) receipt and deposit of the Voting Share from
                            Digicon as trustee for and on behalf of the Holders in accordance with the provisions of this agreement;

                       (ii) granting proxies and distributing materials to
                            Holders as provided  in this agreement;

                      (iii) voting the Holder Votes in accordance with
                            the provisions of this  agreement;

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


                       (iv) receiving the grant of the Exchange Right and
                            the Automatic Exchange Rights from Digicon as trustee for and on behalf of the Holders in accordance with the provisions of this agreement;

                        (v) exercising the Exchange Right and enforcing the
                            benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this agreement, and in connection therewith receiving from Holders Exchangeable Shares and other requisite documents and distributing to such Holders the shares of Digicon Common Stock and cheques, if any, to which such Holders are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

                       (vi) holding title to the Trust Estate;

                      (vii) investing any moneys forming, from time to
                            time, a part of the Trust Estate as provided in this agreement;

                     (viii) taking action at the direction of a Holder
                            or Holders to enforce the obligations of Digicon under this agreement; and

                       (ix) taking such other actions and doing such other
                            things as are specifically provided in this agreement.

                In the exercise of such rights, powers and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers and authority not in conflict with any of the provisions of this agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this agreement.

                The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith with a view to the best interests of the Holders and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

                The Trustee shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee and in the absence of such notice the Trustee may for all purposes of this agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.


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
                (b) NO CONFLICT OF INTEREST. The Trustee represents to Veritas and Digicon that at the date of execution and delivery of this agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such a material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10 hereof. If, notwithstanding the foregoing provisions of this Section 7(b), the Trustee has such a material conflict of interest, the validity and enforceability of this agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 7(b), any interested party may apply to the Alberta Court of Queen's Bench an order that the Trustee be replaced as trustee hereunder.

                (c) DEALINGS WITH TRANSFER AGENTS, REGISTRARS, ETC. Veritas and Digicon irrevocably authorize the Trustee, from time to time, to:

                        (i) consult, communicate and otherwise deal with
                            the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Digicon Common Stock; and

                       (ii) requisition, from time to time, (A) from any
                            such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this agreement and (B) from the transfer agent of Digicon Common Stock, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights in the manner specified in Article 5 hereof.

                Veritas and Digicon irrevocably authorize their respective registrars and transfer agents to comply with all such requests. Digicon covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights, in each case pursuant to
                Article 5 hereof.

                (d) BOOKS AND RECORDS. The Trustee shall keep available for inspection by Digicon and Veritas, at the Trustee's principal office in Calgary, Alberta, correct and complete books and records of account relating to the Trustee's actions under this agreement, including without limitation all information relating to mailings and instructions to and from Holders and all transactions pursuant to the Voting Rights, the Exchange Right and the Automatic Exchange Rights for the term of this agreement. On or before June 30, 1997, and on or before June 30 in every year thereafter, so long as the Voting Share is on deposit with the Trustee, the Trustee shall transmit to Digicon and Veritas a brief report, dated as of the preceding March 31, with respect to:

                        (i) the property and funds comprising the Trust
                            Estate as of that date;


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

                       (ii) the number of exercises of the Exchange Right,
                            if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Holders in consideration of the issue and delivery by Digicon of shares of Digicon Common Stock in connection with the Exchange Right, during the calendar year ended on such date; and

                      (iii) all other actions taken by the Trustee in the
                            performance of its duties under this agreement which it had not previously reported.

                (e) INCOME TAX RETURNS AND REPORTS. The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded and, in connection therewith, may obtain the advice and assistance of such experts as the Trustee may consider necessary or advisable. If requested by the Trustee, Digicon shall retain such experts for purposes of providing such advice and assistance.

                (f) INDEMNIFICATION PRIOR TO CERTAIN ACTIONS BY TRUSTEE. The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this agreement at the request, order or direction of any Holder upon such Holder furnishing to the Trustee reasonable funding, security and indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Holder shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Voting Share pursuant to
                     Article 4 hereof, subject to Section 7(o) hereof, and with respect to the Exchange Right pursuant to Article 5 hereof, subject to Section 7(o) hereof, and with respect to the Automatic Exchange Rights pursuant to Article 5 hereof.

                     None of the provisions contained in this agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities unless funded, given funds, security and indemnified as aforesaid.

                (g) ACTIONS BY HOLDERS. No Holder shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Holder has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security and indemnity referred to in Section 7(f) hereof and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Holder shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Holders shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or under the

                     Voting Rights, the Exchange Right or the Automatic Exchange Rights, except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Holders.

                (h) RELIANCE UPON DECLARATIONS. The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder and such lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents comply with the provisions of
                     Section 7(i) hereof, if applicable, and with any other applicable provisions of this agreement.

                (i)  EVIDENCE AND AUTHORITY TO TRUSTEE.
                     Veritas and/or Digicon shall furnish to the Trustee evidence of compliance with the conditions provided for in this agreement relating to any action or step required or permitted to be taken by Veritas and/or Digicon or the Trustee under this agreement or as a result of any obligation imposed under this agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of Veritas and/or Digicon forthwith if and when:

                        (i) such evidence is required by any other section
                            of this agreement to be furnished to the Trustee in accordance with the terms of this Section 7(i); or

                       (ii) the Trustee, in the exercise of its rights,
                            powers, duties and authorities under this agreement, gives Veritas and/or Digicon written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

                      Such evidence shall consist of an Officer's Certificate of Veritas and/or Digicon or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this agreement.

                      Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Rights, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Veritas and/or Digicon it shall be in the form of an Officer's Certificate or a statutory declaration.

                      Each statutory declaration, certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this agreement shall include a statement by the person giving the evidence:

                      (iii) declaring that he has read and understands
                            the provisions of this agreement relating to the condition in question:

                       (iv) describing the nature and scope of the
                            examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

                        (v) declaring that he has made such examination or
                            investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

                (j)  EXPERTS, ADVISERS AND AGENTS.  The Trustee may:

                        (i) in relation to these presents act and rely on
                            the opinion or advice of or information obtained from or prepared by any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Veritas and/or Digicon or otherwise, and may employ such assistants as may be necessary to the proper determination and discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

                       (ii) employ such agents and other assistants as it
                            may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the determination and discharge of its duties hereunder and in the management of the Trust.

                (k)  INVESTMENT OF MONEYS HELD BY TRUSTEE.
                     Unless otherwise provided in this agreement, any moneys held by or on behalf of the Trustee which under the terms of this agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Alberta, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of Veritas. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Veritas, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.


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

                (l)  TRUSTEE NOT REQUIRED TO GIVE SECURITY.
                     The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this agreement or otherwise in respect of the premises.

                (m)  TRUSTEE NOT BOUND TO ACT ON REQUEST.
                     Except as in this agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Veritas and/or Digicon or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

                (n)  AUTHORITY TO CARRY ON BUSINESS.  The
                     Trustee represents to Veritas and Digicon that at the date of execution and delivery by it of this agreement it is authorized to carry on the business of a trust company in the Province of Alberta but if, notwithstanding the provisions of this Section 7(n), it ceases to be so authorized to carry on business, the validity and enforceability of this agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in the Province of Alberta, either become so authorized or resign in the manner and with the effect specified in Article 10 hereof.

                (o)  CONFLICTING CLAIMS.  If conflicting
                     claims or demands are made or asserted with respect to any interest of any Holder in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Holder in any Exchangeable Shares resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claim or demand. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

                        (i) the rights of all adverse claimants with
                            respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

                       (ii) all differences with respect to the Voting
                            Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement.


                      If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate fully to indemnify it as between all conflicting claims or demands.

                (p) ACCEPTANCE OF TRUST. The Trustee hereby accepts the Trust created and provided for by and in this agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Holders, subject to all the terms and conditions herein set forth.

8.   COMPENSATION

                (a) Digicon and Veritas jointly and severally agree to pay to the Trustee reasonable compensation for all of the services rendered by it under this agreement and will reimburse the Trustee for all reasonable expenses (including but not limited to taxes, compensation paid to experts, agents and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its rights and duties under this agreement; provided that Digicon and Veritas shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence or willful misconduct.

9.   INDEMNIFICATION AND LIMITATION OF LIABILITY

                (a) INDEMNIFICATION OF THE TRUSTEE. Digicon and Veritas jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this agreement (collectively, the "Indemnified Parties") against all claims, losses, damages, costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel on a solicitor and his own client basis) which, without fraud, negligence, willful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this agreement, or any written or oral instructions delivered to the Trustee by Digicon or Veritas pursuant hereto. In no case shall Digicon or Veritas be liable under this indemnity for any claim against any of the Indemnified Parties unless Digicon and Veritas shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii), below, Digicon and Veritas shall be entitled to participate at their own expense in the defense and, if Digicon or Veritas so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Digicon or Veritas, such authorization not to be unreasonably withheld; or
                     (ii) the named parties to any such suit include both the Trustee and Digicon or Veritas and the Trustee shall have been advised by counsel acceptable to Digicon or Veritas that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to Digicon or Veritas and that an actual or potential conflict of interest exists (in which case Digicon and Veritas shall not have the right to assume the defense of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee).

                (b)  LIMITATION OF LIABILITY.  The Trustee
                     shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this agreement, except to the extent that such loss is attributable to the fraud, negligence, willful misconduct or bad faith on the part of the Trustee.

10.  CHANGE OF TRUSTEE

                (a) RESIGNATION. The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Digicon and Veritas specifying the date on which it desires to resign, provided that such notice shall never be given less than 60 days before such desired resignation date unless Digicon and Veritas otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Digicon and Veritas shall promptly appoint a successor trustee by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing acceptance by a successor trustee, a successor trustee may be appointed by an order of the Alberta Court of Queen's Bench upon application of one or more of the parties hereto.

                (b)  REMOVAL.  The Trustee, or any trustee
                     hereafter appointed, may be removed with or without cause, at any time on 60 days' prior notice by written instrument executed by Digicon and Veritas, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee, provided that, in connection with such removal, provision is made for a replacement trustee similar to that contemplated in
                     Section 10(a).

                (c) SUCCESSOR TRUSTEE. Any successor trustee appointed as provided under this agreement shall execute, acknowledge and deliver to Digicon and Veritas and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this agreement, with like effect as if originally named as trustee in this agreement. However, on the written request of Digicon and Veritas or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Digicon, Veritas and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

                (d)  NOTICE OF SUCCESSOR TRUSTEE.  Upon
                     acceptance of appointment by a successor trustee as provided herein, Digicon and Veritas shall cause to be mailed notice of the succession of such trustee hereunder to each Holder specified in a List. If Digicon or Veritas shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Digicon and Veritas.

11.  DIGICON SUCCESSORS

                (a)  CERTAIN REQUIREMENTS IN RESPECT OF
                     COMBINATION, ETC. Digicon shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

                        (i) such other Person or continuing corporation
                            (the "Digicon Successor"), by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction an agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee and in the opinion of legal counsel to the Trustee are necessary or advisable to evidence the assumption by the Digicon Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Digicon Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Digicon under this agreement; and

                       (ii) such transaction shall, to the satisfaction of
                            the Trustee and in the opinion of legal counsel to the Trustee, be upon such terms as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Holders hereunder.

                (b) VESTING OF POWERS IN SUCCESSOR. Whenever the conditions of Section 11(a) hereof have been duly observed and performed, the Trustee, if required, by
                     Section 11(a) hereof, the Digicon Successor and Veritas shall execute and deliver the supplemental agreement provided for in Article 12 hereof and thereupon the Digicon Successor shall possess and from time to time may exercise each and every right and power of Digicon under this agreement in the name of Digicon or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors of Digicon or any officers of Digicon may be done and performed with like force and effect by the directors or officers of such Digicon Successor.

                (c)  WHOLLY-OWNED SUBSIDIARIES.  Nothing
                     herein shall be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of Digicon with or into Digicon or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Digicon provided that all of the assets of such subsidiary are transferred to Digicon or another wholly-owned subsidiary of Digicon, and any such transactions are expressly permitted by this Article 11.

12.  AMENDMENTS AND SUPPLEMENTAL AGREEMENTS

                (a)  AMENDMENTS, MODIFICATIONS, ETC.  This
                     agreement may not be amended or modified except by an agreement in writing executed by Veritas, Digicon and the Trustee and approved by the Holders in accordance with
                     Section 9.2 of the Exchangeable Share Provisions.

                (b) MINISTERIAL AMENDMENTS. Notwithstanding the provisions of Section 12(a) hereof, the parties to this agreement may in writing, at any time and from time to time, without the approval of the Holders, amend or modify this agreement for the purposes of:

                        (i) adding to the covenants of any or all of the
                            parties hereto for the protection of the Holders hereunder;

                       (ii) making such amendments or modifications not
                            inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of Digicon and Veritas and in the opinion of the Trustee and its counsel, having in mind the best interests of the Holders as a whole, it may be expedient to make, provided that such boards of directors and the Trustee and its counsel shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Holders as a whole; or

                      (iii) making such changes or corrections which, on
                            the advice of counsel to Veritas, Digicon and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee and its counsel and the board of directors of each of Veritas and Digicon shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the Holders as a whole.

                (c) MEETING TO CONSIDER AMENDMENTS. Veritas, at the request of Digicon, shall call a meeting or meetings of the Holders for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of Veritas, the Exchangeable Share Provisions and all applicable laws.

                (d)  CHANGES IN CAPITAL OF DIGICON AND
                     VERITAS. At all times after the occurrence of any event effected pursuant to Section 2(g) or Section 2(h) of the Support Agreement, as a result of which either Digicon Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Digicon Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

                (e) EXECUTION OF SUPPLEMENTAL AGREEMENTS. No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time Veritas (when authorized by a resolution of its Board of Directors), Digicon (when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

                        (i) evidencing the succession of any Digicon
                            Successors to Digicon and the covenants of and obligations assumed by each such Digicon Successors in accordance with the provisions of Article 11 and the successor of any successor trustee in accordance with the provisions of Article 10;

                       (ii) making any additions to, deletions from or
                            alterations of the provisions of this agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee and its counsel, will not be prejudicial to the interests of the Holders as a whole or are in the opinion of counsel to the Trustee necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Digicon, Veritas, the Trustee or this agreement; and

                      (iii) for any other purposes not inconsistent with
                            the provisions of this agreement, including without limitation to make or evidence any amendment or modification to this agreement as contemplated hereby, provided that, in the opinion of the Trustee and its counsel, the rights of the Trustee and the Holders as a whole will not be prejudiced thereby.

13.  TERMINATION

                (a)  TERM.  The Trust created by this
                     agreement shall continue until the earliest to occur of the following events:

                        (i) no outstanding Exchangeable Shares are held by
                            a Holder;

                       (ii) each of Veritas and Digicon elects in writing
                            to terminate the Trust and such termination is approved by the Holders of the Exchangeable Shares in accordance with Section 9.2 of the Exchangeable Share Provisions; and

                      (iii) 21 years after the death of the last survivor
                            of the descendants of His Majesty King George VI of the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

                (b)  SURVIVAL OF AGREEMENT.  This agreement
                     shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Holder; provided, however, that the provisions of Articles 8 and 9 hereof shall survive any such termination of this agreement.

14.  GENERAL

                (a)  SEVERABILITY.  If any provision of this
                     agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

                (b)  INUREMENT.  This agreement shall be
                     binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Holders.

                (c)  NOTICES TO PARTIES.  All notices and
                     other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

                (i) if to Digicon at:


                Digicon Inc.
                3701 Kirby Drive, Suite 112
                Houston, Texas 77098
                Attention: President
                Telecopy:(713) 526-5611

                (ii)        if to Veritas at:

                Veritas Energy Services Inc.
                Suite 300, 615 - Third Avenue S.W.
                Calgary, Alberta T2P 0G6
                Attention: President
                Telecopy:(403) 266-9359

                (iii)if to the Trustee at:

                if by mail or delivery:

                The R-M Trust Company
                600 The Dome Tower
                333 - 7th Avenue S.W.
                Calgary, Alberta  T2P 2Z1
                Attention:  _______________
                Telecopy: (403) 232-2400

                Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

                (d)  NOTICE OF HOLDERS.  Any and all notices
                     to be given and any documents to be sent to any Holders may be given or sent to the address of such Holder shown on the register of Holders of Exchangeable Shares in any manner permitted by the Exchangeable Share Provisions and shall be deemed to be received (if given or sent in such manner) at the time specified in such Exchangeable Share Provisions, the provisions of which the Exchangeable Share Provisions shall apply mutatis mutandis to notices or documents as aforesaid sent to such Holders.

                (e)  RISK OF PAYMENTS BY POST.  Whenever
                     payments are to be made or documents are to be sent to any Holder by the Trustee, by Veritas or by Digicon or by such Holder to the Trustee or to Digicon or Veritas, the making of such payment or sending of such document sent through the post shall be at the risk of Veritas or Digicon, in the case of payments made or documents sent by the Trustee or Veritas or Digicon, and the Holder, in the case of payments made or documents sent by the Holder.

                (f)  COUNTERPARTS.  This agreement may be
                     executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                (g)  JURISDICTION.  This agreement shall be
                     construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

                (h)  ATTORNMENT.  Digicon agrees that any
                     action or proceeding arising out of or relating to this agreement may be instituted in the courts of Alberta, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and agrees not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints Veritas at its registered office in the Province of Alberta as Digicon's attorney for service of process.


     IN WITNESS WHEREOF, the parties hereby have caused this agreement to be duly executed as of the date first above written.


                                        DIGICON INC.


                                        Per:
                                            ------------------------------

                                            ------------------------------

                                        VERITAS ENERGY SERVICES INC.


                                        Per:
                                            ------------------------------

                                            ------------------------------


                                        THE R-M TRUST COMPANY

                                        Per:
                                            ------------------------------

                                            ------------------------------

                                   ANNEX H

May 9, 1996




Board of Directors
Digicon Inc.
3701 Kirby Drive
Houston, TX  77098

Gentlemen:

          Digicon Inc. (the "Company") and Veritas Energy Services Inc. ("Veritas") propose to enter into a Combination Agreement and Plan of Arrangement (the "Agreement") pursuant to which holders of Veritas common stock, no par value, (the "Veritas Shares") will receive exchangeable shares of Veritas (the "Exchangeable Shares") at a ratio of 0.80 Exchangeable Shares (the "Exchange Ratio") for each Veritas Share (the "Combination"). Each Exchangeable Share may, at the option of the holder, be exchanged for one share of Digicon common stock, par value $0.01 (the "Digicon Shares").

          You have asked us whether or not, in our opinion, the Exchange Ratio is fair to the holders of Digicon Shares from a financial point of view.

          In arriving at the opinion set forth below, we have, among other things:

          a) Reviewed, among other public information, the Company's Annual Reports, Forms 10-K and related financial information for the four fiscal years ended July 31, 1995 and the Company's Form 10-Q and the related unaudited financial information for the six months ended January 31, 1996;

          In preparing our opinion, we have relied on the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to us by or on the behalf of the Company and Veritas, and we have not independently verified such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the Company's and Veritas' respective managements, as to the future performance of the Company and Veritas, respectively. We have not undertaken, and have not been provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Veritas and have assumed that all liabilities (contingent or otherwise, known or unknown) of the Company and Veritas are as set forth in their respective consolidated financial statements. We have also assumed that the Combination will be accounted for under the pooling-of-interests method of accounting and that the Combination will be a tax-free reorganization. Our opinion is based upon the regulatory, general economic, market and monetary conditions existing on the date hereof.

          This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Combination. This opinion does not address the relative merits of the Combination and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Combination or the decision of the Board of Directors of the Company to proceed with the Combination. Furthermore, no opinion is expressed herein as to the price at which the Exchangeable Shares or the Digicon Shares may trade at any time.

          This opinion has been prepared at the request and for the use of the Board of Directors of the Company in connection with the Combination and shall not be reproduced, summarized, described or referred to, provided to any other person or otherwise made public, without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in the Proxy Statement.

          PaineWebber Incorporated is currently acting as financial advisor to the Company in connection with the Combination and will receive a fee upon the delivery of this opinion and upon consummation of the Combination. In the past, PaineWebber Incorporated and its affiliates have provided investment banking services to the Company and have received fees for rendering these services. PaineWebber Incorporated may provide financial advisory or other investment banking services to the Company in the future.

          In the ordinary course of our business, we may trade the securities of the Company and Veritas for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

          On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Digicon Shares from a financial point of view.


                                        Very truly yours,

                                        PAINEWEBBER INCORPORATED

                                    ANNEX I

                                  May 8, 1996



The Board of Directors
Veritas Energy Services Inc.
Suite 300
615 Third Avenue S.W.
Calgary, Alberta
Canada  T2P 0G6

Gentlemen:

          We understand that Veritas Energy Services Inc., an Alberta corporation, ("Veritas") and Digicon Inc., a Delaware Corporation, ("Digicon") propose to enter into a Combination Agreement, anticipated to be dated as of May 10, 1996 (the "Agreement") pursuant to which holders of Veritas common shares ("Veritas Common Shares") will receive securities of Veritas (the "Exchangeable Shares") in exchange for their Veritas Common Shares at a ratio (the "Exchange Ratio") of 0.8 Exchangeable Shares for each Veritas Common Share. Generally, each Exchangeable Share may, at the option of the holder, be exchanged for one share of Digicon common stock, $.01 par value, ("Digicon Common Stock"). In addition, the Exchangeable Shares will be subject to (i) mandatory redemption by Veritas at the time specified in the Agreement and (ii) the limited right to purchase by Digicon in the circumstances set forth in the Agreement. The proposed transaction (the "Transaction") is intended (i) to be a tax-deferred reorganization of capital of Veritas under Section 86 of the Income Tax Act (Canada) for those Veritas shareholders who hold the Veritas Common Shares on capital account; (ii) to be a tax-free reorganization within the meaning of section 368 (a) of the United States Internal Revenue Code of 1986, as amended; and (iii) to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board. The terms and conditions of the Transaction are more fully detailed in the Agreement.

          You have asked us whether, in our opinion, the consideration to be received by the Veritas shareholders in the Transaction is fair to such shareholders from a financial point of view.

The Board of Directors
Veritas Energy Services Inc.
May 8, 1996
Page 2



          In arriving at our opinion, we have reviewed a draft of the Agreement dated May 1, 1996 and certain publicly available business and financial information concerning Veritas and Digicon. We have also reviewed certain other information, including financial forecasts, provided to us by Veritas and Digicon, and have met with the managements of Veritas and Digicon to discuss the business and prospects of Veritas and Digicon, both individually and as a combined entity.

          We have reviewed the terms of the Transaction in relation to, among other things: current and historical market prices and trading volume of the Veritas Common Shares and the Digicon Common Stock; the respective companies' cash flow, net income and book value per share; the capitalization and financial condition of Veritas and Digicon; the pro forma financial impact of the Transaction on Veritas and Digicon, including the potential relative ownership of the Digicon Common Stock after the Transaction by the current shareholders of Veritas and Digicon; and, to the extent publicly available, the terms of recent merger and acquisition transactions involving comparable companies. In addition, we have reviewed the merger premiums paid in recent stock-for-stock acquisitions of public companies generally, and energy industry companies and oilfield services industry companies in particular. We have also analyzed certain financial, stock market and other publicly available information relating to the business of other public companies whose operations we consider comparable to the operations of Veritas and Digicon. In addition to the foregoing, we have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant in arriving at our opinion.

          In connection with our review, we have not independently verified any of the foregoing information, and we have relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Veritas and Digicon as to the future financial performance of Veritas and Digicon, respectively. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Veritas and Digicon, nor have we been furnished with any such evaluations or appraisals. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Transaction, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the proposed Transaction. Our opinion is based necessarily upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

The Board of Directors
Veritas Energy Services Inc.
May 8, 1996
Page 3



          Rauscher Pierce Refsnes, Inc. as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Veritas, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for rendering this opinion. In the ordinary course of our business, we may actively trade the securities of Veritas and Digicon for our own account and for the account0s of customers and, accordingly, may at any time hold a long or short position in such securities.

          It is understood that this letter is for the information of the Board of Directors of Veritas in connection with its consideration of the Transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Rauscher Pierce Refsnes, Inc.'s prior written consent, which will not be unreasonably withheld. We understand that this letter will be reprinted in its entirety in the proxy statement sent to the shareholders of Veritas and Digicon in connection with the Transaction and that we will have the opportunity to review and comment on all descriptions thereof in such proxy statement prior to the filing with the Securities and Exchange Commission and prior to its dissemination to shareholders.

          Based upon and subject to the foregoing, our experience as investment bankers, our work described above and other factors we deemed relevant, we are of the opinion that the consideration to be received by the Veritas shareholders in the Transaction is fair to such shareholders from a financial point of view.


                                        Very truly yours,

                                        RAUSCHER PIERCE REFSNES, INC.



                                        By:
                                           -----------------------------------
                                            Joseph P. Cunningham
                                            Managing Director

                                    ANNEX J

             SECTION 184 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)


184(1)   Subject to sections 185 and 234, a holder of shares of any class of a corporation may dissent if the corporation resolves to

         (a) amend its articles under section 167 and 168 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

         (b) amend its articles under section 167 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

         (c)     amalgamate with another corporation, otherwise than under
                 section 178 or 180.1,

         (d)     be continued under the laws of another jurisdiction under
                 section 182, or

         (e) sell, lease or exchange all or substantially all its property under section 183.

(2) A holder of shares of any class of series of shares entitled to vote under section 170, other than section 170(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3)      In addition to any other right he may have, but subject to subsection
(20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted.

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5) A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

         (a) at or before any meeting of shareholders at which the resolution is to be voted on, or

         (b) if the corporation did not send notice to the shareholder of the purpose of the meeting or of his right to dissent, within a reasonable time after he learns that the resolution was adopted and of his right to dissent.

(6) An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2),

         (a)     by the corporation, or

         (b) by a shareholder if he has sent an objection to the corporation under subsection (5), to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section.

(7) If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, sends to each dissenting shareholder a written offer to pay him an amount considered by the directors to be the fair value of the shares.

(8)      Unless the Court otherwise orders, an offer referred to in subsection
(7) shall be sent to each dissenting shareholder

         (a) at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

         (b) within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

(9)      Every offer made under subsection (7) shall

         (a)     be made on the same terms, and

         (b) contain or be accompanied by a statement showing how the fair value was determined.

(10) A dissenting shareholder may make an agreement with the corporation for the purchase of his shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11)     A dissenting shareholder

         (a) is not required to give security for costs in respect of an application under subsection (6), and

         (b) expect in special circumstances shall not be required to pay the costs of the application or appraisal.

(12) In connection with an application under subsection (6), the Court may give directions for

         (a) joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

         (b) the trial of issues and interlocutory matters, including pleadings and examination for discovery,

         (c) the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

         (d) the deposit of the share certificates with the Court or with the corporation or its transfer agent,

         (e) the appointment and payment of independent appraisers, and the procedures to be followed by them,

         (f)     the service of documents, and

         (g)     the burden of proof on the parties.

(13)     On an application under subsection (6), the Court shall make an order

         (a) fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

         (b) giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders, and

         (c) fixing the time within which the corporation must pay that amount to a shareholder.

(14)     On

         (a) the action approved by the resolution from which the shareholder dissents becoming effective,

         (b) the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for his shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise, or

         (c)     the pronouncement of an order under subsection (13),

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be,

(15) Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16)     Until one of the events mentioned in subsection (14) occurs,

         (a)     the shareholder may withdraw his dissent, or

         (b) the corporation may rescind the resolution, and in either event proceedings under this section shall be discontinued.

(17) The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection
(14) until the date of payment.

(18) If subsection (20) applies, the corporation shall, within 10 days after

         (a)     the pronouncement of an order under subsection (13), or

         (b) the making of an agreement between the shareholder and the corporation as to the payment to be made for his shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19) Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw his notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder, failing which he retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of the creditors of the corporation but in priority to its shareholders.

(20) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

         (a) the corporation is or would after the payment be unable to pay its liabilities as they become due, or

         (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

           PROXY                                            DIGICON INC.
                                                          3701 KIRBY DRIVE
                                                        HOUSTON, TEXAS  77098


 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF
                   STOCKHOLDERS TO BE HELD ON JULY 30, 1996

         The undersigned stockholder of Digicon Inc. (the "Company") hereby appoints each of Stephen J. Ludlow and Richard W. McNairy attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Special Meeting of Stockholders of the Company to be held at the offices of the Company, 3701 Kirby Drive, Houston, Texas 77098, on July 30, 1996, at 9:00 a.m., central time, and at any adjournments of said meeting, all of the shares of Common Stock which the undersigned may be entitled to vote.


1.       APPROVAL OF TRANSACTION EFFECTING COMBINATION
         WITH VERITAS ENERGY SERVICES INC.

         [ ]   FOR                [ ]   AGAINST             [ ]   ABSTAIN


2.       APPROVAL OF THE RECAPITALIZATION PLAN:

         [ ]   FOR                [ ]   AGAINST             [ ]   ABSTAIN


                            CONTINUED ON OTHER SIDE

                           CONTINUED FROM OTHER SIDE

 3. In their discretion, upon such other matters as may properly come before the meeting; hereby revoking any proxy or proxies regarding such matters heretofore given by the undersigned.

 The board of directors recommends a vote FOR each proposal above and if no specification is made, the shares will be voted FOR approval of the Transaction and FOR approval of the Recapitalization Plan. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement furnished herewith.


                                        Dated ............................, 1996


                                        ........................................
                                                 Stockholder's Signature


                                        ........................................
                                                 Stockholder's Signature


Signature should agree with name printed hereon. If Stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

               PLEASE SIGN AND RETURN IN THE ENVELOPE ENCLOSED

                              INSTRUMENT OF PROXY

           FOR THE SPECIAL MEETINGS OF SHAREHOLDERS AND OPTIONHOLDERS
                          TO BE HELD ON JULY 30, 1996

                      THIS PROXY IS SOLICITED ON BEHALF OF
                 THE MANAGEMENT OF VERITAS ENERGY SERVICES INC.



         The undersigned shareholder or optionholder of VERITAS ENERGY SERVICES, INC. ("Veritas") hereby appoints DAVID B. ROBSON, President and a Director, or failing him, LAWRENCE C. FICHTNER, Executive Vice President and a Director, both of the City of Calgary, in the Province of Alberta, or instead of either of them ________________________________________ _________ as proxyholder, with full power of substitution, to attend and act for or on behalf of the undersigned at the SPECIAL Meetings (the "Meeting") of the shareholders and optionholders of Veritas to be held at Calgary, Alberta on Tuesday, July 30, 1996 at 9:00 in the forenoon, local time, and at any adjournment thereof and, without limiting the power granted hereby, directs that the shares registered in the name of the undersigned be voted as follows:

1. For [ ] or AGAINST [ ] the special resolution to approve an arrangement under section 186 of the Business Corporations Act (Alberta), all as more particularly described in the Joint Management Information Circular and Proxy Statement of Veritas and Digicon Inc. dated June 27, 1996.

2. At the discretion of the said proxyholder, to vote upon any amendment or variation of the above matters or any other matter which may properly come before the Meeting or any adjournment thereof.


         I hereby remove any proxies previously given.

 DATED this ________ day of ___________, 1996.                   The shares or options represented by this
                                                        Proxy will be voted as directed in the spaces
                                                        provided above.  If no direction is given, this
                                                        Proxy shall vote "For" , as more particularly
                                                        described in the Joint Management Information
                                                        Circular and Proxy Statement of Veritas and Digicon
                                                        Inc. dated June ____, 1996.

                                                                 Each shareholder or optionholder has the
 ---------------------------------------------------    right to appoint a person, who need not be a
     (Signature of Shareholder or Optionholder)         shareholder or optionholder of Veritas, to attend
                                                        and act for him and on his behalf at the Meeting,
                                                        other than the persons designated above.  To
                                                        exercise such rights, the names of the persons
                                                        designated by the management to act should be
                                                        crossed out and the name of the shareholder's or
                                                        optionholder's appointee should be legibly printed
                                                        in the blank space provided.

 ---------------------------------------------------                             (For notes, please see over)
 (Name of Shareholder or Optionholder - Please Print)



Notes:

1. If the appointer is a corporation, its corporate seal must be affixed and it must be signed by an officer or attorney thereof duly authorized.

2. This Proxy must be dated and the signature of the Proxy should be exactly the same as the name to which the shares or options are duly registered.

3. Persons signing as executors, administrators, trustees, etc., should so indicate. Only holders of shares or options of record at the close of business on June 25, 1996 are entitled to vote at the Meeting.

4. This Proxy must be deposited at the office of Corporate Shareholder Services, Inc., Suite 1485, 550 Sixth Avenue S.W., Calgary, Alberta T2P OS2 not later than the close of business on the day preceding the date of the Meeting.